Filed pursuant to Rule 424(b)(2)

Registration No. 333-179763

CALCULATION OF REGISTRATION FEE

Class of securities offered	Aggregate offering price	Amount of registration fee
Mandatory Convertible Subordinated Debt Securities due 2016	$2,250,000,000	$306,900(1)
Ordinary Shares	(2)	(2)

(1)	The filing fee of $306,900 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	No additional consideration will be received for the ordinary shares issuable upon conversion of the notes. Pursuant to Rule 457(i) under the Securities Act, no additional registration fee is required.

Filed pursuant to Rule 424(b)(2)
Registration No. 333-179763

Prospectus Supplement

(To prospectus dated January 9, 2013)

$2,250,000,000

6.00% Mandatorily Convertible Subordinated Notes due 2016

ArcelorMittal (the “Issuer”, “we”, “ArcelorMittal” or the “Company”) is offering $2,250,000,000 aggregate principal amount of 6.00% Mandatorily Convertible Subordinated Notes due 2016 (the “Notes”) that are mandatorily convertible into up to 134,328,600 new or existing ordinary shares (with no par value) of the Issuer (the “Shares”). See “Description of the Notes.” Each Note has a nominal value and a principal amount of $25.

The Notes will bear interest from, and including, January 16, 2013 at the rate of 6.00% per year, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on April 15, 2013, as described in this prospectus supplement, subject to our right to defer interest payments as more fully described in this prospectus supplement. Any such deferred payments will themselves bear interest at the same rate as the principal amount of the Notes.

On January 15, 2016 (the “Maturity Date”), unless previously converted or purchased and canceled, the Notes will be mandatorily converted into between 107,450,100 Shares and 134,328,600 Shares in the aggregate, subject to adjustments set forth in this prospectus supplement. The Maximum Conversion Ratio for the Notes will initially be 1.49254 Shares per $25 principal amount of Notes and the Minimum Conversion Ratio for the Notes will initially be 1.19389 Shares per $25 principal amount of Notes. During the Conversion Period (as defined herein), you may elect to convert your Notes (subject to certain exceptions described herein), in whole or in part, into Shares at the Minimum Conversion Ratio, together with a cash payment in respect of any Optionally Outstanding Payments (as defined herein). During the Conversion Period, the Issuer may elect to cause the conversion of the Notes, in whole but not in part, into Shares at the Maximum Conversion Ratio, together with a cash payment in respect of a Make-whole Amount (as defined herein), any Optionally Outstanding Payments and any other accrued and unpaid interest to, but excluding, the Settlement Date (as defined herein).

The Notes will also be mandatorily converted into Shares upon the occurrence of an Accelerated Mandatory Conversion Event, as more fully described under “Description of the Notes—Mandatory Conversion—Accelerated Mandatory Conversion.” In addition to the Shares to be delivered upon an Accelerated Mandatory Conversion Event, the Issuer will pay a Make-whole Amount, any Optionally Outstanding Payments and any other accrued and unpaid interest to, but excluding, the Settlement Date.

If a Relevant Event (as defined herein) occurs, you may elect to convert your Notes during the Special Voluntary Conversion Period (as defined herein) into Shares at the Maximum Conversion Ratio (in the event of a conversion in connection with a Public Offer (as defined herein)) or the Relevant Event Conversion Ratio (in the event of a conversion in connection with a Relevant Event that is not a Public Offer). In addition to the Shares to be delivered upon a conversion in connection with a Relevant Event, the Issuer will pay a Make-whole Amount, any Optionally Outstanding Payments and any other accrued and unpaid interest to, but excluding, the Settlement Date.

The Notes will be our direct, unsecured and subordinated obligations, and will rank in priority to the rights and claims of holders of our Junior Securities (as defined herein), pari passu with each other and with any Parity Securities (as defined herein), and junior to the claims of all of our Senior Creditors (as defined herein).

The Issuer will apply to list the Notes on the New York Stock Exchange (the “NYSE”), subject to satisfaction of the NYSE’s minimum equity listing standards with respect to the Notes. There can be no assurance that such requirement will be satisfied. If the Notes are approved for listing, the Issuer expects trading on the NYSE to begin within 30 calendar days after the Notes are first issued. The Shares are traded on the NYSE (symbol “MT”), the Luxembourg Stock Exchange (symbol “MT”), the NYSE Euronext European markets (Paris and Amsterdam) (symbol “MT”) and the stock exchanges of Madrid, Barcelona, Bilbao and Valencia (the “Spanish Stock Exchanges”) (symbol “MTS”). Shares to be delivered upon conversion of the Notes will be, at the option of the holder, either (i) ArcelorMittal New York Registry Shares, which are registered in a local shareholders’ register kept on behalf of the Company by Citibank, N.A. (or its successor), or (ii) ArcelorMittal European Registry Shares, which are registered in a local shareholders’ register kept on behalf of the Company by BNP Paribas Securities Services Amsterdam (or its successor) in The Netherlands or directly on the Company’s Luxembourg shareholders’ register without being held on the Company’s local shareholders’ register kept in The Netherlands.

Concurrently with this offering of Notes, the Issuer is making a public offering of 104,477,612 Shares. This offering of Notes is not contingent upon the completion of the concurrent Share offering.

See “Risk Factors” beginning on page S-16 of this prospectus supplement for a discussion of certain risks that you should consider in connection with an investment in the Notes and the Shares.

	Issue Price	Underwriting discounts	Proceeds, before expenses, to ArcelorMittal
Per Note	100%	1.04%	98.96%
Total	$2,250,000,000	$23,400,000	$2,226,600,000

Certain entities of the Mittal Family are purchasing $300 million aggregate principal amount of Notes in this offering and $300 million of our Shares in the concurrent Share offering. The underwriters will not receive any discounts and commissions relating to the Shares and the Notes purchased by the Mittal Family entities. As a result, on an aggregate basis from the two offerings, the Issuer will receive gross proceeds of $4,000 million and will pay aggregate underwriting commissions of $40.8 million (1.02% of the gross proceeds), for net proceeds before expenses of $3,959 million. In addition, the Issuer may pay a discretionary fee of up to 0.425% of the gross proceeds of the two offerings.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the Notes and the Shares in book-entry form will be made on or about January 16, 2013 through The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream, Luxembourg (“Clearstream”) and the Euroclear System (“Euroclear”) (as participants in DTC).

Sole Global Coordinator and Joint Bookrunner

Goldman, Sachs & Co.

Joint Bookrunners

BofA Merrill Lynch	Crédit Agricole CIB	Deutsche Bank

The date of this prospectus supplement is January 9, 2013.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free-writing prospectus we prepare or authorize. Neither we nor the underwriters have authorized anyone to give you any other information, and neither we nor the underwriters take any responsibility for any other information that others may give you. ArcelorMittal is not making an offer to sell these securities in any jurisdiction where the offer or sale are not permitted. This document may only be used where it is legal to sell these securities.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement. ArcelorMittal’s business, financial condition, results of operations and prospects may have changed since that date.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain forward-looking statements based on estimates and assumptions. This prospectus supplement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, statements concerning the business, future financial condition, results of operations and prospects of ArcelorMittal, including its subsidiaries. These statements usually contain the words “believes”, “plans”, “expects”, “anticipates”, “intends”, “estimates” or other similar expressions. For each of these statements, you should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although it is believed that the expectations reflected in these forward-looking statements are reasonable, there is no assurance that the actual results or developments anticipated will be realized or, even if realized, that they will have the expected effects on the business, financial condition, results of operations or prospects of ArcelorMittal.

These forward-looking statements speak only as of the date on which the statements were made, and no obligation has been undertaken to publicly update or revise any forward-looking statements made in this prospectus supplement, the accompanying prospectus or elsewhere as a result of new information, future events or otherwise, except as required by applicable laws and regulations. In addition to other factors and matters contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, it is believed that the following factors, among others, could cause actual results to differ materially from those discussed in the forward-looking statements:

•	recessions or prolonged periods of weak economic growth, either globally or in ArcelorMittal’s key markets;

•	risks relating to ongoing weakness of the Euro-zone economy, as well as ongoing concern over Euro-zone sovereign debt;

•	the risk that excessive capacity in the steel industry may weigh on the profitability of steel producers;

•	any volatility in the supply or prices of raw materials, energy or transportation, mismatches with steel price trends, or protracted low raw materials prices;

•	the risk of protracted low iron ore and steel prices or price volatility;

•	increased competition in the steel industry;

•

the risk that unfair practices in steel trade could negatively affect steel prices and reduce ArcelorMittal’s profitability, or that national trade restrictions could hamper ArcelorMittal’s access to key export markets;

•	increased competition from other materials, which could significantly reduce market prices and demand for steel products;

•	legislative or regulatory changes, including those relating to protection of the environment and health and safety;

•	laws and regulations restricting greenhouse gas emissions;

•	the risk that ArcelorMittal’s high level of indebtedness could make it difficult or expensive to refinance its maturing debt, incur new debt and/or flexibly manage its business;

•	risks relating to greenfield and brownfield projects;

•	risks relating to ArcelorMittal’s mining operations;

•

the fact that ArcelorMittal’s reserve estimates could materially differ from mineral quantities that it may be able to actually recover, that its mine life estimates may prove inaccurate and the fact that market fluctuations may render certain ore reserves uneconomical to mine;

S-iii

•	drilling and production risks in relation to mining;

•	rising extraction costs in relation to mining;

•	failure to manage continued growth through acquisitions;

•	a Mittal family trust’s ability to exercise significant influence over the outcome of shareholder voting;

•	any loss or diminution in the services of Mr. Lakshmi N. Mittal, ArcelorMittal’s Chairman of the Board of Directors and Chief Executive Officer;

•	the risk that the earnings and cash flows of ArcelorMittal’s operating subsidiaries may not be sufficient to meet future funding needs at the holding company level;

•

the risk that changes in assumptions underlying the carrying value of certain assets, including as a result of adverse market conditions, could result in impairment of tangible and intangible assets, including goodwill;

•	the risk that ArcelorMittal’s investment projects may add to its financing requirements;

•	ArcelorMittal’s ability to fund under-funded pension liabilities;

•	the risk of labor disputes;

•	economic policy, political, social and legal risks and uncertainties in certain countries in which ArcelorMittal operates or proposes to operate;

•	fluctuations in currency exchange rates, particularly the euro to U.S. dollar exchange rate, and the risk of impositions of exchange controls in countries where ArcelorMittal operates;

•	the risk of disruptions to ArcelorMittal’s manufacturing operations;

•	the risk of damage to ArcelorMittal’s production facilities due to natural disasters;

•	the risk that ArcelorMittal’s insurance policies may provide inadequate coverage;

•	the risk of product liability claims;

•	the risk of potential liabilities from investigations, litigation and fines regarding antitrust matters;

•	the risk that ArcelorMittal’s governance and compliance processes may fail to prevent regulatory penalties or reputational harm, both at operating subsidiaries and joint ventures;

•

the fact that ArcelorMittal is subject to an extensive, complex and evolving regulatory framework and the risk of unfavorable changes to, or interpretations of, the tax laws and regulations in the countries in which ArcelorMittal operates;

•	the risk that ArcelorMittal may not be able fully to utilize its deferred tax assets; and

•	the risk that ArcelorMittal’s reputation and business could be materially harmed as a result of data breaches, data theft, unauthorized access or successful hacking.

These factors are discussed in more detail in this prospectus supplement, including under “Risk Factors,” and in the documents incorporated by reference herein.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about ArcelorMittal and the Notes being offered. It may not contain all of the information that may be important to you. Before investing in the Notes, you should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus carefully for a more complete understanding of ArcelorMittal’s business and this offering.

ArcelorMittal Overview

ArcelorMittal, including its subsidiaries, is the world’s leading integrated steel and mining company. With an annual production capacity of approximately 125 million tonnes of crude steel, ArcelorMittal had sales of $45.2 billion, steel shipments of 43.9 million tonnes, crude steel production of 45.6 million tonnes, iron ore production of 33.4 million tonnes and coal production of 4.5 million tonnes in the six months ended June 30, 2012. ArcelorMittal had sales of approximately $94.0 billion, steel shipments of approximately 85.8 million tonnes, crude steel production of approximately 91.9 million tonnes, iron ore production of 65.2 million tonnes and coal production of 8.9 million tonnes for the year ended December 31, 2011. As of June 30, 2012, ArcelorMittal had approximately 255,000 employees.

ArcelorMittal is the largest steel producer in the Americas, Africa and Europe, and is the fourth largest producer in the CIS region, with a growing presence in Asia, including investments in China and India.

ArcelorMittal has steel-making operations in 20 countries on four continents, including 60 integrated, mini-mill and integrated mini-mill steel-making facilities. ArcelorMittal’s steel-making operations have a high degree of geographic diversification. Approximately 38% of its steel is produced in the Americas, approximately 46% is produced in Europe and approximately 16% is produced in other countries, such as Kazakhstan, South Africa and Ukraine. In addition, ArcelorMittal’s sales of steel products are spread over both developed and developing markets, which have different consumption characteristics. ArcelorMittal’s mining operations, present in North and South America, Africa, Europe and the CIS region, are integrated with its global steel-making facilities and are important producers of iron ore and coal in their own right.

ArcelorMittal produces a broad range of high-quality steel finished and semi-finished products. Specifically, ArcelorMittal produces flat steel products, including sheet and plate, long steel products, including bars, rods and structural shapes. ArcelorMittal also produces pipes and tubes for various applications. ArcelorMittal sells its steel products primarily in local markets and through its centralized marketing organization to a diverse range of customers in approximately 174 countries including the automotive, appliance, engineering, construction and machinery industries. The Company also produces various types of mining products including iron ore lump, fines, concentrate and sinter feed, as well as coking, PCI and thermal coal.

As a global steel producer, the Company is able to meet the needs of different markets. Steel consumption and product requirements clearly differ between developed markets and developing markets. Steel consumption in developed economies is weighted towards flat products and a higher value-added mix, while developing markets utilize a higher proportion of long products and commodity grades. To meet these diverse needs, the Company maintains a high degree of product diversification and seeks opportunities to increase the proportion of its product mix consisting of higher value-added products.

Corporate and Other Information

ArcelorMittal is a public limited liability company (société anonyme) that was incorporated under the laws of Luxembourg on June 8, 2001. ArcelorMittal is registered at the R.C.S. Luxembourg under number B 82.454.

The mailing address and telephone number of ArcelorMittal’s registered office are: 19, Avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg, tel: +352 4792-2652. ArcelorMittal’s agent for U.S. federal securities law purposes is ArcelorMittal USA Inc., 1 South Dearborn Street, 19th Floor, Chicago, Illinois 60603, United States of America.

THE OFFERING

The summary below describes the principal terms of the Notes and the offering. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement contains more detailed descriptions of the terms and conditions of the Notes.

Issuer	ArcelorMittal

Notes Offered	$2,250,000,000 aggregate principal amount of 6.00% Mandatorily Convertible Subordinated Notes due 2016 (the “Notes”) mandatorily convertible into new or existing ordinary shares of the Issuer. This corresponds to 90,000,000 Notes with a principal amount of $25 each.

Underlying Shares	Upon conversion, the Notes will be converted into new or existing shares (with no par value) of the Issuer (the “Shares”) (Bloomberg: MT:NA and Reuters: ISPA.AS). Shares to be delivered upon conversion of the Notes will be, at the option of the holder, either (i) ArcelorMittal New York Registry Shares, which are registered in a local shareholders’ register kept on behalf of the Company by Citibank, N.A. (or its successor), or (ii) ArcelorMittal European Registry Shares, which are registered in a local shareholders’ register kept on behalf of the Company by BNP Paribas Securities Services Amsterdam (or its successor) in The Netherlands or directly on the Company’s Luxembourg shareholders’ register without being held on the Company’s local shareholders’ register kept in The Netherlands.

Mittal Family Participation	Certain entities of the Mittal Family are purchasing $300 million aggregate principal amount of Notes in this offering and $300 million of our Shares in the concurrent Share offering at a public offering price of $16.75 per Share (corresponding to 17,910,448 Shares purchased in the concurrent share offering). Accordingly, following the completion of the combined offering, Mittal Family entities will own 39.63% of our outstanding voting Shares; assuming (i) no drawing under the share lending agreement between a Mittal Family entity and the Company and (ii) conversion of all Notes, this percentage would be 37.40% (assuming conversion of all Notes at the Maximum Conversion Ratio) or 37.77% (assuming conversion of all Notes at the Minimum Conversion Ratio). The underwriters will not receive any discounts and commissions relating to the Shares and Notes purchased by the Mittal Family entities.

Ranking	The obligations of the Issuer under the Notes constitute its direct, unsecured and subordinated obligations and will rank at all times pari passu without any preference or priority among themselves and will (subject to such exceptions as are from time to time mandatory under Luxembourg law) rank (a) in priority only to the rights and claims against the Issuer of the holders of “Junior Securities;” (b) pari passu with the rights and claims against the Issuer of the holders of any “Parity Securities;” and (c) junior to the rights and claims against the Issuer of the Issuer’s “Senior Creditors,” each as defined under “Description of the Notes—Ranking” in this prospectus supplement.

As of the Issue Date of the Notes, the only Parity Securities are the Issuer’s U.S.$650,000,000 Subordinated Perpetual Capital Securities issued on September 28, 2012 and the only Junior Securities are the Shares.

Issue Price	100% of the principal amount of the Notes (i.e. $25 per Note)

Minimum Conversion Price	$16.75 per Share (initially equal to the Share Reference Price)

Maximum Conversion Price	$20.94 per Share (equal to approximately 125% of the Minimum Conversion Price)

Share Reference Price	$16.75 per Share, which is the placement price per Share in the concurrent Share offering.

Maximum Conversion Ratio	Initially equal to 1.49254 Shares (being $25 divided by the Minimum Conversion Price), subject to adjustment as described in this prospectus supplement.

Minimum Conversion Ratio	Initially equal to 1.19389 Shares (being $25 divided by the Maximum Conversion Price), subject to adjustment as described in this prospectus supplement.

Issue Date	January 16, 2013

Maturity Date	January 15, 2016. On the Maturity Date, the Notes will be mandatorily converted into Shares based on the Relevant Conversion Ratio as described below.

Interest	The Notes will bear interest from the most recent date on which interest has been paid or, if none, January 16, 2013 at a rate of 6.00% per annum on the stated principal amount, payable quarterly in arrears on each January 15, April 15, July 15 and October 15 of each year (each, an “Interest Payment Date”), commencing on April 15, 2013, subject to deferral as described below.

Interest Deferral	Interest will be due and payable on each Interest Payment Date unless the Issuer elects not to pay such interest on such Interest Payment Date (which it may elect to do on any Interest Payment Date unless such Interest Payment Date is a Mandatory Interest Payment Date (as defined below)). Any such election not to pay interest shall not constitute a default of the Issuer, an Enforcement Event or any other breach of obligations under the Indenture or the Notes or for any other purpose.

Any interest not paid because of such an election of the Issuer will constitute “Optionally Deferred Payments.” Optionally Deferred Payments shall themselves bear interest at the same interest rate borne by the Notes (the “Additional Interest Amount”). Additional Interest Amounts will accrue from the Interest Payment Date on which such amounts were initially deferred, and will be compounded on subsequent Interest Payment Dates, quarterly, at the then-applicable interest rate on the Notes. The nominal amount of any Optionally Deferred Payments together with any Additional Interest Amount shall constitute “Optionally Outstanding Payments.”

The Issuer may pay outstanding Optionally Outstanding Payments (in whole but not in part) at any time upon giving not less than ten and not more than 15 Business Days’ notice to the holders in accordance with the Indenture (which notice will be irrevocable and will require the Issuer to pay the relevant Optionally Outstanding Payments on the payment date specified in such notice). All outstanding Optionally Outstanding Payments shall become due and payable (in whole but not in part) and shall be paid by the Issuer on any Mandatory Interest Payment Date.

“Mandatory Interest Payment Date” means the earliest of:

(i)	the date falling 10 Business Days after the date on which a Compulsory Payment Event has occurred;

(ii)	the next Interest Payment Date on which the Issuer elects to pay Optionally Outstanding Payments, so long as the Issuer has validly given not less than ten nor more than 15 Business Days’ notice as set forth under the Indenture;

(iii)	the date on which the Issuer fails to pay any amount due under the Notes other than pursuant to an election not to pay interest pursuant to “Description of the Notes—Interest—Optional Deferral of Interest Payments”;

(iv)	the date on which an Enforcement Event occurs;

(v)	the Settlement Date of any mandatory conversion of Notes; and

(vi)	the Settlement Date for any conversion of Notes during a Special Voluntary Conversion Period.

Mandatory Conversion on the Maturity Date	The Notes will only be redeemable by conversion into Shares and will not be redeemable in cash, except as described under “Description of the Notes—Enforcement Events” in this prospectus supplement.

Each Note not converted prior to the 25th Trading Day (as defined in this prospectus supplement) immediately preceding the Maturity Date will be mandatorily converted on the Maturity Date into a number of Shares equal to the Relevant Conversion Ratio. On the Settlement Date, the Issuer will, in addition, pay any Optionally Outstanding Payments and any other accrued and unpaid interest to, but excluding, the Settlement Date.

The “Relevant Conversion Ratio” equals the arithmetic average of the 20 Daily Relevant Conversion Ratios calculated on the basis of the Share Prices on each of the Trading Days during the 20 consecutive Trading Days immediately preceding the third Trading Day immediately preceding the Maturity Date.

“Share Price” means on any Trading Day the volume-weighted average price per Share on the Stock Exchange as reported on Bloomberg (or any successor service) under the page “MT:NA <equity> AQR”, converted into U.S. dollars using the rate provided by the European Central Bank on such Trading Day (as described in “Description of the Notes”).

“Stock Exchange” means the NYSE Euronext Amsterdam (or such other exchange as described in “Description of the Notes”).

For the purposes of calculating such arithmetic average, the “Daily Relevant Conversion Ratio” for a given Trading Day is determined as follows:

(i)	if the Share Price on such Trading Day is less than or equal to the Minimum Conversion Price, the Daily Relevant Conversion Ratio for such Trading Day will be equal to the Maximum Conversion Ratio on such Trading Day;

(ii)	if the Share Price on such Trading Day is greater than or equal to the Maximum Conversion Price, the Daily Relevant Conversion Ratio for such Trading Day will be equal to the Minimum Conversion Ratio on such Trading Day; and

(iii)	if the Share Price on such Trading Day is greater than the Minimum Conversion Price but less than the Maximum Conversion Price, the Daily Relevant Conversion Ratio for such Trading Day will be equal to $25 divided by the Share Price on such Trading Day.

The Minimum Conversion Price, the Maximum Conversion Price and, conversely, the Maximum Conversion Ratio and the Minimum Conversion Ratio are subject to adjustment upon the occurrence of certain events affecting the Shares in accordance with applicable anti-dilution and adjustment provisions (see “Description of the Notes—Conversion Price and Conversion Ratio Adjustment”).

Accelerated Mandatory Conversion	Upon the occurrence of an Accelerated Mandatory Conversion Event (as defined below) prior to the 25th Trading Day immediately preceding the Maturity Date, the Issuer will notify the holders, the trustee and the securities administrator in accordance with the Indenture, and each $25 principal amount of outstanding Notes will be mandatorily converted into Shares at the then prevailing Maximum Conversion Ratio and the Issuer will pay a cash amount equal to the sum of (i) the Make-whole Amount, (ii) any Optionally Outstanding Payments, and (iii) any other accrued and unpaid interest.

Accelerated Mandatory Conversion Events	(i)

The corporate credit rating of the Issuer from each of Moody’s Investors Service Limited (“Moody’s”), Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), and Fitch Ratings (“Fitch”), or any of their respective successors (each a “Rating Agency”), (x) falls below

Ba3 (in the case of Moody’s), BB- (in the case of S&P) and BB- (in the case of Fitch), as applicable, and the Issuer does not within a 30 day period subsequently receive a rating of Ba3/BB-/BB- (or higher), respectively, by at least one of the Rating Agencies, or (y) is withdrawn by all of the Rating Agencies, and is not reinstated to a rating of Ba3/BB-/BB- (or higher), respectively, by at least one of the Rating Agencies within a 30 day period subsequent to such withdrawal;

(ii)	The Issuer fails to pay any amount or deliver any Shares under the Notes within 30 days from the relevant due date;

(iii)	The Issuer fails duly to perform any other obligation arising under the terms of the Notes which failure is not capable of remedy or, if such failure is capable of remedy, such failure continues for more than 60 days. See “Description of the Notes.”

Make-whole Amount	An amount per Note calculated by the Calculation Agent and equal to the approximate value of the embedded option right that has not yet been compensated for up to the relevant Settlement Date, calculated pursuant to the following formula:

M =	A	×	c
t

where:

M = the Make-whole Amount;

A = $4.18;

c =	the number of days from, and including, the relevant Settlement Date to, but excluding, the Maturity Date; and

t =	the number of days from, and including, the Issue Date to, but excluding, the Maturity Date.

Early Mandatory Conversion at the Option of the Issuer	The Issuer may elect to cause the conversion of the Notes, in whole but not in part, into Shares at any time during the Conversion Period (as defined below) at the then prevailing Minimum Conversion Price by giving not less than 30 and not more than 60 days’ advance notice. Upon such early conversion of the Notes, the Issuer will pay to the holders a cash amount equal to the sum of (i) the Make-whole Amount, (ii) any Optionally Outstanding Payments, and (iii) any other accrued and unpaid interest.

Voluntary Conversion Right of the Holder	Each holder has the right to convert each of its Notes in whole or in part on any Business Day during the Conversion Period into a number of Settlement Shares equal to the Minimum Conversion Ratio.

Notwithstanding anything to the contrary herein, if a holder submits a Conversion Notice (or, in the case of a conversion of a beneficial interest in a Global Note initiated by the holder), the Issuer shall have the right within one Business Day to issue a notice of mandatory conversion for all outstanding Notes, in whole but not in part. In that case, all outstanding Notes (including such Notes submitted for voluntary conversion) will be converted into Settlement Shares at the Maximum Conversion Ratio, and the Issuer will, in addition, pay the Make-whole Amount, any Optionally Outstanding Payments and any other accrued and unpaid interest, all as described under “—Mandatory Conversion—Early Mandatory Conversion at the Option of the Issuer.”

In addition, and notwithstanding anything to the contrary herein, if the Issuer delivers a notice of mandatory conversion as described under “—Mandatory Conversion—Accelerated Mandatory Conversion” or “—Mandatory Conversion—Early Mandatory Conversion at the Option of the Issuer,” no holder may convert its Notes pursuant to the Voluntary Conversion Right.

“Conversion Period” means the period from, and including, the Issue Date to, and including, the earlier of the following days: (i) the 25th day Trading Day prior to the Maturity Date, provided that if such day is not a Business Day, the Business Day immediately preceding such day; and (ii) if the day pursuant to clause (i) falls within an Excluded Period, the first Business Day prior to the beginning of such Excluded Period.

The exercise of the voluntary conversion right shall be excluded during any of the following periods (each an “Excluded Period”):

(a)	in connection with any shareholders’ meetings of the Issuer, the period from, and including, the 21st day prior to the shareholders’ meeting to, but excluding, the Business Day following such shareholders’ meeting;

(b)	a period of 14 days before the end of the Financial Year (as defined in this prospectus supplement) of the Issuer; and

(c)	a period commencing on the date on which an offer by the Issuer to its shareholders inviting them to subscribe to shares, warrants on its own shares or notes with conversion or option rights or obligations or profit participation rights (including but not limited to offers regarding spin-offs) is published, and ending on the last day of the subscription period (both dates inclusive).

Voluntary Conversion upon the Occurrence of a Relevant Event	If a Relevant Event occurs, the Issuer will give notice as soon as practicable after becoming aware thereof.

Each holder who exercises its Voluntary Conversion Right during a Special Voluntary Conversion Period has the right to convert each of its Notes in whole or in part into Settlement Shares at the Relevant Event Conversion Ratio (in the event of a Relevant Event other than a Public Offer) or the Maximum Conversion Ratio (in the event of a Public Offer), as described herein.

In the event of a voluntary conversion during the Special Voluntary Conversion Period following the occurrence of a Relevant Event that is not a Public Offer, the number of Settlement Shares to be issued and delivered by the Issuer per $25 principal amount of Notes upon conversion will be equal to the Relevant Event Conversion Ratio. In the event of a voluntary conversion during the Special Voluntary Conversion Period following the occurrence of a Public Offer, the number of Settlement Shares to be issued and delivered by the Issuer per $25 principal amount of Notes upon conversion will be equal to the Maximum Conversion Ratio.

In addition, the Issuer will in all cases pay the sum of (i) the Make-whole Amount, (ii) any Optionally Outstanding Payments, and (iii) any other accrued and unpaid interest.

“Special Voluntary Conversion Period” means any period during the Conversion Period between, and including, the following days:

(A)	in the case of a Public Offer, the first day on which the Shares may be tendered in the Public Offer, or, in the case of any other Relevant Event, the first date of its public announcement (the “Make-whole Reference Date”); and

(B)	(i) if the Public Offer results in the offeror acquiring “control” within the meaning of the Luxembourg Takeover Law (as defined below), the last day of the re-opened acceptance period under article 7(3) of the Luxembourg Takeover Law;

(ii) if the Public Offer consists of a consolidation of existing control by the offeror or if the Public Offer does not result in the offeror acquiring “control” within the meaning of the Luxembourg Takeover Law, the date on which the final Public Offer results are published;

(iii) if the offeror withdraws its Public Offer, the date on which notice of such withdrawal is published; or

(iv) in the case of a Relevant Event other than a Public Offer, the date that is 20 Business Days after the occurrence of such Relevant Event.

“Relevant Event” means (A) the occurrence of a Public Offer; (B) the occurrence of a Change of Control; (C) the public announcement by the Issuer of any transaction or event which resulted in a Free-Float Event or any agreement or understanding which would, if consummated, result in a Change of Control or Free-Float Event; or (D) the public announcement by any member or affiliate of the Mittal Family of any tender or exchange offer which would, if consummated, result in a Free-Float Event.

“Public Offer” means a public tender or exchange offer for the Shares following:

(A)	the approval of such offer by the Commission de Surveillance du Secteur Financier (the “CSSF”) in case the Public Offer is within the scope of the loi du 19 mai 2006 concernant les offres publiques d’acquisition (the “Luxembourg Takeover Law”);

(B)	the non-objection by the CSSF in case the Public Offer is outside the scope of such law, and such Public Offer could if successful result in, or is itself the result of, a Change of Control; or

(C)	the filing of a Schedule TO or any other form under U.S. securities laws publicly announcing an offer or intention to offer to purchase Shares which, if consummated, would result in a Change of Control.

“Change of Control” means:

(A)	one or more individuals or corporate entities (other than the Mittal Family), acting alone or in concert, acquiring the control of the Issuer, with “control” meaning the holding (directly or indirectly via companies controlled by the relevant person(s)), of:

(i) the majority of the voting rights of the Shares; or

(ii) more than 33 1/3% of such voting rights if no other shareholder of the Issuer (including, for the avoidance of doubt, the Mittal Family), acting alone or in concert, holds (directly or indirectly via companies controlled by such shareholder) more than 40% of the voting rights attached to the Shares; or

(B)	consummation of any recapitalization, reclassification, share exchange, consolidation, merger or any other transaction or event, or series of transactions or events, pursuant to which all or substantially all of the Shares are exchanged for or converted into cash, securities or other property, 10% or more of which is not listed on a United States national securities exchange;

provided that a “Change of Control” will be deemed to have occurred, and each holder will be entitled to convert each of its Notes into Settlement Shares at the Maximum Conversion Ratio, if (x) the Public Offer is a mandatory takeover bid under the Luxembourg Takeover Law (an “MTO”) or (y) the Public Offer was a voluntary offer but the CSSF determines prior to the end of the tender period of the Public Offer that the offeror must, following the completion of the voluntary Public Offer, launch an MTO (the “MTO Determination”), unless in each case the Mittal Family holds more than 40% of the voting rights attached to the Shares at the time the MTO was launched (in the case of (x)) or determined to be required (in the case of (y)). For the avoidance of doubt, each holder who exercises its Voluntary Conversion Right during a Special Voluntary Conversion Period following a Public Offer that constitutes a Change of Control will have the right to convert each of its Notes in whole or in part into Settlement Shares at the Maximum Conversion Ratio.

A “Free-Float Event” will occur if at any time the Free Float is less than 30% of the issued and outstanding Shares on each Trading Day in a period of not less than 20 consecutive Trading Days, and where “Free Float” means all issued and outstanding Shares less the aggregate of those Shares held by the Mittal Family acting alone or in concert with others. If a Free-Float Event occurs prior to the 25th Trading Day immediately preceding the Maturity Date, the Issuer will give notice thereof to the holders, the trustee and the securities administrator in accordance with the Indenture without undue delay.

The “Relevant Event Conversion Ratio” or “RelEvCR” will be determined by the Calculation Agent in accordance with the following formula:

RelEvCR = ReICR + (MaxCR – ReICR) ×	c
t

where “c” means the number of days from, and including, the relevant Make-whole Reference Date to, but excluding, the Maturity Date, “t” has the meaning set forth in the definition of the term “Make-whole Amount” above, “RelCR” is the Relevant Conversion Ratio (as defined above) and “MaxCR” is the Maximum Conversion Ratio (as defined above).

Enforcement Events	If (a) any amount of interest on (including Optionally Outstanding Payments) or any other payment due in respect of any Note will not be paid on the due date thereof (without prejudice to the Issuer’s right to defer payment of interest) and such non-payment is not remedied within a period of 20 days or (b) any Settlement Shares are not delivered on the relevant Settlement Date (or the Settlement Date that would have occurred without regard to the Issuer’s right to suspend conversion during periods when it is unable to deliver Settlement Shares as described under “Inability of the Issuer to Deliver Shares”) and such non-delivery is not remedied within a period of 60 days, then, in the case of (a) or (b), the trustee, on behalf of the holders of the Notes, may, at its discretion, or shall at the direction of the holders of 25% of the aggregate principal amount of outstanding Notes, subject to any applicable laws, institute proceedings for the bankruptcy of the Issuer and/or prove in any bankruptcy (or other insolvency proceedings) of the Issuer in respect of any payment or delivery, as the case may be, obligations of the Issuer arising under the Notes, but may take no other action in respect of such non-payment.

If a judgment is issued for the bankruptcy (faillite), dissolution or liquidation (liquidation judiciaire) of the Issuer or the Issuer is wound-up, dissolved or liquidated for any other reason, in either case other than for the purposes of or pursuant to a merger, amalgamation, reorganization, division or restructuring while solvent, where the (or

a) continuing entity assumes substantially all of the assets and obligations of the Issuer (including, for the avoidance of doubt, the Notes), each holder will be entitled to declare its Notes due and demand immediate redemption thereof at the Redemption Amount (as defined below), together with accrued interest (if any) to the date of repayment and Optionally Outstanding Payments (if any).

However, neither the trustee nor any holder of a Note may take any other action in respect of an Enforcement Event, and in particular may not take any other action that would influence the outcome of a bankruptcy proceeding or restructuring outside bankruptcy.

In addition, following a judgment for bankruptcy, dissolution or liquidation of the Issuer, if such judgment that would otherwise constitute an Enforcement Event is overturned on appeal or otherwise validly nullified, then such judgment shall be deemed to have never constituted an Enforcement Event and the Notes will be deemed to have not become due and repayable as a result thereof.

Inability of the Issuer to Deliver Shares	Should the Issuer become legally barred from delivering or otherwise be unable to deliver Shares upon conversion of the Notes, the rights and claims that the holders would otherwise have to convert their Notes into Shares shall be suspended for the duration of such inability of the Issuer to deliver Shares; provided that the Notes shall continue to bear interest as described in this prospectus supplement. Such suspension shall not constitute a default of the Issuer or any other breach of obligations under the Notes (without prejudice to holders’ rights upon a non-delivery as described under “—Enforcement Events”) and shall not affect any other claim or right of the holders pursuant to the terms of the Notes as described in “Description of the Notes.”

If as a result of an event described in “Description of the Notes—Termination Rights of the Holders” having occurred in relation to the Issuer, the Issuer is unable to deliver Settlement Shares to the holders, the claims of each holder against the Issuer for the delivery of Settlement Shares shall be converted into a subordinated monetary claim against the Issuer equal to the Redemption Amount per Note.

“Redemption Amount” means the product of (x) the Current Market Value and (y) the Maximum Conversion Ratio (without rounding, including fractions of shares).

“Current Market Value” means in respect of one Settlement Share the value of such Settlement Share, determined on the basis of the simple arithmetic average of the Share Prices during a period of 30 consecutive Trading Days ending on the second Trading Day prior to the day on which the event occurs, rounded to two decimal places with $0.005 being rounded upwards.

Conversion Price and Conversion Ratio Adjustment	The Conversion Price and Conversion Ratio will be subject to adjustment as provided in “Description of the Notes—Adjustment of the Conversion Price and Conversion Ratio.”

Cross Defaults	None.

Tax Gross-up	All payments and deliveries on the Notes will be made without withholding or deduction, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, the Issuer or any successor entity, as the case may be, will make such deduction or withholding, will make payment of the amount so withheld to the appropriate governmental authority and will pay such additional amounts as will result in receipt by the holders of such amounts as would have been received by the holders had no such withholding or deduction been required, subject to certain exceptions set forth under “Description of the Notes—Taxation; Additional Amounts.”

Listing of the Notes	The Issuer will apply to list the Notes on the New York Stock Exchange (the “NYSE”), subject to satisfaction of the NYSE’s minimum equity listing standards with respect to the Notes. There can be no assurance that such requirement will be satisfied. If the Notes are approved for listing, the Issuer expects trading on the NYSE to begin within 30 calendar days after the Notes are first issued.

The Shares are traded on the NYSE (symbol “MT”), the Luxembourg Stock Exchange (symbol “MT”), the NYSE Euronext European markets (Paris, Amsterdam and Brussels) (symbol “MT”) and the stock exchanges of Madrid, Barcelona, Bilbao and Valencia (the “Spanish Stock Exchanges”) (symbol “MTS”). The Issuer intends to apply for any new Shares issued upon conversion of the Notes to be admitted to trading on all stock exchanges on which the Shares are traded.

Form	The Notes will be evidenced by one or more global Notes (each a “Global Note”) deposited with the securities administrator as custodian for DTC, and registered in the name of Cede & Co., as DTC’s nominee.

Lock-up	180 days from the date of this prospectus supplement.

Trustee	Wilmington Trust, National Association

Securities Administrator and Paying, Transfer and Conversion Agent	Citibank, N.A.

Calculation Agent	Conv-Ex Advisors Limited

Governing Law	The Notes and the related indenture and supplemental indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Use of Proceeds	The net proceeds of this offering, after deduction of aggregate underwriting discounts and commissions (excluding any potential discretionary fees) and expenses of approximately $24.6 million, amount to approximately $2,225 million. ArcelorMittal intends to use the proceeds of this offering, together with the net proceeds of the concurrent Share offering, to repay existing indebtedness under outstanding bonds with maturities ranging from 5 months to 22 months and interest rates ranging from 4.625% to 8.25%.

Risk Factors	Potential investors should carefully consider the information set forth in the section entitled “Risk Factors” and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus in deciding whether to purchase the Notes. See “Risk Factors.”

Security Codes for the Notes	ISIN: USL0302D1781
CUSIP: L0302D 178

Concurrent Share Offering	Concurrently with this offering of the Notes, we are offering 104,477,612 of our Shares by means of a separate prospectus in an offering registered under the Securities Act. The net proceeds of the concurrent Share offering, after deduction of aggregate underwriting discounts and commissions (excluding any potential discretionary fee) and expenses of approximately $18.5 million, amount to approximately $1,732 million. BofA Merrill Lynch, Crédit Agricole CIB, Deutsche Bank Securities and Goldman, Sachs & Co., the underwriters of the Notes offered hereby, will act as the underwriters for the concurrent Share offering. The Notes offering is not contingent on the consummation of the concurrent Share offering.

Source of Underlying Shares	Depending on the ultimate size of the Notes offering and the concurrent Share offering, ArcelorMittal may have neither sufficient standing corporate authorization to issue Shares nor sufficient Shares in treasury to satisfy all its Share delivery obligations upon conversion of the Notes after giving effect to the concurrent Share offering and other outstanding Share delivery obligations. Accordingly, Lumen Investments S.à.r.l (“Lumen”) and ArcelorMittal will enter into a share lending agreement, pursuant to which Lumen will agree to make available for borrowing by ArcelorMittal, at any time and from time to time, Shares up to, in the aggregate, a maximum amount of 48.9 million Shares, in consideration for the payment of an agreed loan fee. ArcelorMittal intends to propose for approval at its next shareholders meeting a resolution that would enable the issuance of new shares for these purposes.

Ratio of Earnings to Fixed Charges	ArcelorMittal’s unaudited ratio of earnings to fixed charges for the periods indicated below was as follows:

(unaudited)	2007	2008(1)	2009(2)	2010	2011	Six Months ended June 30, 2012	Nine Months ended September 30, 2012
Ratio of earnings to fixed charges	7.6x	5.4x	(1.1)x	1.9x	2.2x	1.5x	1.0x

(1)	As required by IFRS, the 2008 information has been adjusted retrospectively for the finalization in 2009 of the allocation of the purchase price of acquisitions made in 2008.
(2)	Due to ArcelorMittal’s pretax loss in 2009, the ratio coverage was less than 1:1. ArcelorMittal would have needed to generate additional earnings of $4,051 million to achieve a coverage of 1:1 for 2009.

RISK FACTORS

An investment in the Notes offered using this prospectus supplement and the accompanying prospectus involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. The Company’s business, financial condition and results of operations could be materially and adversely affected by any of these risks. The risks described below are those known to ArcelorMittal and that it currently believes may materially affect it.

Risks Related to the Global Economy and the Mining and Steel Industry

ArcelorMittal’s business and results are substantially affected by regional and global macroeconomic conditions. Recessions or prolonged periods of weak growth in the global economy or the economies of ArcelorMittal’s key selling markets have in the past had and in the future would be likely to have a material adverse effect on the mining and steel industries and on ArcelorMittal’s business, results of operations and financial condition.

The mining and steel industries have historically been highly cyclical. This is due largely to the cyclical nature of the business sectors that are the principal consumers of steel and the industrial raw materials produced from mining, namely the automotive, construction, appliance, machinery, equipment, infrastructure and transportation industries. Demand for minerals and metals and steel products thus generally correlates to macroeconomic fluctuations in the global economy. This correlation and the adverse effect of macroeconomic downturns on metal mining companies and steel producers were evidenced in the 2008/2009 financial and subsequent economic crisis. The results of both mining companies and steel producers were substantially affected, with many steel producers (including ArcelorMittal), in particular, recording sharply reduced revenues and operating losses. Since the severe economic downturn of 2008/2009, macroeconomic conditions have remained uncertain and, in 2012, particularly difficult, due among other things to the continuing Euro-zone sovereign debt crisis, economic stagnation or slow growth in developed economies and a cooling of emerging market economies. See “Item 5—Operating and Financial Review and Prospects—Overview—Key Factors Affecting Results of Operations—Economic Environment” of our 2011 Form 20-F, “Economic Environment” in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Six Months ended June 30, 2012” (the “First Half 2012 MD&A”) and our release entitled “ArcelorMittal Reports Third Quarter 2012 and Nine Months 2012 Results” (the “Third Quarter and Nine Months 2012 Results Release”). Growth of the Chinese economy, which in recent years has been and is one of the main demand drivers in the mining and steel industries, slowed, as did that of other emerging economies. Continued difficult macroeconomic conditions, a global recession, a recession or anemic growth in North America, a further degradation of the economic situation in Europe (discussed further below) or the continued slowdown in emerging economies that are substantial consumers of steel (such as China, Brazil, Russia and India, as well as emerging Asian markets, the Middle East and the Commonwealth of Independent States (“CIS”) regions) would likely result in continued and prolonged reduced demand for (and hence price of) minerals and steel and have a material adverse effect on the mining and steel industries in general and on ArcelorMittal’s results of operations and financial condition in particular.

The ongoing weakness of the Euro-zone economy, as well as the ongoing concern over Euro-zone sovereign debt, may continue to adversely affect the steel industry and ArcelorMittal’s business, results of operations and financial condition.

Steel producers with substantial sales in Europe, such as ArcelorMittal, have been deeply affected by macroeconomic conditions in Europe over the 2010-2012 period. The Euro-zone sovereign debt crisis, resulting austerity measures and other factors have led to recession or stagnation in many of the national economies in the Euro-zone. Demand for steel has been depressed as a result, dropping in 2012 to 29% below 2007 levels. Current expectations are for continued weak macroeconomic conditions in Europe in the near to mid-term (e.g., European Central Bank forecast of December 2012 of a 0.3% decrease in Euro-zone GDP in 2013, IMF forecast of October

2012 of a contraction of 0.4%). Moreover, an aggravation of the Euro-zone sovereign debt crisis would likely further weigh on economic growth. A continuation or worsening of the negative macroeconomic trends in the Euro-zone crisis would most likely result in continued and prolonged reduced demand for (and hence price of) steel in Europe and have a material adverse effect on the European steel industry in general and on ArcelorMittal’s results of operations and financial condition in particular.

Excess capacity and oversupply in the steel industry may weigh on the profitability of steel producers, including ArcelorMittal.

In addition to economic conditions, the steel industry is affected by global and regional production capacity and fluctuations in steel imports/exports and tariffs. The steel industry globally has historically suffered from structural overcapacity, which is amplified during periods of global or regional economic weakness due to weaker global or regional demand.

In Europe, structural overcapacity is considerable, with studies indicating that European production capacity may exceed European demand by as much as 40%. As noted above, current demand levels in Europe are approximately 29% below those of 2007, widely considered to have been a peak in the industry cycle. Reaching equilibrium would therefore require supply-side reductions. These are difficult and costly to implement in the European context. Moreover, the supply excess could be exacerbated by an increase in imports from emerging market producers.

Outside of Europe, production capacity in certain developing countries, particularly in China, but also in other countries such as Russia, Ukraine and Turkey, has increased substantially in recent years. Russia has recently joined the World Trade Organization, which will likely lead to an increase in Russian steel exports to Europe. China is now the largest global steel producer by a large margin, and the balance between its domestic production and consumption has been an important factor influencing global steel prices in recent years. Excess capacity from developing countries, such as China, may result in exports of significant amounts of steel and steel products at prices that are at or below their costs of production, putting downward pressure on steel prices in other markets, including the United States and Europe. While growth in Chinese steel production has slowed, the slowdown in the Chinese economy in 2012 resulted in an increase in exports to other markets (mainly Asia).

Given these structural capacity issues, ArcelorMittal remains exposed to the risk of steel production increases in China and other markets outstripping any increases in real demand. This “overhang” will likely weigh on steel prices and therefore exacerbate the “margin squeeze” in the steel industry created by high-cost raw materials, in particular in markets marked by overcapacity such as Europe.

Volatility in the supply and prices of raw materials, energy and transportation, and mismatches with steel price trends, as well as protracted low raw materials prices, could adversely affect ArcelorMittal’s results of operations.

Steel production consumes substantial amounts of raw materials including iron ore, coking coal and coke. Because the production of direct reduced iron, the production of steel in electric arc furnaces and the re-heating of steel involve the use of significant amounts of energy, steel companies are also sensitive to natural gas and electricity prices and dependent on having access to reliable supplies of energy. Any prolonged interruption in the supply of raw materials or energy would adversely affect ArcelorMittal’s results of operation and financial condition.

The prices of iron ore, coking coal and coke are highly volatile and may be affected by, among other factors: industry structural factors (including the oligopolistic nature of the (sea-borne) iron ore industry and the fragmented nature of the steel industry); demand trends in the steel industry itself and particularly from Chinese steel producers (as the largest group of producers); new laws or regulations; suppliers’ allocations to other purchasers; business continuity of suppliers; expansion projects of suppliers; interruptions in production by suppliers; accidents or other similar events at suppliers’ premises or along the supply chain; wars, natural disasters, political disruption and other similar events; fluctuations in exchange rates; the bargaining power of raw material suppliers; and the availability and cost of transportation. Although ArcelorMittal has substantial sources of iron ore and coal from its own mines and is expanding output at such mines and also has new mines under development, as a steelmaker it remains exposed to volatility in the supply and price of iron ore, coking coal and coke as it obtains a significant portion of such raw materials under supply contracts from third parties. It is also exposed directly to price volatility in iron ore and coal as it sells such minerals to third parties, and expects to increase the amount of such sales in the future.

Historically, energy prices have varied significantly, and this trend is expected to continue due to market conditions and other factors beyond the control of steel companies.

Steel and raw material prices have historically been highly correlated. A drop in raw material prices therefore typically triggers a decrease in steel prices. During the 2008/2009 crisis and again in 2012, both steel and raw materials prices dropped sharply. Another risk is embedded in the timing of the production cycle: rapidly falling steel prices can trigger write-downs of raw material inventory purchased when steel prices were higher, as well as of unsold finished steel products. ArcelorMittal recorded substantial write-downs in 2008/2009 as a result of this. Furthermore, a lack of correlation or a time lag in correlation between raw material and steel prices may also occur and result in a “margin squeeze” in the steel industry. ArcelorMittal experienced such a squeeze in late 2011, for example, when iron ore prices fell over 30% in three weeks in October 2011 and resulted in a significant fall in steel prices while lower raw material prices had yet to feed into the Company’s operating costs. Because ArcelorMittal sources a substantial portion of its raw materials through long term contracts with quarterly (or more frequent) formula-based or negotiated price adjustments and sells a substantial part of its steel products at spot prices, it faces the risk of adverse differentials between its own production costs, which are affected by global raw materials prices, scrap prices and trends for steel prices in regional markets. Exposure to this risk has increased as raw material suppliers have since 2010 moved increasingly toward sales on a shorter term (quarterly or more frequent) basis. In addition to the Company’s exposure as a steelmaker, protracted periods of low prices of iron ore and to a lesser extent coal would weigh on the revenues and profitability of the Company’s mining business, as occurred in the second half of 2012. For additional details on ArcelorMittal’s raw materials supply and self-sufficiency, see “Item 4B—Business Overview—Raw Materials and Energy” of our 2011 Form 20-F and “Raw Materials” and “Energy” in our First Half 2012 MD&A.

Protracted low iron ore and steel prices would have a material adverse effect on ArcelorMittal’s results, as could price volatility.

ArcelorMittal sells both iron ore and steel products. Protracted low iron ore prices have a negative effect on the results of its mining business, as a result of lower sale prices and lower margins on such sales. In addition, as indicated above, iron ore prices and steel prices are generally highly correlated, and a drop in iron ore prices therefore typically triggers a decrease in steel prices.

As indicated above, the prices of iron ore and steel products are influenced by many factors, including demand, worldwide production capacity, capacity-utilization rates, global prices and contract arrangements, steel inventory levels and exchange rates. ArcelorMittal’s results have shown the material adverse effect of prolonged periods of low prices. Following an extended period of rising prices, global steel prices fell sharply during the financial and economic crisis of 2008/2009. This resulted from the sharp drop in demand and was exacerbated by massive industry destocking (i.e., customer reductions of steel inventories). This had a material adverse effect on ArcelorMittal and other steel producers, who experienced lower revenues, margins and, as discussed further below, write-downs of finished steel products and raw material inventories. Steel prices gradually recovered in late 2009 and into 2010 while remaining below their pre-financial crisis peaks. Steel prices remained volatile throughout 2011 rising in the first quarter on stronger demand and higher raw material prices but softening in the second half. The softening accelerated in the fourth quarter of 2011 as iron ore prices dropped sharply in October, and customers then started to destock in an uncertain economic environment. While there were some increases in steel price levels in the first half of 2012, steel prices (as well as iron ore prices) generally declined over the second half of 2012, with a particularly sharp drop occurring in the third quarter of 2012. ArcelorMittal’s results will likely continue to suffer from low steel prices as any sustained steel price recovery would likely require raw material price support as well as a broad economic recovery in order to underpin an increase in real demand for steel products by end users.

Developments in the competitive environment in the steel industry could have an adverse effect on ArcelorMittal’s competitive position and hence its business, financial condition, results of operations or prospects.

The markets in which steel companies operate are highly competitive. Competition—in the form of established producers expanding in new markets, smaller producers increasing production in anticipation of demand increases, amid an incipient recovery, or exporters selling excess capacity from markets such as China—could cause ArcelorMittal to lose market share, increase expenditures or reduce pricing. Any of these developments could have a material adverse effect on its business, financial condition, results of operations or prospects.

Unfair trade practices in ArcelorMittal’s home markets could negatively affect steel prices and reduce ArcelorMittal’s profitability, while trade restrictions could limit ArcelorMittal’s access to key export markets.

ArcelorMittal is exposed to the effects of “dumping” and other unfair trade and pricing practices by competitors. Moreover, government subsidization of the steel industry remains widespread in certain countries, particularly those with centrally-controlled economies such as China. As a consequence of the recent global economic crisis, there is an increased risk of unfairly-traded steel exports from such countries into various markets including North America and Europe, in which ArcelorMittal produces and sells its products. Such imports could have the effect of reducing prices and demand for ArcelorMittal products.

In addition, ArcelorMittal has significant exposure to the effects of trade actions and barriers due to the global nature of its operations. Various countries have in the past instituted trade actions and barriers, a recurrence of which could materially and adversely affect ArcelorMittal’s business by limiting the Company’s access to steel markets.

See “Item 4B—Information on the Company—Business Overview—Government Regulations” of our 2011 Form 20-F.

Competition from other materials could reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flow and profitability.

In many applications, steel competes with other materials that may be used as substitutes, such as aluminum (particularly in the automobile industry), cement, composites, glass, plastic and wood. Government regulatory initiatives mandating the use of such materials in lieu of steel, whether for environmental or other reasons, as well as the development of other new substitutes for steel products, could significantly reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flow and profitability.

ArcelorMittal is subject to strict environmental laws and regulations that could give rise to a significant increase in costs and liabilities.

ArcelorMittal is subject to a broad range of environmental laws and regulations in each of the jurisdictions in which it operates. These laws and regulations impose increasingly stringent environmental protection standards regarding, among others, air emissions, wastewater storage, treatment and discharges, the use and handling of hazardous or toxic materials, waste disposal practices, and the remediation of environmental contamination. The costs of complying with, and the imposition of liabilities pursuant to, environmental laws and regulations can be significant, and compliance with new and more stringent obligations may require additional capital expenditures or modifications in operating practices. Failure to comply can result in civil and or criminal penalties being imposed, the suspension of permits, requirements to curtail or suspend operations, and lawsuits by third parties. Despite ArcelorMittal’s efforts to comply with environmental laws and regulations, environmental incidents or accidents may occur that negatively affect the Company’s reputation or the operations of key facilities.

ArcelorMittal also incurs costs and liabilities associated with the assessment and remediation of contaminated sites. In addition to the impact on current facilities and operations, environmental remediation obligations can give rise to substantial liabilities in respect of divested assets and past activities. This may also be the case for acquisitions when liabilities for past acts or omissions are not adequately reflected in the terms and price of the acquisition. ArcelorMittal could become subject to further remediation obligations in the future, as additional contamination is discovered or cleanup standards become more stringent.

Costs and liabilities associated with mining activities include those resulting from tailings and sludge disposal, effluent management, and rehabilitation of land disturbed during mining processes. ArcelorMittal could become subject to unidentified liabilities in the future, such as those relating to uncontrolled tailings breaches or other future events or to underestimated emissions of polluting substances.

ArcelorMittal’s operations may be located in areas where individuals or communities may regard its activities as having a detrimental effect on their natural environment and conditions of life. Any actions taken by such individuals or communities in response to such concerns could compromise ArcelorMittal’s profitability or, in extreme cases, the viability of an operation or the development of new activities in the relevant region or country.

See “Item 4B—Information on the Company—Business Overview—Government Regulations—Environmental Laws and Regulations” and “Item 8A—Financial Information—Consolidated Statements and Other Financial Information—Legal Proceedings” of our 2011 Form 20-F and “Recent Developments in Legal Proceedings” in our First Half 2012 MD&A.

Laws and regulations restricting emissions of greenhouse gases could force ArcelorMittal to incur increased capital and operating costs and could have a material adverse effect on ArcelorMittal’s results of operations and financial condition.

Compliance with new and more stringent environmental obligations relating to greenhouse gas emissions may require additional capital expenditures or modifications in operating practices, as well as additional reporting obligations. The integrated steel process involves carbon and creates carbon dioxide (CO2), which distinguishes integrated steel producers from mini-mills and many other industries where CO2 generation is primarily linked to energy use. The European Union has established greenhouse gas regulations and is revising its emission trading system for the period 2013 to 2020 in a manner that may require us to incur additional costs to acquire emissions allowances. The United States required reporting of greenhouse gas emissions from certain large sources beginning in 2011 and has begun adopting and implementing regulations to restrict emissions of greenhouse gases under existing provisions of the Clean Air Act. Further measures, in the European Union, the United States, and many other countries, may be enacted in the future. In particular, a recently adopted international agreement, the Durban Platform for Enhanced Action, calls for a second phase of the Kyoto Protocol’s greenhouse gas emissions restrictions to be effective through 2020 and for a new international treaty to come into effect and be implemented from 2020. Such obligations, whether in the form of a national or international cap-and-trade emissions permit system, a carbon tax, emissions controls, reporting requirements, or other regulatory initiatives, could have a negative effect on ArcelorMittal’s production levels, income and cash flows. Such regulations could also have a negative effect on the Company’s suppliers and customers, which could result in higher costs and lower sales.

Moreover, many developing nations, such as China, India and certain others, have not yet instituted significant greenhouse gas regulations. It is possible that a future international agreement to regulate emissions may provide exemptions and lesser standards for developing nations. In such case, ArcelorMittal may be at a competitive disadvantage relative to steelmakers having more or all of their production in such countries.

In addition, some scientists have concluded that increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events. If any such events were to occur, they could have an adverse effect on ArcelorMittal’s business, financial condition and results of operations.

See “Item 4B—Information on the Company—Business Overview—Government Regulations—Environmental Laws and Regulations” and “Item 8A—Financial Information—Consolidated Statements and Other Financial Information—Legal Proceedings—Environmental Liabilities” of our 2011 Form 20-F and “Recent Developments in Legal Proceedings” in our First Half 2012 MD&A.

ArcelorMittal is subject to stringent health and safety laws and regulations that give rise to significant costs and could give rise to significant liabilities.

ArcelorMittal is subject to a broad range of health and safety laws and regulations in each of the jurisdictions in which it operates. These laws and regulations, as interpreted by relevant agencies and the courts, impose increasingly stringent health and safety protection standards. The costs of complying with, and the imposition of liabilities pursuant to, health and safety laws and regulations could be significant, and failure to comply could result in the assessment of civil and criminal penalties, the suspension of permits or operations, and lawsuits by third parties.

Despite ArcelorMittal’s efforts to monitor and reduce accidents at its facilities (see “Item 4B—Business Overview—Government Regulations” of our 2011 Form 20-F), health and safety incidents do occur, some of which may result in costs and liabilities and negatively impact ArcelorMittal’s reputation or the operations of the affected facility. Such accidents could include explosions or gas leaks, fires or collapses in underground mining operations, vehicular accidents, other accidents involving mobile equipment, or exposure to radioactive or other potentially hazardous materials. Some of ArcelorMittal’s industrial activities involve the use, storage and transport of dangerous chemicals and toxic substances, and ArcelorMittal is therefore subject to the risk of industrial accidents which could have significant adverse consequences for the Company’s workers and facilities, as well as the environment. Such accidents could lead to production stoppages, loss of key personnel, the loss of key assets, or put at risk employees (and those of sub-contractors and suppliers) or persons living near affected sites.

ArcelorMittal may continue to be exposed to increased operational costs due to the costs and lost time associated with the HIV/AIDS and malaria infection rates within ArcelorMittal’s workforce in Africa and other regions. ArcelorMittal may also be affected by potential outbreaks of flu or other viruses or infectious diseases in any of the regions in which it operates.

Under certain circumstances, authorities could require ArcelorMittal facilities to curtail or suspend operations based on health and safety concerns. For example, in August 2012 a local court in Italy ordered the partial closure of another company’s large steel manufacturing facility, based on concerns that its air emissions were harming the health of workers and nearby residents. The industry is concerned that the court decision could lead to more stringent permit and other requirements, particularly at the local level, or to other similar local or national court decisions in the EU.

See “Item 4B—Information on the Company—Business Overview—Government Regulations—Environmental Laws and Regulations” and “Item 8A—Financial Information—Consolidated Statements and Other Financial Information—Legal Proceedings” of our 2011 Form 20-F and “Recent Developments in Legal Proceedings” in our First Half 2012 MD&A.

Risks Related to ArcelorMittal

ArcelorMittal has a substantial amount of indebtedness, which could make it more difficult or expensive to refinance its maturing debt, incur new debt and/or flexibly manage its business.

As of September 30, 2012, ArcelorMittal had total debt outstanding of $26.6 billion, consisting of $4.8 billion of short-term indebtedness (including payables to banks and the current portion of long-term debt) and $21.8 billion of long-term indebtedness. As of September 30, 2012, ArcelorMittal had $3.4 billion of cash and cash equivalents, including restricted cash, and of which $0.4 billion is classified as held for sale, and $10.0 billion available to be drawn under existing credit facilities. As of September 30, 2012, substantial amounts of indebtedness mature in the fourth quarter of 2012 ($0.9 billion), 2013 ($3.9 billion), 2014 ($3.7 billion) and 2015 ($2.6 billion). See “Item 5B—Operating and Financial Review and Prospects—Liquidity and Capital Resources” of our 2011 Form 20-F, “B. Liquidity and Capital Resources” of our First Half 2012 MD&A and our Third Quarter and Nine Months 2012 Results Release.

If the mining and steel markets deteriorate further, consequently reducing operating cash flows, ArcelorMittal’s gearing would likely increase, absent sufficient asset disposals. In such a scenario, ArcelorMittal may have difficulty accessing financial markets to refinance maturing debt on acceptable terms or, in extreme scenarios, come under liquidity pressure. ArcelorMittal’s access to financial markets for refinancing also depends on conditions in the global capital and credit markets which are volatile and are sensitive in particular to developments in the Euro-zone sovereign debt situation. Financial markets could conceivably deteriorate sharply, including in response to significant political or financial news, such as large credit losses at a systemically important financial institution or the bankruptcy of a large company, a default or heightened risk of default by a sovereign country in Europe or elsewhere, or worse, the voluntary exit or expulsion of certain countries from the Euro currency block and/or a collapse of the Euro-zone financial system, which would be a deeply disruptive global economic event. Under such circumstances, the Company could experience difficulties in accessing the financial markets on acceptable terms or at all.

ArcelorMittal’s high level of debt outstanding could have adverse consequences more generally, including by impairing its ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes, and limiting its flexibility to adjust to changing market conditions or withstand competitive pressures, resulting in greater vulnerability to a downturn in general economic conditions. While ArcelorMittal is targeting a reduction in “net debt” (i.e., long-term debt net of current portion plus payables to banks and current portion of long-term debt, less cash and cash equivalents, restricted cash and short-term investments), there is no assurance that it will succeed.

Moreover, ArcelorMittal could, in order to increase its financial flexibility and strengthen its balance sheet, implement capital raising measures such as equity offerings, which could (depending on how they are structured) dilute the interests of existing shareholders. In addition, ArcelorMittal is pursuing a policy of asset disposals in order to reduce debt. These asset disposals are subject to execution risk and may fail to materialize, and the proceeds received from them may not reflect values that management believes are achievable and/or cause substantial accounting losses (particularly if the disposals are done in difficult market conditions). In addition, to the extent that the asset disposals include the sale of all or part of core assets (including through an increase in the share of minority interests, such as the ArcelorMittal Mines Canada transaction announced on January 2, 2012), this could reduce ArcelorMittal’s consolidated cash flows and or the economic interest of ArcelorMittal shareholders in such assets, which may be cash-generative and profitable ones.

In addition, credit rating agencies could downgrade ArcelorMittal’s ratings either due to factors specific to ArcelorMittal, a prolonged cyclical downturn in the steel industry or macroeconomic trends (such as global or regional recessions) and trends in credit and capital markets more generally. In this respect, Standard & Poor’s, Moody's and Fitch downgraded the Company’s rating to below “investment grade” in August, November and December 2012, respectively, and Standard & Poor’s and Moody’s currently have ArcelorMittal’s credit rating on negative outlook. The margin under ArcelorMittal’s principal credit facilities and certain of its outstanding bonds is subject to adjustment in the event of a change in its long-term credit ratings, and the August, November and December 2012 downgrades resulted in increased interest expense. Any further downgrades in ArcelorMittal’s credit ratings would result in a further increase in its cost of borrowing and could significantly harm its financial condition and results of operations as well as hinder its ability to refinance its existing indebtedness on acceptable terms.

ArcelorMittal’s principal credit facilities contain restrictive covenants. These covenants limit, inter alia, encumbrances on the assets of ArcelorMittal and its subsidiaries, the ability of ArcelorMittal’s subsidiaries to incur debt and the ability of ArcelorMittal and its subsidiaries to dispose of assets in certain circumstances. ArcelorMittal’s principal credit facilities also include the following financial covenant: ArcelorMittal must ensure that the “Leverage Ratio”, being the ratio of “Consolidated Total Net Borrowings” (consolidated total borrowings less consolidated cash and cash equivalents) to “Consolidated EBITDA” (the consolidated net pre-taxation profits of the ArcelorMittal group for a Measurement Period, subject to certain adjustments as defined in the facilities), at the end of each “Measurement Period” (each period of 12 months ending on the last day of a financial half-year or a financial year of ArcelorMittal), is not greater than a ratio of 3.5 to one. As of September 30, 2012, the Leverage Ratio stood at approximately 3.1 to one.

The restrictive and financial covenants could limit ArcelorMittal’s operating and financial flexibility. Failure to comply with any covenant would enable the lenders to accelerate ArcelorMittal’s repayment obligations. Moreover, ArcelorMittal’s debt facilities have provisions whereby certain events relating to other borrowers within the ArcelorMittal group could, under certain circumstances, lead to acceleration of debt repayment under such credit facilities. Any invocation of these cross-acceleration clauses could cause some or all of the other debt to accelerate, creating liquidity pressures. In addition, even market perception of a potential breach of any financial covenant could have a negative impact on ArcelorMittal’s ability to refinance its indebtedness on acceptable conditions.

Furthermore, some of ArcelorMittal’s debt is subject to floating rates of interest and thereby exposes ArcelorMittal to interest rate risk (i.e., if interest rates rise, ArcelorMittal’s debt service obligations on its floating rate indebtedness would increase). Depending on market conditions, ArcelorMittal from time to time uses interest-rate swaps or other financial instruments to hedge a portion of its interest rate exposure either from fixed to floating or floating to fixed. After taking into account interest-rate derivative financial instruments, ArcelorMittal had exposure to 79% of its debt at fixed interest rates and 21% at floating rates as of December 31, 2011.

Finally, ArcelorMittal has foreign exchange exposure in relation to its debt, approximately 33% of which is denominated in euros as of September 30, 2012, while its financial statements are denominated in U.S. dollars. This creates balance sheet exposure, with a depreciation of the U.S. dollar against the euro leading to an increase in debt (including for covenant compliance measurement purposes).

See “Item 5B—Operating and Financial Review and Prospects—Liquidity and Capital Resources” of our 2011 Form 20-F, “Liquidity and Capital Resources” in our First Half 2012 MD&A and our Third Quarter and Nine Months 2012 Results Release.

ArcelorMittal’s growth strategy includes greenfield and brownfield projects that are inherently subject to completion and financing risks.

As a part of its growth strategy, the Company plans to expand its steel-making capacity and raw materials production through a combination of brownfield growth, new greenfield projects and acquisitions, mainly in emerging markets. See “Item 4B—Business Overview—Business Strategy” of our 2011 Form 20-F. To the extent that these plans proceed, these projects would require substantial capital expenditures and their timely completion and successful operation may be affected by factors beyond the control of ArcelorMittal. These factors include receiving financing on reasonable terms, obtaining or renewing required regulatory approvals and licenses, securing and maintaining adequate property rights to land and mineral resources (especially in connection with mining projects in certain developing countries in which security of title with respect to mining concessions and property rights remains weak), local opposition to land acquisition or project development (as experienced, for example, in connection with the Company’s projects in India), demand for the Company’s products and general economic conditions. Any of these factors may cause the Company to delay, modify or forego some or all aspects of its expansion plans. The Company cannot guarantee that it will be able to execute its greenfield or brownfield development projects, and to the extent that they proceed, that it will be able to complete them on schedule, within budget, or achieve an adequate return on its investment.

Greenfield projects can also, in addition to general factors, have project-specific factors that increase the level of risk. For example, the Company has acquired (along with a partner) Baffinland Iron Mines Corporation (“BIMC”) in view of developing the Mary River iron ore deposit in the northern end of Baffin Island in the Canadian Arctic. BIMC was originally owned 70% by the Company and 30% by its partner; in December 2012 this was revised to 50/50 (see “Recent Developments”). The scale of this project, which is at the feasibility development stage, and the location of the deposit raise unique challenges, including extremely harsh weather conditions, lack of transportation and other infrastructure and environmental concerns. Similar to other greenfield development projects, it is subject to construction and permitting risks, including the risk of significant cost overruns and delays in construction, infrastructure development, start-up and commissioning. The region is known for its harsh and unpredictable weather conditions resulting in periods of limited access and general lack of infrastructure. Other specific risks the project is subject to include, but are not limited to (i) delays in obtaining, or conditions imposed by, regulatory approvals; (ii) risks associated with obtaining amendments to existing regulatory approvals or permits and additional regulatory approvals or permits which will be required; (iii) existing litigation risks; (iv) fluctuations in prices for iron ore affecting the future profitability of the project; and (v) risks associated with the Company and its partner being in a position to finance their respective share of project costs and/or obtaining financing on commercially reasonable terms. As a result, there can be no assurance that the development or construction activities of the Mary River Project will commence in accordance with current expectations.

ArcelorMittal’s mining operations are subject to risks associated with mining activities.

ArcelorMittal operates mines and has substantially increased the scope of its mining activities in recent years. Mining operations are subject to hazards and risks usually associated with the exploration, development and production of natural resources, any of which could result in production shortfalls or damage to persons or property. In particular, hazards associated with open-pit mining operations include, among others:

•	flooding of the open pit;

•	collapse of the open-pit wall;

•	accidents associated with the operation of large open-pit mining and rock transportation equipment;

•	accidents associated with the preparation and ignition of large-scale open-pit blasting operations;

•	production disruptions due to weather; and

•	hazards associated with the disposal of mineralized waste water, such as groundwater and waterway contamination.

Hazards associated with underground mining operations, of which ArcelorMittal has several, include, among others:

•	underground fires and explosions, including those caused by flammable gas;

•	gas and coal outbursts;

•	cave-ins or falls of ground;

•	discharges of gases and toxic chemicals;

•	flooding;

•	sinkhole formation and ground subsidence;

•	other accidents and conditions resulting from drilling;

•	difficulties associated with mining in extreme weather conditions, such as the Arctic; and

•	blasting, removing, and processing material from an underground mine.

ArcelorMittal is exposed to all of these hazards. For example, in the past two years, there have been methane gas explosions at the Kuzembaev Mine in Kazakhstan, in development roadways of unpredictable geology, resulting in four fatalities and an extended disruption of operations. The reoccurrence of any of these events, or the occurrence of any of those listed above, could delay production, increase production costs and result in death or injury to persons, damage to property and liability for ArcelorMittal, some or all of which may not be covered by insurance, as well as substantially harm ArcelorMittal’s reputation as a company focused on ensuring the health and safety of its employees.

ArcelorMittal’s reserve estimates may materially differ from mineral quantities that it may be able to actually recover; ArcelorMittal’s estimates of mine life may prove inaccurate; and market price fluctuations and changes in operating and capital costs may render certain ore reserves uneconomical to mine.

ArcelorMittal’s reported reserves are estimated quantities of ore and metallurgical coal that it has determined can be economically mined and processed under present and anticipated conditions to extract their mineral content. There are numerous uncertainties inherent in estimating quantities of reserves and in projecting potential future rates of mineral production, including factors beyond ArcelorMittal’s control. Reserve engineering involves estimating deposits of minerals that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. As a result, no assurance can be given that the indicated amount of ore or coal will be recovered or that it will be recovered at the anticipated rates. Estimates may vary, and results of mining and production subsequent to the date of an estimate may lead to revisions of estimates. Reserve estimates and estimates of mine life may require revisions based on actual production experience and other factors. For example, fluctuations in the market prices of minerals and metals, reduced recovery rates or increased operating and capital costs due to inflation, exchange rates, mining duties or other factors may render proven and probable reserves uneconomic to exploit and may ultimately result in a restatement of reserves.

Drilling and production risks could adversely affect the mining process.

Substantial time and expenditures are required to:

•	establish mineral reserves through drilling;

•	determine appropriate mining and metallurgical processes for optimizing the recovery of metal contained in ore and coal;

•	obtain environmental and other licenses;

•	construct mining, processing facilities and infrastructure required for greenfield properties; and

•	obtain the ore or coal or extract the minerals from the ore or coal.

If a project proves not to be economically feasible by the time ArcelorMittal is able to exploit it, ArcelorMittal may incur substantial losses and be obliged to recognize impairments. In addition, potential changes or complications involving metallurgical and other technological processes arising during the life of a project may result in delays and cost overruns that may render the project not economically feasible.

ArcelorMittal faces rising extraction costs over time as reserves deplete.

Reserves are gradually depleted in the ordinary course of a given mining operation. As mining progresses, distances to the primary crusher and to waste deposits become longer, pits become steeper and underground operations become deeper. As a result, over time, ArcelorMittal usually experiences rising unit extraction costs with respect to each mine.

ArcelorMittal has grown through acquisitions and may continue to do so. Failure to manage external growth and difficulties integrating acquired companies and subsequently implementing steel and mining development projects could harm ArcelorMittal’s future results of operations, financial condition and prospects.

ArcelorMittal results from Mittal Steel Company N.V.’s 2006 acquisition of, and 2007 merger with, Arcelor, a company of approximately equivalent size. Arcelor itself resulted from the combination of three steel companies, and Mittal Steel had previously grown through numerous acquisitions over many years. ArcelorMittal made numerous acquisitions in 2007 and 2008. While the Company’s large-scale M&A activity has been less extensive since the 2008 financial crisis, it could make substantial acquisitions at any time.

The Company’s past growth through acquisitions has entailed significant investment and increased operating costs, as well as requiring greater allocation of management resources away from daily operations. Managing growth has required the continued development of ArcelorMittal’s financial and management information control systems, the integration of acquired assets with existing operations, the adoption of manufacturing best practices, attracting and retaining qualified management and personnel (particularly to work at more remote sites where there is a shortage of skilled personnel) as well as the continued training and supervision of such personnel, and the ability to manage the risks and liabilities associated with the acquired businesses. Failure to continue to manage such growth could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects. In particular, if integration of acquisitions is not successful, ArcelorMittal could lose key personnel and key customers, and may not be able to retain or expand its market position.

A Mittal family trust has the ability to exercise significant influence over the outcome of shareholder votes.

As of December 31, 2012, a trust (HSBC Trust (C.I.) Limited, as trustee), of which Mr. Lakshmi N. Mittal, Mrs. Usha Mittal and their children are the beneficiaries, beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) 637,338,263 of ArcelorMittal’s outstanding ordinary shares, representing approximately 41.14% of ArcelorMittal’s outstanding voting shares. Following the completion of the combined offering, the trust will own 39.63% of our outstanding voting Shares; assuming (i) no drawing under the share lending agreement between a Mittal Family entity and the Company and (ii) conversion of all Notes this percentage would be 37.40% (assuming conversion of all Notes at the Maximum Conversion Ratio) or 37.77% (assuming conversion of all Notes at the Minimum Conversion Ratio). The trust has the ability to significantly influence the decisions adopted at the ArcelorMittal general meetings of shareholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, issuances of equity and the incurrence of indebtedness. The trust also has the ability to significantly influence a change of control of ArcelorMittal.

The loss or diminution of the services of the Chairman of the Board of Directors and Chief Executive Officer of ArcelorMittal could have an adverse effect on its business and prospects.

The Chairman of the Board of Directors and Chief Executive Officer of ArcelorMittal, Mr. Lakshmi N. Mittal, has for over a quarter of a century contributed significantly to shaping and implementing the business strategy of Mittal Steel and subsequently ArcelorMittal. His strategic vision was instrumental in the creation of the world’s largest and most global steel group. The loss or any diminution of the services of the Chairman of the Board of Directors and Chief Executive Officer could have an adverse effect on ArcelorMittal’s business and prospects. ArcelorMittal does not maintain key person life insurance on its Chairman of the Board of Directors and Chief Executive Officer.

ArcelorMittal is a holding company that depends on the earnings and cash flows of its operating subsidiaries, which may not be sufficient to meet future operational needs or for shareholder distributions.

Because ArcelorMittal is a holding company, it is dependent on the earnings and cash flows of, and dividends and distributions from, its operating subsidiaries to pay expenses, meet its debt service obligations, pay any cash dividends or distributions on its ordinary shares or conduct share buy-backs. Significant cash or cash equivalent balances may be held from time to time at the Company’s international operating subsidiaries, including in particular those in France, where the Company maintains a cash management system under which most of its cash and cash equivalents are centralized, and in Algeria, Argentina, Brazil, China, Kazakhstan, Morocco, South Africa, Ukraine and Venezuela. Some of these operating subsidiaries have debt outstanding or are subject to acquisition agreements that impose restrictions on such operating subsidiaries’ ability to pay dividends, but such restrictions are not significant in the context of ArcelorMittal’s overall liquidity. Repatriation of funds from operating subsidiaries may also be affected by tax and foreign exchange policies in place from time to time in the various countries where the Company operates, though none of these policies are currently significant in the context of ArcelorMittal’s overall liquidity. Under the laws of Luxembourg, ArcelorMittal will be able to pay dividends or distributions only to the extent that it is entitled to receive cash dividend distributions from its subsidiaries, recognize gains from the sale of its assets or record share premium from the issuance of shares.

If earnings and cash flows of its operating subsidiaries are substantially reduced, ArcelorMittal may not be in a position to meet its operational needs or to make shareholder distributions in line with announced proposals.

Changes in assumptions underlying the carrying value of certain assets, including as a result of adverse market conditions, could result in impairment of such assets, including intangible assets such as goodwill.

At each reporting date, ArcelorMittal reviews the carrying amounts of its tangible and intangible assets (excluding goodwill, which is reviewed annually or whenever changes in circumstances indicate that the carrying amount may not be recoverable) to determine whether there is any indication that the carrying amount of those assets may not be recoverable through continuing use. If any such indication exists, the recoverable amount of the asset (or cash generating unit) is reviewed in order to determine the amount of the impairment, if any. The recoverable amount is the higher of its net selling price (fair value reduced by selling costs) and its value in use.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset (or cash generating unit). If the recoverable amount of an asset (or cash generating unit) is estimated to be less than its carrying amount, an impairment loss is recognized. An impairment loss is recognized as an expense immediately as part of operating income in the consolidated statements of operations.

Goodwill represents the excess of the amounts ArcelorMittal paid to acquire subsidiaries and other businesses over the fair value of their net assets at the date of acquisition. Goodwill has been allocated at the level of the Company’s eight operating segments; the lowest level at which goodwill is monitored for internal management purposes. Goodwill is tested for impairment annually at the levels of the groups of cash generating units which correspond to the operating segments during the fourth quarter, or when changes in the circumstances indicate that the carrying amount may not be recoverable. The recoverable amounts of the groups of cash generating units are determined from the higher of its net selling price (fair value reduced by selling costs) or its value in use calculations, which depend on certain key assumptions. These include assumptions regarding the discount rates, growth rates and expected changes to selling prices and direct costs during the period. Management estimates discount rates using pre-tax rates that reflect current market rates for investments of similar risk. The growth rates are based on the Company’s growth forecasts, which are in line with industry trends. Changes in selling prices and direct costs are based on historical experience and expectations of future changes in the market. See Notes 2 and 9 to ArcelorMittal’s consolidated financial statements.

If management’s estimates change, the estimate of the recoverable amount of goodwill or the asset could fall significantly and result in impairment. While impairment does not affect reported cash flows, the decrease of the estimated recoverable amount and the related non-cash charge in the consolidated statements of operations could have a material adverse effect on ArcelorMittal’s results of operations or financial condition. For example, based on its impairment review in connection with the preparation of its 2012 financial statements, the Company expects to record an impairment charge of $4.3 billion with respect to goodwill in its European businesses (approximately $2.5 billion, $1 billion and $800 million in the Flat Carbon Europe, Long Carbon Europe and Distribution Solutions segments, respectively). Following these impairment charges, substantial amounts of goodwill and other intangible assets will remain recorded on its balance sheet (there was $12.5 billion of goodwill and $1.6 billion of other intangibles on the balance sheet at December 31, 2011). No assurance can be given as to the absence of significant further impairment losses in future periods, particularly if market conditions continue to deteriorate. See Note 9 to ArcelorMittal’s consolidated financial statements.

The Company’s investment projects may add to its financing requirements and adversely affect its cash flows and results of operations.

The steelmaking and mining businesses are capital intensive requiring substantial ongoing maintenance capital expenditure. In addition, ArcelorMittal has plans to continue certain investment projects and has certain capital expenditure obligations from transactions entered into in the past. See “Item 4A—History and Development of the Company—Updates on Previously Announced Investment Projects”, “Item 5F—Operating and Financial Review and Prospects—Tabular Disclosure of Contractual Obligations” of our 2011 Form 20-F and Note 22 to ArcelorMittal’s consolidated financial statements. ArcelorMittal expects to fund these capital expenditures primarily through internal sources. Such sources may not suffice, however, depending on the amount of internally generated cash flow and other uses of cash. If not, ArcelorMittal may need to choose between incurring external financing, further increasing the Company’s level of indebtedness, or foregoing investments in projects targeted for profitable growth.

See “Item 4A—History and Development of the Company—Updates on Previously Announced Investment Projects” of our 2011 Form 20-F and “B. Liquidity and Capital Resources—Sources and Uses of Cash—Net Cash Used in Investing Activities” in our First Half 2012 MD&A.

Underfunding of pension and other post-retirement benefit plans at some of ArcelorMittal’s operating subsidiaries could require the Company to make substantial cash contributions to pension plans or to pay for employee healthcare, which may reduce the cash available for ArcelorMittal’s business.

ArcelorMittal’s principal operating subsidiaries in Brazil, Canada, Europe, South Africa and the United States provide defined benefit pension plans to their employees. Some of these plans are currently underfunded. At December 31, 2011, the value of ArcelorMittal USA’s pension plan assets was $2.2 billion, while the projected benefit obligation was $3.8 billion, resulting in a deficit of $1.6 billion. At December 31, 2011, the value of the pension plan assets of ArcelorMittal’s Canadian subsidiaries was $2.9 billion, while the projected benefit obligation was $3.5 billion, resulting in a deficit of $0.6 billion. At December 31, 2011, the value of the pension plan assets of ArcelorMittal’s European subsidiaries was $0.6 billion, while the projected benefit obligation was $2.1 billion, resulting in a deficit of $1.5 billion. ArcelorMittal USA, ArcelorMittal’s Canadian subsidiaries, and ArcelorMittal’s European subsidiaries also had partially underfunded post-employment benefit obligations relating to life insurance and medical benefits as of December 31, 2011. The consolidated obligations totaled $6.6 billion as of December 31, 2011, while underlying plan assets were only $0.5 billion, resulting in a deficit of $6.1 billion. See Note 23 to ArcelorMittal’s consolidated financial statements. Starting in January 2013, new accounting rules with respect to deferred employee benefits (IAS 19 amendments) will take effect, the result of which will be an increase of deferred employee benefit liabilities against a charge to equity in the amount of the funding deficit (net of tax), which would have the near-term effect of an increase in gearing.

ArcelorMittal’s funding obligations depend upon future asset performance, which is tied to equity markets to a substantial extent, the level of interest rates used to discount future liabilities, actuarial assumptions and experience, benefit plan changes and government regulation. Because of the large number of variables that determine pension funding requirements, which are difficult to predict, as well as any legislative action, future cash funding requirements for ArcelorMittal’s pension plans and other post-employment benefit plans could be significantly higher than current estimates. In these circumstances funding requirements could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal could experience labor disputes that may disrupt its operations and its relationships with its customers and its ability to rationalize operations and reduce labor costs in certain markets may be limited in practice or encounter implementation difficulties.

A majority of the employees of ArcelorMittal and of its contractors are represented by labor unions and are covered by collective bargaining or similar agreements, which are subject to periodic renegotiation (see “Item 6D—Employees” of our 2011 Form 20-F). Strikes or work stoppages could occur prior to, or during, the negotiations preceding new collective bargaining agreements, during wage and benefits negotiations or during other periods for other reasons, in particular in connection with any announced intentions to close certain sites. ArcelorMittal periodically experiences strikes and work stoppages at various facilities. Prolonged strikes or work stoppages, which may increase in their severity and frequency, may have an adverse effect on the operations and financial results of ArcelorMittal.

Faced with temporary or structural overcapacity in various markets, particularly developed ones, ArcelorMittal has in the past sought and may in the future seek to rationalize operations through temporary shutdowns and closures of plants. These initiatives have in the past and may in the future lead to protracted labor disputes and political controversy. A recent example is the announced closure of the liquid phase of ArcelorMittal’s plant in Florange, France (see “Recent Developments”), which attracted substantial media and political attention – even at one stage involving the threat of nationalization. Such situations carry the risk of delaying or increasing the cost of production rationalization measures, harming ArcelorMittal’s reputation and business standing in given markets and even the risk of nationalization.

ArcelorMittal is subject to economic policy risks and political, social and legal uncertainties in certain of the emerging markets in which it operates or proposes to operate, and these uncertainties may have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal operates, or proposes to operate, in a large number of emerging markets. In recent years, many of these countries have implemented measures aimed at improving the business environment and providing a stable platform for economic development. ArcelorMittal’s business strategy has been developed partly on the assumption that this modernization, restructuring and upgrading of the business climate and physical infrastructure will continue, but this cannot be guaranteed. Any slowdown in the development of these economies could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects, as could insufficient investment by government agencies or the private sector in physical infrastructure. For example, the failure of a country to develop reliable electricity and natural gas supplies and networks, and any resulting shortages or rationing, could lead to disruptions in ArcelorMittal’s production.

Moreover, some of the countries in which ArcelorMittal operates have been undergoing substantial political transformations from centrally-controlled command economies to market-oriented systems or from authoritarian regimes to democratically-elected governments and vice-versa. Political, economic and legal reforms necessary to complete such transformation may not progress sufficiently. On occasion, ethnic, religious, historical and other divisions have given rise to tensions and, in certain cases, wide-scale civil disturbances and military conflict. The political systems in these countries are vulnerable to their populations’ dissatisfaction with their government, reforms or the lack thereof, social and ethnic unrest and changes in governmental policies, any of which could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects and its ability to continue to do business in these countries. Certain of ArcelorMittal’s operations are also located in areas where acute drug-related violence (including executions and kidnappings of non-gang civilians) occurs and the largest drug cartels operate, such as the states of Michoacan, Sinaloa and Sonora in Mexico.

In addition, the legal systems in some of the countries in which ArcelorMittal operates remain less than fully developed, particularly with respect to property rights, the protection of foreign investment and bankruptcy proceedings, generally resulting in a lower level of legal certainty or security for foreign investment than in more developed countries. ArcelorMittal may encounter difficulties in enforcing court judgments or arbitral awards in some countries in which it operates among other reasons because those countries may not be parties to treaties that recognize the mutual enforcement of court judgments. Assets in certain countries where ArcelorMittal operates could also be at risk of expropriation or nationalization, and compensation for such assets may be below fair value. For example, the Venezuelan government has implemented a number of selective nationalizations of companies operating in the country to date. Although ArcelorMittal believes that the long-term growth potential in emerging markets is strong, and intends them to be the focus of the majority of its near-term growth capital expenditures, legal obstacles could have a material adverse effect on the implementation of ArcelorMittal’s growth plans and its operations in such countries.

ArcelorMittal’s results of operations could be affected by fluctuations in foreign exchange rates, particularly the euro to U.S. dollar exchange rate, as well as by exchange controls imposed by governmental authorities in the countries where it operates.

ArcelorMittal operates and sells products globally, and, as a result, its business, financial condition, results of operations or prospects could be adversely affected by fluctuations in exchange rates. A substantial portion of ArcelorMittal’s assets, liabilities, operating costs, sales and earnings are denominated in currencies other than the U.S. dollar (ArcelorMittal’s reporting currency). Accordingly, fluctuations in exchange rates to the U.S. dollar, could have an adverse effect on its business, financial condition, results of operations or prospects.

ArcelorMittal operates in several countries whose currencies are, or have in the past been, subject to limitations imposed by those countries’ central banks, or which have experienced sudden and significant devaluations. In Europe, the ongoing crisis raises the risk of a substantial depreciation of the euro against the U.S. Dollar. Currency devaluations, the imposition of new exchange controls or other similar restrictions on currency convertibility, or the tightening of existing controls, in the countries in which ArcelorMittal operates could adversely affect its business, financial condition, results of operations or prospects. See “Item 4B—Business Overview—Government Regulations—Foreign Exchange” of our 2011 Form 20-F.

Disruptions to ArcelorMittal’s manufacturing processes could adversely affect its operations, customer service levels and financial results.

Steel manufacturing processes are dependent on critical steel-making equipment, such as furnaces, continuous casters, rolling mills and electrical equipment (such as transformers), and such equipment may incur downtime as a result of unanticipated failures or other events, such as fires or furnace breakdowns. ArcelorMittal’s manufacturing plants have experienced, and may in the future experience, plant shutdowns or periods of reduced production as a result of such equipment failures or other events. To the extent that lost production as a result of such a disruption could not be compensated for by unaffected facilities, such disruptions could have an adverse effect on ArcelorMittal’s operations, customer service levels and financial results.

Natural disasters could damage ArcelorMittal’s production facilities.

Natural disasters could significantly damage ArcelorMittal’s production facilities and general infrastructure. For example, ArcelorMittal Lázaro Cárdenas’s production facilities located in Lázaro Cárdenas, Michoacán, Mexico and ArcelorMittal Galati’s production facilities located in the Botasani region of Romania are located in regions prone to earthquakes of varying magnitudes. The Lázaro Cárdenas area has, in addition, been subject to a number of tsunamis in the past. ArcelorMittal Point Lisas is located in Trinidad & Tobago, an area vulnerable to both hurricanes and earthquakes. The ArcelorMittal wire drawing operations in the United States are located in an area subject to tornados. Although risk mitigation efforts have been incorporated in plant design and operations, extensive damage in the event of a tornado cannot be excluded. Extensive damage to the foregoing facilities or any of ArcelorMittal’s other major production complexes and potential resulting staff casualties, whether as a result of floods, earthquakes, hurricanes, tsunamis or other natural disasters, could, to the extent that lost production could not be compensated for by unaffected facilities, severely affect ArcelorMittal’s ability to conduct its business operations and, as a result, reduce its future operating results.

ArcelorMittal’s insurance policies provide limited coverage, potentially leaving it uninsured against some business risks.

The occurrence of an event that is uninsurable or not fully insured could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects. ArcelorMittal maintains insurance on property and equipment and product liability insurance in amounts believed to be consistent with industry practices but it is not fully insured against all such risks. ArcelorMittal’s insurance policies cover physical loss or damage to its property and equipment on a reinstatement basis arising from a number of specified risks and certain consequential losses, including business interruption arising from the occurrence of an insured event under the policies. Under ArcelorMittal’s property and equipment policies, damages and losses caused by certain natural disasters, such as earthquakes, floods and windstorms, are also covered. ArcelorMittal also maintains various other types of insurance, such as directors’ and officers’ liability insurance, workmen’s compensation insurance and marine insurance.

In addition, ArcelorMittal maintains trade credit insurance on receivables from selected customers, subject to limits that it believes are consistent with those in the industry, in order to protect it against the risk of non-payment due to customers’ insolvency or other causes. Not all of ArcelorMittal’s customers are or can be insured, and even when insurance is available, it may not fully cover the exposure.

Notwithstanding the insurance coverage that ArcelorMittal and its subsidiaries carry, the occurrence of an event that causes losses in excess of limits specified under the relevant policy, or losses arising from events not covered by insurance policies, could materially harm ArcelorMittal’s financial condition and future operating results.

Product liability claims could have a significant adverse financial impact on ArcelorMittal.

ArcelorMittal sells products to major manufacturers engaged in manufacturing and selling a wide range of end products. ArcelorMittal also from time to time offers advice to these manufacturers. Furthermore, ArcelorMittal’s products are also sold to, and used in, certain safety-critical applications, such as, for example, pipes used in gas or oil pipelines and in automotive applications. There could be significant consequential damages resulting from the use of or defects in such products. ArcelorMittal has a limited amount of product liability insurance coverage, and a major claim for damages related to ArcelorMittal products sold and, as the case may be, advice given in connection with such products could leave ArcelorMittal uninsured against a portion or the entirety of the award and, as a result, materially harm its financial condition and future operating results.

ArcelorMittal is subject to regulatory risk, and may incur liabilities arising from investigations by governmental authorities, litigation and fines, among others, regarding its pricing and marketing practices or other antitrust matters.

ArcelorMittal is the largest steel producer in the world. As a result of this position, ArcelorMittal may be subject to exacting scrutiny from regulatory authorities and private parties, particularly regarding its trade practices and dealings with customers and counterparties. As a result of its position in the steel markets and its historically acquisitive growth strategy, ArcelorMittal could be the target of governmental investigations and lawsuits based on antitrust laws in particular. These could require significant expenditures and result in liabilities or governmental orders that could have a material adverse effect on ArcelorMittal’s business, operating results, financial condition and prospects. ArcelorMittal and certain of its subsidiaries are currently under investigation by governmental entities in several countries, and are named as defendants in a number of lawsuits relating to various antitrust matters. For example, in September 2008, Standard Iron Works filed a class action complaint in U.S. federal court against ArcelorMittal, ArcelorMittal USA LLC and other steel manufacturers, alleging that the defendants had conspired since 2005 to restrict the output of steel products in order to affect steel prices. Since the filing of the Standard Iron Works lawsuit, other similar direct purchaser lawsuits have been filed in the same court and consolidated with the Standard Iron Works law suit. In addition, class actions on behalf of indirect purchasers have been filed. A motion by ArcelorMittal and the other defendants to dismiss the direct purchaser claims was denied in June 2009, and the litigation is now in the discovery and class certification briefing stage. Antitrust proceedings and investigations involving ArcelorMittal subsidiaries are also currently pending in Brazil and South Africa. See “Item 8A—Financial Information—Legal Proceedings—Legal Claims—Competition/Antitrust Claims” of our 2011 Form 20-F and “Recent Developments in Legal Proceedings” in our First Half 2012 MD&A.

Because of the fact-intensive nature of the issues involved and the inherent uncertainty of such litigation and investigations, negative outcomes are possible. An adverse ruling in the proceedings described above or in other similar proceedings in the future could subject ArcelorMittal to substantial administrative penalties and/or civil damages. In cases relating to other companies, civil damages have ranged as high as hundreds of millions of U.S. dollars in major civil antitrust proceedings during the last decade. With respect to the pending U.S. federal court litigation, ArcelorMittal could be subject to treble damages. Unfavorable outcomes in current and potential future litigation and investigations could reduce ArcelorMittal’s liquidity and negatively affect its financial performance and its financial condition.

ArcelorMittal’s business is subject to an extensive, complex and evolving regulatory framework and its governance and compliance processes may fail to prevent regulatory penalties and reputational harm, both at operating subsidiaries, joint ventures and associates.

ArcelorMittal operates in a global environment, and its business straddles multiple jurisdictions and complex regulatory frameworks, at a time of increased enforcement activity and enforcement initiatives worldwide. Such regulatory frameworks, including but not limited to the area of economic sanctions, are constantly evolving, and ArcelorMittal may as a result become subject to increasing limitations on its business activities. Moreover, ArcelorMittal’s governance and compliance processes, which include the review of internal controls over financial reporting, may not prevent breaches of law, accounting or governance standards at the Company or its subsidiaries. Risks of violations are also present at the Company’s joint ventures and associates where ArcelorMittal has only a non-controlling stake and does not control governance practices or accounting and reporting procedures. In addition, ArcelorMittal may be subject to breaches of its Code of Business Conduct, other rules and protocols for the conduct of business, as well as instances of fraudulent behavior and dishonesty by its employees, contractors or other agents. The Company’s failure to comply with applicable laws and other standards could subject it to fines, litigation, loss of operating licenses and reputational harm.

The income tax liability of ArcelorMittal may substantially increase if the tax laws and regulations in countries in which it operates change or become subject to adverse interpretations or inconsistent enforcement.

Taxes payable by companies in many of the countries in which ArcelorMittal operates are substantial and include value-added tax, excise duties, profit taxes, payroll-related taxes, property taxes and other taxes. Tax laws and regulations in some of these countries may be subject to frequent change, varying interpretation and inconsistent enforcement. Ineffective tax collection systems and national or local government budget requirements may increase the likelihood of the imposition of arbitrary or onerous taxes and penalties, which could have a material adverse effect on ArcelorMittal’s financial condition and results of operations. In addition to the usual tax burden imposed on taxpayers, these conditions create uncertainty as to the tax implications of various business decisions. This uncertainty could expose ArcelorMittal to significant fines and penalties and to enforcement measures despite its best efforts at compliance, and could result in a greater than expected tax burden. See Note 19 to ArcelorMittal’s consolidated financial statements.

In addition, many of the jurisdictions in which ArcelorMittal operates have adopted transfer pricing legislation. If tax authorities impose significant additional tax liabilities as a result of transfer pricing adjustments, it could have a material adverse effect on ArcelorMittal’s financial condition and results of operations.

It is possible that tax authorities in the countries in which ArcelorMittal operates will introduce additional revenue raising measures. The introduction of any such provisions may affect the overall tax efficiency of ArcelorMittal and may result in significant additional taxes becoming payable. Any such additional tax exposure could have a material adverse effect on its financial condition and results of operations.

ArcelorMittal may face a significant increase in its income taxes if tax rates increase or the tax laws or regulations in the jurisdictions in which it operates, or treaties between those jurisdictions, are modified in an adverse manner. This may adversely affect ArcelorMittal’s cash flows, liquidity and ability to pay dividends.

If ArcelorMittal were unable to utilize fully its deferred tax assets, its profitability and future cash flows could be reduced.

At December 31, 2011, ArcelorMittal had $6.1 billion recorded as deferred tax assets on its consolidated statements of financial position. These assets can be utilized only if, and only to the extent that, ArcelorMittal’s operating subsidiaries generate adequate levels of taxable income in future periods to offset the tax loss carry forwards and reverse the temporary differences prior to expiration.

At December 31, 2011, the amount of future income required to recover ArcelorMittal’s deferred tax assets of $6.1 billion was at least $21 billion at certain operating subsidiaries.

ArcelorMittal’s ability to generate taxable income is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. If ArcelorMittal generates lower taxable income than the amount it has assumed in determining its deferred tax assets, then the value of deferred tax assets will be reduced. In addition, changes in tax law may result in a reduction in the value of deferred tax assets.

ArcelorMittal’s reputation and business could be materially harmed as a result of data breaches, data theft, unauthorized access or successful hacking.

ArcelorMittal’s operations depend on the secure and reliable performance of its information technology systems. An increasing number of companies, including ArcelorMittal, have recently experienced intrusion attempts or even breaches of their information technology security, some of which have involved sophisticated and highly targeted attacks on their computer networks. Because the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and often are not recognized until launched against a target, the Company may be unable to anticipate these techniques or to implement in a timely manner effective and efficient countermeasures.

If unauthorized parties force access to ArcelorMittal’s information technology systems, they may be able to misappropriate confidential information, cause interruptions in the Company’s operations, damage its computers or otherwise damage its reputation and business. In such circumstances, the Company could be held liable or be subject to regulatory or other actions for breaching confidentiality and personal data protection rules. Any compromise of the Company’s security could result in a loss of confidence in its security measures and subject it to litigation, civil or criminal penalties, and adverse publicity that could adversely affect its financial condition and results of operations.

The audit report incorporated by reference in this prospectus supplement has been prepared by auditors who are not inspected by the US Public Company Accounting Oversight Board (“PCAOB”), as such, investors in ArcelorMittal currently do not have the benefits of PCAOB oversight.

ArcelorMittal’s auditor, Deloitte Audit, S.à.r.l., as an auditor of companies with shares that are traded publicly in the United States and as a firm registered with the US Public Company Accounting Oversight Board (United States) (the “PCAOB”), is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and applicable United States professional standards.

Because ArcelorMittal’s auditor is located in the Grand Duchy of Luxembourg, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Luxembourg Public Audit Supervisor, ArcelorMittal’s auditor is not currently inspected by the PCAOB. Investors who rely on ArcelorMittal’s auditors’ audit reports are deprived of the benefits of PCAOB inspections of auditors, which may identify deficiencies in those firms’ audit procedures and quality control procedures and improve future audit quality.

U.S. investors may have difficulty enforcing civil liabilities against ArcelorMittal and its directors and senior management.

ArcelorMittal is incorporated under the laws of the Grand Duchy of Luxembourg with its principal executive offices and corporate headquarters in Luxembourg. The majority of ArcelorMittal’s directors and senior management are residents of jurisdictions outside of the United States. The majority of ArcelorMittal’s assets and the assets of these persons are located outside the United States. As a result, U.S. investors may find it difficult to effect service of process within the United States upon ArcelorMittal or these persons or to enforce outside the United States judgments obtained against ArcelorMittal or these persons in U.S. courts, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against ArcelorMittal or these persons in courts in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against ArcelorMittal’s directors and senior management and non-U.S. experts named in this prospectus supplement.

Risks Relating to an Investment in the Notes

The Issuer is not required to repay principal on the Notes.

Although the Notes are a form of subordinated debt securities, the Issuer is never required to repay the principal amount at maturity. Instead, on the Maturity Date, the Notes will be mandatorily redeemed for the Issuer’s Shares, which may have a market value significantly less than the principal amount of the Notes. Accordingly, holders are exposed to fluctuation in the value of the Shares into which the Notes will be converted upon maturity.

In the event of the Issuer’s bankruptcy, holders may not make a claim for the principal amount of the Notes.

In the event of the Issuer’s bankruptcy, dissolution, liquidation or similar events, holders will not have the ability to make a claim against the Issuer for the principal amount of their Notes. Instead, each holder will be entitled to declare its Notes due and demand immediate redemption at the Redemption Amount, together with accrued interest (if any) to the date of repayment and Optionally Outstanding Payments (if any). The Redemption Amount is the Current Market Value (as defined in this prospectus supplement) multiplied by the Maximum Conversion Ratio, and will very likely be less than the principal amount of the Notes. In addition, that claim for the Redemption Amount will be subordinated to certain of the Issuer’s other liabilities as described below.

In the event of the Issuer’s bankruptcy, the terms of the Notes limit the rights of the trustee and the holders in such proceedings.

Under the terms of the Notes, neither the trustee nor any holder may take any action in respect of an Enforcement Event other than those described under “Description of the Notes—Enforcement Events” and, in particular, may not take any other action that would influence the outcome of a bankruptcy proceeding or restructuring outside bankruptcy.

Subject to mandatory provisions of Luxembourg law, holders of Notes will, under the terms of the Notes, be prevented from participating in creditor consultations and votes, inter alia, in composition proposals in a bankruptcy (faillite) or moratorium (concordat préventif de faillite) or on a reorganization plan in a controlled management (gestion contrôlée), or from appealing decisions by the receiver or other appointed official in the context of the relevant insolvency proceedings, or decisions of the relevant court, which may adversely affect the rights of the holders of the Notes.

The Issuer’s obligations under the Notes are subordinated to certain of the Issuer’s liabilities.

Under the terms of the Notes, the Issuer will be required to make deliveries of Shares upon a conversion of the Notes. In addition, in the event of the Issuer’s bankruptcy, dissolution, liquidation or similar events, holders will be entitled to declare the Notes due and demand immediate redemption at the Redemption Amount, together with accrued interest (if any) to the date of repayment and Optionally Outstanding Payments (if any). However, the Issuer’s obligations to make these payments or deliveries are unsecured and subordinated and will rank junior in priority of payment to the rights and claims against the Issuer of the Issuer’s senior creditors with respect to the Notes, including those to whom the Issuer has granted guarantees of obligations of one or more of its subsidiaries. You may lose all or some of your investment if the Issuer or potentially one or more of its subsidiaries whose obligations it has guaranteed become subject to insolvency proceedings. In addition, such obligations would be structurally subordinated to the other liabilities of the Issuer’s subsidiaries.

Interest payments under the Notes may be deferred.

The Issuer may defer the payment of interest on the Notes indefinitely, unless and until a Compulsory Payment Event (as defined under “Description of the Notes”) occurs, or if the Issuer makes a payment of interest on the Notes, redeems the Notes, fails to pay any amount due under the Notes other than pursuant to a permitted interest deferral election, or in certain bankruptcy, insolvency or liquidation events. For further information, see the definition of “Mandatory Interest Payment Date” in “Description of the Notes—Certain Defined Terms.”

In no event will holders of Notes be able to accelerate their Notes as a result of such deferral; such holders will have claims only for amounts then due and payable on their Notes. After the Issuer has fully paid all deferred interest on the Notes and if Notes remain outstanding, future interest payments on the Notes will be subject to further deferral as described above.

Any deferral of interest payments is likely to have an adverse effect on the market price of the Notes. In addition, as a result of the interest deferral provision of the Notes, the market price of the Notes may be more volatile than the market prices of other debt securities in respect of which original issue discount or interest accruals are not subject to such deferrals and may be more sensitive generally to adverse changes in the Issuer’s financial condition.

Because the Notes are unsecured, investors’ rights to receive payments may be adversely affected.

The Notes will be unsecured. After a bankruptcy, liquidation or reorganization of the Issuer, to the extent the Issuer has granted security to a creditor over its assets, the assets that secure debts owed to that creditor will be used to satisfy the obligations under that secured debt before the Issuer can make payment on its unsecured obligations. If there is not enough collateral to satisfy the obligations of the secured debt, then creditors of the remaining amount of secured debt would share equally with all unsubordinated unsecured indebtedness.

The Notes do not contain any financial covenants, and the Issuer is not prohibited from issuing further debt that may rank equally with or senior to the Notes.

There is no restriction on the amount of debt the Issuer may issue that ranks senior to the Notes or on the amount of securities the Issuer may issue that rank equally with the Notes. The issue of any such debt or securities may adversely affect the Issuer’s ability to pay its obligations on the Notes or reduce the amount recoverable by you in any insolvency proceedings of the Issuer. Except as provided otherwise under “Description of the Notes—Voluntary Conversion upon the Occurrence of a Relevant Event,” holders of the Notes will not be protected under the terms of the Notes or the Indenture in the event of a highly leveraged transaction, a reorganization or a restructuring, merger or similar transaction that may adversely affect holders of the Notes.

The Issuer is not restricted in its ability to dispose of its assets by the terms of the Notes.

The Issuer is permitted to sell or otherwise dispose of its assets to another corporation or other entity under the terms of the Notes. The Issuer is also generally permitted to create security over its assets to secure other securities or debt instruments. If the Issuer were to decide to dispose of its assets (other than under certain circumstances in a liquidation context), holders of the Notes will not be entitled to declare an acceleration of the Notes, and those assets will no longer be available to support payments on the Notes.

There are no events of default, acceleration or similar events under the Notes.

Holders may not at any time demand repayment or redemption of their Notes for cash, except for the Redemption Amount upon the Issuer’s bankruptcy, dissolution, liquidation or similar events. In addition, the trustee, on behalf of the holders of the Notes may, at its discretion, or shall at the direction of the holders of 25% of the aggregate principal amount of the outstanding Notes may enforce the non-payment of interest and delivery of shares otherwise due as described in this prospectus supplement, subject to any applicable laws, by instituting proceedings for the bankruptcy of the Issuer and/or proving in any bankruptcy (or other insolvency proceedings) of the Issuer in respect of any payment obligations of the Issuer arising under the Notes, but may take no other action in respect of such non-payment.

There are limitations on the remedies available to investors and the trustee should the Issuer fail to pay amounts due on the Notes.

In the case of an Enforcement Event for non-payment (as described herein), the trustee, on behalf of the holders of the Notes, may, at its discretion, or shall at the direction of holders of 25% of the aggregate principal amount of outstanding Notes, subject to any applicable laws, institute proceedings for the bankruptcy of the Issuer and/or prove in any bankruptcy (or other insolvency proceedings) of the Issuer in respect of any payment or delivery, as the case may be, obligations of the Issuer arising under the Notes. However, neither the trustee nor any holder of a Note may take any other action in respect of such an Enforcement Event, and in particular may not take any other action that would influence the outcome of a bankruptcy proceeding or restructuring outside bankruptcy. See “Description of the Notes—Enforcement Events.”

A downgrade in the Issuer’s credit rating could adversely affect the trading prices of the Notes.

The trading prices for the Notes are directly affected by the Issuer’s credit rating. Credit rating agencies continually revise their ratings for companies that they follow, including the Issuer. Any ratings downgrade could adversely affect the trading prices of the Notes or the trading markets for the Notes to the extent trading markets for the Notes develop. The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative values of the Notes. Any trading by arbitrageurs could, in turn, affect the trading prices of the Notes.

Credit ratings may not reflect all risks.

One or more independent credit rating agencies may assign credit ratings to the Notes. The ratings may not reflect the potential impact of all risks related to the structure, market and additional factors discussed above, and other factors that may affect the value of the Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

There may not be liquid trading markets for the Notes.

The Notes are new securities with no established trading market, and while the Issuer will apply to list the Notes on the New York Stock Exchange, subject to satisfaction of the NYSE’s minimum equity listing standards with respect to the Notes, there is no guarantee that such requirement will be satisfied and that the Notes will ultimately be listed on a national securities exchange or any other organized trading market or quoted on any automated quotation system. The underwriters may advise the Issuer that they intend to make a market in the Notes, but they will not be obligated to do so and may discontinue any market-making in the Notes at any time, at their sole discretion. As a result, the Issuer cannot assure you as to the liquidity of any trading market for the Notes. If active markets for the Notes do not develop, the prices of the debt securities and the ability of a holder of Notes to find a ready buyer will be adversely affected.

The market value of the Notes will be affected by the creditworthiness of the Issuer and the Group and a number of additional factors, including market interest and yield rates.

The value of the Notes depends on a number of interrelated factors, including the market price for the Shares and economic, financial and political events in the countries or regions where the Issuer has significant operations, including factors affecting capital markets generally and the stock exchange on which the Notes are traded, if any. These factors also include the creditworthiness and credit ratings of the Issuer and the Group (see “A downgrade in the Issuer’s credit rating could adversely affect the trading prices of the Notes” and “ArcelorMittal has a substantial amount of indebtedness, which could make it more difficult or expensive to refinance its maturing debt, incur new debt and/or flexibly manage its business” above). The price at which a holder will be able to sell the Notes may be at a discount, which could be substantial, from the issue price or the purchase price paid by such purchaser.

The market price of the Notes could be significantly affected by the market price of the Shares, which may fluctuate significantly.

The Issuer expects that the market price of the Notes will be significantly affected by the market price of the Shares. This may result in greater volatility in the trading value for the Notes than would be expected for nonconvertible debt securities that the Issuer may issue. Factors that could affect the Share price include the following:

•	fluctuations in the Issuer’s quarterly results of operations and cash flows or those of other companies in its industry;

•	the public’s reaction to the Issuer’s press releases, announcements and filings with the SEC;

•	additions or departures of key personnel;

•	changes in financial estimates or recommendations by research analysts;

•	changes in the amount of indebtedness the Issuer has outstanding;

•	changes in the ratings of the Notes or other securities;

•	changes in general conditions in the U.S. and international economy, financial markets or the industry in which the Issuer operates, including changes in regulatory requirements;

•	significant contracts, acquisitions, dispositions, financings, joint marketing relationships, joint ventures or capital commitments by the Issuer or its competitors;

•	developments related to significant claims or proceedings against the Issuer;

•	the Issuer’s dividend policy; and

•	future sales of equity or equity-linked securities by the Issuer.

In recent years, stock markets, including the New York Stock Exchange and the NYSE Euronext Amsterdam, have experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market prices of the Shares and the Notes.

Future sales of the Shares in the public market or the issuance by the Issuer of securities senior to the Shares could adversely affect the trading price of the Shares and the value of the Notes and the Issuer’s ability to raise funds in new stock offerings.

Future sales of substantial amounts of the Shares or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of the Shares and the value of the Notes and could impair the Issuer’s ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of the Shares or the availability of the Shares for future sale will have on the trading price of the Shares or the value of the Notes.

The price of the Shares could be affected by possible sales of the Shares by investors who view the Notes as a more attractive means of equity participation in the Issuer and by hedging or arbitrage trading activity, including as part of the concurrent Share offering contemplated herein, that the Issuer expects to develop involving the Shares. The hedging or arbitrage could, in turn, affect the trading price of the Notes.

The trading market for securities such as the Notes and the Shares may be volatile and may be adversely impacted by many events.

The market for securities issued by issuers such as the Issuer, such as the Notes and the Shares, is influenced by economic and market conditions and, to varying degrees, market conditions, interest rates, currency exchange rates and inflation rates in other European and other industrialized countries. There can be no assurance that events in the Grand Duchy of Luxembourg, Europe, the United States or elsewhere will not cause market volatility or that such volatility will not adversely affect the price of the Notes or the Shares or that economic and market conditions will not have any other adverse effect. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the Notes or the Shares. Any trading by arbitrageurs could, in turn, affect the trading prices of the Notes or the Shares.

Recent regulatory actions may adversely affect the trading price and liquidity of the Notes.

The Issuer expects that many investors in, and potential purchasers of, the Notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the Notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common stock or ordinary shares underlying the convertible debt and dynamically adjusting their short position while they hold the convertible debt instruments. Investors in the Notes may also implement this strategy by entering into swaps on the Shares stock in lieu of or in addition to short selling the Shares. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to the Shares could adversely affect the ability of investors in, or potential purchasers of, the Notes to conduct the convertible arbitrage strategy that the Issuer believes they will employ, or seek to employ, with respect to the Notes. This could, in turn, adversely affect the trading price and liquidity of the Notes.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including the Shares). In particular, Rule 201 of SEC Regulation SHO generally restricts short selling when the price of a “covered security” triggers a “circuit breaker” by falling 10% or more from the security’s closing price as of the end of regular trading hours on the prior day. If this circuit breaker is triggered, short sale orders can be displayed or executed for the remainder of that day and the following day only if the order price is above the current national best bid, subject to certain limited exceptions. Because the Shares are a “covered security,” these Rule 201 restrictions, if triggered, may interfere with the ability of investors in, and potential purchasers of, the Notes, to effect short sales in the Shares and conduct a convertible arbitrage strategy.

The SEC has also approved a pilot program allowing securities exchanges and the Financial Industry Regulatory Authority, Inc. (“FINRA”) to halt trading in securities included in the S&P 500 Index, Russell 1000 Index and certain exchange traded funds and notes if the price of any such security moves 10% or more from a sale price in a five-minute period (the “single stock circuit breaker program”). Beginning on August 8, 2011, the single stock circuit breaker program was expanded to include all other NMS stocks, and imposes a trading halt in these additional stocks in the event of any price movement of 30% or 50% (or more), depending upon the trading price of the stock. The single stock circuit breaker program is currently set to expire on February 4, 2013. The SEC also recently approved two proposals submitted by national securities exchanges and FINRA. One initiative is the “Limit Up-Limit Down” plan, which will replace the single stock circuit breaker program and require securities exchanges, alternative trading systems, broker-dealers and other trading centers to establish policies and procedures that prevent the execution of trades and the display of offers from occurring outside of a specified price band. If bid or offer quotations are at the far limit of the price band for more than 15 seconds, trading in that security will be subject to a five-minute trading pause. The Limit Up-Limit Down plan is scheduled to go into effect on a one-year pilot basis on February 4, 2013.

The second initiative will change existing stock exchange and FINRA rules that establish a market-wide circuit breaker system. The existing market-wide circuit breaker system provides for specified market-wide halts in trading of stock for certain periods following specified market declines. The changes will lower the percentage-decline thresholds for triggering a market-wide trading halt and shorten the amount of time that trading is halted. Market declines under the new system will be measured by reference to the S&P 500 Index rather than the Dow Jones Industrial Average, and the trigger thresholds will be calculated daily rather than quarterly. The changes to the market-wide circuit breaker system are scheduled to go into effect on a one-year pilot basis on February 4, 2013.

The restrictions on trading imposed by the single stock circuit breaker program, the market-wide circuit breaker system and, when effective, the Limit Up-Limit Down plan may interfere with the ability of investors in, and potential purchasers of, the Notes to effect short sales in the Shares and conduct a convertible arbitrage strategy.

The enactment of the Dodd-Frank Act Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) on July 21, 2010 also introduced regulatory uncertainty that may impact trading activities relevant to the Notes. This legislation will require many over the-counter swaps and security-based swaps to be centrally cleared through regulated clearinghouses and traded on exchanges or comparable trading facilities. In addition, swap dealers, security-based swap dealers, major swap participants and major security-based swap participants will be required to comply with margin and capital requirements as well as public reporting requirements to provide transaction and pricing data on both cleared and uncleared swaps. These requirements could adversely affect the ability of investors in, or potential purchasers of, the Notes to maintain a convertible arbitrage strategy with respect to the Notes (including increasing the costs incurred by such investors in implementing such strategy). This could, in turn, adversely affect the trading price and liquidity of the Notes. We cannot predict how the SEC and other regulators will ultimately implement this legislation or the magnitude of the effect that this legislation will have on the trading price or liquidity of the Notes. Although the direction and magnitude of the effect that the amendments to Regulation SHO, FINRA and securities exchange rule changes and/or implementation of the

Dodd-Frank Act may have on the trading price and the liquidity of the Notes will depend on a variety of factors, many of which cannot be determined at this time, past regulatory actions have had a significant impact on the trading prices and liquidity of convertible debt instruments. For example, between July 2008 and September 2008, the SEC issued a series of emergency orders placing restrictions on the short sale of the common stock of certain financial services companies. The orders made the convertible arbitrage strategy that many convertible debt investors employ difficult to execute and adversely affected both the liquidity and trading price of convertible debt instruments issued by many of the financial services companies subject to the prohibition. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the Notes to effect short sales of the Shares, including the amendments to Regulation SHO, FINRA and exchange rule changes and the implementation of the Dodd-Frank Act, could similarly adversely affect the trading price and the liquidity of the Notes.

Interest on Optionally Deferred Payments may not be enforceable under Luxembourg law.

Subject to certain non-relevant exceptions, the accrual of interest on interest is prohibited by article 1154 of the Luxembourg Civil Code. Based on identical provisions of article 1154 of the French Civil Code, French courts have ruled that a valid foreign law governed interest on interest clause is enforceable in France. Relevant legal literature is generally supportive of this position, but Luxembourg courts do not appear to have ruled on this point. The provision of the Notes providing for the accrual of interest on Optionally Deferred Payments is valid and enforceable as a matter of New York law. While the Issuer’s position is that this provision, or a New York court order enforcing this provision, will be enforceable in Luxembourg, it cannot be ruled out that a Luxembourg court may refuse such enforcement.

Luxembourg insolvency laws may adversely affect a recovery by the holders of the Notes.

The Issuer is a Luxembourg company. Luxembourg insolvency laws may make it more difficult for holders of the Notes to effect a restructuring of the Company or to recover the amount they would have recovered in a liquidation or bankruptcy proceeding in other jurisdictions. There are a number of insolvency regimes under Luxembourg law.

Bankruptcy proceedings (faillite) are primarily designed to liquidate and distribute the assets of a debtor to its creditors. Three formal corporate rescue procedures exist: controlled management (gestion contrôlée), which involves one or several commissioners (commissaires à la gestion contrôlée) preparing a plan of reorganization or a plan for the realization and distribution of the assets; moratorium (concordat préventif de faillite), whereby a judge is appointed to oversee the negotiation of an agreement between the debtor and his creditors; and the suspension of payments (sursis de paiement), whereby one or more commissioners is/are appointed by the court to oversee the management of the company during the suspension of payments period.

A judgment in bankruptcy proceedings (faillite) has the effect of removing the power from a company to manage its assets and of stopping all attachment or garnishment proceedings brought by unsecured or nonprivileged creditors. However, this type of judgment has no effect on creditors holding certain forms of security, such as pledges on certain types of assets. A secured creditor holding a pledge can retain possession of the pledged assets or can enforce its security interest if an event of default has occurred under the security agreement. Further, in a bankruptcy proceeding (faillite), the debtor has the right to make composition (concordat) proposals which are inter alia subject to approval by creditors representing at least 75% of all admitted unsecured claims. The ratification of a composition in a bankruptcy proceeding (faillite) or in a moratorium (concordat préventif de faillite) will have no effect on creditors who, having secured claims, did not participate in the composition proceedings and did not, therefore, waive their rights or priority, mortgages or pledges. These creditors may continue to act against the debtor in order to obtain payment of their claims and they may enforce their rights, obtain attachments and obtain the sale of the assets securing their claims. Equally, the procedure of suspension of payments (sursis de paiement) once approved has no effect on secured creditors.

A recovery under Luxembourg law, therefore, could involve a sale of the assets of the debtor in a manner that does not reflect the going concern value of the debtor. Consequently, Luxembourg insolvency laws could preclude or inhibit the ability of the holders of the Notes to effect a restructuring of the Company and could reduce their recovery in a Luxembourg insolvency proceeding.

In connection with Luxembourg bankruptcy proceedings, the assets of a debtor are generally liquidated and the proceeds distributed to the debtor’s creditors on the basis of the relative claims of those creditors and their ranking, and certain parties (such as secured creditors) will have special rights that may adversely affect the interests of holders of the Notes whose rights will, in addition, be subordinated to those of unsecured senior creditors. The claim of a creditor may be limited depending on the date the claim becomes due and payable in accordance with its terms. Each of these claims will have to be resubmitted to the Company’s receiver to be verified by the receiver. Any dispute as to the valuation of claims will be subject to court proceedings. These verification procedures could cause holders of the Notes to recover less than the principal amount of their Notes or less than they could recover in a liquidation governed by the laws of another jurisdiction. Such verification procedures could also cause payments to the holders of the Notes to be delayed compared with holders of undisputed claims.

You may have to pay taxes if we adjust the Conversion Ratio of the Notes in certain circumstances, even though you would not receive any cash.

The Issuer will adjust the Conversion Ratio of the Notes for certain events that affect our capital structure (see “Description of the Notes—Adjustment of the Conversion Price and Conversion Ratio”). Upon certain adjustments to (or certain failures to make adjustments to) the Conversion Ratio if you are a U.S. Holder (as defined in “Tax Considerations”), you may be treated as having received a constructive distribution from the Issuer, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash in connection with the adjustment to (or failure to adjust) the Conversion Ratio. Please consult your tax advisor and read “Tax Considerations—United States Federal Income Tax Considerations—Constructive Distributions.”

The law governing the Notes, or the official application or interpretation of such law, may change.

The Notes and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York. No assurance can be given as to the impact of any possible judicial decision or change in New York law or the official application or interpretation of New York law after the date of this prospectus supplement.

A change of law may subject holders of the Notes to withholding tax or other taxes.

No assurance can be given as to the impact of any possible judicial decision or change to Luxembourg or U.S. or other jurisdictions’ tax laws or any applicable law or administrative practice (including, for example, any future implementation of a withholding tax or financial transaction tax) after the date on which the Notes issued in relation to the Offering. If a change in law leads to a mandatory imposition of a withholding tax or any other tax relating to the sale, transfer or disposition or any other transaction related to the Notes and/or the Shares, the value of the Notes may decline.

The circumstances triggering an Accelerated Mandatory Conversion Event are unpredictable.

The Notes will be mandatorily converted into Shares prior to the Maturity Date upon an Accelerated Mandatory Conversion Event. One of the triggers for an Accelerated Mandatory Conversion Event is a downgrade of the Issuer’s credit rating by specified credit rating agencies by more than a specified amount (as described herein). The Issuer’s credit rating is unpredictable and depends on a number of factors, many of which are outside of the Issuer’s control.

Because of the uncertainty regarding whether an Accelerated Mandatory Conversion Event may occur, trading behavior in respect of the Notes may differ from typical trading behavior associated with other types of convertible or exchangeable securities. Any indication that an Accelerated Mandatory Conversion Event may occur can be expected to have an adverse effect on the market price of the Notes and on the price of the Shares.

The Notes will not be redeemed for cash and holders of the Notes are exposed to fluctuation in the value of the Shares that they will receive upon conversion.

The Notes will not be redeemed for cash. Upon conversion, holders will only receive such number of Shares calculated by applying the Relevant Conversion Ratio, the Relevant Event Conversion Ratio, the Minimum Conversion Ratio or the Maximum Conversion Ratio, as the case may be, together with the Make-whole Amount, any Optionally Outstanding Payments, and any other accrued and unpaid interest, as the case may be. Holders will therefore bear the risk of any fluctuation in the value of the Shares.

At the time the Notes are acquired by investors (i) the price of the Shares, (ii) the number of Shares to be received upon conversion of the Notes and (iii) the date on which the Notes will be converted into Shares, other than with respect to mandatory conversion on the Maturity Date, will not be ascertainable.

Moreover, upon the occurrence of an Accelerated Mandatory Conversion Event or an early mandatory conversion at the option of the Issuer, the Notes will be mandatorily converted into Shares. An Accelerated Mandatory Conversion Event would likely occur following a significant deterioration of the Issuer’s financial position and results of operations and will likely be accompanied by a prior deterioration in the market price of the Shares, which may be expected to continue after an Accelerated Mandatory Conversion Event.

Therefore, if there were an Accelerated Mandatory Conversion Event, the prevailing market price of the Shares may be below the Minimum Conversion Price, and upon conversion investors would receive Shares at a time when the market price of the Shares is diminished. In addition, there may be a delay between an Accelerated Mandatory Conversion Event and holders receiving their Shares, during which time the market price of the Shares may further decline. As a result, the value of the Shares received upon an Accelerated Mandatory Conversion Event could be lower than the price paid for the Notes at the time of their purchase.

As a result, an investor in the Notes faces almost the same risk of loss as an investor in the Shares since the investor will receive Shares in case of conversion upon an Accelerated Mandatory Conversion Event or early mandatory conversion at the option of the Issuer, or, unless previously converted or purchased and canceled, at maturity of the Notes.

The Issuer may mandatorily convert all of the Notes prior to the Maturity Date.

Subject to restrictions as to timing contained in “Description of the Notes—Early Mandatory Conversion at the Option of the Issuer,” the Issuer may mandatorily convert all of the Notes at the Maximum Conversion Ratio. It is not possible to predict whether the Issuer will exercise its right to early mandatory conversion prior to the Maturity Date. There can be no assurances that, in the event of any such early mandatory conversion, the value of the Shares received will be equal to the return of the Notes if they could be held until maturity. In addition, the early mandatory conversion feature of the Notes may limit their market value.

The Issuer may be unable to deliver Shares upon conversion of the Notes.

The Issuer may become legally barred from delivering or otherwise be unable to deliver Shares upon conversion of the Notes. In such a case, the rights and claims that the holders of the Notes would otherwise have against the Issuer to convert their Notes into Shares will be suspended for the time in which the Issuer is unable to deliver Shares. While the Notes will continue to bear interest for any period that the Issuer is unable to deliver Shares, the price of the Shares may fall during such a period, which would negatively impact the value of the Notes. If as a result of a liquidation event occurring in relation to the Issuer, the Issuer is unable to deliver Settlement Shares to the holders at all, the claims of each holder for the delivery of Settlement Shares will be converted into a subordinated monetary claim against the Issuer. You will not otherwise be entitled to compensation for any losses that you may incur as a result of such suspension and your inability to convert your Notes during such time.

You do not have the right to require the Issuer to repurchase the Notes, and some significant restructuring transactions may not constitute an event that gives you a special right to convert Notes into Shares.

Although Holders have a voluntary right to convert Notes into Shares at any time during the Conversion Period and pursuant to a special conversion period in case of a Relevant Event, as described in “Description of the Notes—Voluntary Conversion,” holders may not require the Issuer to repurchase the Notes for cash. In addition, the definition of Relevant Event is limited to only certain transactions or events. Therefore this provision will not afford protection to holders of the Notes in the event of other transactions which do not meet the definition of a Relevant Event, but that could nevertheless adversely affect the Notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a Relevant Event, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect the Issuer’s capital structure or any credit ratings or otherwise adversely affect the value of the Notes.

The Make-whole Amount due upon certain conversions may not adequately compensate you for the lost option time value of your Notes as a result of any such conversion.

Under an Accelerated Mandatory Conversion Event, early mandatory conversion at the option of the Issuer or conversion at the option of the holders during a Special Voluntary Conversion Period, the Issuer will be required to pay a Make-whole Amount as described under “Description of the Notes—Mandatory Conversion—Accelerated Mandatory Conversion.” That adjustment is based on a fixed amount and may not adequately compensate you for the lost option time value of your Notes. In addition, the Issuer’s obligation to deliver the Make-whole Amount could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

As a holder of Notes, you will not be entitled to any rights with respect to the Shares, but you will be subject to all changes made with respect to the Shares.

If you hold Notes, you will not be entitled to any rights with respect to the Shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on the Issuer’s ordinary shares), but you will be subject to all changes affecting the Shares. You will have the rights with respect to the Shares only when the Issuer delivers Shares to you upon conversion of your Notes and, in limited cases, under the Conversion Ratio adjustments applicable to the Notes. For example, in the event that an amendment is proposed to the Issuer’s articles of incorporation requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the delivery of Shares to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of the Shares.

The Conversion Price and Conversion Ratio of the Notes will not be adjusted for all dilutive events that may occur.

The Conversion Price and Conversion Ratio of the Notes are subject to adjustment for certain events including, but not limited to, cash dividends, certain financial transactions, increases in share capital, the distribution of reserves or share premia, absorption, merger, spin-off, division, buy-backs of the Shares as described under “Description of the Notes—Adjustment of the Conversion Price and Conversion Ratio.” The Conversion Price and Conversion Ratio will not be adjusted for other events, such as stock issuances for cash, that may adversely affect the trading price of the Notes or the Shares. There can be no assurance that an event that adversely affects the value of the Notes, but does not result in an adjustment to the Conversion Price and Conversion Ratio, will not occur.

Conversion of the Notes may dilute the ownership interest of existing shareholders, including holders who have previously converted their Notes.

The conversion of some or all of the Notes may dilute the ownership interests of existing shareholders. Any sales in the public market of the Shares issuable upon such conversion could adversely affect prevailing market prices of the Shares. In addition, the anticipated conversion of the Notes into Shares, as well as the offering and short sales of Shares in connection with the concurrent Share offering discussed herein, could depress the price of the Shares.

Any short sales of Shares to hedge the Notes may have a negative effect on the market price of our Shares.

Buyers of the Notes may decide to hedge the price risk related to the ownership of the Notes by short selling Shares in the market. The establishment of any such short positions by the buyers of the Notes could have the effect of causing the market price of the Shares to be lower than it would have been absent such selling.

RECENT DEVELOPMENTS

Results for the Third Quarter of 2012 and Nine Months Ended September 30, 2012

A press release regarding ArcelorMittal’s third quarter 2012 and nine months 2012 results entitled “ArcelorMittal Reports Third Quarter 2012 and Nine Months 2012 Results” has been filed on Form 6-K on January 9, 2013 and is incorporated by reference herein.

Highlights

Health and safety performance: LTIF rate1 of 1.0x in the third quarter of 2012 as compared to 0.8x in the second quarter of 2012 and 1.5x in the third quarter of 2011.

Operating loss of $49 million in the third quarter of 2012 (including negative $0.1 billion from employee benefit charges2) as compared to operating income of $1.1 billion in the second quarter of 2012 (which included positive $0.3 billion of gains on subsidiary divestments3).

Steel shipments of 19.9 Mt in the third quarter of 2012, a decrease of 8.3% as compared to the second quarter of 2012 and 5.7% below the third quarter of 2011.

14.3million tonnes of iron ore produced in the third quarter of 2012, up +1.3% year-on-year; 7.1 million tonnes shipped and reported at market price4, up +6.7% year-on-year.

Long-term debt, plus short-term debt, less cash and cash equivalents, restricted cash and short-term investments (including those held as part of asset/liabilities held for sale) increased by $1.2 billion during the third quarter of 2012 to $23.2 billion, driven by negative operating cash flow (including a $0.3 billion investment in working capital) and negative foreign exchange impacts partially offset by proceeds from asset disposal and an issuance of perpetual securities.

Liquidity5 of $13.4 billion at the end of the third quarter of 2012, with an average debt maturity of 6.2 years.

Asset optimization plan progressing: closure of liquid phase at Liège, Belgium6 agreed; announced intention to launch a project to permanently close the liquid phase of Florange in France.

Management gains plan completed with $4.8 billion savings achieved ahead of schedule.

[1]	Lost time injury frequency rate equals lost time injuries per 1,000,000 worked hours, based on own personnel and contractors.
[2]	During the third quarter of 2012, the Company incurred $72 million related to a one-time signing bonus and post-retirement benefit costs following the entry into a new labor contract in the United States.
[3]	On June 20, 2012, ArcelorMittal completed the sale of its steel foundation distribution business in NAFTA, Skyline Steel and Astralloy (“Skyline Steel”), to Nucor Corporation for a total consideration of $684 million. The transaction comprises 100% of ArcelorMittal’s stake in Skyline Steel’s operations in the NAFTA countries and the Caribbean.
[4]	Market priced tonnes represent amounts of iron ore and coal from ArcelorMittal mines that could be sold to third parties on the open market. Market priced tonnes that are not sold to third parties are transferred from the Mining segment to the Company’s steel producing segments and reported at the prevailing market price. Shipments of raw materials that do not constitute market priced tonnes are transferred internally and reported on a cost-plus basis.
[5]	Includes back-up lines for the commercial paper program of approximately $1.3 billion (€1 billion).
[6]	In October 2011, the Company announced its decision to close two blast furnaces, sinter plant, steel shop and continuous casters in Liege, Belgium.

Outlook and guidance

The fall in the iron ore price1 in the third quarter of 2012 and the weaker global economic backdrop adversely impacted steel prices and steel volumes as well as the profitability of our mining operations, affecting our previous expectations for group profitability in the second half of 2012.

The Company expects to record for the year ended December 31, 2012 operating income plus depreciation and impairment plus restructuring charges of approximately $7 billion. Management believes that this measure is useful because it shows the results of our operations excluding the impact of certain items and is used as a tool by management to manage our business, for purposes of evaluating our performance and for allocating resources internally. The Company is not able to provide a reconciliation of this guidance to operating income because information relating to the underlying components is not yet available.

Net debt (defined as long-term debt, plus short-term debt, less cash and cash equivalents, restricted cash and short-term investments) is expected to be approximately $22 billion by year end; deleveraging is a priority as the Company continues to target an investment grade credit rating. The Company is targeting to reduce its net debt to $17 billion by June 30, 2013. The Company will seek to reduce its net debt in the medium-term to $15 billion.

Considering the challenging global economic conditions and the Company’s priority to deleverage, ArcelorMittal’s Board of Directors proposes reducing the annual dividend payment to $0.20/share2 from 2013 (from $0.75/share in 2012).

2012 capex is expected to be approximately $4.5 billion; ArcelorMittal Mines Canada expansion to 24 million tonnes per annum on track for ramp up during the first half of 2013. Capex is expected to be significantly lower in 2013 than in 2012.

Other Recent Developments

Kalagadi Manganese

On November 15, 2012, ArcelorMittal and Mrs Daphne Mashile-Nkosi announced that a definitive agreement had been reached whereby Mrs Mashile-Nkosi, or her nominee (which may be a consortium consisting of some of the existing Kalahari Resources shareholders and / or other third parties), will acquire ArcelorMittal’s 50% interest in Kalagadi Manganese (“the transaction”). ArcelorMittal will receive a cash consideration of not less than R3.9 billion (three billion nine hundred million South African Rand), which is approximately US$447 million, on closing of a sale and purchase agreement (“SPA”). The proposed transaction will be subject to financing arrangements.

The SPA was executed on November 14, 2012, and on completion of the transaction Kalahari Resources will hold 40% interest in Kalagadi Manganese, Mrs Mashile-Nkosi, or her nominee, will hold 50% with the remaining 10% interest held by the Industrial Development Corporation of South Africa Limited. Completion of the proposed transaction will also be subject to the waiver of preemptive rights of the other shareholders, customary corporate approvals and various regulatory approvals.

Baffinland

On December 13, 2012, ArcelorMittal announced an agreement with Nunavut Iron Ore, Inc. (“Nunavut”) to increase Nunavut’s interest in Baffinland Iron Mines Corporation (“Baffinland”) from 30% to 50%. In consideration, Nunavut will correspondingly increase its share of funding for development of Baffinland’s Mary River iron ore project. ArcelorMittal will retain a 50% interest in the project as well as operation and marketing

[1]	Refers to the benchmark spot iron ore price.
[2]	Subject to shareholder approval at the next annual general meeting in May 2013, this dividend will be paid in July 2013.

rights. ArcelorMittal will also continue to execute the project development and management for the joint venture. The arrangements are subject to customary conditions precedent and are expected to be completed in early 2013.

Florange

ArcelorMittal Atlantique and Lorraine has announced the intention to launch a project to close the liquid phase of the Florange plant in France, and concentrate efforts and investment on the high-quality finishing operation in Florange which employs more than 2,000 employees. The Company had accepted the French government’s request for the government to find a buyer for the liquid phase within 60 days of October 1, 2012, but no buyer was found. On December 1, 2012, ArcelorMittal expressed its commitment to the French government that it would (i) invest €180 million in the Florange site over the next five years, (ii) maintain the packaging activity in Florange for at least five years, (iii) reorganize the activity of the Florange site only by voluntary social measures for workers, and (iv) launch an R&D program to continue to develop the blast furnace top gas recycling technology.

MCB Extension

On December 18, 2012, ArcelorMittal extended the conversion date of the mandatory convertible bond (“MCB”) issued by one of its wholly-owned Luxembourg subsidiaries and convertible into preferred shares of such subsidiary from January 31, 2013 to January 31, 2014. The MCB was originally issued in December 2009 (and placed privately with a Luxembourg affiliate of Crédit Agricole Corporate and Investment Bank) in an amount of $750 million, which was increased to $1 billion in April 2011. In connection with the extension of the conversion date of the MCB, ArcelorMittal also extended the maturities of the equity-linked notes in which the proceeds of the MCB issuance are invested.

Fourth Quarter 2012 Impairment Charge (Expected)

Following completion of its annual impairment review in connection with the preparation of its 2012 annual consolidated financial statements, the Company announced on December 21, 2012 that it expects that it will record in such financial statements an impairment charge of approximately $4.3 billion with respect to goodwill in its European businesses. The goodwill impairment charge is expected to break down as follows by segment: approximately $2.5 billion in the Flat Carbon Europe segment, approximately $1 billion in the Long Carbon Europe segment and approximately $800 million in the Distribution Solutions segment. The impairment is due to a weaker macroeconomic and market environment in Europe, where apparent steel demand has fallen by approximately 8% in 2012, bringing the cumulative demand decline to approximately 29% since 2007. This weaker demand environment, along with expectations that it will persist over the near and medium term, led to a downward revision of cash flow expectations underlying the valuation of the European businesses to which goodwill had been allocated.

Sale of Stake in ArcelorMittal Mines Canada

On December 31, 2012, the Company entered into an agreement pursuant to which ArcelorMittal’s wholly owned subsidiary, ArcelorMittal Mines Canada Inc. (“AMMC”), and a consortium led by POSCO and China Steel Corporation (“CSC”) will create a joint venture partnership to hold ArcelorMittal’s Labrador Trough iron ore mining and infrastructure assets. The consortium, which also includes certain financial investors, will acquire a 15% interest in the joint venture for total consideration of $1.1 billion in cash, with AMMC and its affiliates retaining an 85% interest. As part of the transaction, POSCO and CSC will enter into long-term iron ore off-take agreements proportionate to their joint venture interests. The transaction is subject to various closing conditions, including regulatory clearance by the Taiwanese and Korean governments, and is expected to close in two steps in the first and second quarters of 2013.

USE OF PROCEEDS

The net proceeds of this offering, after deduction of aggregate underwriting discounts and commissions (excluding any potential discretionary fees) and expenses of approximately $24.6 million, amount to approximately $2,225 million.

ArcelorMittal intends to use the proceeds of this offering, together with the approximately $1,732 million of net proceeds of the concurrent Share offering, to repay existing indebtedness under outstanding bonds with maturities ranging from 5 months to 22 months and interest rates ranging from 4.625% to 8.25%.

DIVIDENDS AND DIVIDEND POLICY

Subject to certain limitations set out by Luxembourg law, each ArcelorMittal share is entitled to participate equally in dividends when and if declared by the annual ordinary general meeting of shareholders out of funds legally available for such purposes. ArcelorMittal’s Articles of Association provide that the annual ordinary general meeting of shareholders may declare a dividend and ArcelorMittal’s Board of Directors may declare interim dividends within the limits permitted by Luxembourg law.

Declared and unpaid dividends held by ArcelorMittal for the account of its shareholders do not bear interest. Under Luxembourg law, claims for dividends will lapse in favor of ArcelorMittal five years after the date on which such dividends are declared.

On March 13, 2012, June 14, 2012, September 10, 2012 and on December 10, 2012, an interim dividend of $0.1875 cents per share was paid.

Considering the challenging global economic conditions, and the Company’s priority to deleverage, ArcelorMittal’s Board of Directors has proposed reducing the annual dividend in 2013 to $0.20 per share to be paid in July 2013 in one installment, subject to the approval of the annual general meeting of shareholders in May 2013.

MARKET INFORMATION

ArcelorMittal shares are listed and traded on the NYSE (symbol “MT”), ArcelorMittal’s principal United States trading market, and outside the United States are admitted to trading on the Luxembourg Stock Exchange’s regulated market and listed on the Official List of the Luxembourg Stock Exchange (symbol “MT”) and are listed and traded (on a single order book since January 14, 2009) on the NYSE Euronext European markets (Paris and Amsterdam) (symbol “MT”) and the stock exchanges of Madrid, Barcelona, Bilbao and Valencia (the “Spanish Stock Exchanges”) (symbol “MTS”).

The following table sets forth, for the periods indicated, the high and low sales prices per share of ArcelorMittal shares as reported on the NYSE and the European exchanges on which its shares are listed.

On January 8, 2013, the last sale price of the shares was (i) $17.53 per share on the New York Exchange, (ii) €13.39 per share on the Luxembourg Stock Exchange, (iii) €13.42 per share on the NYSE Euronext European Markets (Paris and Amsterdam), and (iv) €13.41 per share on the Spanish Stock Exchanges.

	The New York Stock Exchange		NYSE Euronext Amsterdam		NYSE Euronext Paris
	ArcelorMittal Shares		ArcelorMittal Shares		ArcelorMittal Shares
	High	Low	High	Low	High	Low
	(in U.S. dollars)		(in euros)		(in euros)
Year ended December 31, 2008	104.77	15.44	67.81	12.93	67.79	12.94

Year ended December 31, 2009	47.04	16.28	32.67	12.57	32.67	12.57

Year ended December 31, 2010	46.81	24.90	33.64	20.24	33.64	20.24

Year ended December 31, 2011
First Quarter	38.50	32.37	28.55	23.54	28.55	23.54
Second Quarter	37.69	31.12	26.40	21.67	26.40	21.67
Third Quarter	35.31	14.77	24.77	10.47	24.77	10.47
Fourth Quarter	22.88	15.00	16.00	11.15	16.00	11.15

Year ended December 31, 2012
First Quarter	23.62	18.49	17.96	14.03	17.96	14.03
Second Quarter	19.34	13.28	14.55	10.6	14.55	10.6
Third Quarter	17.66	13.91	13.45	11.16	13.45	11.16
Fourth Quarter	16.6	14.32	12.92	11.04	12.92	11.04

Month ended
August 2012	16.3	14.00	13.24	11.48	13.24	11.48
September 2012	17.66	14.22	13.45	11.16	13.45	11.16
October 2012	16.6	14.32	12.92	11.04	12.92	11.04
November 2012	15.85	14.47	12.5	11.24	12.5	11.24
December 2012	17.57	15.26	13.28	11.76	13.28	11.76
January 2013	17.95	17.48	13.67	13.31	13.66	13.31

Note: Includes intraday highs and lows.

*	January 2013 data is through January 8, 2013.

	Luxembourg Stock Exchange		NYSE Euronext Brussels(1)		Spanish Stock Exchanges(2)
	ArcelorMittal Shares		ArcelorMittal Shares		ArcelorMittal Shares
	High	Low	High	Low	High	Low
	(in euros)		(in euros)		(in euros)
Year ended December 31, 2008	66.05	13.92	67.74	12.98	67.70	12.80

Year ended December 31, 2009	34.03	12.90	32.67	12.57	32.66	12.61

Year ended December 31, 2010	34.16	20.43	33.64	20.24	33.63	20.25

Year ended December 31, 2011
First Quarter	29.10	23.84	28.55	23.54	28.52	23.58
Second Quarter	26.80	21.05	26.40	21.67	26.41	21.66
Third Quarter	25.00	10.80	24.77	10.47	24.75	10.47
Fourth Quarter	15.68	11.35	16.00	11.15	15.99	11.15

Year ended December 31, 2012
First Quarter	17.54	14.10			17.95	14.01
Second Quarter	14.36	10.80			14.54	10.61
Third Quarter	13.38	11.25			13.44	11.17
Fourth Quarter	12.90	11.09			12.91	11.05

Month ended
August 2012	13.17	11.58			13.25	11.48
September 2012	13.35	11.25			13.44	11.17
October 2012	12.90	11.09			12.91	11.05
November 2012	12.66	11.12			12.49	11.24
December 2012	13.50	11.51			13.28	11.76
January 2013	13.88	13.35			13.67	13.29

(1)	ArcelorMittal’s shares ceased trading on Euronext Brussels by NYSE Euronext effective on January 31, 2011 after ArcelorMittal’s request to delist in August 2011.
(2)	Spanish Stock Exchanges in Madrid, Barcelona, Bilbao and Valencia (“MTS”).
*	January 2013 data is through January 8, 2013.

Note:

•	Includes intraday highs and lows.

•

Class A ordinary shares of the former Mittal Steel were listed on Euronext Paris by NYSE Euronext and the Spanish Stock Exchanges on July 27, 2006, and on Euronext Brussels by NYSE Euronext and the Official List of the Luxembourg Stock Exchange on August 1, 2006.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of September 30, 2012, prepared on the basis of IFRS:

•	on an actual basis; and

•

on a pro forma as adjusted basis to give further effect to (i) the issuance and sale of $2.25 billion aggregate principal amount of Notes in this offering; and (ii) the issuance and sale of 104,477,612 ordinary shares in the concurrent Share offering, and the application of the net proceeds thereof, after deducting the estimated underwriting discount (excluding any potential discretionary fees) and offering expenses of each offering, as described under “Use of Proceeds.”

You should read this table together with our consolidated financial statements and the other financial data appearing elsewhere, or incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2012 (amounts in U.S.$ millions)
	Actual	As Adjusted
Short-term borrowings, including current portion of long-term debt	4,790	4,921
Secured and Unguaranteed	236	236
Guaranteed and Unsecured	378	378
Secured and Guaranteed	—	—
Unsecured/Unguaranteed	4,176	4,307
Long-term borrowings, net of current portion	21,827	22,071
Secured and Unguaranteed	601	601
Guaranteed and Unsecured	1,617	1,617
Secured and Guaranteed	—	—
Unsecured/Unguaranteed	19,609	19,853
Minority interests	3,731	3,731
Equity attributable to the equity holders of the parent	55,112	58,694
Ordinary shares	9,403	11,135
Treasury stock	(415)	(415)
Additional paid in capital	19,078	19,078
Retained earnings	37,221	37,221
Reserves	(10,817)	(10,817)
Perpetual subordinated capital securities	642	642
Mandatory convertible subordinated notes(1)	—	1,850
Total shareholders’ equity	58,843	62,425
Total capitalization (Total shareholder’s equity plus Short-term borrowings plus Long-term borrowings)	85,460	89,417

(1)	The principal amount of the Notes issued will be allocated according to IAS 32.31 between financial liabilities and equity taking into consideration transaction costs. On the basis of a principal amount of $2.25 billion and coupon of 6.00%, on a preliminary basis, an amount of $131.0 million will be attributed to current financial liabilities, $244.2 million to non current financial liabilities and $1,850.1 million to equity. In case of the conversion of any Note there will be a transfer between equity and subscribed capital in the amount of the notional value of the issued shares.

Except as disclosed herein, there have been no material changes in ArcelorMittal’s consolidated capitalization and indebtedness since September 30, 2012.

As of September 30, 2012, ArcelorMittal had guaranteed approximately U.S.$1 billion of debt of its operating subsidiaries, and U.S.$1 billion of total debt of its subsidiary ArcelorMittal Finance.

RATIO OF EARNINGS TO FIXED CHARGES

ArcelorMittal’s unaudited ratio of earnings to fixed charges for the periods indicated below was as follows:

(unaudited)	2007	2008(1)	2009(2)	2010	2011	Six Months ended June 30, 2012	Nine Months ended September 30, 2012
Ratio of earnings to fixed charges	7.6x	5.4x	(1.1)x	1.9x	2.2x	1.5x	1.0x

(1)	As required by IFRS, the 2008 information has been adjusted retrospectively for the finalization in 2009 of the allocation of the purchase price of acquisitions made in 2008.
(2)	Due to ArcelorMittal’s pretax loss in 2009, the ratio coverage was less than 1:1. ArcelorMittal would have needed to generate additional earnings of $4,051 million to achieve a coverage of 1:1 for 2009.

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings represent consolidated pretax income before adjustment for non-controlling interests in consolidated subsidiaries, less income allocable to non-controlling interests in consolidated entities that have not incurred fixed charges, fixed charges less interest capitalized, and undistributed earnings of equity investees. Equity investees are investments accounted for using the equity method of accounting. Fixed charges include interest expensed and capitalized, the interest portion of rental obligations, amortized premiums, discounts and capitalized expenses relating to indebtedness. Amounts were prepared in accordance with IFRS.

DESCRIPTION OF THE NOTES

The Notes will be issued under a base indenture to be dated as of January 16, 2013 among the Issuer, Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities administrator, as supplemented by a supplemental indenture with respect to the Notes. In this section, the base indenture (the “Base Indenture”), as supplemented by the supplemental indenture (the “Supplemental Indenture”), is referred to collectively as the “Indenture.” The terms of the Notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Copies of the form of Indenture and Notes will be made available to prospective investors in the Notes upon request to the Issuer. The Issuer has summarized portions of the Indenture and the Notes below. This summary is not complete. The Issuer urges you to read the Indenture and the Notes because those documents, and not this description, define your rights as a holder of the Notes. The following description of the particular terms of the Notes supplements the description in the accompanying prospectus of the general terms and provisions of our debt securities. To the extent that the following description of the Notes is inconsistent with that general description in the accompanying prospectus, the following description replaces that in the accompanying prospectus.

In this section, “the Company,” “the Issuer,” “we,” “our” and “us” each refers only to ArcelorMittal and not to any of its existing or future subsidiaries, unless expressly stated otherwise.

Principal and Denomination

The Issuer is issuing an aggregate principal amount of $2,250,000,000 of its 6.00% Mandatorily Convertible Subordinated Notes due 2016 (the “Notes” and each a “Note”). The 90,000,000 Notes thus issued will be issued at an issue price of $25 per Note and in denominations of $25 principal amount and integral multiples thereof.

Ranking

The obligations of the Issuer under the Notes constitute its direct, unsecured and subordinated obligations and will rank at all times pari passu without any preference or priority among themselves and will (subject to such exceptions as are from time to time mandatory under Luxembourg law) rank (a) in priority only to the rights and claims against the Issuer of the holders of Junior Securities; (b) pari passu with the rights and claims against the Issuer of the holders of any Parity Securities; and (c) junior to the rights and claims against the Issuer of the Issuer’s Senior Creditors.

No security of whatever kind securing the obligations of the Issuer under the Notes is, or will at any time be, provided by the Issuer or any other person to the holders. The Notes will not benefit from a negative pledge covenant.

No holder may set off any claims arising under the Notes against any claims that the Issuer may have against it. The Issuer may not set off any claims it may have against any holder against any of its obligations under the Notes.

“Senior Creditors” means all of the Issuer’s:

(i)	unsubordinated obligations;

(ii)	subordinated obligations except for Parity Securities and Junior Securities; and

(iii)	subordinated obligations required to be preferred by law.

“Junior Securities” means (i) the Shares, (ii) any other shares of any class of the Issuer (if any) ranking pari passu among themselves and pari passu with the Shares, (iii) any other securities or other instruments issued directly by the Issuer and which rank or are expressed to rank junior to the Issuer’s obligations under the Notes or (iv) any guarantees or support agreements entered into by the Issuer which (x) rank or are expressed to rank junior to the Issuer’s obligations under the Notes and (y) benefit the terms of any other securities or other instruments issued by any Subsidiary of the Issuer.

“Parity Securities” means (i) any securities or other instruments issued directly by the Issuer and which rank or are expressed to rank pari passu with the Issuer’s obligations under the Notes or (ii) any guarantees or support agreements entered into by the Issuer which (x) rank or are expressed to rank pari passu with the Issuer’s obligations under the Notes and (y) benefit the terms of any other securities or other instruments issued by any Subsidiary of the Issuer.

As of the Issue Date, the only Parity Securities are the Issuer’s U.S.$650,000,000 Subordinated Perpetual Capital Securities issued on September 28, 2012 and the only Junior Securities are the Shares.

Interest

Interest Rate

The Notes will bear interest from the most recent date on which interest has been paid or, if none, January 16, 2013 (the “Issue Date”) at a rate of 6.00% per annum on the stated principal amount, payable quarterly in arrears on each January 15, April 15, July 15 and October 15 in each year (each, an “Interest Payment Date”) commencing on April 15, 2013, subject to deferral as described below. The regular record dates for the payment of interest will be January 1, in the case of the January 15 Interest Payment Date, April 1, in the case of the April 15 Interest Payment Date, July 1, in the case of the July 15 Interest Payment Date, and October 1, in the case of the October 15 Interest Payment Date.

Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

Except as otherwise provided herein, in the event of a voluntary early conversion with respect to a Note prior to maturity by the holder other than during a Special Voluntary Conversion Period (as defined below) such Note will cease to bear interest from, and including, the Interest Payment Date immediately preceding the relevant Conversion Date or, if the Conversion Date occurs prior to the first Interest Payment Date, the Issue Date.

Optional Deferral of Interest Payments

Interest will be due and payable on each Interest Payment Date unless the Issuer elects not to pay such interest on such Interest Payment Date (which it may elect to do on any Interest Payment Date unless such Interest Payment Date is a Mandatory Interest Payment Date). Any such election not to pay interest will not constitute a default of the Issuer, an Enforcement Event or any other breach of obligations under the Indenture or the Notes or for any other purpose. If the Issuer elects not to pay the interest on an Interest Payment Date, the Issuer will notify the Agents and the holders in accordance with the Indenture not less than ten and not more than 15 Business Days prior to the relevant Interest Payment Date.

Any interest not paid because of such an election of the Issuer will constitute “Optionally Deferred Payments.” Optionally Deferred Payments will themselves bear interest at the same interest rate borne by the Notes (the “Additional Interest Amount”). Additional Interest Amounts will accrue from the Interest Payment Date on which such amounts were initially deferred, and will be compounded on subsequent Interest Payment Dates, quarterly, at the then-applicable interest rate on the Notes.

The nominal amount of any Optionally Deferred Payments together with any Additional Interest Amount will constitute “Optionally Outstanding Payments.”

The Issuer may pay outstanding Optionally Outstanding Payments (in whole but not in part) at any time upon giving not less than ten and not more than 15 Business Days’ notice to the holders in accordance with the Indenture (which notice will be irrevocable and will constitute an obligation of the Issuer to pay the relevant Optionally Outstanding Payments on the payment date specified in such notice). All outstanding Optionally Outstanding Payments will become due and payable (in whole but not in part) on any Mandatory Interest Payment Date.

Taxation; Additional Amounts

All payments of principal of, premium (if any), interest and any other payment or delivery on the Notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by any jurisdiction in which the Issuer is resident for tax purposes (or in the case of a successor entity any jurisdiction in which such successor entity is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein)) (each, as applicable, a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, the Issuer or any successor entity, as the case may be, will make such deduction or withholding, will make payment of the amount so withheld to the appropriate governmental authority and will pay such additional amounts (“Additional Amounts”) as will result in receipt by the holders of such amounts as would have been received by the holders had no such withholding or deduction been required by the Relevant Jurisdiction, except that no Additional Amounts will be payable:

(a)	for or on account of:

(i)	any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(A)	the existence of any present or former connection between the holder or beneficial owner of such Note, as the case may be, and the Relevant Jurisdiction including, without limitation, such holder or beneficial owner being or having been a citizen or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein, other than merely holding such Note or the receipt of payments thereunder;

(B)	the presentation of such Note (where presentation is required) more than 30 days after the later of the date on which the payment of the principal of, premium, if any, or interest on, such Note became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the holder thereof would have been entitled to such Additional Amounts if it had presented such Note for payment on any date within such 30-day period;

(C)	the failure of the holder or beneficial owner to comply with a timely request of us or any successor entity addressed to the holder or beneficial owner, as the case may be, to provide information, documentation and certification concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request would under applicable law, regulation or administrative practice have reduced or eliminated any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder; or

(D)	the presentation of such Note (where presentation is required) for payment in the Relevant Jurisdiction, unless such Note could not have been presented for payment elsewhere;

(ii)	any estate, inheritance, gift, sale, transfer, excise or personal property or similar tax, assessment or other governmental charge;

(iii)	any withholding or deduction in respect of any tax, duty, assessment or other governmental charge where such withholding or deduction is imposed or levied on a payment pursuant to (x) European Council Directive 2003/48/EC (as such directive has been or shall be amended or replaced) or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directives; or (y) the bilateral agreements concluded between the European Union member states and several third countries or dependent or associated territories of the European Union pursuant to article 17.2 of the European Council Directive 2003/48/EC (as such agreements may be amended and/or replaced); or

(iv)	any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (i), (ii) and (iii); or

(b)	with respect to any payment of the principal of, or premium, if any, or interest on, such Note to a holder who is a fiduciary, partnership or Person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner, or beneficial owner been the holder thereof.

Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, any Note, such mention will be deemed to include payment of Additional Amounts provided for in the Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Mandatory Conversion

Mandatory Conversion on the Maturity Date

Unless converted, or purchased and cancelled, each $25 principal amount of Notes will be mandatorily converted on the Maturity Date into a number of Settlement Shares determined in accordance with the Relevant Conversion Ratio. Fractions of Settlement Shares for the aggregate number of converted Notes of a holder will be aggregated, and the result of such aggregation will be rounded down to the next full Settlement Share. Any remaining fraction of a Settlement Share will not be delivered and will not be compensated in cash.

On the Settlement Date, the Issuer will, in addition, pay any Optionally Outstanding Payments and any other accrued and unpaid interest to, but excluding, the Settlement Date.

For the purposes of this “Description of the Notes”:

“Relevant Conversion Ratio” or “RelCR” means the arithmetic average of the Daily Relevant Conversion Ratios (rounded to five decimal places with 0.000005 being rounded upwards) calculated by the Calculation Agent on the basis of the Share Prices on each Trading Day during the relevant Calculation Period.

“Daily Relevant Conversion Ratio” means the conversion ratio calculated by the Calculation Agent for each Trading Day of the relevant Calculation Period as follows:

(i)	if the Share Price on such Trading Day is less than or equal to the Minimum Conversion Price, the Daily Relevant Conversion Ratio for such Trading Day will be equal to the Maximum Conversion Ratio on such Trading Day;

(ii)	if the Share Price on such Trading Day is greater than or equal to the Maximum Conversion Price, the Daily Relevant Conversion Ratio for such Trading Day will be equal to the Minimum Conversion Ratio on such Trading Day; and

(iii)	if the Share Price on such Trading Day is greater than the Minimum Conversion Price but less than the Maximum Conversion Price, the Daily Relevant Conversion Ratio for such Trading Day will be equal to $25 divided by the Share Price on such Trading Day.

Accelerated Mandatory Conversion

If an Accelerated Mandatory Conversion Event occurs prior to the 25th Trading Day immediately preceding the Maturity Date, the Issuer will give notice thereof to the holders, the trustee and the securities administrator in accordance with the Indenture without undue delay.

In this case, each $25 principal amount of Notes will be mandatorily converted on the Accelerated Mandatory Conversion Date into such number of Settlement Shares as is equal to the Maximum Conversion Ratio. Fractions of Settlement Shares for the aggregate number of converted Notes of a holder will be aggregated, and the result of such aggregation will be rounded down to the next full Settlement Share. Any remaining fraction of a Settlement Share will not be delivered and will not be compensated in cash.

On the Settlement Date, the Issuer will, in addition, pay the Make-whole Amount, any Optionally Outstanding Payments and any other accrued and unpaid interest to, but excluding, the Settlement Date.

For the purposes of this “Description of the Notes”:

The “Make-whole Amount” or “M” per Note will be calculated by the Calculation Agent and will be equal to the approximate value of the embedded option right that has not yet been compensated for up to the Settlement Date, calculated pursuant to the following formula:

M =	A	×	c
t

where:

•	A = $4.18;

•	c = the number of days from, and including, the relevant Settlement Date to, but excluding, the Maturity Date; and

•	t = the number of days from, and including, the Issue Date to, but excluding, the Maturity Date.

“Accelerated Mandatory Conversion Date” means the sixth Trading Day following the date on which the notice pursuant to this “—Mandatory Conversion—Accelerated Mandatory Conversion” is published.

An “Accelerated Mandatory Conversion Event” will occur if:

(i)	a Rating Event occurs;

(ii)	the Issuer fails to pay any amount or deliver any Shares under the Notes within 30 days from the relevant due date; or

(iii)	the Issuer fails duly to perform any other obligation arising under the terms of the Notes which failure is not capable of remedy or, if such failure is capable of remedy, such failure continues for more than 60 days.

A “Rating Event” occurs if the corporate credit rating of the Issuer from each of Moody’s Investors Service Limited (“Moody’s”), Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), and Fitch Ratings (“Fitch”), or any of their respective successors (each a “Rating Agency”):

(i)	falls below Ba3 (in the case of Moody’s), BB- (in the case of S&P) and BB- (in the case of Fitch), as applicable, and the Issuer does not within a 30 day period subsequently receive a rating of Ba3/BB-/BB- (or higher), respectively, by at least one of the Rating Agencies; or

(ii)	is withdrawn by all of the Rating Agencies, and is not reinstated to a rating of Ba3/BB-/BB- (or higher), respectively, by at least one of the Rating Agencies within a 30 day period subsequent to such withdrawal.

If the rating designations employed by any Rating Agency are changed from that which is described above, the Issuer will determine, with the agreement of the Principal Conversion Agent, the new rating designations of such Rating Agency as are most equivalent to the prior rating designations of such Rating Agency.

Early Mandatory Conversion at the Option of the Issuer

Subject to a period of at least 30 days’ and not more than 60 days’ prior notice to the holders in accordance with the Indenture, the Issuer may, at any time during the Conversion Period, mandatorily convert the outstanding Notes, in whole but not in part, on the date of conversion fixed by the Issuer in the notice (the “Optional Mandatory Conversion Date”).

In this case, each $25 principal amount of Notes will be mandatorily converted on the Optional Mandatory Conversion Date into such number of Settlement Shares as is equal to the Maximum Conversion Ratio. Fractions of Settlement Shares for the aggregate number of converted Notes of a holder will be aggregated, and the result of such aggregation will be rounded down to the next full Settlement Share. Any remaining fraction of a Settlement Share will not be delivered and will not be compensated in cash.

On the Settlement Date, the Issuer will, in addition, pay the Make-whole Amount, any Optionally Outstanding Payments and any other accrued and unpaid interest to, but excluding, the Settlement Date.

Voluntary Conversion

Voluntary Conversion at the Option of the Holder

Each holder has the right (the “Voluntary Conversion Right”) to convert each of its Notes in whole or in part in accordance with the provisions described in this “—Voluntary Conversion at the Option of the Holder” and in “—Conversion Procedures—Voluntary Conversion Procedures” below on any Business Day during the Conversion Period.

In the event a holder exercises its Voluntary Conversion Right, the number of Settlement Shares to be issued and delivered by the Issuer per $25 principal amount of Notes upon conversion will be equal to the Minimum Conversion Ratio. Fractions of Settlement Shares for the aggregate number of Notes delivered by a holder for conversion will be aggregated, and the result of such aggregation will be rounded down to the next full Settlement Share. Any remaining fraction of a Settlement Share will not be delivered and will not be compensated in cash.

On the Settlement Date, the Issuer will, in addition, pay any Optionally Outstanding Payments in respect of the Notes being converted. Accrued and unpaid interest from, and including, the preceding Interest Payment Date, if any, to, but excluding, the conversion date will be deemed to have been paid in full rather than canceled, extinguished or forfeited.

The Voluntary Conversion Right may not be exercised by a holder if such holder has terminated its Notes in accordance with “—Termination Rights of the Holders.”

No holder may exercise its Voluntary Conversion Right during any Excluded Period.

Notwithstanding anything to the contrary herein, if a holder submits a Conversion Notice (or, in the case of a conversion of a beneficial interest in a Global Note initiated by the holder), the Issuer shall have the right within one Business Day to issue a notice of mandatory conversion for all outstanding Notes, in whole but not in part. In that case, all outstanding Notes (including such Notes submitted for voluntary conversion) will be converted into Settlement Shares at the Maximum Conversion Ratio, and the Issuer will, in addition, pay the Make-whole Amount, any Optionally Outstanding Payments and any other accrued and unpaid interest, all as described under “—Mandatory Conversion—Early Mandatory Conversion at the Option of the Issuer.”

In addition, and notwithstanding anything to the contrary herein, if the Issuer delivers a notice of mandatory conversion as described under “—Mandatory Conversion—Accelerated Mandatory Conversion” or “—Mandatory Conversion—Early Mandatory Conversion at the Option of the Issuer,” no holder may convert its Notes pursuant to the Voluntary Conversion Right.

If the Conversion Notice is submitted by a holder during a Special Voluntary Conversion Period, it will be considered as an exercise of a voluntary conversion pursuant to the provisions described under “—Voluntary Conversion upon the Occurrence of a Relevant Event” below.

Voluntary Conversion upon the Occurrence of a Relevant Event

If a Relevant Event occurs the Issuer will give notice as soon as practicable after becoming aware thereof.

Each holder who exercises its Voluntary Conversion Right during a Special Voluntary Conversion Period has the right to convert its Notes in whole or in part into Settlement Shares at the Relevant Event Conversion Ratio (in the event of a Relevant Event other than a Public Offer) or the Maximum Conversion Ratio (in the event of a Public Offer), as described below.

In the event of a voluntary conversion during the Special Voluntary Conversion Period following the occurrence of a Relevant Event that is not a Public Offer, the number of Settlement Shares to be issued and delivered by the Issuer per $25 principal amount of Notes upon conversion will be equal to the Relevant Event Conversion Ratio. In the event of a voluntary conversion during the Special Voluntary Conversion Period following the occurrence of a Public Offer, the number of Settlement Shares to be issued and delivered by the Issuer per $25 principal amount of Notes upon conversion will be equal to the Maximum Conversion Ratio.

Fractions of Settlement Shares for the aggregate number of Notes delivered by a holder for conversion will be aggregated, and the result of such aggregation will be rounded down to the next full Settlement Share. Any remaining fraction of a Settlement Share will not be delivered and will not be compensated in cash.

In the event of a voluntary conversion during a Special Voluntary Conversion Period, on the Settlement Date, the Issuer will, in addition, pay the Make-whole Amount, any Optionally Outstanding Payments and any other accrued and unpaid interest to, but excluding, the Settlement Date, in each case in respect of the Notes being converted.

The “Relevant Event Conversion Ratio” or “RelEvCR” will be determined by the Calculation Agent in accordance with the following formula:

ReIEvCR = ReICR + (MaxCR - ReICR)	x	c
t

where “c” means the number of days from, and including, the relevant Make-whole Reference Date to, but excluding, the Maturity Date, “t” has the meaning set forth in the definition of the term “Make-whole Amount” in “—Mandatory Conversion—Accelerated Mandatory Conversion” and “RelCR” and “MaxCR” have the meanings set forth in “—Certain Defined Terms.”

Otherwise the conditions set forth in “—Voluntary Conversion—Voluntary Conversion at the Option of the Holder” apply.

For the purposes of this “Description of the Notes”:

“Special Voluntary Conversion Period” means any period during the Conversion Period between, and including, the following days:

(i)	in the case of a Public Offer, the first day on which the Shares may be tendered in the Public Offer, or, in the case of any other Relevant Event, the first date of its public announcement (the “Make-whole Reference Date”); and

(ii)

(a)    if the Public Offer results in the offeror acquiring “control” within the meaning of the Luxembourg Takeover Law, the last day of the re-opened acceptance period under article 7(3) of the Luxembourg Takeover Law;

(b)	if the Public Offer consists of a consolidation of existing control by the offeror or if the Public Offer does not result in the offeror acquiring “control” within the meaning of the Luxembourg Takeover Law, the date on which the final Public Offer results are published;

(c)	if the offeror withdraws its Public Offer, the date on which notice of such withdrawal is published; or

(d)	in the case of a Relevant Event other than a Public Offer, the date that is 20 Business Days after the occurrence of such Relevant Event.

Notwithstanding the foregoing, in case of a voluntary Public Offer covered by clause (y) of the proviso to Change of Control, but in the event the Mittal Family does not hold more than 40% of the voting rights attached to the Shares at the time the MTO was launched, the Special Voluntary Conversion Period will be the period between, and including, (A) the publication date of the MTO Determination and (B) the end of the tender period of such voluntary Public Offer as determined in clause (ii) above. In addition, for the avoidance of doubt, following the end of the tender period of such voluntary Public Offer, a Special Voluntary Conversion Period will begin as set out in this paragraph in respect of the MTO subsequently launched as a result of the MTO Determination.

“Relevant Event” means:

(i)	the occurrence of a Public Offer;

(ii)	the occurrence of a Change of Control;

(iii)	the public announcement by the Issuer of any transaction or event which resulted in a Free-Float Event or any agreement or understanding which would, if consummated, result in a Change of Control or Free-Float Event; or

(iv)	the public announcement by any member or affiliate of the Mittal Family of any tender or exchange offer which would, if consummated, result in a Free-Float Event.

“Change of Control” means:

(i)	one or more individuals or corporate entities (other than the Mittal Family), acting alone or in concert, acquiring the control of the Issuer, with “control” meaning the holding (directly or indirectly via companies controlled by the relevant person(s)), of:

(a)	the majority of the voting rights of the Shares; or

(b)

more than 33 1/3% of such voting rights if no other shareholder of the Issuer (including for the avoidance of doubt the Mittal Family), acting alone or in concert, holds (directly or indirectly via companies controlled by such shareholder) more than 40% of the voting rights attached to the Shares; or

(ii)	consummation of any recapitalization, reclassification, share exchange, consolidation, merger or any other transaction or event, or series of transactions or events, pursuant to which all or substantially all of the Shares are exchanged for or converted into cash, securities or other property, 10% or more of which is not listed on a United States national securities exchange;

provided that a “Change of Control” will be deemed to have occurred, and each holder will be entitled to convert each of its Notes into Settlement Shares at the Maximum Conversion Ratio, if (x) the Public Offer is a mandatory takeover bid under the Luxembourg Takeover Law (an “MTO”) or (y) the Public Offer was a voluntary offer but the CSSF determines prior to the end of the tender period of the Public Offer that the offeror must, following the completion of the voluntary Public Offer, launch an MTO (the “MTO Determination”), unless in each case the Mittal Family holds more than 40% of the voting rights attached to the Shares at the time the MTO was launched (in the case of (x)) or determined to be required (in the case of (y)). For the avoidance of doubt, each holder who exercises its Voluntary Conversion Right during a Special Voluntary Conversion Period following a Public Offer that constitutes a Change of Control will have the right to convert each of its Notes in whole or in part into Settlement Shares at the Maximum Conversion Ratio.

“Public Offer” means a public tender or exchange offer for the Shares following:

(i)	the approval of such offer by the Commission de Surveillance du Secteur Financier (the “CSSF”) in case the Public Offer is within the scope of the loi du 19 mai 2006 concernant les offres publiques d’acquisition (the “Luxembourg Takeover Law”);

(ii)	the non-objection by the CSSF in case the Public Offer is outside the scope of such law, and such Public Offer could if successful result in, or is itself the result of, a Change of Control; or

(iii)	the filing of a Schedule TO or any other form under U.S. securities laws publicly announcing an offer or intention to offer to purchase Shares which, if consummated, would result in a Change of Control.

A “Free-Float Event” will occur if at any time the Free Float is less than 30% of the issued and outstanding Shares on each Trading Day in a period of not less than 20 consecutive Trading Days, and where “Free Float” means all issued and outstanding Shares less the aggregate of those Shares held by the Mittal Family acting alone or in concert with others. If a Free-Float Event occurs prior to the 25th Trading Day immediately preceding the Maturity Date, the Issuer will give notice thereof to the holders, the trustee and the securities administrator in accordance with the Indenture without undue delay.

Conversion Procedures

Mandatory Conversion Procedures

The issue and/or delivery of Settlement Shares by the Issuer upon mandatory conversion is made in lieu of any payment of principal of the Notes and will constitute a discharge of the Issuer from its corresponding obligation to repay the principal amount of the Notes in cash. Accordingly, except as otherwise described herein, as from the Settlement Date a holder will not have any rights in relation to the Notes other than the right to have Settlement Shares issued and/or delivered, together with the payment of the Make-whole Amount, if applicable, any Optionally Outstanding Payments and any other accrued and unpaid interest. The mandatory conversion will not apply to (i) Notes that have been declared due by a holder in accordance with “—Termination Rights of the Holders” and (ii) Notes held by the Issuer. Notes held by the Issuer will be cancelled upon mandatory conversion.

For purposes of the mandatory conversion, the Notes mandatorily converted will be converted in accordance with DTC’s procedures for mandatory conversion of a beneficial interest in a Global Note.

Upon mandatory conversion, the Settlement Shares will be delivered to the holders on the Settlement Date. The Issuer will deliver the Settlement Shares to the Principal Conversion Agent for delivery to DTC or to its order for credit to the accounts of the relevant account holders of DTC. The Issuer will be discharged by delivery to, or to the order of, DTC to the extent of the number of Settlement Shares so delivered.

Upon mandatory conversion of the Notes, Settlement Shares will be ArcelorMittal New York Registry Shares, which are registered in a local shareholders’ register kept on behalf of the Company by Citibank, N.A.

(or its successor); provided that a holder may elect through the securities administrator’s procedures to instead receive ArcelorMittal European Registry Shares, which are registered in a local shareholders’ register kept on behalf of the Company by BNP Paribas Securities Services (or its successor) in The Netherlands or directly on the Company’s Luxembourg shareholders’ register without being held on the Company’s local shareholders’ register kept in The Netherlands. If a holder does not validly elect European Registry Shares, New York Registry Shares will be delivered.

The Issuer will pay any documentary, stamp or similar issue or transfer tax due or fees payable to Citibank, N.A. (or its successor) upon delivery of New York Registry Shares or to BNP Paribas Securities Services (or its successor) upon delivery of European Registry Shares unless the tax or fee is due because the holder requests any Settlement Shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax or fee.

Voluntary Conversion Procedures

If a holder holds a beneficial interest in a Global Note, to exercise the Voluntary Conversion Right the holder must comply with DTC’s procedures for converting a beneficial interest in a Global Note.

To exercise the Voluntary Conversion Right with respect to a certificated Note, the holder must:

(i)	complete in all particulars and manually sign the conversion notice on the back of the Note (the “Conversion Notice”), or a facsimile of the Conversion Notice;

(ii)	deliver the Conversion Notice, which is irrevocable, and the Note to the Principal Conversion Agent by 4:00 p.m. (New York time) on the last day of the Conversion Period; and

(iii)	if required, furnish appropriate endorsements and transfer documents.

Upon fulfillment of all requirements specified above for the exercise of the Voluntary Conversion Right, the Principal Conversion Agent will verify whether the number of Notes delivered to the Principal Conversion Agent exceeds or falls short of the number of Notes specified in the Conversion Notice. In the event of any such excess or shortfall, the Principal Conversion Agent will arrange to deliver to the holder the lower of (i) such total number of Settlement Shares which corresponds to the number of Notes set forth in the Conversion Notice, or (ii) such total number of Settlement Shares which corresponds to the number of Notes in fact delivered. Any Notes delivered in excess of the number of Notes specified in the Conversion Notice will be redelivered to the holder at its cost. The Principal Conversion Agent will act in accordance with the regulations of DTC in respect of any Global Note.

The holder will be deemed the record owner of Settlement Shares as at 5:00 p.m., New York City time, on the Settlement Date. Until such time, the holder will not be entitled to any of the rights of a record holder of Shares.

In its Conversion Notice, the holder must specify whether it wishes to receive (i) ArcelorMittal New York Registry Shares, which are registered in a local shareholders’ register kept on behalf of the Company by Citibank, N.A. (or its successor), or (ii) ArcelorMittal European Registry Shares, which are registered in a local shareholders’ register kept on behalf of the Company by BNP Paribas Securities Services (or its successor) in The Netherlands or directly on the Company’s Luxembourg shareholders’ register without being held on the Company’s local shareholders’ register kept in The Netherlands. If no preference is specified, New York Registry Shares will be delivered.

“Voluntary Conversion Date” means the Business Day on which the Voluntary Conversion Right has been exercised in accordance with the provisions above, or, if such day falls within an Excluded Period, the first Business Day after the end of such Excluded Period. If such day falls after the Conversion Period, the Voluntary Conversion Right will not have been validly exercised.

Upon any exercise of the Voluntary Conversion Right the Settlement Shares to be delivered will be transferred on the Settlement Date to a securities account of the holder specified in the Voluntary Conversion Notice.

The Issuer will pay any documentary, stamp or similar issue or transfer tax due or fees payable to Citibank, N.A. (or its successor) upon delivery of New York Registry Shares or to BNP Paribas Securities Services (or its successor) upon delivery of European Registry Shares unless the tax or fee is due because the holder requests any Settlement Shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax or fee.

Procurement of Settlement Shares

General

The Shares to be delivered upon conversion (the “Settlement Shares”) will be subject to all provisions of the articles of association of the Issuer, will be fully fungible with the other existing Shares of the Issuer and will carry all rights attached to such Shares as from the relevant Settlement Date, it being understood that, in the event a Record Date should occur before the relevant Settlement Date, holders will not have the right to receive or to be indemnified for the dividend or any other distribution or allocation with respect to the Shares related to such Record Date (without prejudice to the right to adjustment of the Conversion Ratio described in this “Description of the Notes”).

The Issuer will deliver the Settlement Shares upon conversion in accordance with the terms and conditions of the Notes as described under this “Description of the Notes.” All Settlement Shares will be, at the option of the holder, either (i) ArcelorMittal New York Registry Shares, which are registered in a local shareholders’ register kept on behalf of the Company by Citibank, N.A. (or its successor), or (ii) ArcelorMittal European Registry Shares, which are registered in a local shareholders’ register kept on behalf of the Company by BNP Paribas Securities Services Amsterdam (or its successor) in The Netherlands or directly on the Company’s Luxembourg shareholders’ register without being held on the Company’s local shareholders’ register kept in The Netherlands.

The Issuer will procure delivery of the Settlement Shares through the Principal Conversion Agent.

Source of Underlying Shares

While ArcelorMittal holds 11.8 million Shares in treasury, and has a standing corporate authorization to issue up to an additional 212,716,851 Shares, depending on the ultimate size of the Notes offering and the concurrent Share offering, these amounts may be insufficient to satisfy all its Share delivery obligations upon conversion of the Notes after giving effect to the concurrent Share offering and other outstanding Share delivery obligations. ArcelorMittal intends to propose for approval at its next shareholders meeting a resolution that would enable the issuance of new shares for these purposes.

Accordingly, Lumen Investments S.à.r.l (“Lumen”) and ArcelorMittal will enter into a share lending agreement, pursuant to which Lumen will agree to make available for borrowing by ArcelorMittal, at any time and from time to time, Shares up to, in the aggregate, a maximum amount of 48.9 million Shares, in consideration for the payment of an agreed loan fee.

The share lending agreement will provide that ArcelorMittal may terminate all or any portion of any loan made thereunder at any time and that all outstanding loans shall terminate on the date which is three business days after the date on which a general meeting of shareholders of ArcelorMittal has approved a resolution approving sufficient authorized share capital and authorizing the Board of Directors of the Company to cancel the preferential subscription right of existing shareholders to allow return to Lumen of all borrowed Shares. Subject to this condition being met, it is expected that Shares to be delivered by ArcelorMittal to Lumen upon termination of the loan(s) will be newly issued Shares issued in favor of Lumen (with a cancellation of the shareholders’ preferential subscription right).

Inability to Deliver Settlement Shares

Should the Issuer become legally barred from delivering or otherwise be unable to deliver Shares upon conversion of the Notes, the rights and claims that the holders would otherwise have to convert their Notes into Shares will be suspended for the duration of such inability of the Issuer to deliver Shares; provided that the Notes will continue to bear interest in accordance with “—Interest.” Such suspension shall not constitute a default of the Issuer, or any other breach of obligations under the Notes (without prejudice to holders’ rights upon a non-delivery as described under “—Enforcement Events”) and shall not affect any other claim or right of the holders pursuant to terms of the Notes as described in this “Description of the Notes.”

If as a result of an event described in “—Termination Rights of the Holders” having occurred in relation to the Issuer, the Issuer is unable to deliver Settlement Shares to the holders, the claims of each holder against the Issuer for the delivery of Settlement Shares will be converted into a subordinated monetary claim against the Issuer equal to the Redemption Amount per Note.

“Redemption Amount” means the product of (x) the Current Market Value and (y) the Maximum Conversion Ratio (without rounding, including fractions of shares).

“Current Market Value” means in respect of one Settlement Share the value of such Settlement Share, determined on the basis of the simple arithmetic average of the Share Prices during a period of 30 consecutive Trading Days ending on the second Trading Day prior to the day on which the event described in “—Termination Rights of the Holders” occurs, rounded to two decimal places with $0.005 being rounded upwards.

The Redemption Amount will be determined by the Calculation Agent. No interest will be payable with respect to the Redemption Amount.

The Redemption Amount will fall due for payment not later than on the Business Day prior to the day on which the insolvency event occurs.

Adjustment of the Conversion Price and Conversion Ratio

Reduction of Capital

In the event of a reduction of capital by reason of losses, the rights of the holders to receive Shares will be reduced accordingly, as if such holders had been shareholders of the Issuer as of the date of the issue of the Notes, whether the reduction of capital is achieved through a reduction in the accounting par value of the Shares or in the number of Shares. In the latter case, the new Conversion Ratio for the allocation of Shares will be determined by the Calculation Agent by multiplying the Conversion Ratio in effect prior to the reduction in capital by the following formula:

Number of Shares existing after the transaction
Number of Shares existing before the transaction

Financial Transactions

If any of the following transactions are effected after the Issue Date:

(i)	financial transactions conferring a preferential subscription right or by way of free allocation of warrants to its shareholders;

(ii)	increase in Share capital by capitalization of reserves, profits or share premia and by distribution of bonus Shares, or a share split or reverse share split;

(iii)	in the event that a nominal value is assigned to the Shares, an increase in Share capital, without issuing Shares, by capitalization of reserves, profits, or share premia by increasing the nominal value of the Shares;

(iv)	distribution of reserves or of share premia, in cash or in kind;

(v)	allotment to Shareholders of any bonus financial instruments of the Issuer other than Shares;

(vi)	absorption, merger, spin-off, division (scission);

(vii)	buy-back of the Issuer’s Shares;

(viii)	modification of allocation of the profits of the Issuer through issuance of voting or non-voting preference Shares or other preferred equity instruments; or

(ix)	distribution of a cash dividend,

the rights of the holders will be preserved until the relevant Settlement Date by adjusting the Conversion Ratio in accordance with the following provisions.

This adjustment will be calculated in such a manner so that the value of the Shares which would have been delivered in the event of a conversion of the Notes before the occurrence of one of the transactions mentioned above, is equivalent to the value of the Shares which would be delivered in the event of a conversion of the Notes after the occurrence of such transaction. Any such adjustments will be calculated by the Calculation Agent.

In the event of an adjustment carried out in accordance with clauses (i) to (ix) above, the new Conversion Ratio will be calculated to five decimal places and rounded to the nearest one-hundred thousandth (0.000005 being rounded upwards). Any subsequent adjustments will be carried out on the basis of such newly calculated and rounded Conversion Ratio.

(i) (a)	In the event of a financial transaction conferring a preferential subscription right, the new Conversion Ratio will be determined by multiplying the Conversion Ratio in effect prior to the relevant transaction by the following formula:

Share price ex-subscription right plus the price of the subscription right
Share price ex-subscription right

For the purposes of calculating this formula, the Share price ex-subscription right and of the subscription right will be determined on the basis of the volume-weighted average price on the Stock Exchange of the Shares falling in the subscription period during which the Shares ex-subscription right and the subscription right are traded.

(b)	In the event of a financial transaction by way of a free allocation of listed warrants to shareholders with the possibility of a related placement of securities upon exercise of warrants not exercised by their holders at the end of their subscription period, the new Conversion Ratio will be equal to the product of the Conversion Ratio in effect prior to the transaction in question multiplied by the following ratio:

Share price ex-right plus the value of the warrant
Share price ex-right

For the purposes of calculating this formula,

(1)	the Share price ex-right will be calculated on the basis of the volume weighted average of (i) the prices of the Shares on the Stock Exchange falling in the subscription period during which the Shares are traded and (ii) (x) the sale price of the securities sold in the placement, by applying to such sale price the volume of Shares sold in such placement, if such securities are fungible with existing Shares, or (y) the prices of the Shares on the Stock Exchange on the day the sale price for the securities sold in the placement is fixed, if such securities are not fungible with existing Shares; and

(2)

the value of the warrant will be calculated on the basis of the volume weighted average of (i) the prices of the warrant on the Stock Exchange (or, in the absence of a listing on the Stock Exchange, on any other regulated market) falling in the subscription period during which the warrants are traded, and, (ii) for the placement, of the implicit value (“valeur implicite”) of the warrants corresponding to the difference, if it is positive, adjusted by the exercise ratio, between the sale price of the securities sold in the placement and the subscription price of the securities, by applying to the value so calculated, the volume corresponding to the warrants exercised to deliver the securities sold in the placement.

(ii)	In the event of an increase in Share capital by capitalization of reserves, profits or share premia and by distribution of bonus Shares, or in the event of a share split or reverse share split, the new Conversion Ratio will be determined by multiplying the Conversion Ratio in effect prior to the relevant transaction by the following formula:

Number of Shares existing after the transaction
Number of Shares existing before the transaction

(iii)	Only if the Issuer assigns a nominal value to the Shares, in the event of an increase in Share capital without Shares being issued by means of a capitalization of reserves, profits or share premia, effected by increasing the nominal value of the Shares, the Conversion Ratio will not be adjusted, but the nominal value of the Shares which may be delivered to the holders exercising their Conversion Right will be increased accordingly.

(iv)	In case of a distribution of reserves, in cash or in kind, or of premiums, the new Conversion Ratio will equal the product of the Conversion Ratio in effect prior to the beginning of such transaction and the following ratio:

Value of the Share prior to the date on which the Shares are traded ex-distribution
Value of the Share prior to the date on which the Shares are traded ex-distribution minus the amount of distribution per Share or value of the securities or assets distributed per Share

For the purpose of calculating this formula:

(a)	the value of the Share prior to the date on which the Shares are traded ex-distribution will be calculated on the basis of the volume-weighted average price of the Share on the first three Trading Days immediately preceding the date on which the Shares are traded ex-distribution;

(b)	in case of a distribution in kind:

(1)	in the case of distribution of financial instruments, the value of such financial instruments will be calculated as described above if such financial instruments are already traded on a regulated market in the European Union (or its equivalent in a non-European Union jurisdiction);

(2)	if such financial instruments are not traded on a regulated market in the European Union (or its equivalent in a non- European Union jurisdiction) prior to the date on which the Shares are traded ex-distribution, the value of these financial instruments will be calculated, if such financial instruments are admitted to trading on a regulated market in the European Union (or its equivalent in a non- European Union jurisdiction) during the period of 20 Trading Days commencing on the date on which the Shares are traded ex-distribution, on the basis of the volume-weighted average price on such stock exchange during the first three Trading Days that follow the date on which the Shares are traded ex-distribution and during which such financial instruments are traded; and

(3)	in all other cases (non-traded financial instruments or other assets), by an independent investment banking firm of international repute selected by the Issuer.

(v)	In the event of an allotment of bonus financial instruments of the Issuer other than the Shares of the Issuer and subject to clause (i)(b) above, the new Conversion Ratio will be determined:

(a)	if the right to receive financial instruments is admitted to trading on the Stock Exchange, by multiplying the Conversion Ratio in effect prior to the relevant transaction by the following formula:

Share price ex-right plus the price of the right to receive financial instruments
Share price ex-right

For the purposes of calculating this formula, the Share price ex-right and the price of the right to receive financial instruments will be determined on the basis of the volume-weighted average price on the Stock Exchange of the Shares ex-right and of the right to receive financial instruments on the first three Trading Days on which the Shares ex-right and the right to receive financial instruments are traded. If this calculation is made on the basis of the volume-weighted average prices for less than two Trading Days, it will be confirmed or evaluated by an independent investment banking firm of international repute selected by the Issuer.

(b)	if the right to receive financial instruments is not admitted to trading on the Stock Exchange, by multiplying the Conversion Ratio in effect prior to the relevant transaction by the following formula:

Share price ex-right plus the value of the financial instruments allocated to each Share
Share price ex-right

For the purposes of calculating this formula, the Share price ex-right will be determined as in (v)(a) above and the value of the financial instruments allocated to each Share, if such instruments are traded on a regulated market in the European Union (or its equivalent in a non- European Union jurisdiction), will be determined on the basis of the volume-weighted average price during the first three Trading Days following the date of allocation of such financial instruments during which the Shares ex-right and the financial instrument(s) are traded. If the financial instruments allocated are not traded on a regulated market in the European Union (or its equivalent in a non-European Union jurisdiction), their value will be evaluated by an independent investment banking firm of international repute selected by the Issuer.

(vi)	In the event of absorption of the Issuer by another company or merger of the Issuer with one or more other companies to create a new company, or a division (scission), or spin-off of the Issuer, the Notes may be converted upon exercise of the conversion right for shares (“Substitute Shares”) of the absorbing or new company or the companies resulting from any division (scission), transfert d’universalité, transfert du patrimoine professionnel or other spin-off, as the case may be, to the extent that it or they assume the obligations of the Issuer under the Notes, in the same manner as before such event according to the Conversion Ratio adjusted as set forth below.

The Conversion Ratio for Substitute Shares will be determined by multiplying the Conversion Ratio in effect before such event by the exchange ratio of Shares for Substitute Shares (expressed as a fraction, the numerator of which is the number of Substitute Shares and the denominator of which is the number of Shares). In case no exchange ratio of Shares for Substitute Shares can be determined, the adjustment, if any, will be calculated by an independent investment banking firm of international repute selected by the Issuer.

(vii)	In the event that the Issuer makes an offer to all shareholders to buy back its own Shares at a price that is higher than the Market Price the new Conversion Ratio will be determined by multiplying the Conversion Ratio in effect by the following formula:

Market Price multiplied by (1 minus Pc percent)
Market Price minus Pc percent multiplied by Buy-back Price

For the purposes of calculating this formula:

(a)	“Market Price” means the average of at least ten consecutive volume-weighted average prices of the Shares on the Stock Exchange chosen from the 20 consecutive volume-weighted average prices of the Shares preceding the buyback (or the buy-back offer);

(b)	“Pc percent” means the percentage of the Share capital that has been bought back; and

(c)	“Buy-back Price” means the effective price of buying back Shares (which is by definition higher than the Market Price).

(viii)	In case of modification of allocation of the profits of the Issuer through issuance of voting or non-voting preference shares or other preferred equity instruments, the new Conversion Ratio will be determined by an independent investment banking firm of international repute selected by the Issuer, taking into account, among other things, the value of the Shares prior to the change in the Issuer’s profit allocation, the modifications made to the allocation of the profits of the Issuer, the terms and conditions of the non-voting preference shares or other preferred equity instruments and the terms of the offering of such shares or instruments, it being specified that if such shares or instruments are offered through preferential subscription rights or by way of a free allocation of warrants, the Conversion Ratio will be adjusted only pursuant to clauses (i) or (v) above.

(ix)	In the event a Record Date in respect of a cash dividend or distribution on the Shares occurs, the new Conversion Ratio will be determined according to the following formula:

NCR	=	CR	×	SP
SP - D

where:

(a)	“NCR” means the new Conversion Ratio;

(b)	“CR” means the Conversion Ratio previously in effect;

(c)	“D” means the amount of the cash dividend or distribution per Share in U.S. dollars (converted, if necessary, based on the rate provided by the European Central Bank on the ex-date); and

(d)	“SP” means the average of the Share Prices during the three Trading Days preceding the day on which the Shares are traded ex-dividend for such dividend or distribution.

In the event that the Issuer carries out any transaction in respect of which an adjustment would not be made as specified in clauses (i) to (ix) of this “—Financial Transactions” and if any future law or regulation should provide for an adjustment, the Issuer will make such adjustment in accordance with the applicable laws and regulations and with the practices used in the markets on which the Notes are traded. The Board of Directors will report on the methods of the calculation and the results of any adjustment in the next annual report.

In the event of an adjustment to the Conversion Ratio, the holders will be notified of the new Conversion Ratio pursuant to the Indenture within 5 Business Days following the final determination of the adjustment. Any adjustment to the Conversion Ratio will result in an inverse proportional adjustment to each Conversion Price.

Termination Rights of the Holders

Each holder will be entitled to declare its Notes due and demand immediate redemption thereof (subject to the subordination described under “—Ranking”) at the Redemption Amount, together with accrued interest (if any) to the date of repayment and Optionally Outstanding Payments, if any, in the event that the Issuer goes into liquidation unless this is done in connection with a merger, or other form of combination with another company and such company assumes all obligations contracted by the Issuer in connection with the Notes.

Any notice, including any notice declaring Notes due, in accordance with the above will be made by means of a written declaration in the English language delivered by hand or registered mail to the specified office of the Principal Paying Agent together with proof that such holder at the time of such notice is a holder of the relevant Notes by means of a certificate of its Custodian or in other appropriate manner.

If any Note is declared due for early redemption by holders pursuant to the provisions described in this “—Termination Rights of the Holders,” the Voluntary Conversion Right pursuant to “—Voluntary Conversion” in respect of such Note may no longer be exercised by such holder from the time of receipt of the notice of termination by the Principal Paying Agent pursuant to the immediately preceding sentence.

Paying Agents, Transfer Agent, Conversion Agents and Calculation Agent

The securities administrator will be the principal paying agent (the “Principal Paying Agent,” and together with any additional paying agent appointed by the Issuer in accordance with the below, the “Paying Agents”), the transfer agent (the “Transfer Agent”) and the principal conversion agent (the “Principal Conversion Agent,” and together with any additional conversion agent appointed by the Issuer in accordance with the below, the “Conversion Agents”). Conv-Ex Advisors Limited will be the calculation agent (the “Calculation Agent” and together with the Paying Agents, the Conversion Agents, and the Transfer Agent, the “Agents”).

The Issuer maintains banking relationships in the ordinary course of business with the trustee, the securities administrator and their affiliates.

The Issuer will procure that there will at all times be a Principal Paying Agent, a Principal Conversion Agent and a Calculation Agent. The Issuer is entitled to appoint other banks of international standing as Agents, or, in the case of the Calculation Agent only, the Issuer may appoint a financial advisor with appropriate expertise. Furthermore, the Issuer is entitled to terminate the appointment of any Agent. In the event of such termination or such Agent being unable or unwilling to continue to act as Agent in the relevant capacity, the Issuer will appoint another bank of international standing, or, in the case of the Calculation Agent only, another financial advisor with appropriate expertise as Agent in the relevant capacity. Such appointment or termination will be published without undue delay in accordance with the Indenture, or, should this not be possible, be published in another appropriate manner.

Notices

As long as Notes in global form are outstanding, notices to be given to holders of the Notes will be given to DTC, in accordance with its applicable procedures from time to time. Otherwise, notices to the holders will be provided to the addresses that appear on the security register of the Notes. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Issue of Additional Notes

The Issuer reserves the right from time to time without the consent of the holders to issue additional Notes with identical terms (save for inter alia the issue date), so that the same will be consolidated, form a single issue with and increase the aggregate principal amount of these Notes; provided that if such additional Notes are not fungible with the original Notes for United States federal income tax purposes, the additional Notes will have a CUSIP, ISIN, or other identifying number that differs from that of the original Notes. The term “Notes” will, in the event of such increase, also comprise such additionally issued Notes. The Issuer will provide notice of any such issue.

Consolidation, Merger, Conveyance or Transfer

Notwithstanding anything in the accompanying prospectus to the contrary, so long as any of the Notes are outstanding, the Issuer will not consolidate with or merge into any other Person (excluding Persons controlled by one or more members of the Mittal Family) or convey or transfer all or substantially all of its properties and assets to any other Person (excluding Persons controlled by one or more members of the Mittal Family) unless thereafter:

(i)	the Person formed by such consolidation or into which the Issuer is merged, or the Person which acquired all or substantially all of the Issuer’s properties and assets, expressly assumes pursuant to a supplemental indenture as provided for in the Indenture the due and punctual payment of interest on and delivery of the consideration due upon conversion of the Notes and the performance or observance of every covenant of the Indenture on the Issuer’s part to be performed or observed;

(ii)	immediately after giving effect to such transaction, no Enforcement Event has occurred and is continuing; and

(iii)	the Person formed by such consolidation or into which the Issuer is merged, or the Person which acquired all or substantially all of the Issuer’s properties and assets, delivers to the trustee and the securities administrator an officer’s certificate signed by a duly authorized officer and an opinion of legal counsel of recognized standing, each stating that the consolidation, merger, conveyance or transfer and the supplemental indenture referenced in clause (i) above comply with the Indenture and that all conditions precedent in the Indenture relating to the transaction have been complied with and, immediately after giving effect to the transaction, no Enforcement Event has occurred and is continuing, except that such certificate and opinion will not be required in the event that any such consolidation, merger, conveyance or transfer is made by any court or tribunal having jurisdiction over the Issuer, its properties and its assets.

Modification and Amendment

The Indenture may be modified and amended as described in “Description of Subordinated Debt Securities—Amendments and Waivers” in the accompanying prospectus. Notwithstanding the foregoing provision, in addition to the other limitations described in “Description of Subordinated Debt Securities—Amendments and Waivers,” no supplemental indenture may, without the consent of each holder of an outstanding Note affected by such supplemental indenture:

(1)	make any change that adversely affects the conversion rights of any of the Notes; or

(2)	reduce the Redemption Amount of any Note or amend or modify in any manner adverse to the holders of Notes the Company’s obligation to make such redemption, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.

In addition to the other permitted amendments described in “Description of Subordinated Debt Securities—Amendments and Waivers,” the Company, the trustee and the securities administrator may amend or supplement the Indenture or the Notes without notice to or the consent of any holder to:

(1)	add guarantees with respect to the Notes; or

(2)	conform the provisions of the Indenture to the “Description of the Notes” section in this prospectus supplement.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it will be sufficient if such consent approves the substance of such proposed amendment, supplement or waiver. After an amendment, supplement or waiver becomes effective, the Issuer will give to the holders affected by such amendment, supplement or waiver a notice in accordance with the Indenture briefly describing such amendment, supplement or waiver. The Issuer will mail supplemental indentures to holders upon request. Any failure of the Issuer to mail such notice, or any defect in such notice, will not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Enforcement Events

The provisions of the Base Indenture with respect to events of default will not apply to the Notes. Each of the events described in clauses (i) and (ii) below is an “Enforcement Event.”

(i)	Non-payment: If (a) any amount of interest on (including Optionally Outstanding Payments) or any other payment due in respect of any Note will not be paid on the due date thereof (without prejudice to the Issuer’s right to defer payment of interest) and such non-payment is not remedied within a period of 20 days or (b) any Settlement Shares are not delivered on the relevant Settlement Date (or the Settlement Date that would have occurred without regard to the Issuer’s right to suspend conversion during periods when it is unable to deliver Settlement Shares as described under “Inability of the Issuer to Deliver Shares”) and such non-delivery is not remedied within a period of 60 days, then, in the case of (a) or (b), the trustee, on behalf of the holders of the Notes, may, at its discretion, or shall at the direction of holders of 25% of the aggregate principal amount of outstanding Notes, subject to any applicable laws, institute proceedings for the bankruptcy of the Issuer and/or prove in any bankruptcy (or other insolvency proceedings) of the Issuer in respect of any payment or delivery, as the case may be, obligations of the Issuer arising under the Notes, but may take no other action in respect of such non-payment.

(ii)	Bankruptcy, Dissolution or Liquidation: If a judgment is issued for the bankruptcy (faillite), dissolution or liquidation (liquidation judiciaire) of the Issuer or the Issuer is wound-up, dissolved or liquidated for any other reason, in each case, other than for the purposes of or pursuant to a merger, amalgamation, reorganization, division or restructuring while solvent, where the (or a) continuing entity assumes substantially all of the assets and obligations of the Issuer (including, for the avoidance of doubt, the Notes), each holder will be entitled to declare its Notes due and demand immediate redemption thereof at the Redemption Amount, together with accrued interest (if any) to the date of repayment and Optionally Outstanding Payments (if any).

However, neither the trustee nor any holder of a Note may take any other action in respect of an Enforcement Event, and in particular may not take any other action that would influence the outcome of a bankruptcy proceeding or restructuring outside bankruptcy.

In addition, following a judgment for bankruptcy, dissolution or liquidation of the Issuer, if such judgment that would otherwise constitute an Enforcement Event is overturned on appeal or otherwise validly nullified, then such judgment will be deemed to have never constituted an Enforcement Event and the Notes will be deemed to have not become due and repayable as a result thereof.

Satisfaction and Discharge

The provisions of the Base Indenture with respect to satisfaction and discharge will not apply to the Notes. Instead, the Issuer may satisfy and discharge its obligations under the Indenture by delivering to the securities registrar for cancellation all outstanding Notes or by depositing with the securities administrator or delivering to the holders, as applicable, after the Notes have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash and (in the case of conversion) Shares, if applicable, sufficient to pay or convert all of the outstanding Notes and paying all other sums payable under the Indenture by the Issuer. Such discharge is subject to terms contained in the Indenture.

Form; Clearance and Settlement

The Notes will be evidenced by one or more global Notes (each a “Global Note”) deposited with the securities administrator as custodian for DTC, and registered in the name of Cede & Co., as DTC’s nominee. Record ownership of the Global Notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below.

Ownership of beneficial interests in a Global Note will be limited to persons that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. Transfers between direct

DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Holders may also beneficially own interests in the Global Notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

So long as Cede & Co., as nominee of DTC, is the registered owner of the Global Notes, Cede & Co. for all purposes will be considered the sole holder of the Global Notes. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer or pledge a beneficial interest in the Global Notes to such persons may be limited.

The Issuer will wire, through the facilities of the securities administrator, any payments on the Global Notes to Cede & Co., the nominee for DTC, as the registered owner of the Global Notes. The Issuer, the trustee, the securities administrator and any paying agent will have no responsibility or liability for paying amounts due on the Global Notes to owners of beneficial interests in the Global Notes.

It is DTC’s current practice, upon receipt of any payment of principal of, and interest on the Global Notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the Notes represented by the Global Notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in Notes represented by the Global Notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If a holder would like to convert Notes into Shares pursuant to the terms of the Notes, the holder should contact the holder’s broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a holder’s ability to pledge the holder’s interest in the Notes represented by Global Notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

None of the Issuer, the trustee, or the securities administrator (or any registrar, paying agent or conversion agent under the Indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes, including, without limitation, the presentation of Notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the Global Notes are credited and only for the principal amount of the Notes for which directions have been given.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Issuer within 90 days, the Issuer will cause Notes to be issued in definitive registered form in exchange for the Global Notes. In addition, beneficial interests in a Global Note may be exchanged for definitive certificated Notes upon request by or on behalf of DTC in accordance with customary procedures. None of the Issuer, the trustee, the securities administrator or any of the Issuer’s, the trustee’s or the securities administrator’s respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

Any Note that is exchangeable pursuant to the second preceding sentence is exchangeable for Notes registered in the names which DTC will instruct the securities administrator. It is expected that DTC’s instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that Global Note. Subject to the foregoing, a Global Note is not exchangeable except for a Global Note or Global Notes of the same aggregate denominations to be registered in the name of DTC or its nominee.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Other Provisions

The form and content of the Notes and the rights and duties of the holders and the Issuer will in all respects be governed by the laws of the State of New York.

The provisions of Articles 86 to 94-8 of the Luxembourg law concerning commercial companies of 10th August 1915, as amended (regarding the representation of holders and holder meetings), will not apply to the Notes.

The Issuer undertakes, so long as any Notes are outstanding, not to repay its share capital, nor to alter its articles of association with respect to the distribution of profits to shareholders. For the avoidance of doubt, the Issuer may create voting or non-voting preference shares or other preferred equity instruments, pursuant to the provisions of the law of August 10, 1915 relating to commercial companies, provided that the rights of the holders of Notes are protected as described under “—Adjustment of the Conversion Price and Conversion Ratio.”

Any holder may in any proceedings against the Issuer or to which the holder and the Issuer are parties protect and enforce in its own name its rights arising under its Notes on the basis of:

(i)	a certificate issued by its Custodian (a) stating the full name and address of the holder, (b) specifying the aggregate principal amount of Notes credited on the date of such statement to such holder’s securities account(s) maintained with its Custodian and (c) confirming that its Custodian has given a written notice to the Clearing System and the Principal Paying Agent containing the information specified in (a) and (b) and bearing acknowledgements of the Clearing System and the relevant account holder in the Clearing System; and

(ii)	a copy of the Global Note, certified as being a true copy by a duly authorized officer of the Clearing System or the Principal Paying Agent and the Principal Conversion Agent; or

(iii)	any other means of proof permitted in legal proceedings in the country of enforcement.

Certain Defined Terms

In this “Description of the Notes” the following terms have the following meanings:

“Accelerated Mandatory Conversion Date” has the meaning set out in “—Mandatory Conversion—Accelerated Mandatory Conversion.”

“Accelerated Mandatory Conversion Event” has the meaning set out in “—Mandatory Conversion—Accelerated Mandatory Conversion.”

“Additional Amounts” has the meaning set out in “—Taxation; Additional Amounts.”

“Additional Interest Amount” has the meaning set out in “—Interest—Optional Deferral of Interest Payments.”

“Agents” has the meaning set out in “—Paying Agents, Transfer Agent, Conversion Agents and Calculation Agent.”

“Applicable Accounting Standards” means the International Financial Reporting Standards as adopted by the European Union (“IFRS”), as amended from time to time.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York, New York, Paris, Luxembourg or Amsterdam or a place of payment (which will have been notified in writing to the trustee and the securities administrator) are generally closed for business.

“Calculation Agent” has the meaning set out in “—Paying Agents, Transfer Agent, Conversion Agents and Calculation Agent.”

“Calculation Period” means:

(i)	in the case of mandatory conversion of the Notes pursuant to “—Mandatory Conversion—Mandatory Conversion on the Maturity Date,” the 20 consecutive Trading Days immediately preceding the third Trading Day immediately preceding the Maturity Date; and

(ii)	in the case of voluntary conversion of the Notes during a Special Voluntary Conversion Period, the 20 consecutive Trading Days immediately preceding the relevant Voluntary Conversion Date.

“Change of Control” has the meaning set out in “—Voluntary Conversion—Voluntary Conversion upon the Occurrence of a Relevant Event.”

“Clearing System” means Euroclear and Clearstream Luxembourg.

“Compulsory Payment Event” means the occurrence of any of the following events:

(i)	the shareholders of the Issuer or any Subsidiary of the Issuer have resolved at the annual general meeting on the proposal by the Board of Directors to pay or distribute a dividend or make a payment on any Junior Securities or the Board of Directors of the Issuer or any Subsidiary of the Issuer has declared the payment or distribution of, an interim dividend in respect of any Junior Securities, in each case other than (x) a dividend, distribution or payment which is made in the form of the further issuance of any Junior Securities; (y) a dividend, distribution or payment on any Junior Securities which is made to the Issuer or another member of the Group; or (z) any dividend which the Issuer resolved to pay at the Issuer’s annual general meeting of May 8, 2012;

(ii)	the Issuer or any Subsidiary of the Issuer has, directly or indirectly, declared or made any discretionary distribution payment on any Parity Security (it being understood that any payment of interest (other than a payment of accrued interest upon a voluntary conversion into Shares) on any Parity Security that permits optional deferral of interest is a Compulsory Payment Event); or

(iii)	the Issuer or any Subsidiary of the Issuer redeems Junior Securities or Parity Securities or the Issuer or any Subsidiary of the Issuer repurchases or otherwise acquires any Junior Securities or Parity Securities (other than (u) in connection with any existing or future buy-back program, share option or free share allocation plan or any employee benefit plans or similar arrangements with or for the benefit of employees, officers, directors or consultants, (v) as a result of the exchange or conversion of one class of Junior Securities or Parity Securities for another class, (w) in the case of Parity Securities only, such redemption or acquisition is below par, (x) in connection with any repurchase or acquisition of Junior Securities or Parity Securities from other companies in the Group, (y) in the event that the Issuer or any Subsidiary of the Issuer receives Junior Securities or Parity Securities as consideration for a sale of assets to third parties, or (z) a repurchase in connection with any obligation of the Issuer or any Subsidiary of the Issuer to deliver at least an equal nominal amount of Junior Securities to the holders of any convertible or exchangeable bond issued by the Issuer or any Subsidiary of the Issuer (whether or not any holder of such convertible or exchangeable bond exercises its conversion or exchange right)), except in each case (i), (ii) and (iii) above if the Issuer or the relevant Subsidiary is obliged under the terms and conditions of such Junior Securities or Parity Securities to make such payment, such redemption, such repurchase or such other acquisition.

“Consolidated Financial Statements” means the Issuer’s most recently published:

(i)	audited annual consolidated financial statements, as approved by the annual general meeting of our shareholders and audited by an independent auditor; or, as the case may be,

(ii)	unaudited (but subject to a “review” from an independent auditor) condensed consolidated half-year financial statements, as approved by our Board of Directors,

in each case prepared in accordance with Applicable Accounting Standards.

“Conversion Agents” has the meaning set out in “—Paying Agents, Transfer Agent, Conversion Agents and Calculation Agent.”

“Conversion Date” means an Accelerated Mandatory Conversion Date, an Optional Mandatory Conversion Date or a Voluntary Conversion Date, and the Maturity Date.

“Conversion Notice” has the meaning set out in “—Conversion Procedures—Voluntary Conversion Procedures.”

“Conversion Period” means the period from, and including, the Issue Date to, and including, the earlier of the following days:

(i)	the 25th Trading Day prior to the Maturity Date, provided that if such day is not a Business Day, the Business Day immediately preceding such day; and

(ii)	if the day pursuant to subparagraph (i) falls within an Excluded Period, the first Business Day prior to the beginning of such Excluded Period.

“Conversion Price” means each of the Minimum Conversion Price and the Maximum Conversion Price.

“Conversion Ratio” means each of the Maximum Conversion Ratio and the Minimum Conversion Ratio.

“CSSF” has the meaning set out in “—Voluntary Conversion—Voluntary Conversion upon the Occurrence of a Relevant Event.”

“Current Market Value” has the meaning set out in “—Procurement of Settlement Shares—Inability to Deliver Settlement Shares.”

“Custodian” means any bank or other financial institution with which a holder maintains a securities account in respect of any Notes and having an account maintained with the Clearing System.

“Daily Relevant Conversion Ratio” has the meaning set out in “—Mandatory Conversion—Mandatory Conversion on the Maturity Date.”

“DTC” means The Depository Trust Company.

“Enforcement Event” has the meaning set out in “—Enforcement Events.”

“Euroclear” means Euroclear Bank SA/NV, as operator of the Euroclear System.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Period” means any of the following periods:

(i)	in connection with any shareholders’ meeting of the Issuer, the period from, and including, the 21st day prior to such shareholders’ meeting to, but excluding, the Business Day following such shareholders’ meeting;

(ii)	a period of 14 days ending on the last day of the Financial Year of the Issuer; and

(iii)	a period commencing on the day on which an offer by the Issuer to its shareholders inviting them to subscribe to shares, warrants on its own shares or notes with conversion or option rights or obligations or profit participation rights (including but not limited to offers regarding spin-offs) is published, and ending on the last day of the subscription period (both dates inclusive).

“Financial Year” means the financial year as set out in the Issuer’s articles of association.

“Free-Float Event” has the meaning set out in “—Voluntary Conversion—Voluntary Conversion upon the Occurrence of a Relevant Event.”

“Global Note(s)” has the meaning set out in “—Form; Clearance and Settlement.”

“Group” means the Issuer and its Subsidiaries taken as a whole.

“Interest Payment Date” has the meaning set out in “—Interest—Interest Rate.”

“Issue Date” has the meaning set out in “—Interest—Interest Rate.”

“Issuer” means ArcelorMittal.

“Junior Securities” has the meaning set out in “—Ranking.”

“Luxembourg Takeover Law” has the meaning set out in “—Voluntary Conversion—Voluntary Conversion upon the Occurrence of a Relevant Event.”

“Make-whole Amount” or “M” has the meaning set out in “—Mandatory Conversion—Accelerated Mandatory Conversion.”

“Make-whole Reference Date” has the meaning set out in “—Voluntary Conversion—Voluntary Conversion upon the Occurrence of a Relevant Event.”

“Mandatory Interest Payment Date” means the earliest of:

(i)	the date falling 10 Business Days after the date on which a Compulsory Payment Event has occurred;

(ii)	the next Interest Payment Date on which the Issuer elects to pay Optionally Outstanding Payments, so long as the Issuer has validly given not less than ten nor more than 15 Business Days’ notice as set forth under the Indenture;

(iii)	the date on which the Issuer fails to pay any amount due under the Notes other than pursuant to an election not to pay interest pursuant to “—Interest—Optional Deferral of Interest Payments” above;

(iv)	the date on which an Enforcement Event occurs;

(v)	the Settlement Date of any mandatory conversion of Notes; and

(vi)	the Settlement Date for any conversion of Notes during a Special Voluntary Conversion Period.

“Maturity Date” means January 15, 2016.

“Maximum Conversion Price” means initially $20.94 per Share subject to adjustment as provided for in “—Adjustment of the Conversion Price and Conversion Ratio,” in which case “Maximum Conversion Price” means the Maximum Conversion Price as adjusted from time to time.

“Maximum Conversion Ratio” or “MaxCR” means, with respect to each Note initially 1.49254 Shares (equal to $25 divided by the Minimum Conversion Price), subject to adjustment as provided for in “—Adjustment of the Conversion Price and Conversion Ratio,” in which case “Maximum Conversion Ratio” means the Maximum Conversion Ratio as adjusted from time to time.

“Minimum Conversion Price” means initially $16.75 per Share subject to adjustment as provided for in “—Adjustment of the Conversion Price and Conversion Ratio,” in which case “Minimum Conversion Price” means the Minimum Conversion Price as adjusted from time to time.

“Minimum Conversion Ratio” means, with respect to each Note initially 1.19389 Shares (equal to $25 divided by the Maximum Conversion Price), subject to adjustment as provided for in “—Adjustment of the Conversion Price and Conversion Ratio,” in which case “Minimum Conversion Ratio” means the Minimum Conversion Ratio as adjusted from time to time.

“Mittal Family” means Mr. and/or Mrs. L.N. Mittal and/or their family (acting directly or indirectly through trusts and/or other entities controlled by any of the foregoing).

“MTO” has the meaning set out in “—Voluntary Conversion—Voluntary Conversion upon the Occurrence of a Relevant Event.”

“MTO Determination” has the meaning set out in “—Voluntary Conversion—Voluntary Conversion upon the Occurrence of a Relevant Event.”

“Note(s)” has the meaning set out in “—Principal and Denomination.”

“Optional Mandatory Conversion Date” has the meaning set out in “—Mandatory Conversion—Early Mandatory Conversion at the Option of the Issuer.”

“Optionally Deferred Payments” has the meaning set out in “—Interest—Optional Deferral of Interest Payments.”

“Optionally Outstanding Payments” has the meaning set out in “—Interest—Optional Deferral of Interest Payments.”

“Parity Securities” has the meaning set out in “—Ranking.”

“Paying Agents” has the meaning set out in “—Paying Agents, Transfer Agent, Conversion Agents and Calculation Agent.”

“Person” means any individual, company, corporation, firm, partnership, joint venture, undertaking, association, organization, trust, state or agency of a state (in each case, whether or not having separate legal personality).

“Principal Conversion Agent” has the meaning set out in “—Paying Agents, Transfer Agent, Conversion Agents and Calculation Agent.”

“Principal Paying Agent” has the meaning set out in “—Paying Agents, Transfer Agent, Conversion Agents and Calculation Agent.”

“Public Offer” has the meaning set out in “—Voluntary Conversion—Voluntary Conversion upon the Occurrence of a Relevant Event.”

“Rating Event” has the meaning set out in “—Mandatory Conversion—Accelerated Mandatory Conversion.”

“Record Date” means the date by reference to which the holding of Shares in the Issuer is determined for purposes of assessing to which shareholders a dividend, a distribution or an allocation, whether declared or resolved on such date or previously declared or resolved, should be paid or delivered.

“Redemption Amount” has the meaning set out in “—Procurement of Settlement Shares—Inability to Deliver Settlement Shares.”

“Relevant Conversion Ratio” or “RelCR” has the meaning set out in “—Mandatory Conversion—Mandatory Conversion on the Maturity Date.”

“Relevant Event” has the meaning set out in “—Voluntary Conversion—Voluntary Conversion upon the Occurrence of a Relevant Event.”

“Relevant Event Conversion Ratio” or “RelEvCR” has the meaning set out in “—Voluntary Conversion—Voluntary Conversion upon the Occurrence of a Relevant Event.”

“Relevant Jurisdiction” has the meaning set forth in “—Taxation; Additional Amounts.”

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Creditors” has the meaning set out in “—Ranking.”

“Settlement Date” means the date for the delivery of any Settlement Shares as described under this “Description of the Notes” which will be:

(i)	in the case of mandatory conversion pursuant to “—Mandatory Conversion—Mandatory Conversion on the Maturity Date,” the Maturity Date;

(ii)	in the case of mandatory conversion pursuant to “—Mandatory Conversion—Accelerated Mandatory Conversion,” the Accelerated Mandatory Conversion Date;

(iii)	in the case of mandatory conversion pursuant to “—Mandatory Conversion—Early Mandatory Conversion at the Option of the Issuer,” the Optional Mandatory Conversion Date;

(iv)	in the case of voluntary conversion pursuant to “—Voluntary Conversion—Voluntary Conversion at the Option of the Holder,” the sixth Business Day following the relevant Voluntary Conversion Date; or

(v)	in the case of voluntary conversion pursuant to “—Voluntary Conversion—Voluntary Conversion upon the Occurrence of a Relevant Event,” the third Business Day following the relevant Voluntary Conversion Date;

in each case provided that if a Settlement Disruption Event occurs on the Settlement Date, and delivery of any Settlement Shares cannot be effected on the Settlement Date, then the Settlement Date with respect to such Settlement Shares will be postponed until the first succeeding Business Day on which delivery of the Settlement Shares can take place through DTC or in any other commercially reasonable manner.

“Settlement Disruption Event” means an event beyond the control of the Issuer as a result of which DTC cannot settle the book-entry transfer of the relevant Settlement Shares.

“Settlement Shares” has the meaning set out in “—Procurement of Settlement Shares—General.”

“Share Price” means on any Trading Day the volume-weighted average price of a Share on the Stock Exchange as reported by Bloomberg (or any successor service) under the page “MT:NA <equity> AQR” or, if unavailable, the volume-weighted average price of a Share on the Stock Exchange in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on the Stock

Exchange, in each case converted if necessary into U.S. dollars using the rate provided by the European Central Bank on such Trading Day (or, if such rate is not available, such other rate as, in the reasonable opinion of the Issuer, may be substituted for it) and rounding the resultant amount to the nearest $0.01 ($0.005 being rounded upwards), or, if the Shares are not listed on the Stock Exchange, as reasonably determined by an independent investment banking firm of international reputation selected by the Issuer using a volume-weighted method. Any reference in this “Description of the Notes” to the Share Price will include, if the Share Price is discontinued, a reference to a quotation which replaces the Share Price by operation of law or on the basis of generally accepted market practice;

provided that, if at any time during any calculation period described under this “Description of the Notes,” the Shares will have been quoted ex-dividend, ex-distribution or ex-any other entitlement to another security or asset and during some other part of such period will have been quoted cum-dividend, cum-distribution or cum any other entitlement to another security or asset, then the Share Price on each Trading Day during such period on which the Shares will have been quoted cum-dividend, cum-distribution or cum any other entitlement to another security or asset will, for the purpose of this definition, be deemed to be the quoted price thereof reduced by an amount equal to the value of such dividend, distribution or other entitlement per Share.

“Shares” means the new or existing ordinary shares of the Issuer.

“Special Voluntary Conversion Period” has the meaning set out in “—Voluntary Conversion—Voluntary Conversion upon the Occurrence of a Relevant Event.”

“Stock Exchange” means the NYSE Euronext Amsterdam, or if the Shares cease to be listed on such exchange, the NYSE Euronext Paris, or if not listed on the NYSE Euronext Paris, the principal United States national securities exchange on which the Shares are listed, quoted or traded, or if not listed on a United States national securities exchange, the principal other market or exchange on which the Shares are then listed, quoted or admitted for trading.

“Subsidiary” means:

(i)	an entity of which a Person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership (and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise); and

(ii)	in relation to the Issuer, an entity that fulfills the definition in paragraph (i) above and which is included in the Consolidated Financial Statements on a fully integrated basis.

“Substitute Shares” has the meaning set out in “—Adjustment of the Conversion Price and Conversion Ratio—Financial Transactions.”

“Trading Day” means any day when the Stock Exchange quotes the Shares for the entire trading day.

“Transfer Agent” has the meaning set out in “—Paying Agents, Transfer Agent, Conversion Agents and Calculation Agent.”

“United States” means the United States of America (including the States and the District of Columbia), its territories and possessions and other areas subject to its jurisdiction.

“Voluntary Conversion Date” has the meaning set out in “—Conversion Procedures—Voluntary Conversion Procedures.”

“Voluntary Conversion Right” has the meaning set out in “—Voluntary Conversion—Voluntary Conversion at the Option of the Holder.”

TAX CONSIDERATIONS

The following summary of certain Luxembourg and U.S. federal income tax considerations is based on the advice of Elvinger, Hoss & Prussen, with respect to Luxembourg taxes, and on the advice of Cleary Gottlieb Steen & Hamilton LLP, with respect to U.S. federal income taxes. This summary contains a description of certain material Luxembourg and U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the Notes described in this prospectus supplement. It does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States and Luxembourg.

This summary is based on the tax laws of Luxembourg and the United States as in effect on the date of this prospectus supplement, as well as on rules and regulations of Luxembourg and regulations, rulings and decisions of the United States available on or before such date now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary. Prospective purchasers of Notes are urged to consult their own tax advisers as to the Luxembourg, U.S. or other tax consequences of the ownership and disposition of the Notes, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Luxembourg Taxation

The statements herein regarding taxation in Luxembourg are based on the laws and interpretations in force in the Grand Duchy of Luxembourg as of the date of this prospectus supplement and are subject to any changes in law and interpretation. The following summary does not purport to be a comprehensive description of all the tax considerations which may be relevant to a decision to purchase, own, dispose of or convert the Notes or to purchase, acquire, hold or dispose of shares. Each prospective holder or beneficial owner of Notes or Shares should consult its tax adviser as to the Luxembourg tax consequences of the purchase, acquisition, holding or conversion of Notes or the purchase, acquisition, holding or disposition of Shares.

Taxation of Noteholders

Luxembourg Tax Residency of Noteholders

A noteholder will not become resident, or be deemed to be resident, in Luxembourg by reason only of the holding, exchange or conversion of the Notes, or the execution, performance, delivery and/or enforcement of the Notes.

Withholding Tax

Subject to the exceptions below, as a general rule, there is no withholding tax for Luxembourg residents and non-resident holders of the debt securities on payments of interest (including accrued but unpaid interest) in respect of the debt securities, nor is any Luxembourg withholding tax payable on payments received upon repayment of the principal or upon an exchange of debt securities. As a first exception, in certain circumstances a withholding tax may apply to payments of interest pursuant to European Council Directive 2003/48/EC (the “Savings Directive”), i.e. mainly for payments made to individuals. Under the Savings Directive, each EU Member State (a “Member State”) generally must provide to the tax authorities of another Member State details of interest payments or similar income paid by a Paying Agent within its jurisdiction to an entity which is not a legal person and whose profits are not taxed under the general arrangements for business taxation and which is not, or has not opted to be treated as, a UCITS recognized in accordance with Directive 85/611/EC (since replaced by Directive 2009/65/EC) (a “Residual Entity”) or to or for an individual (the “Beneficial Owner”) established or resident in the other Member State, although certain Member States (including Luxembourg) are entitled to apply a withholding tax system during a transitional period. The transitional period commenced July 1, 2005 and will terminate at the end of the first full fiscal year after the EU and certain non-EU states reach an agreement on the exchange of such information. The Savings Directive was implemented into Luxembourg law by a law of June 21, 2005 which is in effect as of July 1, 2005. Due to certain bilateral agreements, ratified by a law of June 21, 2005, relevant dependant and associated territories and certain non-EU States apply similar measures as of the same date.

The European Commission has proposed certain amendments to the Savings Directive, which may, if implemented, amend or broaden the scope of the requirements described above.

According to the laws of June 21, 2005 and bilateral agreements concluded by Luxembourg with relevant dependant and associated territories and certain non-EU States, during the transitional period, a Luxembourg Paying Agent will be required to withhold taxes on Interest payments to Residual Entities or to, or for the benefit of, Beneficial Owners established or resident in an EU Member State other than Luxembourg or in any of the relevant dependant and associated territories at a rate of 35% (applicable rate since July 1, 2011), unless the Beneficial Owner has opted for an exchange of information or has provided a tax certificate.

For the purpose of this section, the terms “Paying Agent,” “Interest” and “Beneficial Owner” shall mean respectively “agent payeur,” “intérêt” and “bénéficiaire effectif” as these terms are defined in the Savings Directive and in the law of June 21, 2005.

Another exception has been implemented by a law of December 23, 2005, effective as of January 1, 2006, which introduced a withholding tax of 10% on interest payments made to Luxembourg individual residents or Residual Entities established in Luxembourg by a Luxembourg paying agent (the “10% Luxembourg Withholding Tax”).

No additional amounts will be payable under the Notes as result of the withholding taxes described above (see “Description of Subordinated Debt Securities”).

Taxation of Noteholders

Taxation of Luxembourg Non-Resident Holders of Notes

Subject to the rules mentioned under “Withholding tax” above, noteholders who are non-residents of Luxembourg and who have neither a permanent establishment nor a permanent representative or a fixed base of business in Luxembourg with which the holding of the Notes is connected, are not liable for any Luxembourg income tax on the repayment of principal of, and payments or accrual of interest on, the Notes or on payments received upon the redemption or repurchase of the Notes, or on capital gains on the sale of Notes.

Taxation of Luxembourg Resident Holders of Notes

Noteholders who are residents of Luxembourg will not be liable for any Luxembourg income tax on repayment of principal.

Luxembourg Resident Individuals

Pursuant to the Luxembourg law of January 23, 2005 as amended by the law of July 17, 2008, Luxembourg resident individuals, acting in the course of the management of their private wealth, can opt to self-declare and pay a 10% tax (the “Self-declared 10% Tax”) on interest payments made by paying agents (defined in the same way as in the Savings Directive) located in a Member State other than Luxembourg, a member state of the European Economic Area or in a State or territory which has concluded an international agreement directly related to the Savings Directive. When the paying agent is located in Luxembourg, the 10% Luxembourg Withholding tax described under “Withholding Tax” above will apply. The 10% Luxembourg Withholding Tax or the Self-declared 10% Tax represents the final tax liability on interest received for Luxembourg resident individuals receiving the interest payment in the course of their private wealth. Luxembourg resident individual noteholders receiving the interest as business income must include this interest in their taxable basis and, if it has been levied, the 10% Luxembourg Withholding Tax will be credited against their final income tax liability.

Luxembourg resident individual noteholders holding Notes as part of their private wealth are not subject to taxation on capital gains upon the disposal of the Notes, unless the disposal of the Notes precedes their acquisition or the Notes are disposed of within six months of their date of acquisition. Upon the sale, redemption or disposal of the Notes, accrued but unpaid interest will be subject to the 10% Luxembourg Withholding Tax, or to the Self-declared 10% Tax if the Luxembourg resident individual exercises the option for the Self-declared 10% Tax.

Luxembourg resident individual noteholders receiving the interest as business income must include the portion of the price corresponding to this interest in their taxable income and, if it has been levied, the 10% Luxembourg Withholding Tax will be credited against their final income tax liability.

Luxembourg Resident Corporate Holders of Notes

Unless they are tax exempt, Luxembourg resident corporate holders holding Notes, or foreign entities of the same type which have a permanent establishment or a permanent representative in Luxembourg with which the holding of the Notes is connected, must include in their taxable income any interest (including accrued but unpaid interest) and the difference between the sale or redemption price (received or accrued) and the lower of the cost or book value of the Notes sold or redeemed.

Net Wealth Tax

Luxembourg net wealth tax will not be levied on a noteholder, unless (i) such holder is a Luxembourg fully taxable resident company or (ii) such Notes are attributable to an enterprise or part thereof which is carried on through a Luxembourg permanent establishment by a non-resident company.

Other Taxes

There is no Luxembourg registration tax, stamp duty or any other similar tax or duty payable in Luxembourg by noteholders as a consequence of the issuance of the Notes, nor will any of these taxes be payable as a consequence of a subsequent sale, transfer, other disposal or redemption of the Notes or upon conversion and/or exchange of Notes for Shares.

Luxembourg inheritance tax may be levied on the transfer of Notes upon the death of a Luxembourg resident noteholder.

Luxembourg gift tax will be levied in the event that a gift of Notes is made pursuant to a notarial deed signed before a Luxembourg notary.

Conversion/Exchange of Notes for New or Existing Shares

Non-Resident Holders

A non-resident holder whose notes are not effectively connected to a permanent establishment in Luxembourg will not be subject to Luxembourg income or withholding tax on conversion or exchange of the Notes into Shares.

Luxembourg Resident Holders

As a general rule, a conversion and/or an exchange of securities is considered for Luxembourg tax purposes as a sale at fair market value of the securities followed by the acquisition of the securities received in exchange and/or converted into.

Capital gains realized upon a conversion and/or exchange of Notes for new or existing Shares by Luxembourg resident individual noteholders acting in the course of the management of their private wealth, are not subject to income tax, unless Notes are converted within six months of their acquisition.

The conversion and/or exchange of Notes for Shares may be performed in tax neutrality by Luxembourg resident corporate noteholders and resident individuals acting in the course of the management of their business activity. The price and acquisition date of Shares received upon conversion and/or exchange of Notes will for tax purposes correspond to the price and acquisition date of the converted and/or exchanged Notes.

Renunciation of the Tax Neutrality Regime

The tax neutrality regime is optional and if noteholders renounce tax neutrality, the following tax treatment applies.

Capital gains realized upon the conversion and/or exchange of Notes for Shares by Luxembourg resident individual noteholders, who act in the course of their business activity are subject to income tax on the difference between the value of Shares and the lower of the cost or book value of the converted and/or exchanged Notes.

Except where the noteholder is tax exempt, capital gains realized upon the conversion and/or exchange of Notes for Shares by Luxembourg corporate noteholders or non-resident corporate noteholders which have a permanent establishment in Luxembourg with which the holding of the Notes is connected, are subject to corporate tax on the difference between the value of Shares and the lower of the cost or book value of the converted and/or exchanged note.

Taxation of Shareholders

Luxembourg Tax Residency of Shareholders

A Shareholder will not become resident, or be deemed to be resident, in Luxembourg by reason only of the acquisition, holding, sale or disposal of Shares.

Luxembourg Withholding Tax on Dividends Paid on Shares

Dividends distributed by the Issuer will in principle be subject to Luxembourg withholding tax at the rate of 15%

Luxembourg Resident Corporate Holders of Shares

No dividend withholding tax applies on dividends paid by the Issuer to a Luxembourg resident corporate holder holding Shares (that is, a fully taxable entity within the meaning of Article 159 of the Luxembourg income tax law), which meets the qualifying participation test (that is, a shareholding in the Issuer of at least 10% or having an acquisition cost of at least €1.2 million held or committed to be held for a minimum one year holding period). If such exemption from dividend withholding tax does not apply, a Luxembourg resident corporate holder will be entitled to a tax credit for the tax withheld.

Luxembourg Resident Individual Holders of Shares

Luxembourg withholding tax on dividends paid by the Issuer to a Luxembourg resident individual holder of Shares will entitle such Luxembourg holder to a tax credit for the tax withheld.

Non-Resident Holders of Shares

A non-resident holder of Shares, provided it qualifies as an undertaking with a collective character subject to a tax comparable to corporate income tax as provided by the Luxembourg income tax law, which is resident in a country that has concluded a double taxation treaty with Luxembourg may be able to claim an exemption from

Luxembourg dividend withholding tax under Article 147 of the Luxembourg income tax law. Treaty relief may also be claimed under the conditions and subject to the limitations set forth in relevant double taxation treaties concluded with Luxembourg.

Non-resident undertakings with a collective character which fall within the scope of Article 2 of the European Council Directive 2011/96/EU on the common system of taxation applicable in the case of parent companies and subsidiaries of different Member States (the “Parent-Subsidiary Directive”), joint-stock companies or cooperative companies subject to a tax comparable to corporate income tax as provided by the Luxembourg income tax law resident in a State being part of the European Economic Area (EEA) other than a Member State, and joint-stock companies resident in Switzerland subject to corporate income tax in Switzerland without benefiting from an exemption, will be able to claim an exemption from Luxembourg dividend withholding tax under conditions set forth in Luxembourg law in the same way as in the Parent-Subsidiary Directive.

Luxembourg Income Tax on Dividends Paid on Shares and Capital Gains

Luxembourg Resident Individual Holders of Shares

For Luxembourg resident individuals, income in the form of dividends or capital gains derived from the Shares will normally be subject to individual income tax at the applicable progressive rate (the top marginal tax rate is 40%), plus an unemployment fund contribution levied thereon at the rate of up to 9%. Such dividends may benefit from the 50% exemption set forth in Article 115(15a) of the Luxembourg income tax law, subject to fulfillment of the conditions set out therein. Capital gains will only be taxable if they are realized on a sale of Shares, which takes place before their acquisition or within the first six months following their acquisition, or if the relevant holder has held (together with his or her spouse and underage children) directly or indirectly more than 10% of the capital of the Issuer at any time during the past five years.

Luxembourg Resident Corporate Holders of Shares

For Luxembourg resident corporate holders, income in the form of dividends or capital gains derived from Shares will be subject to corporate income tax and municipal business tax. The combined rate for these two taxes (including an unemployment fund contribution of 7%) is 29.22% for companies established in the City of Luxembourg. Such dividends may benefit either from the 50% exemption set forth in Article 115(15a) of the Luxembourg income tax law or from the full exemption set forth in Article 166 of the Luxembourg income tax law, subject in each case to fulfillment of the respective conditions set out therein. Capital gains realized on the sale of Shares may benefit from the full exemption provided for by Article 166 of the Luxembourg income tax law and by the Grand Ducal Decree of January 21, 2001, as amended, subject to fulfillment of the conditions set out therein.

Non-Resident Holders of Shares

Dividends received by an individual non-resident holder or by a corporate non-resident holder whose Shares are not effectively connected with a Luxembourg permanent establishment will not be subject to Luxembourg income tax. Capital gains arising upon disposal of Shares by a non-resident individual or corporate holder of Shares who is a non-Luxembourg holder of ArcelorMittal shares who realizes a gain on disposal thereof (and who does not have a permanent establishment in Luxembourg to which Shares are attributable) and who is not resident in a country which has concluded a double tax treaty with Luxembourg which allocates the right of taxation to the country of residence of the holder, will only be subject to Luxembourg taxation if such holder has (together with his or her spouse and underage children) directly or indirectly held more than 10% of the capital of Issuer at any time during the past five years, and either (1) the disposal of Shares occurs before their acquisition or within six months from their acquisition, or (2) such holder has been a resident of Luxembourg for tax purposes for at least 15 years and has become a non-resident within the five years preceding the realization of the gain.

A corporate non-resident holder (that is an entity within the meaning of Article 159 of the Luxembourg income tax law), which has a permanent establishment in Luxembourg to which Shares would be attributable, will bear corporate income tax and municipal business tax on (i) dividends received unless dividends are exempt under Article 166 of the Luxembourg income tax law and (ii) on capital gains realized on a disposal of such Shares unless such capital gains are exempt under Article 166 of the Luxembourg income tax law and the Grand Ducal Decree of January 21, 2001, as amended.

Net Wealth Tax

Luxembourg net wealth tax will not be levied on a holder of Shares, unless (i) such holder is a Luxembourg fully taxable resident company or (ii) such Shares are attributable to an enterprise or part thereof which is carried on through a Luxembourg permanent establishment by a non-resident company.

Holders of Shares may be exempt from net wealth tax subject to the conditions set forth in Article 60 of the Law of October 16, 1934 on the valuation of assets (Bewertungsgesetz), as amended.

Other Taxes

No registration tax will be payable by a holder of Shares upon the disposal of Shares by sale or exchange.

Luxembourg inheritance tax may be levied on the transfer of Shares upon the death of a Luxembourg resident holder.

Luxembourg gift tax will be levied in the event that a gift of Shares is made pursuant to a notarial deed signed before a Luxembourg notary.

United States Federal Income Taxation

The following summary describes certain material U.S. federal income tax consequences of the acquisition, ownership, and disposition of the Notes. The summary deals only with U.S. Holders (as defined below) that purchase the Notes at their issue price as part of the initial offering and that hold such Notes as capital assets. It does not purport to be a comprehensive description of all tax considerations that may be relevant to any particular investor. This summary does not address considerations that may be relevant to investors subject to special tax rules, such as dealers in securities or currencies, certain financial institutions, tax-exempt entities, life insurance companies, persons liable for alternative minimum tax, persons holding Notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or investors whose functional currency is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations (including proposed regulations), rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed above.

Prospective purchasers of Notes should consult their own tax advisers as to the United States or other tax consequences of the ownership and disposition of the Notes, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

The discussion below applies to “U.S. Holders” of Notes. As used herein, a “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States,

•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof, or

•	any other person that is subject to U.S. federal income tax on a net income basis in respect of its investment in the Notes.

If an entity classified as a partnership for U.S. federal income tax purposes holds Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Notes and their partners should consult their tax advisers regarding the U.S. federal income tax consequences of holding and disposing of Notes.

Payments of Interest

The Notes will be treated as equity of ArcelorMittal for U.S. federal income tax purposes. Accordingly, in accordance with the treatment of the Notes as equity for U.S. federal income tax purposes, payments on the Notes that are denominated as interest will be treated as dividends for U.S. federal income tax purposes, and generally will be includible in a U.S. Holder’s income on the date of receipt without regard to the U.S. Holder’s method of tax accounting. Payments on the Notes generally will constitute foreign-source income for foreign tax credit purposes and will not be eligible for the dividends-received deduction available to domestic corporations.

Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by certain non-corporate U.S. Holders will be subject to taxation at rates lower than those applicable to other ordinary income if the dividends are “qualified dividends.” Interest payments on the Notes will be qualified dividends if (i) ArcelorMittal is eligible for the benefits of a comprehensive income tax treaty with the United States that the Internal Revenue Service (the “IRS”) has approved for purposes of the qualified dividend rules and (ii) ArcelorMittal was not, for the year prior to the year in which the interest payment was made, and is not, for the year in which the interest payment is made, a passive foreign investment company (“PFIC”). ArcelorMittal expects to be eligible for the benefits of the comprehensive income tax treaty between the United States and Luxembourg which has been approved by the IRS for the purposes of the qualified dividend rules. Based on ArcelorMittal’s audited financial statements and relevant market data, ArcelorMittal believes that it was not a PFIC for U.S. federal income tax purposes with respect to its 2012 taxable year. In addition, based on its current expectations regarding the value and nature of its assets, the sources and nature of its income, and relevant market data, ArcelorMittal does not expect to be a PFIC for its current taxable year and does not anticipate becoming a PFIC in the foreseeable future. Accordingly, ArcelorMittal expects that interest received by certain non-corporate U.S. Holders in respect of the Notes will be qualified dividends eligible for the reduced rates of tax described above.

Constructive Distributions

The conversion rate of the Notes will be adjusted in certain circumstances. Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in ArcelorMittal’s assets or earnings may in some circumstances result in a deemed distribution to a U.S. Holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the U.S. Holders of the Notes, however, will generally not be considered to result in a deemed distribution to a U.S. Holder. Certain of the possible conversion rate adjustments provided in the Notes, including an increase in the conversion ratio to reflect a taxable dividend to holders of common stock in excess of the dividend threshold amount will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. Holder will be deemed to have received a distribution even though the U.S. Holder has not received any cash or property as a result of such adjustments. Any deemed distributions will generally be taxable as dividends.

Sale, Exchange or Other Taxable Disposition of the Notes

Upon the sale, exchange or other taxable disposition of Notes, a U.S. Holder generally will recognize U.S.-source gain or loss in an amount equal to the difference between the amount realized on the sale and the U.S. Holder’s tax basis in such Notes. Such gain or loss will generally be long-term capital gain or loss if the U.S. Holder has held the Notes for more than one year. Net long-term capital gain recognized by certain non-corporate U.S. Holders generally will be taxed at a lower rate than the rate applicable to ordinary income. The deductibility of capital losses is subject to limitations.

In accordance with the treatment of the Notes as equity for U.S. federal income tax purposes, U.S. Holders generally will not be required to account separately for accrued interest realized upon a sale, exchange, or other taxable disposition of the Notes, and instead will treat amounts received in respect of accrued interest as part of the amount realized for purposes of determining gain or loss realized upon the sale, exchange, or other taxable disposition.

Conversion of the Notes

A U.S. Holder will not recognize any income, gain or loss in respect of the receipt of Shares upon the conversion of the Notes, except that (1) the amount of cash received in respect of Optionally Deferred Payments will generally be taxable as described under “—Payments of Interest” above and (2) receipt of cash in lieu of a fractional Share will generally be treated as if the U.S. Holder received the fractional Share and then received cash in redemption of the fractional Share. Such redemption will generally result in capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the common stock that is allocable to the fractional Share.

A U.S. Holder’s tax basis in the Shares it receives upon a conversion of Notes (including any basis allocable to a fractional Share) will generally equal the tax basis of the Note that was converted. A U.S. Holder’s tax basis in a fractional Share will be determined by allocating its tax basis between the Shares received upon conversion and the fractional Share in accordance with their respective fair market values. A U.S. Holder’s holding period for the Shares will include its holding period for the Notes converted.

Information Reporting and Backup Withholding

Payments in respect of the Notes that are paid within the United States or through certain U.S.-related financial intermediaries are subject to information reporting and may be subject to backup withholding unless the U.S. Holder (i) is a corporation or other exempt recipient, or (ii) in the case of backup withholding, provides a taxpayer identification number and certifies that it has not lost its exemption from backup withholding. Beneficial owners of Notes that are not U.S. persons for U.S. federal income tax purposes generally are not subject to information reporting or backup withholding; however, any such holder may be required to provide a certification to establish its non-U.S. status in connection with payments received within the United States or from certain U.S.-related payors. The amount of backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund provided the required information is furnished to the IRS.

UNDERWRITING

Crédit Agricole Corporate and Investment Bank, Deutsche Bank AG, London Branch, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among the Company and the underwriters, the Company has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the Company, the principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Crédit Agricole Corporate and Investment Bank	$562,500,000
Deutsche Bank AG, London Branch	562,500,000
Goldman, Sachs & Co.	562,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	562,500,000

Total	$2,250,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Neither Crédit Agricole Corporate and Investment Bank nor Deutsche Bank AG, London Branch, each an underwriter, is a broker-dealer registered with the SEC. Crédit Agricole Corporate and Investment Bank and Deutsche Bank AG, London Branch will only make sales of Notes in the United States, or to nationals or residents of the United States (including its territories and possessions), through one or more SEC-registered broker-dealers in compliance with applicable securities laws and the rules of FINRA.

Commissions and Discounts

The representatives have advised the Company that the underwriters propose initially to offer the Notes at a price of 100% of the principal amount of Notes, plus accrued interest from the original issue date of the Notes, if any. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us.

Per Note
Public offering price	100%
Underwriting discount	1.04%
Proceeds, before expenses, to the Company	98.96%

In addition to the amounts shown above, the Company may at its sole discretion pay a discretionary fee of up to 0.5% of the aggregate public offering price of the Notes not sold to the Mittal Family entities.

The expenses of the offering, not including the underwriting discount, are estimated at $1.2 million and are payable by the Company.

Mittal Family Participation

Certain entities of the Mittal Family are purchasing $300 million aggregate principal amount of Notes and $300 million of our Shares in the concurrent Share offering. The underwriters will not receive any discounts and commissions relating to the Shares and the Notes purchased by the Mittal Family entities. As a result, on an aggregate basis from the two offerings, the Issuer will receive gross proceeds of $4,000 million and will pay aggregate underwriting commissions of $40.8 million (1.02% of the gross proceeds), for net proceeds before expenses of $3,959 million. In addition, the Issuer may at its sole discretion pay a discretionary fee of up to 0.425% of the gross proceeds of the two offerings.

New Issue of Notes

The Notes are a new issue of securities with no established trading market. The Company has been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. The Company cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

New York Stock Exchange

The Company will apply to list the Notes on the New York Stock Exchange (“NYSE”), subject to satisfaction of the NYSE’s minimum equity listing standards with respect to the Notes. There can be no assurance that such requirement will be satisfied. If the Notes are approved for listing, the Issuer expects trading on the New York Stock Exchange to begin within 30 calendar days after the Notes are first issued.

Our shares are listed on the NYSE under the symbol “MT.”

No Sales of Similar Securities

The Company, Nuavam Investments S.à.r.l. and Lumen Investments S.à.r.l. have agreed with the underwriters, subject to certain exceptions, without the prior written consent of the representatives, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any ordinary shares of the Company, or any options or warrants to purchase any ordinary shares of the Company, or any securities convertible into, exchangeable for or that represent the right to receive ordinary shares of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus supplement.

The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period the Company issues an earnings release or announces material news or a material event; or (2) prior to the expiration of the 180-day restricted period, the Company announces that it will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, unless the representatives waive such extension.

Price Stabilization, Short Positions

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Notes made by the underwriters in the open market to peg, fix or maintain the price of the Notes prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

Neither the Company nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes or our ordinary shares. In addition, neither the Company nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Company or its affiliates, including the Notes or the ordinary shares. The underwriters do not intend to disclose the extent of any such investments or transactions otherwise than in accordance with any legal or regulatory obligation to do so. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with the offering of the Notes and the concurrent Share offering, each of the underwriters and any of their respective affiliates, acting as an investor for its own account, may take up Notes and ordinary shares in the offering of the Notes and the concurrent Share offering, respectively, and in that capacity may retain, purchase or sell for its own account such securities and any Notes or ordinary shares or related investments and may offer or sell such Notes or ordinary shares or other investments otherwise than in connection with the offering of the Notes or the concurrent Share offering. Accordingly, references in this prospectus supplement to Notes and ordinary shares being offered or placed should be read as including any offering or placement of Notes and ordinary shares to any of the underwriters or any of their respective affiliates acting in such capacity. In addition, certain of the underwriters or their affiliates may enter into financing arrangements and swaps in such capacity with investors, in connection with which such underwriters (or their affiliates) may from time to time acquire, hold or dispose of Notes and/or ordinary shares.

The underwriters are acting on behalf of the Company and no one else in connection with any offering of the Notes and the ordinary shares and will not be responsible to any other person for providing the protections afforded to any of their respective clients or for providing advice in relation to any offering of the Notes or the ordinary shares. None of the underwriters will regard any other person as its client in relation to the offering of the Notes or the ordinary shares.

In addition, Mr. Lakshmi N. Mittal, ArcelorMittal’s Chairman of the Board of Directors and Chief Executive Officer, is also a member of the board of directors of The Goldman Sachs Group, Inc., an affiliate of Goldman, Sachs & Co., an underwriter of this offering.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of Notes or ordinary shares may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes or ordinary shares shall require the Company, the representatives or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any Notes or ordinary shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any Notes or ordinary shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the Notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives have been given to the offer or resale. In the case of any Notes or ordinary shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Notes or ordinary shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives have been obtained to each such proposed offer or resale.

The Company, the representatives, the underwriters and their respective affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of Notes or ordinary shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Notes or ordinary shares. Accordingly any person making or intending to make an offer in that Relevant Member State of Notes or ordinary shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of Notes or ordinary shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Notes or ordinary shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes or ordinary shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) in connection with the issue or sale of the Notes or the Shares has been communicated and will only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to ArcelorMittal, and all applicable provisions of the FSMA in relation to the Notes or Shares in, from, or otherwise involving the United Kingdom, have been and will be complied with.

Notice to Prospective Investors in Switzerland

The Notes and ordinary shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Notes, the ordinary shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the Notes or the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the Notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of the Notes and ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Notes.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Notes and ordinary shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes and ordinary shares. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor. In relation to its use in the DIFC, this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the Shares may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Japan

The Notes and the Shares to which this prospectus relates have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and, accordingly, will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Settlement and Delivery

It is expected that delivery of the Notes will be made against payment therefor on or about January 16, 2013 which will be 5 business days following the date of pricing of the Notes hereof (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade at the commencement of trading will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

EXPENSES OF THE OFFERING

ArcelorMittal estimates that the total expenses in connection with this offering will be as follows:

	Amount	Percentage of Net Proceeds of this Offering
SEC registration fee	$306,900	0.014%
Fees of Trustee, Securities Administrator and Calculation Agent	65,000	0.003%
Printing fees	98,000	0.004%
Legal fees and expenses	635,000	0.029%
Accountant fees and expenses	98,000	0.004%
Total	$1,202,900	0.054%

All amounts are estimated except the SEC registration fee.

VALIDITY OF THE SECURITIES

The due authorization of the issuance of the Notes will be passed upon for ArcelorMittal by Elvinger, Hoss & Prussen, its Luxembourg counsel. The validity of the Notes will be passed upon for ArcelorMittal by Cleary Gottlieb Steen & Hamilton LLP, its United States counsel, and for the underwriters by Davis Polk & Wardwell LLP.

Senior Debt Securities

Subordinated Debt Securities

Ordinary Shares

This prospectus may be used to offer debt securities of ArcelorMittal, which may or may not be subordinated and/or convertible into or exchangeable for ordinary shares of ArcelorMittal, and/or ordinary shares of ArcelorMittal, which we collectively refer to as the “securities.”

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. We will provide the specific terms of the securities being offered and the manner in which they are offered in supplements to this prospectus. The prospectus supplements will also contain the names of any selling security holders, underwriters, dealers or agents involved in the sale of the securities, together with any applicable commissions or discounts. You should read this prospectus and any accompanying prospectus supplement carefully before you invest in any of these securities.

This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.

Investing in our securities involves risks. You should carefully consider the risks discussed under “Risk Factors” beginning on page 1 of this prospectus and in any prospectus supplement accompanying this prospectus before you invest in any of these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated January 9, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, utilizing a shelf registration process. Under this shelf process, the securities described in this prospectus may be sold in one or more offerings. This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the terms of those securities and their offering. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file with or furnish to the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits filed with the SEC, together with the additional information described under the heading “Incorporation of Certain Documents by Reference.”

We are responsible for the information contained and incorporated by reference in this prospectus, any accompanying prospectus supplement and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we do not take any responsibility for any other information that others may give you.

ArcelorMittal is not making an offer to sell these securities in any jurisdiction where the offer or sale are not permitted. This document may only be used where it is legal to sell these securities.

You should not assume that the information contained or incorporated by reference in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus. ArcelorMittal’s business, financial condition, results of operations and prospects may have changed since that date.

i

RISK FACTORS

An investment in the securities offered using this prospectus involves a high degree of risk. You should carefully consider the risks described below, and the risk factors included in the prospectus supplement, before making an investment decision. The Company’s business, financial condition and results of operations could be materially and adversely affected by any of these risks. The risks described below are those known to ArcelorMittal and that it currently believes may materially affect it.

Risks Related to the Global Economy and the Mining and Steel Industry

ArcelorMittal’s business and results are substantially affected by regional and global macroeconomic conditions. Recessions or prolonged periods of weak growth in the global economy or the economies of ArcelorMittal’s key selling markets have in the past had and in the future would be likely to have a material adverse effect on the mining and steel industries and on ArcelorMittal’s business, results of operations and financial condition.

The mining and steel industries have historically been highly cyclical. This is due largely to the cyclical nature of the business sectors that are the principal consumers of steel and the industrial raw materials produced from mining, namely the automotive, construction, appliance, machinery, equipment, infrastructure and transportation industries. Demand for minerals and metals and steel products thus generally correlates to macroeconomic fluctuations in the global economy. This correlation and the adverse effect of macroeconomic downturns on metal mining companies and steel producers were evidenced in the 2008/2009 financial and subsequent economic crisis. The results of both mining companies and steel producers were substantially affected, with many steel producers (including ArcelorMittal), in particular, recording sharply reduced revenues and operating losses. Since the severe economic downturn of 2008/2009, macroeconomic conditions have remained uncertain and, in 2012, particularly difficult, due among other things to the continuing Euro-zone sovereign debt crisis, economic stagnation or slow growth in developed economies and a cooling of emerging market economies. See “Item 5—Operating and Financial Review and Prospects—Overview—Key Factors Affecting Results of Operations—Economic Environment” of our 2011 Form 20-F, “Economic Environment” in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Six Months ended June 30, 2012” (the “First Half 2012 MD&A”) and our release entitled “ArcelorMittal Reports Third Quarter 2012 and Nine Months 2012 Results” (the “Third Quarter and Nine Months 2012 Results Release”). Growth of the Chinese economy, which in recent years has been and is one of the main demand drivers in the mining and steel industries, slowed, as did that of other emerging economies. Continued difficult macroeconomic conditions, a global recession, a recession or anemic growth in North America, a further degradation of the economic situation in Europe (discussed further below) or the continued slowdown in emerging economies that are substantial consumers of steel (such as China, Brazil, Russia and India, as well as emerging Asian markets, the Middle East and the Commonwealth of Independent States (“CIS”) regions) would likely result in continued and prolonged reduced demand for (and hence price of) minerals and steel and have a material adverse effect on the mining and steel industries in general and on ArcelorMittal’s results of operations and financial condition in particular.

The ongoing weakness of the Euro-zone economy, as well as the ongoing concern over Euro-zone sovereign debt, may continue to adversely affect the steel industry and ArcelorMittal’s business, results of operations and financial condition.

Steel producers with substantial sales in Europe, such as ArcelorMittal, have been deeply affected by macroeconomic conditions in Europe over the 2010-2012 period. The Euro-zone sovereign debt crisis, resulting austerity measures and other factors have led to recession or stagnation in many of the national economies in the Euro-zone. Demand for steel has been depressed as a result, dropping in 2012 to 29% below 2007 levels. Current expectations are for continued weak macroeconomic conditions in Europe in the near to mid-term (e.g., European Central Bank forecast of December 2012 of a 0.3% decrease in Euro-zone GDP in 2013, IMF forecast of October

2012 of a contraction of 0.4%). Moreover, an aggravation of the Euro-zone sovereign debt crisis would likely further weigh on economic growth. A continuation or worsening of the negative macroeconomic trends in the Euro-zone crisis would most likely result in continued and prolonged reduced demand for (and hence price of) steel in Europe and have a material adverse effect on the European steel industry in general and on ArcelorMittal’s results of operations and financial condition in particular.

Excess capacity and oversupply in the steel industry may weigh on the profitability of steel producers, including ArcelorMittal.

In addition to economic conditions, the steel industry is affected by global and regional production capacity and fluctuations in steel imports/exports and tariffs. The steel industry globally has historically suffered from structural overcapacity, which is amplified during periods of global or regional economic weakness due to weaker global or regional demand.

In Europe, structural overcapacity is considerable, with studies indicating that European production capacity may exceed European demand by as much as 40%. As noted above, current demand levels in Europe are approximately 29% below those of 2007, widely considered to have been a peak in the industry cycle. Reaching equilibrium would therefore require supply-side reductions. These are difficult and costly to implement in the European context. Moreover, the supply excess could be exacerbated by an increase in imports from emerging market producers.

Outside of Europe, production capacity in certain developing countries, particularly in China, but also in other countries such as Russia, Ukraine and Turkey, has increased substantially in recent years. Russia has recently joined the World Trade Organization, which will likely lead to an increase in Russian steel exports to Europe. China is now the largest global steel producer by a large margin, and the balance between its domestic production and consumption has been an important factor influencing global steel prices in recent years. Excess capacity from developing countries, such as China, may result in exports of significant amounts of steel and steel products at prices that are at or below their costs of production, putting downward pressure on steel prices in other markets, including the United States and Europe. While growth in Chinese steel production has slowed, the slowdown in the Chinese economy in 2012 resulted in an increase in exports to other markets (mainly Asia).

Given these structural capacity issues, ArcelorMittal remains exposed to the risk of steel production increases in China and other markets outstripping any increases in real demand. This “overhang” will likely weigh on steel prices and therefore exacerbate the “margin squeeze” in the steel industry created by high-cost raw materials, in particular in markets marked by overcapacity such as Europe.

Volatility in the supply and prices of raw materials, energy and transportation, and mismatches with steel price trends, as well as protracted low raw materials prices, could adversely affect ArcelorMittal’s results of operations.

Steel production consumes substantial amounts of raw materials including iron ore, coking coal and coke. Because the production of direct reduced iron, the production of steel in electric arc furnaces and the re-heating of steel involve the use of significant amounts of energy, steel companies are also sensitive to natural gas and electricity prices and dependent on having access to reliable supplies of energy. Any prolonged interruption in the supply of raw materials or energy would adversely affect ArcelorMittal’s results of operation and financial condition.

The prices of iron ore, coking coal and coke are highly volatile and may be affected by, among other factors: industry structural factors (including the oligopolistic nature of the (sea-borne) iron ore industry and the fragmented nature of the steel industry); demand trends in the steel industry itself and particularly from Chinese steel producers (as the largest group of producers); new laws or regulations; suppliers’ allocations to other purchasers; business continuity of suppliers; expansion projects of suppliers; interruptions in production by suppliers; accidents or other similar events at suppliers’ premises or along the supply chain; wars, natural disasters, political disruption and other similar events; fluctuations in exchange rates; the bargaining power of raw material suppliers; and the availability and cost of transportation. Although ArcelorMittal has substantial sources of iron ore and coal from its own mines and is expanding output at such mines and also has new mines under development, as a steelmaker it remains exposed to volatility in the supply and price of iron ore, coking coal and coke as it obtains a significant portion of such raw materials under supply contracts from third parties. It is also exposed directly to price volatility in iron ore and coal as it sells such minerals to third parties, and expects to increase the amount of such sales in the future.

Historically, energy prices have varied significantly, and this trend is expected to continue due to market conditions and other factors beyond the control of steel companies.

Steel and raw material prices have historically been highly correlated. A drop in raw material prices therefore typically triggers a decrease in steel prices. During the 2008/2009 crisis and again in 2012, both steel and raw materials prices dropped sharply. Another risk is embedded in the timing of the production cycle: rapidly falling steel prices can trigger write-downs of raw material inventory purchased when steel prices were higher, as well as of unsold finished steel products. ArcelorMittal recorded substantial write-downs in 2008/2009 as a result of this. Furthermore, a lack of correlation or a time lag in correlation between raw material and steel prices may also occur and result in a “margin squeeze” in the steel industry. ArcelorMittal experienced such a squeeze in late 2011, for example, when iron ore prices fell over 30% in three weeks in October 2011 and resulted in a significant fall in steel prices while lower raw material prices had yet to feed into the Company’s operating costs. Because ArcelorMittal sources a substantial portion of its raw materials through long term contracts with quarterly (or more frequent) formula-based or negotiated price adjustments and sells a substantial part of its steel products at spot prices, it faces the risk of adverse differentials between its own production costs, which are affected by global raw materials prices, scrap prices and trends for steel prices in regional markets. Exposure to this risk has increased as raw material suppliers have since 2010 moved increasingly toward sales on a shorter term (quarterly or more frequent) basis. In addition to the Company’s exposure as a steelmaker, protracted periods of low prices of iron ore and to a lesser extent coal would weigh on the revenues and profitability of the Company’s mining business, as occurred in the second half of 2012. For additional details on ArcelorMittal’s raw materials supply and self-sufficiency, see “Item 4B—Business Overview—Raw Materials and Energy” of our 2011 Form 20-F and “Raw Materials” and “Energy” in our First Half 2012 MD&A.

Protracted low iron ore and steel prices would have a material adverse effect on ArcelorMittal’s results, as could price volatility.

ArcelorMittal sells both iron ore and steel products. Protracted low iron ore prices have a negative effect on the results of its mining business, as a result of lower sale prices and lower margins on such sales. In addition, as indicated above, iron ore prices and steel prices are generally highly correlated, and a drop in iron ore prices therefore typically triggers a decrease in steel prices.

As indicated above, the prices of iron ore and steel products are influenced by many factors, including demand, worldwide production capacity, capacity-utilization rates, global prices and contract arrangements, steel inventory levels and exchange rates. ArcelorMittal’s results have shown the material adverse effect of prolonged periods of low prices. Following an extended period of rising prices, global steel prices fell sharply during the financial and economic crisis of 2008/2009. This resulted from the sharp drop in demand and was exacerbated by massive industry destocking (i.e., customer reductions of steel inventories). This had a material adverse effect on ArcelorMittal and other steel producers, who experienced lower revenues, margins and, as discussed further below, write-downs of finished steel products and raw material inventories. Steel prices gradually recovered in late 2009 and into 2010 while remaining below their pre-financial crisis peaks. Steel prices remained volatile throughout 2011 rising in the first quarter on stronger demand and higher raw material prices but softening in the second half. The softening accelerated in the fourth quarter of 2011 as iron ore prices dropped sharply in October, and customers then started to destock in an uncertain economic environment. While there were some increases in steel price levels in the first half of 2012, steel prices (as well as iron ore prices) generally declined over the second half of 2012, with a particularly sharp drop occurring in the third quarter of 2012. ArcelorMittal’s results will likely continue to suffer from low steel prices as any sustained steel price recovery would likely require raw material price support as well as a broad economic recovery in order to underpin an increase in real demand for steel products by end users.

Developments in the competitive environment in the steel industry could have an adverse effect on ArcelorMittal’s competitive position and hence its business, financial condition, results of operations or prospects.

The markets in which steel companies operate are highly competitive. Competition—in the form of established producers expanding in new markets, smaller producers increasing production in anticipation of demand increases, amid an incipient recovery, or exporters selling excess capacity from markets such as China—could cause ArcelorMittal to lose market share, increase expenditures or reduce pricing. Any of these developments could have a material adverse effect on its business, financial condition, results of operations or prospects.

Unfair trade practices in ArcelorMittal’s home markets could negatively affect steel prices and reduce ArcelorMittal’s profitability, while trade restrictions could limit ArcelorMittal’s access to key export markets.

ArcelorMittal is exposed to the effects of “dumping” and other unfair trade and pricing practices by competitors. Moreover, government subsidization of the steel industry remains widespread in certain countries, particularly those with centrally-controlled economies such as China. As a consequence of the recent global economic crisis, there is an increased risk of unfairly-traded steel exports from such countries into various markets including North America and Europe, in which ArcelorMittal produces and sells its products. Such imports could have the effect of reducing prices and demand for ArcelorMittal products.

In addition, ArcelorMittal has significant exposure to the effects of trade actions and barriers due to the global nature of its operations. Various countries have in the past instituted trade actions and barriers, a recurrence of which could materially and adversely affect ArcelorMittal’s business by limiting the Company’s access to steel markets.

See “Item 4B—Information on the Company—Business Overview—Government Regulations” of our 2011 Form 20-F.

Competition from other materials could reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flow and profitability.

In many applications, steel competes with other materials that may be used as substitutes, such as aluminum (particularly in the automobile industry), cement, composites, glass, plastic and wood. Government regulatory initiatives mandating the use of such materials in lieu of steel, whether for environmental or other reasons, as well as the development of other new substitutes for steel products, could significantly reduce market prices and demand for steel products and thereby reduce ArcelorMittal’s cash flow and profitability.

ArcelorMittal is subject to strict environmental laws and regulations that could give rise to a significant increase in costs and liabilities.

ArcelorMittal is subject to a broad range of environmental laws and regulations in each of the jurisdictions in which it operates. These laws and regulations impose increasingly stringent environmental protection standards regarding, among others, air emissions, wastewater storage, treatment and discharges, the use and handling of hazardous or toxic materials, waste disposal practices, and the remediation of environmental contamination. The costs of complying with, and the imposition of liabilities pursuant to, environmental laws and regulations can be significant, and compliance with new and more stringent obligations may require additional capital expenditures or modifications in operating practices. Failure to comply can result in civil and or criminal penalties being imposed, the suspension of permits, requirements to curtail or suspend operations, and lawsuits by third parties. Despite ArcelorMittal’s efforts to comply with environmental laws and regulations, environmental incidents or accidents may occur that negatively affect the Company’s reputation or the operations of key facilities.

ArcelorMittal also incurs costs and liabilities associated with the assessment and remediation of contaminated sites. In addition to the impact on current facilities and operations, environmental remediation obligations can give rise to substantial liabilities in respect of divested assets and past activities. This may also be the case for acquisitions when liabilities for past acts or omissions are not adequately reflected in the terms and price of the acquisition. ArcelorMittal could become subject to further remediation obligations in the future, as additional contamination is discovered or cleanup standards become more stringent.

Costs and liabilities associated with mining activities include those resulting from tailings and sludge disposal, effluent management, and rehabilitation of land disturbed during mining processes. ArcelorMittal could become subject to unidentified liabilities in the future, such as those relating to uncontrolled tailings breaches or other future events or to underestimated emissions of polluting substances.

ArcelorMittal’s operations may be located in areas where individuals or communities may regard its activities as having a detrimental effect on their natural environment and conditions of life. Any actions taken by such individuals or communities in response to such concerns could compromise ArcelorMittal’s profitability or, in extreme cases, the viability of an operation or the development of new activities in the relevant region or country.

See “Item 4B—Information on the Company—Business Overview—Government Regulations—Environmental Laws and Regulations” and “Item 8A—Financial Information—Consolidated Statements and Other Financial Information—Legal Proceedings” of our 2011 Form 20-F and “Recent Developments in Legal Proceedings” in our First Half 2012 MD&A.

Laws and regulations restricting emissions of greenhouse gases could force ArcelorMittal to incur increased capital and operating costs and could have a material adverse effect on ArcelorMittal’s results of operations and financial condition.

Compliance with new and more stringent environmental obligations relating to greenhouse gas emissions may require additional capital expenditures or modifications in operating practices, as well as additional reporting obligations. The integrated steel process involves carbon and creates carbon dioxide (CO2), which distinguishes integrated steel producers from mini-mills and many other industries where CO2 generation is primarily linked to energy use. The European Union has established greenhouse gas regulations and is revising its emission trading system for the period 2013 to 2020 in a manner that may require us to incur additional costs to acquire emissions allowances. The United States required reporting of greenhouse gas emissions from certain large sources beginning in 2011 and has begun adopting and implementing regulations to restrict emissions of greenhouse gases under existing provisions of the Clean Air Act. Further measures, in the European Union, the United States, and many other countries, may be enacted in the future. In particular, a recently adopted international agreement, the Durban Platform for Enhanced Action, calls for a second phase of the Kyoto Protocol’s greenhouse gas emissions restrictions to be effective through 2020 and for a new international treaty to come into effect and be implemented from 2020. Such obligations, whether in the form of a national or international cap-and-trade emissions permit system, a carbon tax, emissions controls, reporting requirements, or other regulatory initiatives, could have a negative effect on ArcelorMittal’s production levels, income and cash flows. Such regulations could also have a negative effect on the Company’s suppliers and customers, which could result in higher costs and lower sales.

Moreover, many developing nations, such as China, India and certain others, have not yet instituted significant greenhouse gas regulations. It is possible that a future international agreement to regulate emissions may provide exemptions and lesser standards for developing nations. In such case, ArcelorMittal may be at a competitive disadvantage relative to steelmakers having more or all of their production in such countries.

In addition, some scientists have concluded that increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events. If any such events were to occur, they could have an adverse effect on ArcelorMittal’s business, financial condition and results of operations.

See “Item 4B—Information on the Company—Business Overview—Government Regulations—Environmental Laws and Regulations” and “Item 8A—Financial Information—Consolidated Statements and Other Financial Information—Legal Proceedings—Environmental Liabilities” of our 2011 Form 20-F and “Recent Developments in Legal Proceedings” in our First Half 2012 MD&A.

ArcelorMittal is subject to stringent health and safety laws and regulations that give rise to significant costs and could give rise to significant liabilities.

ArcelorMittal is subject to a broad range of health and safety laws and regulations in each of the jurisdictions in which it operates. These laws and regulations, as interpreted by relevant agencies and the courts, impose increasingly stringent health and safety protection standards. The costs of complying with, and the imposition of liabilities pursuant to, health and safety laws and regulations could be significant, and failure to comply could result in the assessment of civil and criminal penalties, the suspension of permits or operations, and lawsuits by third parties.

Despite ArcelorMittal’s efforts to monitor and reduce accidents at its facilities (see “Item 4B—Business Overview—Government Regulations” of our 2011 Form 20-F), health and safety incidents do occur, some of which may result in costs and liabilities and negatively impact ArcelorMittal’s reputation or the operations of the affected facility. Such accidents could include explosions or gas leaks, fires or collapses in underground mining operations, vehicular accidents, other accidents involving mobile equipment, or exposure to radioactive or other potentially hazardous materials. Some of ArcelorMittal’s industrial activities involve the use, storage and transport of dangerous chemicals and toxic substances, and ArcelorMittal is therefore subject to the risk of industrial accidents which could have significant adverse consequences for the Company’s workers and facilities, as well as the environment. Such accidents could lead to production stoppages, loss of key personnel, the loss of key assets, or put at risk employees (and those of sub-contractors and suppliers) or persons living near affected sites.

ArcelorMittal may continue to be exposed to increased operational costs due to the costs and lost time associated with the HIV/AIDS and malaria infection rates within ArcelorMittal’s workforce in Africa and other regions. ArcelorMittal may also be affected by potential outbreaks of flu or other viruses or infectious diseases in any of the regions in which it operates.

Under certain circumstances, authorities could require ArcelorMittal facilities to curtail or suspend operations based on health and safety concerns. For example, in August 2012 a local court in Italy ordered the partial closure of another company’s large steel manufacturing facility, based on concerns that its air emissions were harming the health of workers and nearby residents. The industry is concerned that the court decision could lead to more stringent permit and other requirements, particularly at the local level, or to other similar local or national court decisions in the EU.

See “Item 4B—Information on the Company—Business Overview—Government Regulations—Environmental Laws and Regulations” and “Item 8A—Financial Information—Consolidated Statements and Other Financial Information—Legal Proceedings” of our 2011 Form 20-F and “Recent Developments in Legal Proceedings” in our First Half 2012 MD&A.

Risks Related to ArcelorMittal

ArcelorMittal has a substantial amount of indebtedness, which could make it more difficult or expensive to refinance its maturing debt, incur new debt and/or flexibly manage its business.

As of September 30, 2012, ArcelorMittal had total debt outstanding of $26.6 billion, consisting of $4.8 billion of short-term indebtedness (including payables to banks and the current portion of long-term debt) and $21.8 billion of long-term indebtedness. As of September 30, 2012, ArcelorMittal had $3.4 billion of cash and cash equivalents, including restricted cash, and of which $0.4 billion is classified as held for sale, and $10.0 billion available to be drawn under existing credit facilities. As of September 30, 2012, substantial amounts of indebtedness mature in the fourth quarter of 2012 ($0.9 billion), 2013 ($3.9 billion), 2014 ($3.7 billion) and 2015 ($2.6 billion). See “Item 5B—Operating and Financial Review and Prospects—Liquidity and Capital Resources” of our 2011 Form 20-F, “B. Liquidity and Capital Resources” of our First Half 2012 MD&A and our Third Quarter and Nine Months 2012 Results Release.

If the mining and steel markets deteriorate further, consequently reducing operating cash flows, ArcelorMittal’s gearing would likely increase, absent sufficient asset disposals. In such a scenario, ArcelorMittal may have difficulty accessing financial markets to refinance maturing debt on acceptable terms or, in extreme scenarios, come under liquidity pressure. ArcelorMittal’s access to financial markets for refinancing also depends on conditions in the global capital and credit markets which are volatile and are sensitive in particular to developments in the Euro-zone sovereign debt situation. Financial markets could conceivably deteriorate sharply, including in response to significant political or financial news, such as large credit losses at a systemically important financial institution or the bankruptcy of a large company, a default or heightened risk of default by a sovereign country in Europe or elsewhere, or worse, the voluntary exit or expulsion of certain countries from the Euro currency block and/or a collapse of the Euro-zone financial system, which would be a deeply disruptive global economic event. Under such circumstances, the Company could experience difficulties in accessing the financial markets on acceptable terms or at all.

ArcelorMittal’s high level of debt outstanding could have adverse consequences more generally, including by impairing its ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes, and limiting its flexibility to adjust to changing market conditions or withstand competitive pressures, resulting in greater vulnerability to a downturn in general economic conditions. While ArcelorMittal is targeting a reduction in “net debt” (i.e., long-term debt net of current portion plus payables to banks and current portion of long-term debt, less cash and cash equivalents, restricted cash and short-term investments), there is no assurance that it will succeed.

Moreover, ArcelorMittal could, in order to increase its financial flexibility and strengthen its balance sheet, implement capital raising measures such as equity offerings, which could (depending on how they are structured) dilute the interests of existing shareholders. In addition, ArcelorMittal is pursuing a policy of asset disposals in order to reduce debt. These asset disposals are subject to execution risk and may fail to materialize, and the proceeds received from them may not reflect values that management believes are achievable and/or cause substantial accounting losses (particularly if the disposals are done in difficult market conditions). In addition, to the extent that the asset disposals include the sale of all or part of core assets (including through an increase in the share of minority interests, such as the ArcelorMittal Mines Canada transaction announced on January 2, 2012), this could reduce ArcelorMittal’s consolidated cash flows and or the economic interest of ArcelorMittal shareholders in such assets, which may be cash-generative and profitable ones.

In addition, credit rating agencies could downgrade ArcelorMittal’s ratings either due to factors specific to ArcelorMittal, a prolonged cyclical downturn in the steel industry or macroeconomic trends (such as global or regional recessions) and trends in credit and capital markets more generally. In this respect, Standard & Poor’s, Moody's and Fitch downgraded the Company’s rating to below “investment grade” in August, November and December 2012, respectively, and Standard & Poor’s and Moody’s currently have ArcelorMittal’s credit rating on negative outlook. The margin under ArcelorMittal’s principal credit facilities and certain of its outstanding bonds is subject to adjustment in the event of a change in its long-term credit ratings, and the August, November and December 2012 downgrades resulted in increased interest expense. Any further downgrades in ArcelorMittal’s credit ratings would result in a further increase in its cost of borrowing and could significantly harm its financial condition and results of operations as well as hinder its ability to refinance its existing indebtedness on acceptable terms.

ArcelorMittal’s principal credit facilities contain restrictive covenants. These covenants limit, inter alia, encumbrances on the assets of ArcelorMittal and its subsidiaries, the ability of ArcelorMittal’s subsidiaries to incur debt and the ability of ArcelorMittal and its subsidiaries to dispose of assets in certain circumstances. ArcelorMittal’s principal credit facilities also include the following financial covenant: ArcelorMittal must ensure that the “Leverage Ratio”, being the ratio of “Consolidated Total Net Borrowings” (consolidated total borrowings less consolidated cash and cash equivalents) to “Consolidated EBITDA” (the consolidated net pre-taxation profits of the ArcelorMittal group for a Measurement Period, subject to certain adjustments as defined in the facilities), at the end of each “Measurement Period” (each period of 12 months ending on the last day of a financial half-year or a financial year of ArcelorMittal), is not greater than a ratio of 3.5 to one. As of September 30, 2012, the Leverage Ratio stood at approximately 3.1 to one.

The restrictive and financial covenants could limit ArcelorMittal’s operating and financial flexibility. Failure to comply with any covenant would enable the lenders to accelerate ArcelorMittal’s repayment obligations. Moreover, ArcelorMittal’s debt facilities have provisions whereby certain events relating to other borrowers within the ArcelorMittal group could, under certain circumstances, lead to acceleration of debt repayment under such credit facilities. Any invocation of these cross-acceleration clauses could cause some or all of the other debt to accelerate, creating liquidity pressures. In addition, even market perception of a potential breach of any financial covenant could have a negative impact on ArcelorMittal’s ability to refinance its indebtedness on acceptable conditions.

Furthermore, some of ArcelorMittal’s debt is subject to floating rates of interest and thereby exposes ArcelorMittal to interest rate risk (i.e., if interest rates rise, ArcelorMittal’s debt service obligations on its floating rate indebtedness would increase). Depending on market conditions, ArcelorMittal from time to time uses interest-rate swaps or other financial instruments to hedge a portion of its interest rate exposure either from fixed to floating or floating to fixed. After taking into account interest-rate derivative financial instruments, ArcelorMittal had exposure to 79% of its debt at fixed interest rates and 21% at floating rates as of December 31, 2011.

Finally, ArcelorMittal has foreign exchange exposure in relation to its debt, approximately 33% of which is denominated in euros as of September 30, 2012, while its financial statements are denominated in U.S. dollars. This creates balance sheet exposure, with a depreciation of the U.S. dollar against the euro leading to an increase in debt (including for covenant compliance measurement purposes).

See “Item 5B—Operating and Financial Review and Prospects—Liquidity and Capital Resources” of our 2011 Form 20-F, “Liquidity and Capital Resources” in our First Half 2012 MD&A and our Third Quarter and Nine Months 2012 Results Release.

ArcelorMittal’s growth strategy includes greenfield and brownfield projects that are inherently subject to completion and financing risks.

As a part of its growth strategy, the Company plans to expand its steel-making capacity and raw materials production through a combination of brownfield growth, new greenfield projects and acquisitions, mainly in emerging markets. See “Item 4B—Business Overview—Business Strategy” of our 2011 Form 20-F. To the extent that these plans proceed, these projects would require substantial capital expenditures and their timely completion and successful operation may be affected by factors beyond the control of ArcelorMittal. These factors include receiving financing on reasonable terms, obtaining or renewing required regulatory approvals and licenses, securing and maintaining adequate property rights to land and mineral resources (especially in connection with mining projects in certain developing countries in which security of title with respect to mining concessions and property rights remains weak), local opposition to land acquisition or project development (as experienced, for example, in connection with the Company’s projects in India), demand for the Company’s products and general economic conditions. Any of these factors may cause the Company to delay, modify or forego some or all aspects of its expansion plans. The Company cannot guarantee that it will be able to execute its greenfield or brownfield development projects, and to the extent that they proceed, that it will be able to complete them on schedule, within budget, or achieve an adequate return on its investment.

Greenfield projects can also, in addition to general factors, have project-specific factors that increase the level of risk. For example, the Company has acquired (along with a partner) Baffinland Iron Mines Corporation (“BIMC”) in view of developing the Mary River iron ore deposit in the northern end of Baffin Island in the Canadian Arctic. BIMC was originally owned 70% by the Company and 30% by its partner; in December 2012 this was revised to 50/50 (see “Recent Developments”). The scale of this project, which is at the feasibility development stage, and the location of the deposit raise unique challenges, including extremely harsh weather conditions, lack of transportation and other infrastructure and environmental concerns. Similar to other greenfield development projects, it is subject to construction and permitting risks, including the risk of significant cost overruns and delays in construction, infrastructure development, start-up and commissioning. The region is known for its harsh and unpredictable weather conditions resulting in periods of limited access and general lack of infrastructure. Other specific risks the project is subject to include, but are not limited to (i) delays in obtaining, or conditions imposed by, regulatory approvals; (ii) risks associated with obtaining amendments to existing regulatory approvals or permits and additional regulatory approvals or permits which will be required; (iii) existing litigation risks; (iv) fluctuations in prices for iron ore affecting the future profitability of the project; and (v) risks associated with the Company and its partner being in a position to finance their respective share of project costs and/or obtaining financing on commercially reasonable terms. As a result, there can be no assurance that the development or construction activities of the Mary River Project will commence in accordance with current expectations.

ArcelorMittal’s mining operations are subject to risks associated with mining activities.

ArcelorMittal operates mines and has substantially increased the scope of its mining activities in recent years. Mining operations are subject to hazards and risks usually associated with the exploration, development and production of natural resources, any of which could result in production shortfalls or damage to persons or property. In particular, hazards associated with open-pit mining operations include, among others:

•	flooding of the open pit;

•	collapse of the open-pit wall;

•	accidents associated with the operation of large open-pit mining and rock transportation equipment;

•	accidents associated with the preparation and ignition of large-scale open-pit blasting operations;

•	production disruptions due to weather; and

•	hazards associated with the disposal of mineralized waste water, such as groundwater and waterway contamination.

Hazards associated with underground mining operations, of which ArcelorMittal has several, include, among others:

•	underground fires and explosions, including those caused by flammable gas;

•	gas and coal outbursts;

•	cave-ins or falls of ground;

•	discharges of gases and toxic chemicals;

•	flooding;

•	sinkhole formation and ground subsidence;

•	other accidents and conditions resulting from drilling;

•	difficulties associated with mining in extreme weather conditions, such as the Arctic; and

•	blasting, removing, and processing material from an underground mine.

ArcelorMittal is exposed to all of these hazards. For example, in the past two years, there have been methane gas explosions at the Kuzembaev Mine in Kazakhstan, in development roadways of unpredictable geology, resulting in four fatalities and an extended disruption of operations. The reoccurrence of any of these events, or the occurrence of any of those listed above, could delay production, increase production costs and result in death or injury to persons, damage to property and liability for ArcelorMittal, some or all of which may not be covered by insurance, as well as substantially harm ArcelorMittal’s reputation as a company focused on ensuring the health and safety of its employees.

ArcelorMittal’s reserve estimates may materially differ from mineral quantities that it may be able to actually recover; ArcelorMittal’s estimates of mine life may prove inaccurate; and market price fluctuations and changes in operating and capital costs may render certain ore reserves uneconomical to mine.

ArcelorMittal’s reported reserves are estimated quantities of ore and metallurgical coal that it has determined can be economically mined and processed under present and anticipated conditions to extract their mineral content. There are numerous uncertainties inherent in estimating quantities of reserves and in projecting potential future rates of mineral production, including factors beyond ArcelorMittal’s control. Reserve engineering involves estimating deposits of minerals that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. As a result, no assurance can be given that the indicated amount of ore or coal will be recovered or that it will be recovered at the anticipated rates. Estimates may vary, and results of mining and production subsequent to the date of an estimate may lead to revisions of estimates. Reserve estimates and estimates of mine life may require revisions based on actual production experience and other factors. For example, fluctuations in the market prices of minerals and metals, reduced recovery rates or increased operating and capital costs due to inflation, exchange rates, mining duties or other factors may render proven and probable reserves uneconomic to exploit and may ultimately result in a restatement of reserves.

Drilling and production risks could adversely affect the mining process.

Substantial time and expenditures are required to:

•	establish mineral reserves through drilling;

•	determine appropriate mining and metallurgical processes for optimizing the recovery of metal contained in ore and coal;

•	obtain environmental and other licenses;

•	construct mining, processing facilities and infrastructure required for greenfield properties; and

•	obtain the ore or coal or extract the minerals from the ore or coal.

If a project proves not to be economically feasible by the time ArcelorMittal is able to exploit it, ArcelorMittal may incur substantial losses and be obliged to recognize impairments. In addition, potential changes or complications involving metallurgical and other technological processes arising during the life of a project may result in delays and cost overruns that may render the project not economically feasible.

ArcelorMittal faces rising extraction costs over time as reserves deplete.

Reserves are gradually depleted in the ordinary course of a given mining operation. As mining progresses, distances to the primary crusher and to waste deposits become longer, pits become steeper and underground operations become deeper. As a result, over time, ArcelorMittal usually experiences rising unit extraction costs with respect to each mine.

ArcelorMittal has grown through acquisitions and may continue to do so. Failure to manage external growth and difficulties integrating acquired companies and subsequently implementing steel and mining development projects could harm ArcelorMittal’s future results of operations, financial condition and prospects.

ArcelorMittal results from Mittal Steel Company N.V.’s 2006 acquisition of, and 2007 merger with, Arcelor, a company of approximately equivalent size. Arcelor itself resulted from the combination of three steel companies, and Mittal Steel had previously grown through numerous acquisitions over many years. ArcelorMittal made numerous acquisitions in 2007 and 2008. While the Company’s large-scale M&A activity has been less extensive since the 2008 financial crisis, it could make substantial acquisitions at any time.

The Company’s past growth through acquisitions has entailed significant investment and increased operating costs, as well as requiring greater allocation of management resources away from daily operations. Managing growth has required the continued development of ArcelorMittal’s financial and management information control systems, the integration of acquired assets with existing operations, the adoption of manufacturing best practices, attracting and retaining qualified management and personnel (particularly to work at more remote sites where there is a shortage of skilled personnel) as well as the continued training and supervision of such personnel, and the ability to manage the risks and liabilities associated with the acquired businesses. Failure to continue to manage such growth could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects. In particular, if integration of acquisitions is not successful, ArcelorMittal could lose key personnel and key customers, and may not be able to retain or expand its market position.

A Mittal family trust has the ability to exercise significant influence over the outcome of shareholder votes.

As of December 31, 2012, a trust (HSBC Trust (C.I.) Limited, as trustee), of which Mr. Lakshmi N. Mittal, Mrs. Usha Mittal and their children are the beneficiaries, beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) 637,338,263 of ArcelorMittal’s outstanding ordinary shares, representing approximately 41.14% of ArcelorMittal’s outstanding voting shares. The trust has the ability to significantly influence the decisions adopted at the ArcelorMittal general meetings of shareholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, issuances of equity and the incurrence of indebtedness. The trust also has the ability to significantly influence a change of control of ArcelorMittal.

The loss or diminution of the services of the Chairman of the Board of Directors and Chief Executive Officer of ArcelorMittal could have an adverse effect on its business and prospects.

The Chairman of the Board of Directors and Chief Executive Officer of ArcelorMittal, Mr. Lakshmi N. Mittal, has for over a quarter of a century contributed significantly to shaping and implementing the business strategy of Mittal Steel and subsequently ArcelorMittal. His strategic vision was instrumental in the creation of the world’s largest and most global steel group. The loss or any diminution of the services of the Chairman of the Board of Directors and Chief Executive Officer could have an adverse effect on ArcelorMittal’s business and prospects. ArcelorMittal does not maintain key person life insurance on its Chairman of the Board of Directors and Chief Executive Officer.

ArcelorMittal is a holding company that depends on the earnings and cash flows of its operating subsidiaries, which may not be sufficient to meet future operational needs or for shareholder distributions.

Because ArcelorMittal is a holding company, it is dependent on the earnings and cash flows of, and dividends and distributions from, its operating subsidiaries to pay expenses, meet its debt service obligations, pay any cash dividends or distributions on its ordinary shares or conduct share buy-backs. Significant cash or cash equivalent balances may be held from time to time at the Company’s international operating subsidiaries, including in particular those in France, where the Company maintains a cash management system under which most of its cash and cash equivalents are centralized, and in Algeria, Argentina, Brazil, China, Kazakhstan, Morocco, South Africa, Ukraine and Venezuela. Some of these operating subsidiaries have debt outstanding or are subject to acquisition agreements that impose restrictions on such operating subsidiaries’ ability to pay dividends, but such restrictions are not significant in the context of ArcelorMittal’s overall liquidity. Repatriation of funds from operating subsidiaries may also be affected by tax and foreign exchange policies in place from time to time in the various countries where the Company operates, though none of these policies are currently significant in the context of ArcelorMittal’s overall liquidity. Under the laws of Luxembourg, ArcelorMittal will be able to pay dividends or distributions only to the extent that it is entitled to receive cash dividend distributions from its subsidiaries, recognize gains from the sale of its assets or record share premium from the issuance of shares.

If earnings and cash flows of its operating subsidiaries are substantially reduced, ArcelorMittal may not be in a position to meet its operational needs or to make shareholder distributions in line with announced proposals.

Changes in assumptions underlying the carrying value of certain assets, including as a result of adverse market conditions, could result in impairment of such assets, including intangible assets such as goodwill.

At each reporting date, ArcelorMittal reviews the carrying amounts of its tangible and intangible assets (excluding goodwill, which is reviewed annually or whenever changes in circumstances indicate that the carrying amount may not be recoverable) to determine whether there is any indication that the carrying amount of those assets may not be recoverable through continuing use. If any such indication exists, the recoverable amount of the asset (or cash generating unit) is reviewed in order to determine the amount of the impairment, if any. The recoverable amount is the higher of its net selling price (fair value reduced by selling costs) and its value in use.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset (or cash generating unit). If the recoverable amount of an asset (or cash generating unit) is estimated to be less than its carrying amount, an impairment loss is recognized. An impairment loss is recognized as an expense immediately as part of operating income in the consolidated statements of operations.

Goodwill represents the excess of the amounts ArcelorMittal paid to acquire subsidiaries and other businesses over the fair value of their net assets at the date of acquisition. Goodwill has been allocated at the level of the Company’s eight operating segments; the lowest level at which goodwill is monitored for internal management purposes. Goodwill is tested for impairment annually at the levels of the groups of cash generating units which correspond to the operating segments during the fourth quarter, or when changes in the circumstances indicate that the carrying amount may not be recoverable. The recoverable amounts of the groups of cash generating units are determined from the higher of its net selling price (fair value reduced by selling costs) or its value in use calculations, which depend on certain key assumptions. These include assumptions regarding the discount rates, growth rates and expected changes to selling prices and direct costs during the period. Management estimates discount rates using pre-tax rates that reflect current market rates for investments of similar risk. The growth rates are based on the Company’s growth forecasts, which are in line with industry trends. Changes in selling prices and direct costs are based on historical experience and expectations of future changes in the market. See Notes 2 and 9 to ArcelorMittal’s consolidated financial statements.

If management’s estimates change, the estimate of the recoverable amount of goodwill or the asset could fall significantly and result in impairment. While impairment does not affect reported cash flows, the decrease of the estimated recoverable amount and the related non-cash charge in the consolidated statements of operations could have a material adverse effect on ArcelorMittal’s results of operations or financial condition. For example, based on its impairment review in connection with the preparation of its 2012 financial statements, the Company expects to record an impairment charge of $4.3 billion with respect to goodwill in its European businesses (approximately $2.5 billion, $1 billion and $800 million in the Flat Carbon Europe, Long Carbon Europe and Distribution Solutions segments, respectively). Following these impairment charges, substantial amounts of goodwill and other intangible assets will remain recorded on its balance sheet (there was $12.5 billion of goodwill and $1.6 billion of other intangibles on the balance sheet at December 31, 2011). No assurance can be given as to the absence of significant further impairment losses in future periods, particularly if market conditions continue to deteriorate. See Note 9 to ArcelorMittal’s consolidated financial statements.

The Company’s investment projects may add to its financing requirements and adversely affect its cash flows and results of operations.

The steelmaking and mining businesses are capital intensive requiring substantial ongoing maintenance capital expenditure. In addition, ArcelorMittal has plans to continue certain investment projects and has certain capital expenditure obligations from transactions entered into in the past. See “Item 4A—History and Development of the Company—Updates on Previously Announced Investment Projects”, “Item 5F—Operating and Financial Review and Prospects—Tabular Disclosure of Contractual Obligations” of our 2011 Form 20-F and Note 22 to ArcelorMittal’s consolidated financial statements. ArcelorMittal expects to fund these capital expenditures primarily through internal sources. Such sources may not suffice, however, depending on the amount of internally generated cash flow and other uses of cash. If not, ArcelorMittal may need to choose between incurring external financing, further increasing the Company’s level of indebtedness, or foregoing investments in projects targeted for profitable growth.

See “Item 4A—History and Development of the Company—Updates on Previously Announced Investment Projects” of our 2011 Form 20-F and “B. Liquidity and Capital Resources—Sources and Uses of Cash—Net Cash Used in Investing Activities” in our First Half 2012 MD&A.

Underfunding of pension and other post-retirement benefit plans at some of ArcelorMittal’s operating subsidiaries could require the Company to make substantial cash contributions to pension plans or to pay for employee healthcare, which may reduce the cash available for ArcelorMittal’s business.

ArcelorMittal’s principal operating subsidiaries in Brazil, Canada, Europe, South Africa and the United States provide defined benefit pension plans to their employees. Some of these plans are currently underfunded. At December 31, 2011, the value of ArcelorMittal USA’s pension plan assets was $2.2 billion, while the projected benefit obligation was $3.8 billion, resulting in a deficit of $1.6 billion. At December 31, 2011, the value of the pension plan assets of ArcelorMittal’s Canadian subsidiaries was $2.9 billion, while the projected benefit obligation was $3.5 billion, resulting in a deficit of $0.6 billion. At December 31, 2011, the value of the pension plan assets of ArcelorMittal’s European subsidiaries was $0.6 billion, while the projected benefit obligation was $2.1 billion, resulting in a deficit of $1.5 billion. ArcelorMittal USA, ArcelorMittal’s Canadian subsidiaries, and ArcelorMittal’s European subsidiaries also had partially underfunded post-employment benefit obligations relating to life insurance and medical benefits as of December 31, 2011. The consolidated obligations totaled $6.6 billion as of December 31, 2011, while underlying plan assets were only $0.5 billion, resulting in a deficit of $6.1 billion. See Note 23 to ArcelorMittal’s consolidated financial statements. Starting in January 2013, new accounting rules with respect to deferred employee benefits (IAS 19 amendments) will take effect, the result of which will be an increase of deferred employee benefit liabilities against a charge to equity in the amount of the funding deficit (net of tax), which would have the near-term effect of an increase in gearing.

ArcelorMittal’s funding obligations depend upon future asset performance, which is tied to equity markets to a substantial extent, the level of interest rates used to discount future liabilities, actuarial assumptions and experience, benefit plan changes and government regulation. Because of the large number of variables that determine pension funding requirements, which are difficult to predict, as well as any legislative action, future cash funding requirements for ArcelorMittal’s pension plans and other post-employment benefit plans could be significantly higher than current estimates. In these circumstances funding requirements could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal could experience labor disputes that may disrupt its operations and its relationships with its customers and its ability to rationalize operations and reduce labor costs in certain markets may be limited in practice or encounter implementation difficulties.

A majority of the employees of ArcelorMittal and of its contractors are represented by labor unions and are covered by collective bargaining or similar agreements, which are subject to periodic renegotiation (see “Item 6D—Employees” of our 2011 Form 20-F). Strikes or work stoppages could occur prior to, or during, the negotiations preceding new collective bargaining agreements, during wage and benefits negotiations or during other periods for other reasons, in particular in connection with any announced intentions to close certain sites. ArcelorMittal periodically experiences strikes and work stoppages at various facilities. Prolonged strikes or work stoppages, which may increase in their severity and frequency, may have an adverse effect on the operations and financial results of ArcelorMittal.

Faced with temporary or structural overcapacity in various markets, particularly developed ones, ArcelorMittal has in the past sought and may in the future seek to rationalize operations through temporary shutdowns and closures of plants. These initiatives have in the past and may in the future lead to protracted labor disputes and political controversy. A recent example is the announced closure of the liquid phase of ArcelorMittal’s plant in Florange, France (see “Recent Developments”), which attracted substantial media and political attention—even at one stage involving the threat of nationalization. Such situations carry the risk of delaying or increasing the cost of production rationalization measures, harming ArcelorMittal’s reputation and business standing in given markets and even the risk of nationalization.

ArcelorMittal is subject to economic policy risks and political, social and legal uncertainties in certain of the emerging markets in which it operates or proposes to operate, and these uncertainties may have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects.

ArcelorMittal operates, or proposes to operate, in a large number of emerging markets. In recent years, many of these countries have implemented measures aimed at improving the business environment and providing a stable platform for economic development. ArcelorMittal’s business strategy has been developed partly on the assumption that this modernization, restructuring and upgrading of the business climate and physical infrastructure will continue, but this cannot be guaranteed. Any slowdown in the development of these economies could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects, as could insufficient investment by government agencies or the private sector in physical infrastructure. For example, the failure of a country to develop reliable electricity and natural gas supplies and networks, and any resulting shortages or rationing, could lead to disruptions in ArcelorMittal’s production.

Moreover, some of the countries in which ArcelorMittal operates have been undergoing substantial political transformations from centrally-controlled command economies to market-oriented systems or from authoritarian regimes to democratically-elected governments and vice-versa. Political, economic and legal reforms necessary to complete such transformation may not progress sufficiently. On occasion, ethnic, religious, historical and other divisions have given rise to tensions and, in certain cases, wide-scale civil disturbances and military conflict. The political systems in these countries are vulnerable to their populations’ dissatisfaction with their government, reforms or the lack thereof, social and ethnic unrest and changes in governmental policies, any of which could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects and its ability to continue to do business in these countries. Certain of ArcelorMittal’s operations are also located in areas where acute drug-related violence (including executions and kidnappings of non-gang civilians) occurs and the largest drug cartels operate, such as the states of Michoacan, Sinaloa and Sonora in Mexico.

In addition, the legal systems in some of the countries in which ArcelorMittal operates remain less than fully developed, particularly with respect to property rights, the protection of foreign investment and bankruptcy proceedings, generally resulting in a lower level of legal certainty or security for foreign investment than in more developed countries. ArcelorMittal may encounter difficulties in enforcing court judgments or arbitral awards in some countries in which it operates among other reasons because those countries may not be parties to treaties that recognize the mutual enforcement of court judgments. Assets in certain countries where ArcelorMittal operates could also be at risk of expropriation or nationalization, and compensation for such assets may be below fair value. For example, the Venezuelan government has implemented a number of selective nationalizations of companies operating in the country to date. Although ArcelorMittal believes that the long-term growth potential in emerging markets is strong, and intends them to be the focus of the majority of its near-term growth capital expenditures, legal obstacles could have a material adverse effect on the implementation of ArcelorMittal’s growth plans and its operations in such countries.

ArcelorMittal’s results of operations could be affected by fluctuations in foreign exchange rates, particularly the euro to U.S. dollar exchange rate, as well as by exchange controls imposed by governmental authorities in the countries where it operates.

ArcelorMittal operates and sells products globally, and, as a result, its business, financial condition, results of operations or prospects could be adversely affected by fluctuations in exchange rates. A substantial portion of ArcelorMittal’s assets, liabilities, operating costs, sales and earnings are denominated in currencies other than the U.S. dollar (ArcelorMittal’s reporting currency). Accordingly, fluctuations in exchange rates to the U.S. dollar, could have an adverse effect on its business, financial condition, results of operations or prospects.

ArcelorMittal operates in several countries whose currencies are, or have in the past been, subject to limitations imposed by those countries’ central banks, or which have experienced sudden and significant devaluations. In Europe, the ongoing crisis raises the risk of a substantial depreciation of the euro against the U.S. Dollar. Currency devaluations, the imposition of new exchange controls or other similar restrictions on currency convertibility, or the tightening of existing controls, in the countries in which ArcelorMittal operates could adversely affect its business, financial condition, results of operations or prospects. See “Item 4B—Business Overview—Government Regulations—Foreign Exchange” of our 2011 Form 20-F.

Disruptions to ArcelorMittal’s manufacturing processes could adversely affect its operations, customer service levels and financial results.

Steel manufacturing processes are dependent on critical steel-making equipment, such as furnaces, continuous casters, rolling mills and electrical equipment (such as transformers), and such equipment may incur downtime as a result of unanticipated failures or other events, such as fires or furnace breakdowns. ArcelorMittal’s manufacturing plants have experienced, and may in the future experience, plant shutdowns or periods of reduced production as a result of such equipment failures or other events. To the extent that lost production as a result of such a disruption could not be compensated for by unaffected facilities, such disruptions could have an adverse effect on ArcelorMittal’s operations, customer service levels and financial results.

Natural disasters could damage ArcelorMittal’s production facilities.

Natural disasters could significantly damage ArcelorMittal’s production facilities and general infrastructure. For example, ArcelorMittal Lázaro Cárdenas’s production facilities located in Lázaro Cárdenas, Michoacán, Mexico and ArcelorMittal Galati’s production facilities located in the Botasani region of Romania are located in regions prone to earthquakes of varying magnitudes. The Lázaro Cárdenas area has, in addition, been subject to a number of tsunamis in the past. ArcelorMittal Point Lisas is located in Trinidad & Tobago, an area vulnerable to both hurricanes and earthquakes. The ArcelorMittal wire drawing operations in the United States are located in an area subject to tornados. Although risk mitigation efforts have been incorporated in plant design and operations, extensive damage in the event of a tornado cannot be excluded. Extensive damage to the foregoing facilities or any of ArcelorMittal’s other major production complexes and potential resulting staff casualties, whether as a result of floods, earthquakes, hurricanes, tsunamis or other natural disasters, could, to the extent that lost production could not be compensated for by unaffected facilities, severely affect ArcelorMittal’s ability to conduct its business operations and, as a result, reduce its future operating results.

ArcelorMittal’s insurance policies provide limited coverage, potentially leaving it uninsured against some business risks.

The occurrence of an event that is uninsurable or not fully insured could have a material adverse effect on ArcelorMittal’s business, financial condition, results of operations or prospects. ArcelorMittal maintains insurance on property and equipment and product liability insurance in amounts believed to be consistent with industry practices but it is not fully insured against all such risks. ArcelorMittal’s insurance policies cover physical loss or damage to its property and equipment on a reinstatement basis arising from a number of specified risks and certain consequential losses, including business interruption arising from the occurrence of an insured event under the policies. Under ArcelorMittal’s property and equipment policies, damages and losses caused by certain natural disasters, such as earthquakes, floods and windstorms, are also covered. ArcelorMittal also maintains various other types of insurance, such as directors’ and officers’ liability insurance, workmen’s compensation insurance and marine insurance.

In addition, ArcelorMittal maintains trade credit insurance on receivables from selected customers, subject to limits that it believes are consistent with those in the industry, in order to protect it against the risk of non-payment due to customers’ insolvency or other causes. Not all of ArcelorMittal’s customers are or can be insured, and even when insurance is available, it may not fully cover the exposure.

Notwithstanding the insurance coverage that ArcelorMittal and its subsidiaries carry, the occurrence of an event that causes losses in excess of limits specified under the relevant policy, or losses arising from events not covered by insurance policies, could materially harm ArcelorMittal’s financial condition and future operating results.

Product liability claims could have a significant adverse financial impact on ArcelorMittal.

ArcelorMittal sells products to major manufacturers engaged in manufacturing and selling a wide range of end products. ArcelorMittal also from time to time offers advice to these manufacturers. Furthermore, ArcelorMittal’s products are also sold to, and used in, certain safety-critical applications, such as, for example, pipes used in gas or oil pipelines and in automotive applications. There could be significant consequential damages resulting from the use of or defects in such products. ArcelorMittal has a limited amount of product liability insurance coverage, and a major claim for damages related to ArcelorMittal products sold and, as the case may be, advice given in connection with such products could leave ArcelorMittal uninsured against a portion or the entirety of the award and, as a result, materially harm its financial condition and future operating results.

ArcelorMittal is subject to regulatory risk, and may incur liabilities arising from investigations by governmental authorities, litigation and fines, among others, regarding its pricing and marketing practices or other antitrust matters.

ArcelorMittal is the largest steel producer in the world. As a result of this position, ArcelorMittal may be subject to exacting scrutiny from regulatory authorities and private parties, particularly regarding its trade practices and dealings with customers and counterparties. As a result of its position in the steel markets and its historically acquisitive growth strategy, ArcelorMittal could be the target of governmental investigations and lawsuits based on antitrust laws in particular. These could require significant expenditures and result in liabilities or governmental orders that could have a material adverse effect on ArcelorMittal’s business, operating results, financial condition and prospects. ArcelorMittal and certain of its subsidiaries are currently under investigation by governmental entities in several countries, and are named as defendants in a number of lawsuits relating to various antitrust matters. For example, in September 2008, Standard Iron Works filed a class action complaint in U.S. federal court against ArcelorMittal, ArcelorMittal USA LLC and other steel manufacturers, alleging that the defendants had conspired since 2005 to restrict the output of steel products in order to affect steel prices. Since the filing of the Standard Iron Works lawsuit, other similar direct purchaser lawsuits have been filed in the same court and consolidated with the Standard Iron Works law suit. In addition, class actions on behalf of indirect purchasers have been filed. A motion by ArcelorMittal and the other defendants to dismiss the direct purchaser claims was denied in June 2009, and the litigation is now in the discovery and class certification briefing stage. Antitrust proceedings and investigations involving ArcelorMittal subsidiaries are also currently pending in Brazil and South Africa. See “Item 8A—Financial Information—Legal Proceedings—Legal Claims—Competition/Antitrust Claims” of our 2011 Form 20-F and “Recent Developments in Legal Proceedings” in our First Half 2012 MD&A.

Because of the fact-intensive nature of the issues involved and the inherent uncertainty of such litigation and investigations, negative outcomes are possible. An adverse ruling in the proceedings described above or in other similar proceedings in the future could subject ArcelorMittal to substantial administrative penalties and/or civil damages. In cases relating to other companies, civil damages have ranged as high as hundreds of millions of U.S. dollars in major civil antitrust proceedings during the last decade. With respect to the pending U.S. federal court litigation, ArcelorMittal could be subject to treble damages. Unfavorable outcomes in current and potential future litigation and investigations could reduce ArcelorMittal’s liquidity and negatively affect its financial performance and its financial condition.

ArcelorMittal’s business is subject to an extensive, complex and evolving regulatory framework and its governance and compliance processes may fail to prevent regulatory penalties and reputational harm, both at operating subsidiaries, joint ventures and associates.

ArcelorMittal operates in a global environment, and its business straddles multiple jurisdictions and complex regulatory frameworks, at a time of increased enforcement activity and enforcement initiatives worldwide. Such regulatory frameworks, including but not limited to the area of economic sanctions, are constantly evolving, and ArcelorMittal may as a result become subject to increasing limitations on its business activities. Moreover, ArcelorMittal’s governance and compliance processes, which include the review of internal controls over financial reporting, may not prevent breaches of law, accounting or governance standards at the Company or its subsidiaries. Risks of violations are also present at the Company’s joint ventures and associates where ArcelorMittal has only a non-controlling stake and does not control governance practices or accounting and reporting procedures. In addition, ArcelorMittal may be subject to breaches of its Code of Business Conduct, other rules and protocols for the conduct of business, as well as instances of fraudulent behavior and dishonesty by its employees, contractors or other agents. The Company’s failure to comply with applicable laws and other standards could subject it to fines, litigation, loss of operating licenses and reputational harm.

The income tax liability of ArcelorMittal may substantially increase if the tax laws and regulations in countries in which it operates change or become subject to adverse interpretations or inconsistent enforcement.

Taxes payable by companies in many of the countries in which ArcelorMittal operates are substantial and include value-added tax, excise duties, profit taxes, payroll-related taxes, property taxes and other taxes. Tax laws and regulations in some of these countries may be subject to frequent change, varying interpretation and inconsistent enforcement. Ineffective tax collection systems and national or local government budget requirements may increase the likelihood of the imposition of arbitrary or onerous taxes and penalties, which could have a material adverse effect on ArcelorMittal’s financial condition and results of operations. In addition to the usual tax burden imposed on taxpayers, these conditions create uncertainty as to the tax implications of various business decisions. This uncertainty could expose ArcelorMittal to significant fines and penalties and to enforcement measures despite its best efforts at compliance, and could result in a greater than expected tax burden. See Note 19 to ArcelorMittal’s consolidated financial statements.

In addition, many of the jurisdictions in which ArcelorMittal operates have adopted transfer pricing legislation. If tax authorities impose significant additional tax liabilities as a result of transfer pricing adjustments, it could have a material adverse effect on ArcelorMittal’s financial condition and results of operations.

It is possible that tax authorities in the countries in which ArcelorMittal operates will introduce additional revenue raising measures. The introduction of any such provisions may affect the overall tax efficiency of ArcelorMittal and may result in significant additional taxes becoming payable. Any such additional tax exposure could have a material adverse effect on its financial condition and results of operations.

ArcelorMittal may face a significant increase in its income taxes if tax rates increase or the tax laws or regulations in the jurisdictions in which it operates, or treaties between those jurisdictions, are modified in an adverse manner. This may adversely affect ArcelorMittal’s cash flows, liquidity and ability to pay dividends.

If ArcelorMittal were unable to utilize fully its deferred tax assets, its profitability and future cash flows could be reduced.

At December 31, 2011, ArcelorMittal had $6.1 billion recorded as deferred tax assets on its consolidated statements of financial position. These assets can be utilized only if, and only to the extent that, ArcelorMittal’s operating subsidiaries generate adequate levels of taxable income in future periods to offset the tax loss carry forwards and reverse the temporary differences prior to expiration.

At December 31, 2011, the amount of future income required to recover ArcelorMittal’s deferred tax assets of $6.1 billion was at least $21 billion at certain operating subsidiaries.

ArcelorMittal’s ability to generate taxable income is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. If ArcelorMittal generates lower taxable income than the amount it has assumed in determining its deferred tax assets, then the value of deferred tax assets will be reduced. In addition, changes in tax law may result in a reduction in the value of deferred tax assets.

ArcelorMittal’s reputation and business could be materially harmed as a result of data breaches, data theft, unauthorized access or successful hacking.

ArcelorMittal’s operations depend on the secure and reliable performance of its information technology systems. An increasing number of companies, including ArcelorMittal, have recently experienced intrusion attempts or even breaches of their information technology security, some of which have involved sophisticated and highly targeted attacks on their computer networks. Because the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and often are not recognized until launched against a target, the Company may be unable to anticipate these techniques or to implement in a timely manner effective and efficient countermeasures.

If unauthorized parties force access to ArcelorMittal’s information technology systems, they may be able to misappropriate confidential information, cause interruptions in the Company’s operations, damage its computers or otherwise damage its reputation and business. In such circumstances, the Company could be held liable or be subject to regulatory or other actions for breaching confidentiality and personal data protection rules. Any compromise of the Company’s security could result in a loss of confidence in its security measures and subject it to litigation, civil or criminal penalties, and adverse publicity that could adversely affect its financial condition and results of operations.

The audit report incorporated by reference in this prospectus has been prepared by auditors who are not inspected by the US Public Company Accounting Oversight Board (“PCAOB”), as such, investors in ArcelorMittal currently do not have the benefits of PCAOB oversight.

ArcelorMittal’s auditor, Deloitte Audit, S.à.r.l., as an auditor of companies with shares that are traded publicly in the United States and as a firm registered with the US Public Company Accounting Oversight Board (United States) (the “PCAOB”), is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and applicable United States professional standards.

Because ArcelorMittal’s auditor is located in the Grand Duchy of Luxembourg, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Luxembourg Public Audit Supervisor, ArcelorMittal’s auditor is not currently inspected by the PCAOB. Investors who rely on ArcelorMittal’s auditors’ audit reports are deprived of the benefits of PCAOB inspections of auditors, which may identify deficiencies in those firms’ audit procedures and quality control procedures and improve future audit quality.

U.S. investors may have difficulty enforcing civil liabilities against ArcelorMittal and its directors and senior management.

ArcelorMittal is incorporated under the laws of the Grand Duchy of Luxembourg with its principal executive offices and corporate headquarters in Luxembourg. The majority of ArcelorMittal’s directors and senior management are residents of jurisdictions outside of the United States. The majority of ArcelorMittal’s assets and the assets of these persons are located outside the United States. As a result, U.S. investors may find it difficult to effect service of process within the United States upon ArcelorMittal or these persons or to enforce outside the United States judgments obtained against ArcelorMittal or these persons in U.S. courts, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it may also be difficult for an investor to enforce in U.S. courts judgments obtained against ArcelorMittal or these persons in courts in jurisdictions outside the United States, including actions predicated upon the civil liability provisions of the U.S. federal securities laws. It may also be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against ArcelorMittal’s directors and senior management and non-U.S. experts named in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference our annual report on Form 20-F for the year ended December 31, 2011 (File No. 333-146371), which we filed on February 22, 2012 and amended on March 6, 2012 and is referred to as our “2011 Form 20-F,” and which includes the audited consolidated financial statements of ArcelorMittal and its consolidated subsidiaries, including the consolidated statements of financial position as of December 31, 2010 and 2011, and the consolidated statements of operations, changes in equity and cash flows for each of the years ended December 31, 2009, 2010 and 2011 (the “ArcelorMittal Consolidated Financial Statements”). We also incorporate by reference the following reports furnished by us on Form 6-K and available on the SEC website:

•

Report on Form 6-K furnished on May 8, 2012, incorporating a press release of even date entitled “The Annual General Meeting and the Extraordinary General Meeting of shareholders of ArcelorMittal held today in Luxembourg approved all resolutions on their respective agendas by a large majority.”

•

Report on Form 6-K furnished on July 27, 2012, incorporating the First Half 2012 MD&A and the ArcelorMittal Condensed Consolidated Financial Statements as of and for the six months ended June 30, 2012.

•	Report on Form 6-K furnished on January 9, 2013, incorporating the Third Quarter and Nine Months 2012 Results Release.

•	Report on Form 6-K furnished on January 9, 2013, incorporating certain recent developments.

We also incorporate by reference into this prospectus any future filings made with the SEC under Sections 13(a), 13(c) or 15(d) of the Exchange Act of 1934, as amended (which is referred to as the “Exchange Act”), before the termination of the offering, and, to the extent designated therein, reports on Form 6-K that we furnish to the SEC before the termination of the offering.

Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. Any statement contained in such incorporated documents shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a subsequent statement contained in another document we incorporate by reference at a later date modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, at no cost, by writing or telephoning us at ArcelorMittal USA LLC, 1 South Dearborn Street, 19th Floor, Chicago, IL 60603, Attention: Ms. Lisa M. Fortuna, Manager, Investor Relations, telephone number: (312) 899-3985.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any filings we make electronically will be available to the public over the Internet on the SEC’s website at www.sec.gov and on our web site at www.arcelormittal.com. The references above to our website and the website of the SEC are inactive textual references to the uniform resource locator (URL) and are for your reference only.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, and the related prospectus supplement contain forward-looking statements based on estimates and assumptions. This prospectus and the related prospectus supplement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, statements concerning the business, future financial condition, results of operations and prospects of ArcelorMittal, including its subsidiaries. These statements usually contain the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. For each of these statements, you should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although it is believed that the expectations reflected in these forward-looking statements are reasonable, there is no assurance that the actual results or developments anticipated will be realized or, even if realized, that they will have the expected effects on the business, financial condition, results of operations or prospects of ArcelorMittal.

These forward-looking statements speak only as of the date on which the statements were made, and no obligation has been undertaken to publicly update or revise any forward-looking statements made in this prospectus, the related prospectus supplement or elsewhere as a result of new information, future events or otherwise, except as required by applicable laws and regulations. In addition to other factors and matters contained or incorporated by reference in this prospectus and the related prospectus supplement, it is believed that the following factors, among others, could cause actual results to differ materially from those discussed in the forward-looking statements:

•	recessions or prolonged periods of weak economic growth, either globally or in ArcelorMittal’s key markets;

•	risks relating to ongoing weakness of the Euro-zone economy, as well as ongoing concern over Euro-zone sovereign debt;

•	the risk that excessive capacity in the steel industry may weigh on the profitability of steel producers;

•	any volatility in the supply or prices of raw materials, energy or transportation, mismatches with steel price trends, or protracted low raw materials prices;

•	the risk of protracted low iron ore and steel prices or price volatility;

•	increased competition in the steel industry;

•

the risk that unfair practices in steel trade could negatively affect steel prices and reduce ArcelorMittal’s profitability, or that national trade restrictions could hamper ArcelorMittal’s access to key export markets;

•	increased competition from other materials, which could significantly reduce market prices and demand for steel products;

•	legislative or regulatory changes, including those relating to protection of the environment and health and safety;

•	laws and regulations restricting greenhouse gas emissions;

•	the risk that ArcelorMittal’s high level of indebtedness could make it difficult or expensive to refinance its maturing debt, incur new debt and/or flexibly manage its business;

•	risks relating to greenfield and brownfield projects;

•	risks relating to ArcelorMittal’s mining operations;

•

the fact that ArcelorMittal’s reserve estimates could materially differ from mineral quantities that it may be able to actually recover, that its mine life estimates may prove inaccurate and the fact that market fluctuations may render certain ore reserves uneconomical to mine;

•	drilling and production risks in relation to mining;

•	rising extraction costs in relation to mining;

•	failure to manage continued growth through acquisitions;

•	a Mittal family trust’s ability to exercise significant influence over the outcome of shareholder voting;

•	any loss or diminution in the services of Mr. Lakshmi N. Mittal, ArcelorMittal’s Chairman of the Board of Directors and Chief Executive Officer;

•	the risk that the earnings and cash flows of ArcelorMittal’s operating subsidiaries may not be sufficient to meet future funding needs at the holding company level;

•

the risk that changes in assumptions underlying the carrying value of certain assets, including as a result of adverse market conditions, could result in impairment of tangible and intangible assets, including goodwill;

•	the risk that ArcelorMittal’s investment projects may add to its financing requirements;

•	ArcelorMittal’s ability to fund under-funded pension liabilities;

•	the risk of labor disputes;

•	economic policy, political, social and legal risks and uncertainties in certain countries in which ArcelorMittal operates or proposes to operate;

•	fluctuations in currency exchange rates, particularly the euro to U.S. dollar exchange rate, and the risk of impositions of exchange controls in countries where ArcelorMittal operates;

•	the risk of disruptions to ArcelorMittal’s manufacturing operations;

•	the risk of damage to ArcelorMittal’s production facilities due to natural disasters;

•	the risk that ArcelorMittal’s insurance policies may provide inadequate coverage;

•	the risk of product liability claims;

•	the risk of potential liabilities from investigations, litigation and fines regarding antitrust matters;

•	the risk that ArcelorMittal’s governance and compliance processes may fail to prevent regulatory penalties or reputational harm, both at operating subsidiaries and joint ventures;

•

the fact that ArcelorMittal is subject to an extensive, complex and evolving regulatory framework and the risk of unfavorable changes to, or interpretations of, the tax laws and regulations in the countries in which ArcelorMittal operates;

•	the risk that ArcelorMittal may not be able fully to utilize its deferred tax assets; and

•	the risk that ArcelorMittal’s reputation and business could be materially harmed as a result of data breaches, data theft, unauthorized access or successful hacking.

These factors are discussed in more detail in this prospectus, including under “Risk Factors,” and in the documents incorporated by reference herein.

PRESENTATION OF CERTAIN INFORMATION

Definitions and Terminology

Unless indicated otherwise, or the context otherwise requires, references in this prospectus and related prospectus supplement to “ArcelorMittal,” “we,” “us,” “our” and “the Company” or similar terms are to ArcelorMittal, formerly known as Mittal Steel Company N.V. (“Mittal Steel”).

Financial Information

This prospectus (including the documents incorporated by reference herein) contains the audited consolidated financial statements of ArcelorMittal and its consolidated subsidiaries, including the consolidated statements of financial position as of December 31, 2010 and 2011, and the consolidated statements of operations, changes in equity and cash flows for each of the years ended December 31, 2009, 2010 and 2011, as well as ArcelorMittal’s unaudited consolidated financial statements as of and for the six months ended June 30, 2012. ArcelorMittal’s consolidated financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

The financial information and certain other information presented in a number of tables in this prospectus and any related prospectus supplement have been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column. In addition, certain percentages presented in the tables in this prospectus and any related prospectus supplement reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers.

Market Information

This prospectus (including the documents incorporated by reference herein) and any related prospectus supplement include industry data and projections about our markets obtained from industry surveys, market research, publicly available information and industry publications. Statements on ArcelorMittal’s competitive position contained in this prospectus are based primarily on public sources including, but not limited to, publications of the World Steel Association. Industry publications generally state that the information they contain has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. We have not independently verified this data or determined the reasonableness of such assumptions. In addition, in many cases we have made statements in this prospectus (and may make statements in any related prospectus supplement) regarding our industry and our position in the industry based on internal surveys, industry forecasts and market research, as well as our own experience. While these statements are believed to be reliable, they have not been independently verified.

ARCELORMITTAL

ArcelorMittal, including its subsidiaries, is the world’s leading integrated steel and mining company. With an annual production capacity of approximately 125 million tonnes of crude steel, ArcelorMittal had sales of $45.2 billion, steel shipments of 43.9 million tonnes, crude steel production of 45.6 million tonnes, iron ore production of 33.4 million tonnes and coal production of 4.5 million tonnes in the six months ended June 30, 2012. ArcelorMittal had sales of approximately $94.0 billion, steel shipments of approximately 85.8 million tonnes, crude steel production of approximately 91.9 million tonnes, iron ore production of 65.2 million tonnes and coal production of 8.9 million tonnes for the year ended December 31, 2011. As of June 30, 2012, ArcelorMittal had approximately 255,000 employees.

ArcelorMittal is the largest steel producer in the Americas, Africa and Europe, and is the fourth largest producer in the CIS region, with a growing presence in Asia, including investments in China and India.

ArcelorMittal has steel-making operations in 20 countries on four continents, including 60 integrated, mini-mill and integrated mini-mill steel-making facilities. ArcelorMittal’s steel-making operations have a high degree of geographic diversification. Approximately 38% of its steel is produced in the Americas, approximately 46% is produced in Europe and approximately 16% is produced in other countries, such as Kazakhstan, South Africa and Ukraine. In addition, ArcelorMittal’s sales of steel products are spread over both developed and developing markets, which have different consumption characteristics. ArcelorMittal’s mining operations, present in North and South America, Africa, Europe and the CIS region, are integrated with its global steel-making facilities and are important producers of iron ore and coal in their own right.

ArcelorMittal produces a broad range of high-quality steel finished and semi-finished products. Specifically, ArcelorMittal produces flat steel products, including sheet and plate, long steel products, including bars, rods and structural shapes. ArcelorMittal also produces pipes and tubes for various applications. ArcelorMittal sells its steel products primarily in local markets and through its centralized marketing organization to a diverse range of customers in approximately 174 countries including the automotive, appliance, engineering, construction and machinery industries. The Company also produces various types of mining products including iron ore lump, fines, concentrate and sinter feed, as well as coking, pulverized coal injection (PCI) and thermal coal.

As a global steel producer, the Company is able to meet the needs of different markets. Steel consumption and product requirements clearly differ between developed markets and developing markets. Steel consumption in developed economies is weighted towards flat products and a higher value-added mix, while developing markets utilize a higher proportion of long products and commodity grades. To meet these diverse needs, the Company maintains a high degree of product diversification and seeks opportunities to increase the proportion of its product mix consisting of higher value-added products.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of securities will be used to refinance existing indebtedness.

CAPITALIZATION AND INDEBTEDNESS

The following table sets out the consolidated capitalization and indebtedness of ArcelorMittal at September 30, 2012, prepared on the basis of IFRS. You should read this table together with our consolidated financial statements and the other financial data appearing elsewhere, or incorporated by reference, in this prospectus and in any related prospectus supplement.

As of September 30, 2012
Short-term borrowings, including current portion of long-term debt	4,790
Secured and Unguaranteed	236
Guaranteed and Unsecured	378
Secured and Guaranteed
Unsecured/Unguaranteed	4,176
Long-term borrowings, net of current portion	21,827
Secured and Unguaranteed	601
Guaranteed and Unsecured	1,617
Secured and Guaranteed	—
Unsecured/Unguaranteed	19,609
Minority interests	3,731
Equity attributable to the equity holders of the parent	55,112
Ordinary shares	9,403
Treasury stock	(415)
Additional paid in capital	19,078
Retained earnings	37,221
Reserves	(10,817)
Perpetual subordinated capital securities	642
Total shareholders’ equity	58,843
Total capitalization (Total shareholder’s equity plus Short-term borrowings plus Long-term borrowings)	85,460

Except as disclosed herein or in the prospectus supplement, there have been no material changes in ArcelorMittal’s consolidated capitalization and indebtedness since September 30, 2012.

As of September 30, 2012, ArcelorMittal had guaranteed approximately U.S.$1 billion of debt of its operating subsidiaries, and U.S.$1 billion of total debt of its subsidiary ArcelorMittal Finance.

RATIO OF EARNINGS TO FIXED CHARGES

ArcelorMittal’s unaudited ratio of earnings to fixed charges for the periods indicated below was as follows:

	2007	2008(1)	2009(2)	2010	2011	Six Months ended June 30, 2012	Nine Months ended September 30, 2012
	(Unaudited)
Ratio of earnings to fixed charges	7.6x	5.4x	-1.1x	1.9x	2.2x	1.5x	1.0x

(1)	As required by IFRS, the 2008 information has been adjusted retrospectively for the finalization in 2009 of the allocation of the purchase price of acquisitions made in 2008.
(2)	Due to ArcelorMittal’s pretax loss in 2009, the ratio coverage was less than 1:1. ArcelorMittal would have needed to generate additional earnings of $4,051 million to achieve a coverage of 1:1 for 2009.

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings represent consolidated pretax income before adjustment for non-controlling interests in consolidated subsidiaries, less income allocable to non-controlling interests in consolidated entities that have not incurred fixed charges, fixed charges less interest capitalized, and undistributed earnings of equity investees. Equity investees are investments accounted for using the equity method of accounting. Fixed charges include interest expensed and capitalized, the interest portion of rental obligations, amortized premiums, discounts and capitalized expenses relating to indebtedness. Amounts were prepared in accordance with IFRS.

DESCRIPTION OF SENIOR DEBT SECURITIES

General

We may issue senior debt securities using this prospectus, which may include senior debt securities convertible into or exchangeable for our ordinary shares. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the senior debt securities that we may issue are governed by a contract between us and Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities administrator, called an indenture (as supplemented, herein the “senior indenture”).

The trustee’s main role under the senior indenture is that it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Events of Default” below. The securities administrator’s main role is to perform administrative duties for us, such as sending you interest payments and transferring your senior debt securities to a new buyer if you sell your senior debt securities. Both the trustee and the securities administrator may send you notices.

The senior indenture and its associated documents contain the full legal text governing the matters described in this section. The senior indenture and the senior debt securities are governed by New York law. A form of the senior indenture is an exhibit to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy. In connection with an issuance of senior debt securities, we may enter into one or more additional supplemental indentures with the trustee and the securities administrator, setting forth the specific terms of such senior debt securities.

In this section, references to “we,” “us” and “our” are to ArcelorMittal only and do not include our subsidiaries or affiliates.

References to “holders” mean those who have senior debt securities registered in their names on the books that ArcelorMittal or the Registrar maintain for this purpose, and not those who own beneficial interests in senior debt securities issued in book-entry form through The Depository Trust Company or in senior debt securities registered in street name. Owners of beneficial interests in the senior debt securities should refer to “Clearance and Settlement.”

This section summarizes the material provisions of the senior indenture and certain senior debt securities that may be issued under the senior indenture. In particular, this section summarizes material terms of senior debt securities to be issued in fully registered, book-entry form without coupons, that will be unsecured and rank equally with all of our other existing and future unsecured and unsubordinated debt, bear interest at a fixed rate per annum, based upon a 360-day year consisting of twelve 30-day months. This section does not describe other types of senior debt securities that may be issued under the senior indenture, such as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount, or indexed securities or securities denominated in foreign currencies or currency units. Any other senior debt securities, and special U.S. federal income tax, accounting and other considerations applicable to such debt securities, would be described in the prospectus supplement relating to any such debt securities.

Because it is a summary, this section does not describe every aspect of the senior indenture or the senior debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the senior indenture, including some of the terms used in the senior indenture. The senior indenture is also subject to the Trust Indenture Act of 1939. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the senior indenture. Whenever we refer to particular sections or defined terms of the senior indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

We may issue as many distinct series of senior debt securities under the senior indenture as we wish. Unless otherwise specified in a prospectus supplement, we may issue senior debt securities of the same series as an outstanding series of senior debt securities without the consent of holders of securities in the outstanding series. Any additional senior debt securities so issued will have the same terms as the existing senior debt securities of the same series in all respects (except for the issuance date, the date upon which interest begins accruing and, in some cases, the first interest payment on the new series, if any), so that such additional senior debt securities will be consolidated and form a single series with the existing senior debt securities of the same series; provided, that such additional senior debt securities will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes or be part of a qualified reopening for U.S. federal income tax purposes.

In addition, the specific financial, legal and other terms particular to a series of senior debt securities are described in the prospectus supplement and the underwriting agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

The prospectus supplement relating to a series of senior debt securities will describe the following terms of the series:

•	the title of the series of senior debt securities;

•	the authorized denominations in which senior debt securities of the series may be issued;

•	the date or dates on which we will pay the principal of the series of senior debt securities (either at maturity or upon redemption);

•	the rate or rates, per annum, at which the series of senior debt securities will bear interest and the date or dates from which that interest, if any, will accrue, and any reset provisions;

•	the dates on which interest, if any, on the series of senior debt securities will be payable and the regular record dates for the interest payment dates;

•	any provisions for redemption at the option of the holder;

•	if other than the principal amount thereof, the portion of the principal amount of the senior debt securities of the series that will be payable upon any declaration of acceleration of maturity;

•

the currency of payment of principal of, premium, if any, and interest on the series of senior debt securities and the manner of determining the equivalent amount in the currency of the United States of America, if applicable;

•

if the principal amount payable at maturity of the series of senior debt securities will not be determinable at maturity, the amount that will be deemed to be the principal amount thereof for any other purpose under the senior indenture or the senior debt securities;

•	any additional circumstances under which the series of senior debt securities will be redeemable at our option;

•	any modifications or additional events of default or covenants applicable to the series of senior debt securities;

•	the terms, if any, upon which the senior debt securities of the series may be convertible into or exchangeable for ordinary shares of ArcelorMittal;

•	a discussion of any material U.S. federal income tax considerations; and

•	any other special features of the series of senior debt securities.

Additional Amounts

The relevant prospectus supplement will specify the terms, if any, by which the Company or any successor entity, as the case may be, will pay additional amounts (“Additional Amounts”) as will result in receipt by the holders of such amounts as would have been received by the holders had no withholding or deduction been required by the Relevant Jurisdiction.

Redemption, Exchange and Purchase

Redemption

The prospectus supplement will state whether the senior debt securities are redeemable by us or subject to repayment at the holder’s option.

Exchange and Purchase

ArcelorMittal may at any time make offers to the holders to exchange their senior debt securities for other bonds or senior debt securities issued by us or any other Person. In addition, ArcelorMittal and any of our Subsidiaries or affiliates may at any time purchase senior debt securities in the open market or otherwise at any price.

Cancellation

All senior debt securities that are exchanged or purchased may either be held or retransferred or resold or be surrendered for cancellation and, if so surrendered, will, together with all senior debt securities redeemed by us, be cancelled immediately and accordingly may not be reissued or resold.

Consolidation, Merger, Conveyance or Transfer

So long as any of the senior debt securities are outstanding, ArcelorMittal will not consolidate with or merge into any other Person (excluding Persons controlled by one or more members of the Mittal Family) or convey or transfer substantially all of our properties and assets to any other Person (excluding Persons controlled by one or more members of the Mittal Family) unless thereafter:

(i) the Person formed by such consolidation or into which ArcelorMittal is merged, or the Person which acquired all or substantially all of our properties and assets, expressly assumes pursuant to a supplemental indenture as provided for in the senior indenture the due and punctual payment of the principal of and interest on the senior debt securities and the performance or observance of every covenant of the senior indenture on our part to be performed or observed (including, if such Person is not organized in or a resident of Luxembourg for tax purposes, substituting such Person’s jurisdiction of organization or residence for Luxembourg for tax purposes where applicable, including for the obligation to pay Additional Amounts);

(ii) immediately after giving effect to such transaction, no event of default has occurred and is continuing; and

(iii) the Person formed by such consolidation or into which ArcelorMittal is merged, or the Person which acquired all or substantially all of our properties and assets delivers to the trustee and the securities administrator an officer’s certificate signed by a duly authorized officer and an opinion of legal counsel of recognized standing, each stating that the consolidation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture, comply with the senior indenture and that all conditions precedent in the senior indenture relating to the transaction have been complied with and, immediately after giving effect to the transaction, no event of default has occurred and is continuing, except that such certificate and opinion shall not be required in the event that any such consolidation, merger, conveyance or transfer is made by any court or tribunal having jurisdiction over us, our properties and our assets.

Negative Pledge

Unless otherwise specified in the relevant prospectus supplement, so long as any of the senior debt securities remain outstanding, we will not, and will not permit any Material Subsidiary to, create or permit to subsist any Security upon any of our Assets or their respective Assets, as the case may be, present or future, to secure any Relevant Indebtedness incurred or guaranteed by us or by any such Material Subsidiary (whether before or after the issue of the senior debt securities) other than Permitted Security, unless our obligations under the senior debt securities are (i) equally and ratably secured so as to rank pari passu with such Relevant Indebtedness or the guarantee thereof or (ii) benefit from any other Security or arrangement as is approved by the holders of a majority in aggregate principal amount of the senior debt securities of the affected series then outstanding.

Events of Default

Each of the following will be an event of default under the senior indenture:

(1) the default in any payment of principal or any premium on any senior debt security when due, whether on maturity, redemption or otherwise, continues for 15 days;

(2) the default in any payment of interest (if any) and Additional Amounts (if any), on any senior debt security when due, continues for 30 days;

(3) our failure to comply with our other obligations contained in the senior indenture and the default or breach continues for a period of 60 days or more after ArcelorMittal receives written notice from the trustee or the securities administrator as provided for in the senior indenture;

(4) our failure, or the failure of any Material Subsidiary, (a) to pay the principal of any indebtedness for borrowed money, including obligations evidenced by any mortgage, indenture, bond, debenture, note, guarantee or other similar instruments on the scheduled or original date due (following the giving of such notice, if any, as required under the document governing such indebtedness and as extended by any applicable cure period) or (b) to observe or perform any agreement or condition relating to such indebtedness such that such indebtedness has come due prior to its stated maturity and such acceleration has not been cured, unless (in the case of clauses (a) and (b)) (i) the aggregate amount of such indebtedness is less than €100,000,000 or (ii) the question of whether such indebtedness is due has been disputed in good faith by appropriate proceedings and such dispute has not been finally adjudicated against us or the Material Subsidiary, as the case may be;

(5) certain events of bankruptcy or insolvency involving our company or a Material Subsidiary; and

(6) any other event of default provided in the relevant prospectus supplement for a series of senior debt securities.

Upon the occurrence and continuation of any event of default as provided for in the senior indenture, then in every such case the trustee or the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of the affected series may declare the principal amount of the outstanding senior debt securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the trustee if given by Holders). Upon any such declaration, which ArcelorMittal calls a declaration of acceleration, the senior debt securities of such series shall become due and payable immediately.

The holders of a majority in aggregate principal amount of the outstanding senior debt securities of the affected series may rescind and annul a declaration of acceleration if an amount has been paid to or deposited with the trustee or the securities administrator sufficient to pay the amounts set forth in the applicable provisions of the senior indenture and all events of default with respect to the senior debt securities of such series, other than the failure to pay the principal and other amounts of senior debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

If an event of default occurs or if ArcelorMittal breaches any covenant or warranty under the senior indenture or the senior debt securities, the trustee may pursue any available remedy to enforce any provision of the senior debt securities or the senior indenture. The trustee may maintain a proceeding even if it does not possess any of the senior debt securities or does not produce any of them in the proceeding. A delay or omission by the trustee or any holder of a senior debt security in exercising any right or remedy accruing upon an event of default shall not impair the right or remedy or constitute a waiver of or acquiescence in the event of default. All remedies are cumulative to the extent permitted by law.

Except in case of an event of default of which a responsible officer of the trustee has actual knowledge, where the trustee has some special duties, the trustee and the securities administrator are not required to take any action under the senior indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding senior debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other proceeding seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action the trustee may undertake under the senior indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the senior debt securities you hold, the following must occur:

•	You must give the trustee written notice at its Corporate Trust Office that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding senior debt securities of the relevant series must make a written request that the trustee take action because of the event of default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action and provide such written request to the Corporate Trust Office of the trustee.

•	The trustee must have not taken action for 60 days after receipt of the above notice, request and offer of indemnity.

•

No direction inconsistent with such written request must have been given to the trustee during such 60-day period by holders of a majority in principal amount of all outstanding senior debt securities of the relevant series.

•	The terms of the relevant series of senior debt securities do not prohibit such remedy to be sought by the trustee and/or the holders.

Nothing, however, will prevent an individual holder from bringing suit to enforce payment.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

ArcelorMittal will furnish to the securities administrator every year a brief certification of an officer of our Company as to his or her knowledge of our compliance with the conditions and covenants of the senior indenture. In addition, the Company must notify the trustee and the securities administrator promptly upon the occurrence of any event of default and in any event within ten days after it becomes aware of an event of default.

Amendments and Waivers

The senior indenture may be amended or modified without the consent of any holder of senior debt securities in order, among other things:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for the issuance of additional senior debt securities in accordance with the limitations set forth in the senior indenture as of the date thereof;

•

to provide for the assumption by a successor company of our obligations under the senior debt securities and the senior indenture in the case of a merger or consolidation or sale of all or substantially all of our assets;

•	to comply with any requirements of the SEC in connection with qualifying the senior indenture under the Trust Indenture Act; or

•

to correct or add any other provisions with respect to matters or questions arising under the senior indenture, so long as that correction or added provision will not adversely affect the interests of the holders of the senior debt securities of any series in any material respect.

Modifications and amendments of the senior indenture may be made by us, the trustee and the securities administrator with the consent of the holders of a majority in principal amount of the senior debt securities of each affected series then outstanding under the senior indenture. In addition, the holders of a majority in aggregate principal amount of the outstanding senior debt securities of any series may waive any past default under the senior indenture, except an uncured default in the payment of principal of or interest on such series of senior debt securities or an uncured default relating to a covenant or provision of the senior indenture that cannot be modified or amended without the consent of each affected holder.

Notwithstanding the above, without the consent of each holder of an outstanding senior debt security affected, no amendment may, among other things:

•	modify the stated maturity of the senior debt securities or the dates on which interest is payable in respect of the senior debt securities;

•	change the method in which amounts of payments of principal or any interest thereon is determined;

•	reduce the principal amount of, or interest on, the senior debt securities;

•	change the currency of payment of the senior debt securities;

•	impair the right of the holders of senior debt securities to institute suit for the enforcement of any payment on or after the date due;

•

reduce the percentage in principal amount of the outstanding senior debt securities, the consent of whose holders is required for any modification of or waiver of compliance with any provision of the senior indenture or defaults under the indenture and their consequences; and

•	modify the provisions of the senior indenture regarding the quorum required at any meeting of holders.

Special Rules for Action by Holders

When holders take any action under the senior indenture, such as giving a notice of an event of default, declaring an acceleration, approving any change or waiver or giving the trustee or the securities administrator an instruction, the Company will apply the following rules.

Only Outstanding Senior Debt Securities are Eligible

Only holders of outstanding senior debt securities will be eligible to participate in any action by holders. Also, the Company will count only outstanding senior debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a senior debt security will not be “outstanding” if it has been cancelled or if the Company has deposited or set aside, in trust for its holder, money for its payment or redemption; provided, however, that, for such purposes, senior debt securities held by the Company or any other obligor on the senior debt securities or any affiliates of the Company or any such obligor are not considered outstanding.

Determining Record Dates for Action by Holders

The Company will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the senior indenture. In some limited circumstances, only the trustee or securities administrator will be entitled to set a record date for action by holders. If the Company, the trustee or securities administrator set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that the Company specifies for this purpose, or that the trustee or the securities administrator specifies if it sets the record date. The Company, the trustee or the securities administrator, as applicable, may shorten or lengthen this period from time to time, but not beyond 90 days.

Satisfaction and Discharge

The senior indenture will be discharged and will cease to be of further effect as to all outstanding senior debt securities of any series issued thereunder, when (i) all senior debt securities of that series that have been authenticated, except lost, stolen or destroyed senior debt securities that have been replaced or paid and senior debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us, have been delivered to the securities administrator for cancellation, or all senior debt securities of that series that have not been delivered to the securities administrator for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable within one year and ArcelorMittal has irrevocably deposited or caused to be deposited with the securities administrator as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the senior debt securities of such series not delivered to the securities administrator for cancellation for principal and accrued interest and Additional Amounts (if any) to the date of maturity or redemption; (ii) ArcelorMittal has paid or caused to be paid all sums payable by us under the senior indenture with respect to such series; and (iii) ArcelorMittal has delivered irrevocable instructions to the securities administrator to apply the deposited money toward the payment of the senior debt securities of such series at maturity or on the redemption date, as the case may be.

In addition, ArcelorMittal must deliver a certificate signed by a duly authorized officer and an opinion of counsel of recognized standing stating that all conditions precedent to the satisfaction and discharge have been satisfied.

Defeasance and Covenant Defeasance

Unless a supplemental indenture for a series of senior debt securities provides otherwise, the senior indenture provides that ArcelorMittal may elect either (1) to defease and be discharged from any and all obligations with respect to any series of senior debt securities (except for, among other things, certain obligations to register the transfer or exchange of such series of senior debt securities, to replace temporary or mutilated, destroyed, lost or stolen senior debt securities of such series, to maintain an office or agency with respect to the senior debt securities of such series and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with certain covenants under the senior indenture, and any omission to comply with such obligations will not constitute a default (or event that is, or with the passage of time or the giving of notice or both would be, an event of default) or an event of default with respect to the senior debt securities of such series (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, (A) the irrevocable deposit by us with the securities administrator, in trust, of an amount in U.S. dollars, or non-callable U.S. government securities, or both, applicable to the senior debt securities of such series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount that will be sufficient, in the opinion of an internationally recognized firm of independent public accountants as appointed by the Company, to pay the principal of, and interest (if any) and Additional Amounts (if any) on the outstanding senior debt securities of the relevant series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the

Company must specify whether the senior debt securities are being defeased to such stated date for payment or to a particular redemption date and (B) no event of default or default with respect to the senior debt securities of the series shall have occurred and be continuing on the date of such deposit.

To effect legal defeasance or covenant defeasance, ArcelorMittal will be required to deliver to the trustee and the securities administrator an opinion of counsel of recognized standing that the deposit and related defeasance will not cause the holders and beneficial owners of the senior debt securities of such series to recognize income, gain or loss for U.S. federal income tax purposes. If ArcelorMittal elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

ArcelorMittal may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Payment

Payments in respect of the senior debt securities will be made by the securities administrator, in its capacity as paying agent in New York to the registered holder(s). The paying agent will treat the persons in whose name the registered global debt securities representing the senior debt securities are registered as the owners thereof for purposes of making such payments and for any other purposes whatsoever.

Subject to any applicable abandoned property law, the securities administrator and the paying agent will distribute to the Company upon request any money held by them for the payment of principal of, premium or interest on the senior debt securities that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Company for payment as general creditors.

Governing Law

The senior debt securities will be governed by and construed in accordance with the laws of the State of New York. For the avoidance of doubt, the provisions of article 86 to 94-8 of the Luxembourg law of August 10, 1915 on commercial companies, as amended, do not apply to the senior debt securities.

Consent to Jurisdiction

ArcelorMittal has irrevocably submitted to the non-exclusive jurisdiction of any New York State court or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, in respect of any legal suit, action or proceeding arising out of or in relation to the senior indenture or the senior debt securities, and agreed that all claims in respect of such legal action or proceeding may be heard and determined in such New York State or U.S. federal court and will waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

Notices

Notices to the holders will be provided to the addresses that appear on the security register of the senior debt securities.

Concerning the Trustee and Securities Administrator

Wilmington Trust, National Association is the trustee under the senior indenture. Citibank N.A. is the securities administrator and has been appointed by us as registrar and paying agent with respect to the senior debt securities. The trustee’s address is 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890. The securities administrator’s address is (i) solely for the purposes of the transfer, surrender or exchange of the senior debt securities: 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attn: Global Transaction Services—ArcelorMittal and (ii) for all other purposes: 388 Greenwich Street, 14th Floor, New York, NY 10013, Attn: Global Transaction Services—ArcelorMittal.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the senior indenture. You should refer to the senior indenture for the full definition of all such terms, as well as any other terms used in this prospectus for which no definition is provided.

“Applicable Accounting Standards” means the International Financial Reporting Standards as adopted in the European Union, as amended from time to time.

“Asset(s) ” of any Person means, all or any part of its business, undertaking, property, assets, revenues (including any right to receive revenues) and uncalled capital, wherever situated.

“Closing Date” means the date on which the senior debt securities of the relevant series are deposited with the Depository Trust Company, as depositary.

“Consolidated Financial Statements” means our most recently published:

(a) audited annual consolidated financial statements, as approved by the annual general meeting of our shareholders and audited by an independent auditor; or, as the case may be,

(b) unaudited (but subject to a “review” from an independent auditor) consolidated half-year financial statements, as approved by our Board of Directors,

in each case prepared in accordance with Applicable Accounting Standards.

“Corporate Trust Office” means (i) with respect to the trustee, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890; and (ii) with respect to the securities administrator (A) solely for the purposes of the transfer, surrender or exchange of the senior debt securities: 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attn: Global Transaction Services—ArcelorMittal and (B) for all other purposes: 388 Greenwich Street, 14th Floor, New York, NY 10013, Attn: Global Transaction Services—ArcelorMittal.

“Existing Security” means any Security granted by any Person over its Assets in respect of any Relevant Indebtedness and which is existing at the Closing Date or at the time any such Person becomes a Material Subsidiary or whose business and/or activities, in whole or in part, are assumed by or vested in us or a Material Subsidiary after the Closing Date (other than any Security created in contemplation thereof) or any substitute Security created over those Assets (or any part thereof) in connection with the refinancing of the Relevant Indebtedness secured on those Assets provided that the principal, nominal or capital amount secured on any such Security may not be increased.

“Group” means our company and its Subsidiaries taken as a whole.

“Material Subsidiary” means, at any time, a Subsidiary of ours whose gross assets or pre-tax profits (excluding intra-Group items) then equal or exceed 5% of the gross assets or pre-tax profits of the Group.

For this purpose:

(a) the gross assets or pre-tax profits of a Subsidiary will be determined from its financial statements (unconsolidated if it has Subsidiaries) upon which the latest audited Consolidated Financial Statements of the Group have been based;

(b) if a company becomes a member of the Group after the date on which the latest audited Consolidated Financial Statements of the Group have been prepared, the gross assets or pre-tax profits of that Subsidiary will be determined from its latest financial statements;

(c) the gross assets or pre-tax profits of the Group will be determined from its latest audited Consolidated Financial Statements, adjusted (where appropriate) to reflect the gross assets or pre-tax profits of any company or business subsequently acquired or disposed of; and

(d) if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of ours, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of our auditors will be, in the absence of manifest error, conclusive and binding on us and the holders.

“Mittal Family” means Mr. and/or Mrs. L.N. Mittal and/or their family (acting directly or indirectly through trusts and/or other entities controlled by any of the foregoing).

“Permitted Security” means:

(a) any Existing Security;

(b) any Security granted in respect of or in connection with any Securitization Indebtedness; or

(c) any Security securing Project Finance Indebtedness, but only to the extent that the Security Interest is created on an asset of the project being financed by the relevant Project Finance Indebtedness (and/or the shares in, and/or shareholder loans to, the company conducting such project where such company has no assets other than those relating to such project).

“Person” includes any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Project Finance Indebtedness” means any indebtedness incurred by a debtor to finance the ownership, acquisition, construction, development and/or operation of an Asset or connected group of Assets in respect of which the Person or Persons to whom such indebtedness is, or may be, owed have no recourse for the repayment of or payment of any sum relating to such indebtedness other than:

(a) recourse to such debtor or its Subsidiaries for amounts limited to the cash flow from such Asset; and/or

(b) recourse to such debtor generally, or to a member of the Group, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specific way) for breach of an obligation, representation or warranty (not being a payment obligation, representation or warranty or an obligation, representation or warranty to procure payment by another or an obligation, representation or warranty to comply or to procure compliance by another with any financial ratios or other test of financial condition) by the Person against whom such recourse is available; and/or

(c) if:

(i) such debtor has been established specifically for the purpose of constructing, developing, owning and/or operating the relevant Asset or connected group of Assets; and

(ii) such debtor owns no Assets and carries on no business which is not related to the relevant Asset or connected group of Assets, recourse to all the material Assets and undertaking of such debtor and the shares in the capital of such debtor and shareholder loans made to such debtor.

“Relevant Indebtedness” means any indebtedness for borrowed money represented by bonds, notes or other debt instruments which are for the time being quoted or listed on any stock exchange or other similar regulated securities market.

“Relevant Jurisdiction” means Luxembourg or any jurisdiction in which ArcelorMittal is resident for tax purposes (or in the case of a successor entity any jurisdiction in which such successor entity is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein)).

“Securitization Indebtedness” means any Relevant Indebtedness that is incurred in connection with any securitization, asset repackaging, factoring or like arrangement or any combination thereof of any assets, revenues or other receivables where the recourse of the Person making the Relevant Indebtedness available or entering into the relevant arrangement or agreement(s) is limited fully or substantially to such assets or revenues or other receivables.

“Security” means any mortgage, charge, pledge or other real security interest (sûreté réelle).

“Subsidiary” means:

(a) an entity of which a Person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership (and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise); and

(b) in relation to our company, an entity that fulfils the definition in paragraph (a) above and which is included in the Consolidated Financial Statements on a fully integrated basis.

DESCRIPTION OF SUBORDINATED DEBT SECURITIES

General

We may issue subordinated debt securities using this prospectus, which may include subordinated debt securities convertible into or exchangeable for our ordinary shares. As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the subordinated debt securities that we may issue are governed by a contract between us and Wilmington Trust, National Association, as trustee, and Citibank, N.A., as securities administrator, called an indenture (as supplemented, herein the “subordinated indenture”).

The trustee’s main role under the subordinated indenture is that it can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described under “Events of Default” below. The securities administrator’s main role is to perform administrative duties for us, such as sending you interest payments and transferring your subordinated debt securities to a new buyer if you sell your senior debt securities. Both the trustee and the securities administrator may send you notices.

The subordinated indenture and its associated documents contain the full legal text governing the matters described in this section. The subordinated indenture and the subordinated debt securities are governed by New York law (see “Governing Law” below). A form of the subordinated indenture is an exhibit to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy. In connection with an issuance of subordinated debt securities, we may enter into one or more additional supplemental indentures with the trustee and the securities administrator, setting forth the specific terms of such subordinated debt securities.

In this section, references to “we,” “us” and “our” are to ArcelorMittal only and do not include our subsidiaries or affiliates.

References to “holders” mean those who have subordinated debt securities registered in their names on the books that ArcelorMittal or the Registrar maintain for this purpose, and not those who own beneficial interests in subordinated debt securities issued in book-entry form through The Depository Trust Company or in subordinated debt securities registered in street name. Owners of beneficial interests in the subordinated debt securities should refer to “Clearance and Settlement.”

This section summarizes the material provisions of the subordinated indenture and certain subordinated debt securities that may be issued under the subordinated indenture. In particular, this section summarizes material terms of subordinated debt securities to be issued in fully registered, book-entry form without coupons, and that will be unsecured and subordinated obligations of ArcelorMittal. This section does not describe other types of subordinated debt securities that may be issued under the indenture, such as original issue discount subordinated securities, which are subordinated debt securities that are offered and sold at a substantial discount to their stated principal amount, or indexed securities or securities denominated in foreign currencies or currency units. Any other subordinated debt securities, and special U.S. federal income tax, accounting and other considerations applicable to such subordinated debt securities, would be described in the prospectus supplement relating to any such subordinated debt securities.

Because it is a summary, this section does not describe every aspect of the subordinated indenture or the subordinated debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the subordinated indenture, including some of the terms used in the subordinated indenture. The subordinated indenture is also subject to the Trust Indenture Act of 1939. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the subordinated indenture. Whenever we refer to particular sections or defined terms of the subordinated indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

We may issue as many distinct series of subordinated debt securities under the subordinated indenture as we wish. Unless otherwise specified in a prospectus supplement, we may issue subordinated debt securities of the same series as an outstanding series of subordinated debt securities without the consent of holders of subordinated debt securities in the outstanding series. Any additional subordinated debt securities so issued will have the same terms as the existing subordinated debt securities of the same series in all respects (except for the issuance date, the date upon which interest begins accruing and, in some cases, the first interest payment on the new series, if any), so that such additional subordinated debt securities will be consolidated and form a single series with the existing subordinated debt securities of the same series; provided, that, with respect to subordinated debt securities that are treated as debt for U.S. federal income tax purposes, such additional subordinated debt securities will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes or be part of a qualified reopening for U.S. federal income tax purposes.

In addition, the specific financial, legal and other terms particular to a series of subordinated debt securities are described in the prospectus supplement and the underwriting agreement relating to the series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the prospectus supplement.

The prospectus supplement relating to a series of subordinated debt securities will describe the following terms of the series:

•	the title of the series of subordinated debt securities;

•	the authorized denominations and aggregate principal amount of the series of subordinated debt securities;

•

whether the subordinated debt securities of that series are dated securities, with a stated maturity or date fixed for redemption (and if applicable, the stated maturity or date fixed for redemption), or perpetual securities, with no stated maturity or date fixed for redemption;

•

the subordination provisions applicable to the subordinated debt securities of that series and the ranking of such subordinated debt securities to other senior and subordinated debt securities of the Company;

•	the rate or rates, per annum, at which the series of subordinated debt securities will bear interest and the date or dates from which that interest, if any, will accrue, and any reset provisions;

•

the date or dates on which (or, if applicable, the range of dates within which) any payment of principal, interest or premium on the series of subordinated debt securities will be payable (or the manner of determining the same), and the record date for any such payment,

•	if interest is payable, the interest rate or rates, or how the interest rate or rates may be determined;

•	the terms and conditions, if any, under which interest or other payments may or will be deferred or cancelled;

•

the terms and conditions of any mandatory or optional redemption or repayment of the subordinated debt securities of the series, including if applicable, notice requirements, legal and regulatory requirements, redemption or repayment dates, periods and prices or amounts;

•

the currency in which the subordinated debt securities are denominated, and in which we will make payments, and the manner of determining the equivalent amount in the currency of the United States of America, if applicable;

•	if other than the principal amount thereof, the amount, or how to determine the amount, that will be payable upon any declaration of acceleration of maturity or if redeemed before any stated maturity;

•

if the principal amount payable at maturity of the series of subordinated debt securities will not be determinable at maturity, the amount that will be deemed to be the principal amount thereof for any other purpose under the subordinated indenture or the subordinated debt securities;

•	the terms and conditions, if any, under which the Company may elect to vary the terms of the subordinated debt securities of the series;

•	any mechanism to effect a temporary or permanent reduction in the principal amount outstanding of the subordinated debt securities of that series;

•

any deletions from, limitations or modifications to the events of default described in this prospectus or any other events of default, defaults, enforcement events, solvency events or covenants or other events permitting remedies apply to the subordinated debt securities of the series, and the remedies available following the occurrence thereof;

•	whether the subordinated debt securities of the series will be listed on a securities exchange;

•	whether the covenant defeasance and covenant defeasance provisions apply to the subordinated debt securities of the series;

•	the terms, if any, upon which the subordinated debt securities of the series may be convertible into or exchangeable for ordinary shares of ArcelorMittal;

•	a discussion of any material U.S. federal income tax considerations; and

•	any other special features of the series of subordinated debt securities.

Additional Amounts

The relevant prospectus supplement will specify the terms, if any, by which the Company or any successor entity, as the case may be, will pay additional amounts (“Additional Amounts”) as will result in receipt by the holders of such amounts as would have been received by the holders had no withholding or deduction been required by the Relevant Jurisdiction.

Redemption, Exchange and Purchase

Redemption

The prospectus supplement will state whether the subordinated debt securities are redeemable by us or subject to repayment at the holder’s option.

Exchange and Purchase

ArcelorMittal may at any time make offers to the holders to exchange their subordinated debt securities for other bonds or subordinated debt securities issued by us or any other Person. In addition, ArcelorMittal and any of our Subsidiaries or affiliates may at any time purchase subordinated debt securities in the open market or otherwise at any price.

Cancellation

All subordinated debt securities that are exchanged or purchased may either be held or retransferred or resold or be surrendered for cancellation and, if so surrendered, will, together with all subordinated debt securities redeemed by us, be cancelled immediately and accordingly may not be reissued or resold.

Consolidation, Merger, Conveyance or Transfer

So long as any of the subordinated debt securities are outstanding, ArcelorMittal will not consolidate with or merge into any other Person (excluding Persons controlled by one or more members of the Mittal Family) or convey or transfer substantially all of our properties and assets to any other Person (excluding Persons controlled by one or more members of the Mittal Family) unless thereafter:

(i) the Person formed by such consolidation or into which ArcelorMittal is merged, or the Person which acquired all or substantially all of our properties and assets, expressly assumes pursuant to a supplemental indenture as provided for in the subordinated indenture the due and punctual payment of the principal of and interest on the subordinated debt securities and the performance or observance of every covenant of the subordinated indenture on our part to be performed or observed (including, if such Person is not organized in or a resident of Luxembourg for tax purposes, substituting such Person’s jurisdiction of organization or residence for Luxembourg for tax purposes where applicable, including for the obligation to pay Additional Amounts);

(ii) immediately after giving effect to such transaction, no event of default, if any are applicable, has occurred and is continuing; and

(iii) the Person formed by such consolidation or into which ArcelorMittal is merged, or the Person which acquired all or substantially all of our properties and assets delivers to the trustee and securities administrator an officer’s certificate signed by a duly authorized officer and an opinion of legal counsel of recognized standing, each stating that the consolidation, merger, conveyance or transfer and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture comply with the subordinated indenture and that all conditions precedent in the subordinated indenture relating to the transaction have been complied with and, immediately after giving effect to the transaction, no event of default, if any are applicable, has occurred and is continuing, except that such certificate and opinion shall not be required in the event that any such consolidation, merger, conveyance or transfer is made by any court or tribunal having jurisdiction over us, our properties and our assets.

Status of the Subordinated Debt Securities

The subordinated debt securities will constitute the direct, subordinated and unsecured obligations of the Company and will be subordinated in right of payment to the prior payment in full of all claims of “senior creditors” in respect of that series and rank pari passu with certain other subordinated obligations or guarantees thereof in respect of that series (if any), in each case as defined or identified in the applicable prospectus supplement, and in priority only to ordinary shares of the Company and any other securities, obligations or guarantees thereof of the Company expressed to rank junior to the securities of that series in the applicable prospectus supplement. Investors should be aware that there are currently no limitations on the Company’s ability to issue or guarantee indebtedness that would constitute claims of “senior creditors.” Unless otherwise specified in the applicable prospectus supplement for a series, the subordinated debt securities will not have the benefit of any negative pledge covenant.

Default, Remedies and Waiver of Default

You will have special rights if an applicable “event of default” with respect to your subordinated debt securities occurs and is not cured, as described in this section.

Events of Default

Unless otherwise indicated in the prospectus supplement for a series of subordinated debt securities, the term “event of default” means any of the following:

(1) the default in any payment of principal or any premium on any subordinated debt security when due, whether on maturity, redemption or otherwise, continues for 15 days;

(2) the default in any payment of interest (if any) and Additional Amounts (if any), on any subordinated debt security when due, continues for 30 days;

(3) our failure to comply with our other obligations contained in the subordinated indenture and the default or breach continues for a period of 60 days or more after ArcelorMittal receives written notice from the trustee or the securities administrator as provided for in the subordinated indenture;

(4) certain events of bankruptcy or insolvency involving our company; and

(5) any other event of default provided in the relevant prospectus supplement for a series of subordinated debt securities.

Remedies if an Event of Default Occurs

Upon the occurrence and continuation of any applicable event of default with respect to a series of subordinated debt securities, then in every such case the trustee or the holders of at least 25% in aggregate principal amount of the outstanding subordinated debt securities of the affected series may declare the principal amount of the outstanding subordinated debt securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the trustee if given by Holders). Upon any such declaration, which ArcelorMittal calls a declaration of acceleration, the subordinated debt securities of such series shall become due and payable immediately.

The holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of the affected series may rescind and annul a declaration of acceleration if an amount has been paid to or deposited with the trustee or the securities administrator sufficient to pay the amounts set forth in the applicable provisions of the subordinated indenture and all events of default with respect to the subordinated debt securities of such series, other than the failure to pay the principal and other amounts of subordinated debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

If an event of default occurs or if ArcelorMittal breaches any covenant or warranty under the subordinated indenture or the subordinated debt securities, the trustee may pursue any available remedy to enforce any applicable provision of the subordinated debt securities or the subordinated indenture. The trustee may maintain a proceeding even if it does not possess any of the subordinated debt securities or does not produce any of them in the proceeding. A delay or omission by the trustee or any holder of a subordinated debt security in exercising any right or remedy accruing upon an event of default shall not impair the right or remedy or constitute a waiver of or acquiescence in the event of default. All remedies are cumulative to the extent permitted by law.

Except in case of an event of default of which a responsible officer of the trustee has actual knowledge, where the trustee has some special duties, the trustee and the securities administrator are not required to take any action under the subordinated indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This protection is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding subordinated debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other proceeding seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action the trustee may undertake under the subordinated indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the subordinated debt securities you hold, the following must occur:

•	You must give the trustee written notice at its Corporate Trust Office that an event of default has occurred and remains uncured.

•

The holders of 25% in principal amount of all outstanding subordinated debt securities of the relevant series must make a written request that the trustee take action because of the event of default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action and provide such written request to the Corporate Trust Office of the trustee.

•	The trustee must have not taken action for 60 days after receipt of the above notice, request and offer of indemnity.

•

No direction inconsistent with such written request must have been given to the trustee during such 60-day period by holders of a majority in principal amount of all outstanding subordinated debt securities of the relevant series.

•	The terms of the relevant series of subordinated debt securities do not prohibit such remedy to be sought by the trustee and/or the holders.

Nothing, however, will prevent an individual holder from bringing suit to enforce payment.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

ArcelorMittal will furnish to the securities administrator every year a brief certification of an officer of our Company as to his or her knowledge of our compliance with the conditions and covenants of the subordinated indenture. In addition, the Company must notify the trustee and the securities administrator promptly upon the occurrence of any event of default and in any event within ten days after it becomes aware of an event of default.

Amendments and Waivers

The subordinated indenture may be amended or modified without the consent of any holder of subordinated debt securities in order, among other things:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for the issuance of additional subordinated debt securities in accordance with the limitations set forth in the subordinated indenture as of the date thereof;

•

to provide for the assumption by a successor company of our obligations under the subordinated debt securities and the subordinated indenture in the case of a merger or consolidation or sale of all or substantially all of our assets;

•	to comply with any requirements of the SEC in connection with qualifying the subordinated indenture under the Trust Indenture Act; or

•

to correct or add any other provisions with respect to matters or questions arising under the subordinated indenture, so long as that correction or added provision will not adversely affect the interests of the holders of the subordinated debt securities of any series in any material respect.

In addition, the prospectus supplement for a particular series of subordinated debt securities may also specify if the Company has the right to materially vary the terms of a series of subordinated debt securities.

Modifications and amendments of the subordinated indenture may be made by us, the trustee and the securities administrator with the consent of the holders of a majority in principal amount of the subordinated debt securities of each affected series then outstanding under the subordinated indenture. In addition, the holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of any series may waive any past default under the subordinated indenture, except an uncured default in the payment of principal of or interest on such series of subordinated debt securities or an uncured default relating to a covenant or provision of the subordinated indenture that cannot be modified or amended without the consent of each affected holder.

Notwithstanding the above and unless the prospectus supplement for the series of subordinated debt securities specifies otherwise, without the consent of each holder of an outstanding subordinated debt security affected, no amendment may, among other things:

•	modify the stated maturity of the subordinated debt securities (if any) or the dates on which interest is payable in respect of the subordinated debt securities;

•	change the method in which amounts of payments of principal or any interest thereon is determined;

•	reduce the principal amount of, or interest on, the subordinated debt securities;

•	change the currency of payment of the subordinated debt securities;

•	impair the right of the holders of subordinated debt securities to institute suit for the enforcement of any payment on or after the date due;

•

reduce the percentage in principal amount of the outstanding subordinated debt securities, the consent of whose holders is required for any modification of or waiver of compliance with any provision of the subordinated indenture or defaults under the subordinated indenture and their consequences;

•	modify the provisions of the subordinated indenture with respect to the subordination of the subordinated debt securities in a manner adverse to any holder; and

•	modify the provisions of the subordinated indenture regarding the quorum required at any meeting of holders.

Special Rules for Action by Holders

When holders take any action under the subordinated indenture, such as giving a notice of an event of default, declaring an acceleration, approving any change or waiver or giving the trustee or the securities administrator an instruction, the Company will apply the following rules.

Only Outstanding Subordinated Debt Securities are Eligible

Only holders of outstanding subordinated debt securities will be eligible to participate in any action by holders. Also, the Company will count only outstanding subordinated debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a subordinated debt security will not be “outstanding” if it has been cancelled or if the Company has deposited or set aside, in trust for its holder, money for its payment or redemption; provided, however, that, for such purposes, subordinated debt securities held by the Company or any other obligor on the subordinated debt securities or any affiliates of the Company or any such obligor are not considered outstanding.

Determining Record Dates for Action by Holders

The Company will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the subordinated indenture. In some limited circumstances, only the trustee or securities administrator will be entitled to set a record date for action by holders. If the Company, the trustee or securities administrator set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that the Company specifies for this purpose, or that the trustee or the securities administrator specifies if it sets the record date. The Company, the trustee or the securities administrator, as applicable, may shorten or lengthen this period from time to time, but not beyond 90 days.

Satisfaction and Discharge

The subordinated indenture will be discharged and will cease to be of further effect as to all outstanding subordinated debt securities of any series issued thereunder, when (i) all subordinated debt securities of that series that have been authenticated, except lost, stolen or destroyed subordinated debt securities that have been replaced or paid and subordinated debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us, have been delivered to the securities administrator for cancellation, or all subordinated debt securities of that series that have not been delivered to the securities administrator for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable within one year and ArcelorMittal has irrevocably deposited or caused to be deposited with the securities administrator as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government securities, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the subordinated debt securities of such series not delivered to the securities administrator for cancellation for principal and accrued interest and Additional Amounts (if any) to the date of maturity or redemption; (ii) ArcelorMittal has paid or caused to be paid all sums payable by us under the subordinated indenture with respect to such series; and (iii) ArcelorMittal has delivered irrevocable instructions to the securities administrator to apply the deposited money toward the payment of the subordinated debt securities of such series at maturity or on the redemption date, as the case may be.

In addition, ArcelorMittal must deliver a certificate signed by a duly authorized officer and an opinion of counsel of recognized standing stating that all conditions precedent to the satisfaction and discharge have been satisfied.

Defeasance and Covenant Defeasance

Unless a supplemental indenture for a series of subordinated debt securities provides otherwise, the subordinated indenture provides that ArcelorMittal may elect either (1) to defease and be discharged from any and all obligations with respect to any series of subordinated debt securities (except for, among other things, certain obligations to register the transfer or exchange of such series of subordinated debt securities, to replace temporary or mutilated, destroyed, lost or stolen subordinated debt securities of such series, to maintain an office or agency with respect to the subordinated debt securities of such series and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from our obligations to comply with certain covenants under the subordinated indenture, and any omission to comply with such obligations will not constitute a default (or event that is, or with the passage of time or the giving of notice or both would be, an event of default) or an event of default with respect to the subordinated debt securities of such series (“covenant defeasance”).

Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, (A) the irrevocable deposit by us with the securities administrator, in trust, of an amount in U.S. dollars, or non-callable U.S. government securities, or both, applicable to the subordinated debt securities of such series which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount that will be sufficient, in the opinion of an internationally recognized firm of independent public accountants as appointed by the Company, to pay the principal of, and interest (if any) and Additional Amounts (if any) on the outstanding subordinated debt securities of the relevant series on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the subordinated debt securities are being defeased to such stated date for payment or to a particular redemption date and (B) no event of default or default with respect to the subordinated debt securities of the series shall have occurred and be continuing on the date of such deposit.

To effect legal defeasance or covenant defeasance, ArcelorMittal will be required to deliver to the trustee and the securities administrator an opinion of counsel of recognized standing that the deposit and related defeasance will not cause the holders and beneficial owners of the subordinated debt securities of such series to recognize income, gain or loss for U.S. federal income tax purposes. If ArcelorMittal elects legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

ArcelorMittal may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

Payment

Payments in respect of the subordinated debt securities will be made by the securities administrator, in its capacity as paying agent in New York to the registered holder(s). The paying agent will treat the persons in whose name the registered global debt securities representing the subordinated debt securities are registered as the owners thereof for purposes of making such payments and for any other purposes whatsoever.

Subject to any applicable abandoned property law, the securities administrator and the paying agent will distribute to the Company upon request any money held by them for the payment of principal of, premium or interest on the subordinated debt securities that remains unclaimed for two years, and, thereafter, holders entitled to the money must look to the Company for payment as general creditors.

Governing Law

The subordinated debt securities will be governed by and construed in accordance with the laws of the State of New York.

For the avoidance of doubt, the provisions of article 86 to 94-8 of the Luxembourg law of August 10, 1915 on commercial companies, as amended, do not apply to the subordinated debt securities.

Consent to Jurisdiction

ArcelorMittal has irrevocably submitted to the non-exclusive jurisdiction of any New York State court or any U.S. federal court sitting in the Borough of Manhattan, The City of New York, in respect of any legal suit, action or proceeding arising out of or in relation to the subordinated indenture or the subordinated debt securities, and agreed that all claims in respect of such legal action or proceeding may be heard and determined in such New York State or U.S. federal court and will waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action or proceeding in any such court.

Notices

Notices to the holders will be provided to the addresses that appear on the security register of the subordinated debt securities.

Concerning the Trustee and the Securities Administrator

Wilmington Trust, National Association is the trustee under the subordinated indenture. Citibank N.A. is the securities administrator and has been appointed by us as registrar and paying agent with respect to the subordinated debt securities. The trustee’s address is 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890. The securities administrator’s address is (i) solely for the purposes of the transfer, surrender or exchange of the subordinated debt securities: 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attn: Global Transaction Services—ArcelorMittal and (ii) for all other purposes: 388 Greenwich Street, 14th Floor, New York, NY 10013, Attn: Global Transaction Services—ArcelorMittal.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the subordinated indenture. You should refer to the subordinated indenture for the full definition of all such terms, as well as any other terms used in this prospectus for which no definition is provided.

“Applicable Accounting Standards” means the International Financial Reporting Standards as adopted in the European Union, as amended from time to time.

“Closing Date” means the date on which the subordinated debt securities of the relevant series are deposited with the Depository Trust Company, as depositary.

“Consolidated Financial Statements” means our most recently published:

(a) audited annual consolidated financial statements, as approved by the annual general meeting of our shareholders and audited by an independent auditor; or, as the case may be,

(b) unaudited (but subject to a “review” from an independent auditor) consolidated half-year financial statements, as approved by our Board of Directors,

in each case prepared in accordance with Applicable Accounting Standards.

“Corporate Trust Office” means (i) with respect to the trustee, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19890; and (ii) with respect to the securities administrator (A) solely for the purposes of the transfer, surrender or exchange of the subordinated debt securities: 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attn: Global Transaction Services—ArcelorMittal and (B) for all other purposes: 388 Greenwich Street, 14th Floor, New York, NY 10013, Attn: Global Transaction Services—ArcelorMittal.

“Mittal Family” means Mr. and/or Mrs. L.N. Mittal and/or their family (acting directly or indirectly through trusts and/or other entities controlled by any of the foregoing).

“Person” includes any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Relevant Jurisdiction” means Luxembourg or any jurisdiction in which ArcelorMittal is resident for tax purposes (or in the case of a successor entity any jurisdiction in which such successor entity is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein)).

“Subsidiary” means:

(a) an entity of which a Person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership (and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise); and

(b) in relation to our company, an entity that fulfils the definition in paragraph (a) above and which is included in the Consolidated Financial Statements on a fully integrated basis.

CLEARANCE AND SETTLEMENT OF DEBT SECURITIES

Senior and subordinated debt securities we issue may be held through one or more international and domestic clearing systems. The clearing systems ArcelorMittal uses are the book-entry systems operated by The Depository Trust Company (“DTC”) in the United States, Clearstream Banking, société anonyme, in Luxembourg (“Clearstream”) and the Euroclear System, in Belgium (“Euroclear”). These systems have established electronic securities and payment, transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the debt securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade the debt securities across borders in the secondary market. Where payments for the debt securities ArcelorMittal issues in global form is made in U.S. dollars, these procedures can be used for cross-market transfers and the debt securities are cleared and settled on a delivery against payment basis.

The policies of DTC, Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to your interest in the debt securities held by them.

ArcelorMittal has no responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. ArcelorMittal has no responsibility for any aspect of the records kept by DTC, Clearstream or Euroclear or any of their direct or indirect participants. ArcelorMittal also does not supervise these systems in any way.

DTC, Clearstream, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. Those systems could change their rules and procedures at any time.

DTC

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. The rules applicable to DTC participants are on file with the SEC.

Clearstream

Clearstream is a licensed bank organized as a société anonyme incorporated under the laws of Luxembourg and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).

Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V., the operator of the Euroclear System, to facilitate settlement of trades between Clearstream and Euroclear.

As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream customers are limited to securities brokers and dealers and banks, and may include the underwriters for the debt securities. Other institutions that maintain a custodial relationship with a Clearstream customer may obtain indirect access to Clearstream. Clearstream is an indirect participant in DTC.

Distributions with respect to the debt securities held beneficially through Clearstream will be credited to cash accounts of Clearstream customers in accordance with its rules and procedures, to the extent received by Clearstream.

The Euroclear System

The Euroclear System was created in 1968 to hold securities for participants of the Euroclear System and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in many currencies, including United States dollars and Japanese Yen. The Euroclear System provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below.

The Euroclear System is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”), under contract with Euroclear Clearance System plc, a U.K. corporation (the “Euroclear Clearance System”). The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Euroclear Clearance System. The Euroclear Clearance System establishes policy for the Euroclear System on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect participant in DTC.

The Euroclear Operator is a Belgian bank. The Belgian Banking Commission and the National Bank of Belgium regulate and examine the Euroclear Operator.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

•	transfers of securities and cash within the Euroclear System;

•	withdrawal of securities and cash from the Euroclear System; and

•	receipts of payments with respect to securities in the Euroclear System.

All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

Distributions with respect to debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Euroclear Terms and Conditions, to the extent received by the Euroclear Operator and by Euroclear.

Settlement

You will be required to make your initial payment for the debt securities in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but generally will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Other Clearing Systems

We may choose any other clearing system for a particular series of securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

DESCRIPTION OF ORDINARY SHARES

This prospectus may be used to offer our ordinary shares either alone or underlying debt securities convertible into or exchangeable for our ordinary shares.

Holders of our ordinary shares are entitled to certain rights and subject to certain conditions.

Share Capital

In connection with the spin-off of the Company’s stainless and specialty steels business into Aperam on January 25, 2011, the Company’s issued share capital was reduced to €6,428,005,991.80 without any reduction in the number of shares issued which remained at 1,560,914,610 and was unchanged at December 31, 2012.

Out of the total 1,569,914,610 shares issued, 11,807,462 shares were held in treasury by ArcelorMittal at December 31, 2012, representing 0.75% of its issued share capital.

The Company’s authorized share capital, including the issued share capital, was €7,082,460,000, represented by 1,617,000,000 shares at December 31, 2011, and was increased by the extraordinary general meeting of shareholders held on May 8, 2012 to €7,725,260,599.18, represented by 1,773,091,461 shares.

The Company has a single category of shares: ordinary shares.

Memorandum and Articles of Association

Below is a summary of ArcelorMittal’s Articles of Association. The full text of our Articles of Association is available on www.arcelormittal.com under “Investors & Shareholders—Corporate Governance” or by sending an e-mail request to: company.secretary@arcelormittal.com.

Corporate Purpose

The corporate purpose of ArcelorMittal is the manufacture, processing and marketing of steel, steel products and all other metallurgical products, as well as all products and materials used in their manufacture, their processing and their marketing, and all industrial and commercial activities connected directly or indirectly with those objects, including mining and research activities and the creation, acquisition, holding, exploitation and sale of patents, licenses, know-how and, more generally, intellectual and industrial property rights.

The Company may realize its corporate purpose either directly or through the creation of companies, the acquisition, holding or acquisition of interests in any companies or partnerships, membership in any associations, consortia and joint ventures.

In general, the Company’s corporate purpose comprises the participation, in any form whatsoever, in companies and partnerships and the acquisition by purchase, subscription or in any other manner as well as the transfer by sale, exchange or in any other manner of shares, bonds, debt securities, warrants and other securities and instruments of any kind. It may grant assistance to any affiliated company and take any measure for the control and supervision of such companies and it may carry out any commercial, financial or industrial operation or transaction that it considers to be directly or indirectly necessary or useful in order to achieve or further its corporate purpose.

Form and Transfer of Shares

The shares of ArcelorMittal are issued in registered form only and are freely transferable. There are no restrictions on the rights of Luxembourg or non-Luxembourg residents to own ArcelorMittal shares.

Under Luxembourg law, the ownership of registered shares is evidenced by the inscription of the name of the shareholder, the number of shares and the amount paid up on each share in the shareholders’ register. Each transfer of shares is made by a written declaration of transfer recorded in the shareholders’ register of ArcelorMittal, dated and signed by the transferor and the transferee or by their duly appointed agent. ArcelorMittal may accept and enter into its shareholders’ register any transfer based on an agreement between the transferor and the transferee provided a true and complete copy of the agreement is provided to ArcelorMittal.

The Articles of Association provide that shares may be held through a securities settlement (clearing) system or a professional depositary of securities. Shares held in this manner have the same rights and obligations as the registered shares. shares held through a securities settlement system or a professional depositary of securities may be transferred in accordance with customary procedures for the transfer of securities in book-entry form.

ArcelorMittal shares comprise the following:

•

shares traded on the NYSE, referred to as “ArcelorMittal New York Registry Shares”, which are registered in the local shareholders’ register kept on behalf of ArcelorMittal by Citibank, N.A., which starting in July 2011 replaced The Bank of New York Mellon in this function; and

•

shares traded on Euronext Amsterdam by NYSE Euronext, Euronext Paris by NYSE Euronext, the regulated market of the Luxembourg Stock Exchange and the Spanish stock exchanges, referred to as “ArcelorMittal European Registry Shares”, which are registered in the local shareholders’ register kept on behalf of ArcelorMittal by BNP Paribas Securities Services Amsterdam in The Netherlands, or directly on the Luxembourg shareholders’ register without being held on the local shareholders’ register kept in The Netherlands.

Since March 2009, ArcelorMittal has used the services of BNP Paribas Securities Services to assist it with certain administrative tasks relating to the day-to-day administrative management of the shareholders’ register.

A draft bill of law, currently expected to come into effect during the course of 2013, will allow Luxembourg issuers to opt for the full dematerialization of shares. If ArcelorMittal were to opt for full dematerialization in the future, shareholders would be required to hold their shares in a securities account at a bank or other financial intermediary, which would in turn hold the shares via an account with a securities depository such as Clearstream or Euroclear. Dematerialized securities would be solely represented by account entries with the securities depositary and would therefore exist only in electronic form. If ArcelorMittal were to opt for the full dematerialization of its shares, it would no longer be possible for shareholders to hold shares through a direct, nominative registration in the Company’s register of shareholders as is currently the case.

Issuance of Shares

The issuance of shares by ArcelorMittal requires either an amendment of the Articles of Association approved by an extraordinary general meeting of shareholders (EGM) or a decision of the Board of Directors that is within the limits of the authorized share capital set out in the Articles of Association. In the latter case, the Board of Directors may determine the conditions for the issuance of shares, including the consideration (cash or in kind) payable for such shares.

The EGM may not validly deliberate unless at least half of the share capital is present or represented upon the first call. If the quorum is not met, the meeting may be reconvened as described in “General Meetings of Shareholders” below. The second meeting will be held regardless of the proportion of share capital represented. At both meetings, resolutions, in order to be adopted, must be carried by at least two-thirds of the votes cast.

The authorized share capital of the Company was increased by 10% to €7,725,260,599.18 represented by 1,773,091,461 shares at the extraordinary shareholders’ meeting held on May 8, 2012. The authorization allowing the Board of Directors to issue further shares out of the authorized share capital was also renewed at the extraordinary shareholders’ meeting1 held on May 8, 2012, and expires five years from the date of publication of the EGM deed in the Luxembourg official gazette, which occurred on May 21, 2012. This authorization may be renewed from time to time by an EGM for periods not to exceed five years each.

Preemptive Rights

Unless limited or cancelled by the Board of Directors as described below or by an EGM, holders of ArcelorMittal shares have a pro rata preemptive right to subscribe for newly issued shares, except for shares issued for consideration other than cash (i.e., in kind).

The Articles of Association provide that preemptive rights may be limited or cancelled by the Board of Directors in the event of an increase in the Company’s issued share capital until the date five years from the date of publication in the Luxembourg official gazette of the relevant meeting minutes, which publication occurred on May 21, 2012 with respect to the minutes of the EGM held on May 8, 2012. This power of the Board of Directors may from time to time be renewed by an EGM for subsequent periods not to exceed five years each.

Repurchase of Shares

ArcelorMittal is prohibited by Luxembourg law from subscribing for its own shares. ArcelorMittal may, however, repurchase its own shares or have another person repurchase shares on its behalf, subject to certain conditions, including:

•

a prior authorization of the general meeting of shareholders setting out the terms and conditions of the proposed repurchase, including the maximum number of shares to be repurchased, the duration of the period for which the authorization is given (which may not exceed five years) and the minimum and maximum consideration per share;

•

the repurchase may not reduce the net assets of ArcelorMittal on a non-consolidated basis to a level below the aggregate of the issued share capital and the reserves that ArcelorMittal must maintain pursuant to Luxembourg law or its Articles of Association; and

•	only fully paid-up shares may be repurchased. All of ArcelorMittal’s issued shares as of December 31, 2012 are fully paid-up.

In addition, Luxembourg law allows the Board of Directors to approve the repurchase of ArcelorMittal shares without the prior approval of the general meeting of shareholders if necessary to prevent serious and imminent harm to ArcelorMittal. In such a case, the next general meeting of shareholders must be informed by the Board of Directors of the reasons for and the purpose of the acquisitions made, the number and nominal values, or in the absence thereof, the accounting par value of the shares acquired, the proportion of the issued share capital that they represent, and the consideration paid for them.

The general meeting of shareholders held on May 11, 2010 granted the Board of Directors a new share buy-back authorization whereby the Board of Directors may authorize the acquisition or sale of ArcelorMittal shares, including, but not limited to, entering into off-market and over-the-counter transactions and the acquisition of shares through derivative financial instruments. Any acquisitions, disposals, exchanges, contributions or transfers of shares by the Company or other companies in the ArcelorMittal group must be in accordance with Luxembourg laws transposing Directive 2003/6/EC regarding insider dealing and market manipulation and EC Regulation 2273/2003 regarding exemptions for buy-back programmes and stabilisation of financial instruments and may be carried out by all means, on or off-market, including by a public offer to buy-back shares, or by the use of derivatives or option strategies. The fraction of the capital acquired or transferred in the form of a block of shares may amount to the entire program.

Such transactions may be carried out at any time, including during a tender offer period, in accordance with applicable laws and regulations. Any share buy-backs on the New York Stock Exchange must be performed in compliance with Section 10(b) and Section 9(a)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10b-5 promulgated under the Exchange Act.

The authorization is valid for a period of five years, i.e., until the annual general meeting of shareholders to be held in May 2015, or until the date of its renewal by a resolution of the general meeting of shareholders if such renewal date is prior to the expiration the five-year period.

On November 26, 2010, ArcelorMittal announced that its Board of Directors had authorized a share buy-back program for up to 6% of its share capital to be completed at the latest on December 1, 2011, within the scope of the authorization given by the annual general meeting of shareholders held on May 11, 2010. The purpose of instituting the buy-back program was to partially or totally hedge ArcelorMittal’s current and future obligations under securities giving access to its share capital (such as its convertible bonds) and share-based employee incentive plans. The program authorized ArcelorMittal to acquire or sell its own shares in accordance with applicable laws and regulations, including by selling treasury shares it currently holds, entering into off-market, over-the-counter transactions and through call options and other derivative financial instruments.

Pursuant to this program, ArcelorMittal acquired in December 2010 euro-denominated call options on 61,728,395 of its own shares and U.S. dollar-denominated call options on 26,533,997 of its own shares, with strike prices of €20.25 and $30.15 per share, respectively, allowing it to hedge its obligations arising out of the potential conversion of its euro-denominated 7.25% convertible bonds due 2014 (OCEANEs) and its U.S. dollar denominated 5% convertible notes due 2014. As part of the transaction, ArcelorMittal also sold 26.48 million treasury shares for a price of €26.42 per share in connection with the euro-denominated call option purchase, and 11.5 million treasury shares for a price of $37.87 per share in connection with the U.S. dollar-denominated call option purchase, both through over-the-counter block trades. The share buy-back authorization expired on December 1, 2011, and no shares were purchased under this authorization in 2011 or 2012.

An agreement was entered into on December 19, 2008 between ArcelorMittal and ArcelorMittal USA, LLC (“AM USA”) whereby ArcelorMittal agreed to transfer to AM USA a number of shares held in treasury by ArcelorMittal equal to a maximum value of approximately $129.9 million, subject to certain adjustments, and in several tranches, until the end of 2009. The following three purchases of treasury shares by AM USA from ArcelorMittal have been made under the agreement:

•	1,121,995 shares on December 29, 2008 for a consideration of $23.72 per share, the NYSE opening price on December 23, 2008,

•	119,070 shares on June 29, 2009 for a consideration of $32.75 per share, the NYSE opening price on June 26, 2009, and

•	1,000,095 shares on September 15, 2009 for a consideration of $39 per share, the NYSE opening price on September 14, 2009.

The purchased shares were transferred by AM USA into the AM USA Pension Trust. There have been no further purchases made by AM USA or transfers of treasury shares to AM USA from ArcelorMittal since 2009.

In connection with ArcelorMittal’s Employee Share Purchase Plan (“ESPP”) 2010, employees subscribed for a total of 164,171 ArcelorMittal shares (with a ceiling of up to 200 shares per employee) out of a total of 2,500,000 shares available for subscription. The shares subscribed by employees under the ESPP 2010 program were treasury shares. Due to the low participation level in previous years and the complexity and high cost of setting up an ESPP, management decided not to implement another ESPP in 2011 and the same decision has been adopted with respect to 2012.

Capital Reduction

The Articles of Association provide that the issued share capital of ArcelorMittal may be reduced subject to the approval of at least two-thirds of the votes cast at an extraordinary general meeting of shareholders where at first call at least 50% of the issued share capital is required to be represented, with no quorum being required at a reconvened meeting.

General Meeting of Shareholders

The Shareholders’ Rights Law of May 24, 2011, which transposes into Luxembourg law Directive 2007/36/EC of the European Parliament and of the Council of July 11, 2007 on the exercise of certain rights of shareholders in listed companies of July 14, 2007, came into force on July 1, 2011.

The Shareholders’ Rights Law abolished the blocking period and introduced the record date system into Luxembourg law. As set out in the Articles of Association, the record date applicable to ArcelorMittal is the 14th day at midnight before the general meeting date. Only the votes of shareholders who are shareholders of the Company on the record date will be taken into account, regardless of whether they remain shareholders on the general meeting date. Shareholders who intend to participate in the general meeting must notify the Company at the latest on the date indicated in the convening notice of their intention to participate (by proxy or in person).

Ordinary General Meetings of Shareholders. At an ordinary general meeting of shareholders there is no quorum requirement and resolutions are adopted by a simple majority, irrespective of the number of shares represented. Ordinary general meetings deliberate on any matter that does not require the convening of an extraordinary general meeting.

Extraordinary General Meetings of Shareholders. An extraordinary general meeting must be convened to deliberate on the following types of matters:

•	an increase or decrease of the authorized or issued share capital,

•	a limitation or exclusion of existing shareholders’ preemptive rights,

•	the acquisition by any person of 25% or more of the issued share capital of ArcelorMittal,

•	approving a merger or similar transaction such as a spin-off, and

•	any transaction or matter requiring an amendment of the Articles of Association.

The extraordinary general meeting must reach a quorum of shares present or represented at the meeting of 50% of the share capital in order to validly deliberate. If this quorum is not reached, the meeting may be reconvened and the second meeting will not be subject to any quorum requirement. In order to be adopted by the extraordinary general meeting (on the first or the second call), any resolution submitted must be approved by at least two-thirds of the votes cast except for certain limited matters where the Articles of Association require a higher majority (see “Amendment of the Articles of Association” below). Votes cast do not include votes attaching to shares with respect to which the shareholder has not taken part in the vote, has abstained or has returned a blank or invalid vote.

Voting and Information Rights

The voting and information rights of shareholders in Luxembourg companies have improved since the entry into force of the Shareholders’ Rights Law on July 1, 2011.

There are no restrictions on the rights of Luxembourg or non-Luxembourg residents to vote ArcelorMittal shares. Each share entitles the shareholder to attend a general meeting of shareholders in person or by proxy, to address the general meeting of shareholders and to vote. Each share entitles the holder to one vote at the general meeting of shareholders. There is no minimum shareholding (beyond owning a single share or representing the owner of a single share) required to be able to attend or vote at a general meeting of shareholders.

The Board of Directors may also decide to allow shareholders to vote by correspondence by means of a form providing for a positive or negative vote or an abstention on each agenda item. The conditions for voting by correspondence are set out in the Articles of Association and in the convening notice.

The Board of Directors may decide to arrange for shareholders to be able to participate in the general meeting by electronic means by way, among others, of (i) real-time transmission to the public of the general meeting, (ii) two-way communication enabling shareholders to address the general meeting from a remote location, or (iii) a mechanism allowing duly identified shareholders to cast their votes before or during the general meeting without the need for them to appoint a proxyholder who would be physically present at the meeting.

A shareholder may act at any general meeting of shareholders by appointing another person (who need not be a shareholder) as his or her attorney by means of a written proxy using the form made available on the website of the Company. The completed and signed proxy must be sent to the Company in accordance with the instructions set out in the convening notice.

General meetings of shareholders are convened by the publication of a notice at least 30 days before the meeting date in a Luxembourg newspaper, in the Luxembourg official legal gazette, the Mémorial, Recueil des Sociétés et Associations, and by way of press release sent to the major news agencies. Ordinary general meetings are not subject to any minimum shareholder participation level. Extraordinary general meetings, however, are subject to a minimum quorum of 50% of the share capital. In the event the 50% quorum is not met upon the first call, the meeting may be reconvened by way of convening notice published in the same manner as the first notice, at least 17 days before the meeting date. No quorum is required upon the second call.

Shareholders whose share ownership is directly registered in the shareholders’ register of the Company must receive the convening notice by regular mail, unless they have accepted to receive it through other means (i.e., electronically). In addition, all materials relating to a general meeting of shareholders must be made available on the website of ArcelorMittal from the first date of publication of the convening notice.

Based on an amendment voted by the extraordinary general meeting of shareholders on May 8, 2012, the Articles of Association of ArcelorMittal provide that the annual general meeting of shareholders is held each year at a date and time set by the Board of Directors during the second or third week of May, between 9.00 a.m. and 4.00 p.m. Central European Time, in Luxembourg.

Luxembourg law requires the Board of Directors to convene a general meeting of shareholders if shareholders representing in the aggregate 10% of the issued share capital so require in writing with an indication of the requested agenda. In this case, the general meeting of shareholders must be held within one month of the request. If the requested general meeting of shareholders is not so convened, the relevant shareholder or group of shareholders may petition the competent court in Luxembourg to have a court appointee convene the general meeting.

Shareholders representing in the aggregate 5% of the issued share capital may also request that additional items be added to the agenda of a general meeting and may draft alternative resolutions to be submitted to the general meeting regarding existing agenda items The request must be made in writing and sent either to the electronic address or to the Company’s postal address set out in the convening notice.

The Shareholders’ Rights Law provides that a company’s articles of association may allow shareholders to ask questions prior to the general meeting which will be answered by management during the general meeting’s questions and answers session prior to the vote on the agenda items. Although the Articles of Association of

ArcelorMittal do not specifically address this point, shareholders are able to ask questions in writing ahead of a general meeting and their questions will be considered for the preparation of the general meeting’s questions and answers session. With regard to the May 8, 2012 general meetings, shareholders were expressly encouraged to send questions and comments to the Company in advance by writing to a dedicated e-mail address indicated in the convening notice.

Election and Removal of Directors. Members of the Board of Directors are elected by simple majority of the represented shareholders at an ordinary general meeting of shareholders. Directors are elected for a period ending on a date determined at the time of their appointment. The directors of ArcelorMittal are elected for three-year terms. Any director may be removed with or without cause by a simple majority vote at any general meeting of shareholders.

ArcelorMittal’s Articles of Association provide that, from August 1, 2009, the Significant shareholder (a trust (HSBC Trust (C.I.) Limited, as trustee), of which Mr. Lakshmi N. Mittal, Mrs. Usha Mittal and their children are the beneficiaries) is entitled to nominate a number of candidates for election by the shareholders to the Board of Directors in proportion to its shareholding. The Significant shareholder has not exercised this right to date.

Amendment of the Articles of Association

Any amendments to the Articles of Association other than those described below must be approved by an extraordinary general meeting of shareholders held in the presence of a Luxembourg notary, followed by the publications required by Luxembourg law.

In order to be adopted, amendments of the Articles of Association of ArcelorMittal relating to the size and the requisite minimum number of independent and non-executive directors of the Board of Directors, the composition of the audit committee, and the nomination rights to the Board of Directors of the Significant shareholder require a majority of votes representing two-thirds of the voting rights attached to the shares in ArcelorMittal. The same majority rule would apply to amendments of the provisions of the Articles of Association that set out the foregoing rule.

Annual Accounts

Each year before submission to the annual ordinary general meeting of shareholders, the Board of Directors approves the parent company accounts for ArcelorMittal, the parent company of the ArcelorMittal group, consisting of an inventory of its assets and liabilities, a statement of financial position and a profit and loss account, as well as the annual consolidated accounts of the ArcelorMittal group. The Board of Directors also approves the management reports on each of the stand-alone audited annual accounts and the consolidated annual accounts, and in respect of each of these sets of accounts a report must be issued by the independent auditors.

The annual accounts, the annual consolidated accounts, the management reports and the auditor’s reports will be available on request from the Company and on the Company’s website from the date of publication of the convening notice for the annual ordinary general meeting of shareholders.

The parent company accounts and the consolidated accounts, after their approval by the annual ordinary general meeting of shareholders, are filed with the Luxembourg register of trade and companies.

Dividends

Except for shares held in treasury by the Company, each ArcelorMittal share is entitled to participate equally in dividends if and when declared out of funds legally available for such purposes. The Articles of Association provide that the annual ordinary general meeting of shareholders may declare a dividend and that the Board of Directors may declare interim dividends within the limits set by Luxembourg law.

Declared and unpaid dividends held by ArcelorMittal for the account of its shareholders do not bear interest. Under Luxembourg law, claims for dividends lapse in favor of ArcelorMittal five years after the date on which the dividends have been declared.

Merger and Division

A merger whereby the Luxembourg company being acquired transfers to an existing or newly incorporated Luxembourg company all of its assets and liabilities in exchange for the issuance to the shareholders of the company being acquired of shares in the acquiring company, and a division whereby a company (the company being divided) transfers all its assets and liabilities to two or more existing or newly incorporated companies in exchange for the issuance of shares in the beneficiary companies to the shareholders of the company being divided or to such company, and certain similar restructurings must be approved by an extraordinary general meeting of shareholders of the relevant companies held in the presence of a notary. These transactions require the approval of at least two-thirds of the votes cast at a general meeting of shareholders of each of the companies where at least 50% of the share capital is represented upon first call, with no such quorum being required at a reconvened meeting.

Liquidation

In the event of the liquidation, dissolution or winding-up of ArcelorMittal, the assets remaining after allowing for the payment of all liabilities will be paid out to the shareholders pro rata to their respective shareholdings. The decision to liquidate, dissolve or wind-up requires the approval of at least two-thirds of the votes cast at a general meeting of shareholders where at first call at least 50% of the share capital is represented, with no quorum being required at a reconvened meeting. Irrespective of whether the liquidation is subject to a vote at the first or a subsequent extraordinary general meeting of shareholders, it requires the approval of at least two-thirds of the votes cast at the extraordinary general meeting of shareholders.

Mandatory Bid—Squeeze-Out Right—Sell-Out Right

Mandatory Bid. The Luxembourg law of May 19, 2006 implementing Directive 2004/25/EC of the European Parliament and the Council of April 21, 2004 on takeover bids ( the “Takeover Law”), provides that, if a person acting alone or in concert acquires securities of ArcelorMittal which, when added to any existing holdings of ArcelorMittal securities, give such person voting rights representing at least 33 1/3% of all of the voting rights attached to the issued shares in ArcelorMittal, this person is obliged to make an offer for the remaining shares in ArcelorMittal. In a mandatory bid situation the “fair price” is in principle considered to be the highest price paid by the offeror or a person acting in concert with the offeror for the securities during the 12–month period preceding the mandatory bid.

ArcelorMittal’s Articles of Association provide that any person who acquires shares giving them 25% or more of the total voting rights of ArcelorMittal must make or cause to be made, in each country where ArcelorMittal’s securities are admitted to trading on a regulated or other market and in each of the countries in which ArcelorMittal has made a public offering of its shares, an unconditional public offer of acquisition to all shareholders for all of their shares and also to all holders of securities giving access to capital or linked to capital or whose rights are dependent on the profits of ArcelorMittal. The price offered must be fair and equitable and must be based on a report drawn up by a leading international financial institution or other internationally recognized expert.

Squeeze-Out Right. The Takeover Law provides that, when an offer (mandatory or voluntary) is made to all of the holders of voting securities of ArcelorMittal and after such offer the offeror holds at least 95% of the securities carrying voting rights and 95% of the voting rights, the offeror may require the holders of the remaining securities to sell those securities (of the same class) to the offeror. The price offered for such securities must be a “fair price.” The price offered in a voluntary offer would be considered a “fair price” in the squeeze-out proceedings if the offeror acquired at least 90% of the ArcelorMittal shares carrying voting rights that were the subject of the offer. The price paid in a mandatory offer is deemed a “fair price.” The consideration paid in the squeeze-out proceedings must take the same form as the consideration offered in the offer or consist solely of cash. Moreover, an all-cash option must be offered to the remaining ArcelorMittal shareholders. Finally, the right to initiate squeeze-out proceedings must be exercised within three months following the expiration of the offer.

Sell-Out Right. The Takeover Law provides that, when an offer (mandatory or voluntary) is made to all of the holders of voting securities of ArcelorMittal and if after such offer the offeror holds securities carrying more than 90% of the voting rights, the remaining security holders may require that the offeror purchase the remaining securities of the same class. The price offered in a voluntary offer would be considered “fair” in the sell-out proceedings if the offeror acquired at least 90% of the ArcelorMittal shares carrying voting rights and which were the subject of the offer. The price paid in a mandatory offer is deemed a “fair price.” The consideration paid in the sell-out proceedings must take the same form as the consideration offered in the offer or consist solely of cash. Moreover, an all-cash option must be offered to the remaining ArcelorMittal shareholders. Finally, the right to initiate sell-out proceedings must be exercised within three months following the expiration of the offer.

Disclosure of Significant Ownership in ArcelorMittal Shares

Holders of ArcelorMittal shares and derivatives or other financial instruments linked to ArcelorMittal shares may be subject to the notification obligations of the Luxembourg law of January 11, 2008 on transparency requirements regarding information about issuers whose securities are admitted to trading on a regulated market (the “Transparency Law”). The following description summarizes these obligations. ArcelorMittal shareholders are advised to consult with their own legal advisers to determine whether the notification obligations apply to them.

The Transparency Law provides that, if a person acquires or disposes of a shareholding in ArcelorMittal, and if following the acquisition or disposal the proportion of voting rights held by the person reaches, exceeds or falls below one of the thresholds of 5%, 10%, 15%, 20%, 25%, 33 1/33%, 50% or 66 2/3% of the total voting rights existing when the situation giving rise to a declaration occurs, the relevant person must simultaneously notify ArcelorMittal and the CSSF (the Luxembourg securities regulator) of the proportion of voting rights held by it further to such event within four Luxembourg Stock Exchange trading days of the day of execution of the transaction triggering the threshold crossing.

A person must also notify ArcelorMittal of the proportion of his or her voting rights if that proportion reaches, exceeds or falls below the abovementioned thresholds as a result of events changing the breakdown of voting rights.

The above notification obligations also apply to persons who directly or indirectly hold financial instruments linked to ArcelorMittal shares.

ArcelorMittal’s Articles of Association also provide that the above disclosure obligations also apply to:

•	any acquisition or disposal of shares resulting in the threshold of 2.5% of voting rights in ArcelorMittal being crossed upwards or downwards,

•	any acquisition or disposal of shares resulting in the threshold of 3.0% of voting rights in ArcelorMittal being crossed upwards or downwards, and

•

with respect to any shareholder holding at least 3.0% of the voting rights in ArcelorMittal, to any acquisition or disposal of shares resulting in successive thresholds of 1% of voting rights being crossed upwards or downwards.

Any person who acquires shares giving him or her 5% or more or a multiple of 5% or more of the voting rights must inform ArcelorMittal within 10 Luxembourg Stock Exchange trading days following the date on which the threshold was crossed by registered letter with return receipt requested as to whether he or she intends to acquire or dispose of shares in ArcelorMittal within the next 12 months or intends to seek to obtain control over ArcelorMittal or to appoint a member to ArcelorMittal’s Board of Directors.

For the purposes of calculating the percentage of a shareholder’s voting rights in ArcelorMittal, the following are taken into account:

•

voting rights held by a third party with whom that person or entity has concluded an agreement and which obliges them to adopt, by concerted exercise of the voting rights they hold, a lasting common policy towards ArcelorMittal;

•	voting rights held by a third party under an agreement concluded with that person or entity providing for the temporary transfer for consideration of the voting rights in question;

•	voting rights attaching to shares pledged as collateral with that person or entity, provided the person or entity controls the voting rights and declares its intention to exercise them;

•	voting rights attaching to shares in which a person or entity holds a life interest;

•	voting rights which are held or may be exercised within the meaning of the four foregoing points by an undertaking controlled by that person or entity;

•	voting rights attaching to shares deposited with that person or entity which the person or entity may exercise at its discretion in the absence of specific instructions from the shareholders;

•	voting rights held by a third party in its own name on behalf of that person or entity; and

•	voting rights which that person or entity may exercise as a proxy where the person or entity may exercise the voting rights in its sole discretion.

In addition, the Articles of Association provide that, for the purposes of calculating a person’s voting rights in ArcelorMittal, the voting rights attached to the shares underlying any other financial instruments owned by that person must be taken into account for purposes of the calculation based on the principles set out above.

Disclosure of Insider Dealing Transactions

Members of the Board of Directors, the Group Management Board, other executives fulfilling senior management responsibilities within ArcelorMittal and falling with the definition of “Persons Discharging Senior Managerial Responsibilities” set out below and persons closely associated with them must disclose to the Luxembourg securities regulator CSSF and to ArcelorMittal all transactions relating to shares of ArcelorMittal or derivatives or other financial instruments linked to shares of ArcelorMittal conducted by them or for their account.

“Persons Discharging Senior Managerial Responsibilities” within ArcelorMittal are the members of the Board of Directors, the Group Management Board, and executives who, while occupying a high level management position, are not members of the above corporate bodies, but who have regular access to non-public material information relating, directly or indirectly, to ArcelorMittal and have the authority to make management decisions about the future development of the Company and its business strategy. Persons closely associated with them include their respective family members.

Information on trading in ArcelorMittal shares by “Persons Discharging Senior Managerial Responsibilities” is available in “Investors & Shareholders—Corporate Governance—Share Information—Share Trading by Management” on ArcelorMittal’s website. The ArcelorMittal Insider Dealing Regulations can be found in the “Investors & Shareholders—Corporate Governance—Insider Dealing Regulations” section of www.arcelormittal.com.

In 2012, a total of six notifications were received from such persons by ArcelorMittal and filed on their behalf with the CSSF, for a total of 120,500 ArcelorMittal shares purchased.

Publication of Regulated Information

Since January 2009, disclosure to the public of “regulated information” (within the meaning of the Luxembourg Transparency Law) concerning ArcelorMittal has been made by publishing the information through the centralized regulated information filing and storage system managed by the Luxembourg Stock Exchange and accessible in English and French on www.bourse.lu, in addition to the publication by ArcelorMittal of the information by way of press release. All news and press releases issued by the Company are available on www.arcelormittal.com in the “News and Media” section.

Limitation of Directors’ Liability/Indemnification of Officers and Directors

The Articles of Association of ArcelorMittal provide that ArcelorMittal will, to the extent permitted by law, indemnify every director and every member of the Group Management Board as well as every former director or member of the Group Management Board for fees, costs and expenses reasonably incurred in the defense or resolution (including a settlement) of all legal actions or proceedings, whether civil, criminal or administrative, he or she has been involved in his or her role as former or current director or member of the Group Management Board.

The right to indemnification does not exist in the case of gross negligence, fraud, fraudulent inducement, dishonesty or for a criminal offense, or if it is ultimately determined that the director or member of the Group Management Board has not acted honestly, in good faith and with the reasonable belief that he or she was acting in the best interests of ArcelorMittal.

TAX CONSIDERATIONS

A description of any material U.S. federal and Luxembourg income tax consequences of the purchase, ownership and disposition of securities will be provided in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

The prospectus supplement relating to any offering will identify or describe:

•	any underwriters, dealers or agents;

•	their compensation;

•	the estimated net proceeds to us;

•	the purchase price of the securities;

•	the initial public offering price of the securities; and

•	any exchange on which the securities will be listed, if applicable.

If we use underwriters in the sale, they will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell securities directly or through agents that we designate. The prospectus supplement will name any agent involved in the offering and sale and state any commissions we will pay to that agent. Unless we indicate otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Contracts with Institutional Investors for Delayed Delivery

If we indicate in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies;

•	educational and charitable institutions; and

•	other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs:

•	the validity of the arrangements; or

•	the performance by us or the institutional investor.

Indemnification

Agreements that we will enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

In the event that we do not list securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in the securities, but will have no obligation to do so, and may discontinue any market making at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in securities of any series or that the liquidity of the trading market for the securities will be limited.

Expenses

The expenses of any offering of debt securities will be detailed in the relevant prospectus supplement.

VALIDITY OF THE SECURITIES

Unless otherwise specified in the prospectus supplement, the validity of the ordinary shares of ArcelorMittal and the due authorization of the issuance of the securities under Luxembourg law will be passed upon for ArcelorMittal by Elvinger, Hoss & Prussen, its Luxembourg counsel, and the validity of the debt securities under New York law will be passed upon for ArcelorMittal by Cleary Gottlieb Steen & Hamilton LLP, its United States counsel, and for the underwriters by Davis Polk & Wardwell LLP.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the 2011 Form 20-F, and the effectiveness of ArcelorMittal’s internal control over financial reporting as of December 31, 2011, have been audited by Deloitte Audit, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$2,250,000,000

6.00% Mandatorily Convertible Subordinated Notes due 2016

Goldman, Sachs & Co. BofA Merrill Lynch Crédit Agricole CIB Deutsche Bank

January 9, 2013